                                                      Commission File No. 1-8489

                       SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC


                                    FORM U5S

                                 ANNUAL REPORT
                      For the year ended December 31, 2000


      Filed pursuant to the Public Utility Holding Company Act of 1935 by

                            Dominion Resources, Inc.

                    120 Tredegar Street, Richmond, VA 23219

                            DOMINION RESOURCES, INC.

                            FORM U5S--ANNUAL REPORT
                      For the Year Ended December 31, 2000

                               TABLE OF CONTENTS

 ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
          DECEMBER 31, 2000................................................    3

 ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS..........................    8

 ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
          SECURITIES.......................................................    8

 ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES.......   10

 ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES.................   13

 ITEM 6.  OFFICERS AND DIRECTORS...........................................   13
          Part I.   Names, principal business address and positions held
                    as of December 31, 2000...............................    13
          Part II.  Banking connections...................................    21
          Part III. Compensation and other related information............    21

 ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS...............................   22

 ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS........................   22
          Part I.   Contracts for services or goods between system
                    companies.............................................    22
          Part II.  Contracts to purchase services or goods between system
                    company and any affiliate.............................    23
          Part III. Employment of any person by any system company for the performance on a continuing basis of management
                    services..............................................    23

 ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES...............   24
          Part I.   Information concerning interests held by system
                    companies in exempt wholesale generators or foreign
                    utility companies.....................................    24
          Part II.  Relationship of exempt wholesale generators and
                    foreign utility companies to system companies, and
                    financial data........................................    27
          Part III. Investment in exempt wholesale generators and foreign
                    utility companies.....................................    27

 ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS................................   27
          Financial Statements.............................................   27
          Exhibits.........................................................  194

 SIGNATURE.................................................................  195

                            DOMINION RESOURCES, INC.

                            FORM U5S--ANNUAL REPORT
                      For the Year Ended December 31, 2000

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2000

                                               Number of
                                                Common    % of
                                                Shares   Voting  Issuer's    Owner's
Name of Company                Business          Owned   Power  Book Value  Book Value
---------------                --------        --------- ------ ----------  ----------
                                                                (Thousand of Dollars)
Dominion Resources,     Holding company
 Inc. (Dominion)
 Consolidated Natural   Holding company            100    100%  $1,965,552  $5,875,562
 Gas Company
 (Consolidated Natural
 Gas, or CNG): (note 1)

  CNG Coal Company (CNG Held coal properties     2,236    100%       6,909       6,909
  Coal)*                (note 2)

  CNG Financial         Finances gas powered         5    100%          34          34
  Services, Inc. (CNG   equipment
  Financial)*

  CNG International     Energy related          23,855    100%     124,640     124,640
  Corporation (CNG      activities outside
  International) (note  the United States
  3)

   Unsecured debt                                                   15,000      15,000

   CNG Kauai, Inc. (CNG Special purpose              1    100%       2,486       2,486
   Kauai)               subsidiary (note 4)

  CNG Main Pass Gas     Special purpose              1    100%       2,769       2,769
  Gathering Corporation subsidiary (note 5)
  (CNG Main Pass)

  CNG Oil Gathering     Special purpose              1    100%       4,995       4,995
  Corporation (CNG Oil  subsidiary (note 6)
  Gathering)

  CNG Power Company     Nonutility energy        8,360    100%      10,230      10,230
  (CNG Power)           ventures

   CNG Market Center    Special purpose             10    100%       1,572       1,572
   Services, Inc. (CNG  subsidiary (note 7)
   Market Center
   Services or CNGMCS)*

   Granite Road CoGen,  Special purpose          1,000    100%           1           1
   Inc. (Granite Road)* subsidiary (note 8)

  CNG Power Services    Electric power           1,552    100%      (2,325)     (2,325)
  Corporation (CNG      marketing
  Power Services)

  CNG Research Company  Administers research     1,558    100%          80          80
  (CNG Research)*       activities

  Consolidated Natural  Service company            100    100%        (494)       (494)
  Gas Service Company,
  Inc. (CNG Service
  Company or CNGSvc)

  Consolidated System   Liquefied natural gas      100    100%         770         770
  LNG Company
  (Consolidated LNG or
  LNG)* (note 9)

  Dominion Exploration  Oil and gas             43,900    100%     741,262     745,809
  & Production, Inc.    exploration and
  (Dominion E&P)        production
  (note 10)

   Unsecured debt                                                  519,675     519,675

   CNG Pipeline Company Oil pipeline            12,000    100%       1,205       1,205
   (CNG Pipeline)

                                                 Number of
                                                  Common    % of  Issuer's    Owner's
                                                  Shares   Voting   Book       Book
Name of Company                  Business          Owned   Power    Value      Value
---------------                  --------        --------- ------ ---------  ---------
                                                                     (Thousand of
                                                                       Dollars)

  Dominion Field          Gas marketing and gas      1,722  100%  $  28,577  $  28,393
  Services, Inc.          storage services
  (Dominion Field
  Services) (note 11)

  Dominion Products and   Markets energy               399  100%      1,758      1,758
  Services, Inc.          related services
  (Dominion P&S)
  (note 12)

   CNG Technologies, Inc. Development of new           200  100%        579        579
   (CNG Technologies)     gas-related
                          technologies

  Dominion Retail, Inc.   Retail energy                600  100%     (8,063)    (8,063)
  (Dominion Retail)       marketing
  (note 13)

  Dominion Transmission,  Gas transmission          60,100  100%    792,159    792,235
  Inc. (Dominion
  Transmission) (note 14)

   Unsecured Debt                                                   337,426    337,426

   CNG Iroquois, Inc.     Special purpose            2,394  100%     44,152     44,152
   (CNG Iroquois)         subsidiary (note 15)

  Hope Gas, Inc.          Gas utility              449,000  100%     63,362     62,258
  (Dominion Hope)

   Unsecured debt                                                    36,930     36,930

  The East Ohio Gas       Gas utility            4,759,353  100%    436,110    415,853
  Company (Dominion East
  Ohio)

   Unsecured debt                                                   298,259    298,259

  The Peoples Natural Gas Gas utility            1,835,350  100%    284,409    274,795
  Company (Dominion
  Peoples)

   Unsecured debt                                                   131,344    131,344

 Dominion Capital, Inc.   Financial services            20  100%    522,607    522,607
 (Dominion Capital)       holding company
 (note 16)

  Catalyst Old River      Electric power
  Hydroelectric Limited   production
  Partnership                                           --   25%     22,798     28,035

  Dominion Capital        Middle market                100  100%    132,754    132,754
  Ventures Corporation    commercial lending
  (DCV)

  Dominion Land           Real estate                  100  100%        238        238
  Management Company      management
  (DLMC)

  Dominion Lands, Inc.    Land development              10  100%      5,826      5,826

  Dominion Mortgage       Mortgage services            100  100%    343,537    343,537
  Services, Inc.

  Dominion Venture        Middle market                100  100%     49,615     49,615
  Investments, Inc.       commercial lending
  (DVII)

  Edgen, Inc.             Real estate holding          541  100%     18,803     18,803
                          company

  Louisiana Hydroelectric Investment company            10  100%      9,430      9,430
  Capital Corp.
  (Louisiana Hydro)

  OptaCor Financial       Direct mail unsecured        100  100%        542        542
  Services Company        consumer loans
  (Optacor)

                                                Number of
                                                 Common    % of  Issuer's    Owner's
                                                 Shares   Voting   Book       Book
Name of Company                 Business          Owned   Power    Value      Value
---------------                 --------        --------- ------ ---------  ---------
                                                                    (Thousand of
                                                                      Dollars)

  Rincon Securities,     Investment company             1  100%  $  78,256  $  78,256
  Inc.

  Stanton Associates,    Real estate holding      529,411  100%      9,560      9,560
  Inc.                   company

  Vidalia Audit, Inc.    Audit company for            100  100%        167        167
                         hydroelectric project

  Virginia Financial     Commercial finance           100  100%    286,836    286,836
  Ventures, Inc.
  (Virginia Financial)

 Dominion Energy, Inc.   Holding company               10  100%    550,510    550,510
 (Dominion Energy or
 DEI) (notes 17,18, and
 19)

  Dominion Black Warrior Exploration and               10  100%     11,095     11,095
  Basin, Inc.            production

  Dominion Cogen, Inc.   Cogeneration                 100  100%     67,279     67,279

  Dominion Cogen NY,     Cogeneration in the          100  100%       (351)      (351)
  Inc. (note 20)         State of NY

  Dominion Cogen WV,     Cogeneration in the          100  100%     20,787     20,787
  Inc. (note 21)         State of WV

  Dominion Elwood, Inc.  Holding company              100  100%     96,869     96,869
  (note 22)

   Unsecured debt                                                  (19,150)   (19,150)

  Dominion Elwood        Services company              10  100%        319        319
  Services Company, Inc.

  Dominion Energy        General contractor           100  100%          0          0
  Construction Company

   Unsecured debt                                                      548        548

  Dominion Energy Direct Gas and electric             100  100%       (775)      (775)
  Sales, Inc.            marketing

  Dominion Energy        Special purpose              100  100%          1          1
  Exchange, Inc.         subsidiary
  (Dominion Energy
  Exchange)

  Dominion Energy        Special purpose               10  100%       (128)      (128)
  Management, Inc.*      subsidiary

  Dominion Energy        Services company              10  100%      7,963      7,963
  Services Company, Inc.

  Dominion Fairless      Holding company              100  100%          0          0
  Hills, Inc.

  Dominion Kincaid, Inc. Holding company               10  100%     94,992     94,992
  (note 23)

   Unsecured debt                                                      776        776

   Kincaid Generation,   Non-regulated power          N/A  100%    119,547    119,547
   LLC                   generation

  Dominion Reserves,     Exploration and               10  100%    219,299    219,299
  Inc.                   production

   Carthage Energy       Gas marketing                500  100%  $    (234) $    (234)
    Services, Inc.

                                                Number of
                                                  Common    % of  Issuer's  Owner's
                                                  Shares   Voting   Book      Book
Name of Company                 Business          Owned    Power   Value     Value
---------------                 --------        ---------- ------ --------  --------
                                                                    (Thousand of
                                                                      Dollars)
   Cypress Energy Inc.   Exploration and                10  100%   $(6,169)  $(6,169)
                         production

   Dominion Appalachian  Exploration and                10  100%    (6,804)   (6,804)
   Development, Inc.     production

   Dominion Appalachian  Exploration and               N/A  100%    13,319    13,319
   Development           production
   Properties, LLC (note
   24)

   Dominion Gas          Natural gas                    10  100%     7,155     7,155
   Processing MI, Inc.   processing
   (note 25)

    Frederic HOF Limited Gas processing                N/A   94%    14,741    14,741
    Partnership
    (Frederic HOF LP)

   Dominion Midwest      Exploration and                10  100%   107,457   107,457
    Energy, Inc.         production

   Dominion Reserves     Exploration and                10  100%    50,374    50,374
    Gulf Coast, Inc.     production

   Dominion Reserves-    Exploration and                10  100%    (8,735)   (8,735)
    Indiana, Inc.        production

   Great Lakes           Oil field services             10  100%     3,853     3,853
    Compression, Inc.

  Dominion Reserves-     Exploration and                10  100%    53,200    53,200
  Utah, Inc.             production

  Dominion San Juan,     Holding company                10  100%    74,048    74,048
  Inc. (note 26)

   San Juan Partners,    Oil & gas investments              100%    74,048    74,048
    LLC

  Dominion Storage, Inc. Special purpose                10  100%       359       359
                         subsidiary

   Dominion Energy       Exploration and            73,886  100%   107,313   107,313
   Canada Limited        production
   (note 27)

    Domcan East Alberta  Oil and gas                     1  100%    20,989    20,989
    Ltd.                 exploration and
                         development

    Domcan Boundary      Oil and gas            26,343,437  100%    86,324    86,324
    Corp.                exploration and
    (note 28)            development

 Dominion Generation,    Electric power                100  100%      (404)     (404)
  Inc.                   generation holding
                         company

   Dominion Equipment,   Special purpose               100  100%       100       100
    Inc.                 subsidiary

   Dominion Elwood II,   Special purpose               100  100%         0         0
    Inc. (note 29)       subsidiary

    Unsecured debt                                                  42,552    42,552

   Dominion Elwood III,  Special purpose               100  100%      (110)     (110)
    Inc. (note 30)       subsidiary

    Unsecured debt                                                  70,369    70,369

 Dominion Resources      Service company               200  100%   (24,317)  (24,317)
 Services, Inc.

                                                Number of
                                                 Common    % of  Issuer's    Owner's
                                                 Shares   Voting   Book       Book
Name of Company                 Business          Owned   Power    Value      Value
---------------                 --------        --------- ------ ---------  ---------
                                                                    (Thousand of
                                                                      Dollars)


 Dominion Resources      Special purpose            7,732    3%     $7,732     $7,732
  Capital Trust I        entity                                    257,732    257,732
  Unsecured debt

 Dominion Telecom, Inc.  Telecommunications           158  100%     27,813     27,813
 (note 31)               services

 Dominion U.K. Holding,  Holding company              100  100%     (2,211)    (2,211)
 Inc.

 Virginia Electric and   Electric utility         171,484  100%  3,849,020  3,850,020
 Power Company
 (Virginia Power)

  Virginia Power Fuel    Nuclear fuel               1,000  100%          1          1
   Corporation           procurement                                35,656     35,656
   Unsecured debt

  Virginia Power         Holding company
  Services, Inc.                                    1,590  100%     23,891     23,891

   Evantage, Inc.        Energy services                1  100%     17,280     17,280

   Virginia Power Energy Fuel procurement           1,000  100%      9,521      9,521
   Marketing, Inc.
   (VPEM)

   Virginia Power        Fuel procurement               1  100%     (5,701)    (5,701)
   Services Energy Corp,
   Inc. (VPSE)

   Virginia Power        Nuclear management           100  100%     (2,138)    (2,138)
   Nuclear Services      and operational
   Company (VPNS)        services

   VP Property, Inc.     Real estate holding        490.8  100%      4,787      4,787
                         company

  VP Capital Trust I     Special purpose          167,000  100%      4,175      4,175
   Unsecured debt        entity                                    139,175    139,175

-------
* Indicates company is inactive.

Notes:
 1. Effective January 1, 2001, CNG transferred its interest in CNG Service Company to Dominion through a dividend, preliminary to the merger of CNG Service Company into Dominion Resources Services, Inc. on January 1, 2001.
 2. CNG Coal formerly owned coal reserves and a related plant site. These properties were sold in 1996.
 3. Effective May 31, 2000, CNG International transferred its investment in CNG Cayman One Ltd. and its subsidiary, CNGI Australia Pty Ltd., to CNG Cayman Two Ltd. for a 23.08% direct interest in CNG Cayman Two. CNG Cayman Two is held by DBNGP Finance Company LLC, which is owned 50% by CNG International.
 4. CNG Kauai, an exempt wholesale generator, currently has a 1% general partnership interest and a 98% limited partnership interest in Kauai Power Partners, L.P. CNG International also holds a 1% limited partnership interest in Kauai Power Partners. Kauai Power Partners is an exempt wholesale generator involved in the greenfield development of a 26 MW advanced steam-injected combustion turbine power plant on the island of Kauai, Hawaii.
 5. CNG Main Pass holds a 13.6% interest in Dauphin Island Gathering Partners which operates a gas gathering pipeline system in the Main Pass area of the Gulf of Mexico.
 6. CNG Oil Gathering holds a 33.3% general partnership interest in Main Pass Oil Gathering Company which operates an oil gathering pipeline system in the Main Pass and Vioska Knoll areas of the Gulf of Mexico.
 7. CNG Market Center Services held a 50% general partnership interest in the CNG/Sabine Center gas marketing hub. Effective January 1, 2000, the hub ceased operations. The partnership was dissolved and a liquidating distribution was made to the partners in July 2000.
 8. Granite Road holds a 50% general partnership interest in Granite Road Limited, a partnership planning the development of a cogeneration facility.
 9. Consolidated LNG ended its involvement in liquefied natural gas operations in 1982, and as of February 1998 had recovered its undepreciated investment, plus carrying charges and taxes, through a FERC-approved amortization surcharge.

10. Effective April 12, 2000, CNG Producing Company was renamed Dominion Exploration & Production, Inc.
11. Effective April 1, 2000, CNG Field Services Company was renamed Dominion Field Services, Inc. On May 1, 2000, CNG transferred the net assets of Phoenix Dominion Energy, LLC to Dominion Field Services. CNG had acquired the net assets of Phoenix Dominion Energy, LLC from a subsidiary of Dominion Energy, Inc.
12. Effective September 5, 2000, CNG Products and Services, Inc. was renamed Dominion Products and Services, Inc.
13. Effective September 5, 2000, CNG Retail Services Corporation was renamed Dominion Retail, Inc. Dominion Retail markets natural gas, electricity and related products and services to residential, commercial and small industrial customers.
14. Effective April 11, 2000, CNG Transmission Corporation was renamed Dominion Transmission, Inc.
15. CNG Iroquois holds a 16% partnership interest in Iroquois Gas Transmission System, L.P.
16. Dominion Capital holds a 50% interest in Trilon Dominion Partners, L.L.C., which is involved in venture capital investments.
17. Dominion Energy holds a 20% interest in Caithness BLM Group L.P. and a 23% interest in Caithness Navy II Group L.P. Both companies are involved in geothermal electric generation.
18. Dominion Energy holds a 15% interest in Luz Solar Partners Ltd. VII, L.P., which is involved in solar electric generation.
19. Dominion Energy holds a 10% interest in Rumford Cogeneration Company, Ltd., which is involved in wood burning electric generation.
20. Dominion Cogen NY, Inc. owns 1% general partnership interest in Middle Falls, NYSD and Sissonville hydropower plants and DEI owns a 49% interest. All investments in these plants have been written down to zero.
21. Dominion Cogen WV, Inc. is a wholly owned subsidiary of DEI that holds a 50% interest in Morgantown Energy Associates.
22. Dominion Elwood, Inc. is a wholly owned subsidiary of DEI that holds a 50% interest in Elwood Energy LLC, which is involved in the development of an electric power generating facility.
23. Dominion Kincaid, Inc. is a wholly owned subsidiary of DEI that holds a 99% interest in Kincaid Generation, LLC with DEI owning the remaining 1% interest.
24. Dominion Appalachian Development Properties, LLC, is owned 99% by Dominion Reserves, Inc. and 1% by Carthage Energy Services, Inc.
25. Dominion Gas Processing MI, Inc., holds a 50% interest in Wilderness Energy L.C., which in turns holds a 51% interest in Wilderness Energy Services Limited Partnership. Both Wilderness Energy L.C. and Wilderness Energy Services Limited Partnership are involved in natural gas gathering and processing.
26.  San Juan Partners, Inc. is owned through Dominion San Juan, Inc.
27. Dominion Energy Canada Limited is owned 7.33% by Niton US, Inc., 46.34% by Dominion Storage, Inc., and 46.33% by DEI. Niton US, Inc. has no other activity.
28. Certain long-term debt of Domcan Boundry Corp. is owed to Domcan NS1 ULC. Domcan NS1 ULC is a special purpose entity owned 99% by Remington LLC and 1% by DEI. Remington LLC is a special purpose entity owned 100% by DEI. The only activity of Domcan NS1 LLC and Remington LLC relates to borrowings on behalf of Domcan Boundry Corp.
29. Dominion Elwood II, Inc. is a wholly-owned subsidiary of DEI which holds a 50% interest in Elwood Energy II, LLC, which is involved in the development of an electric power generating facility.
30. Dominion Elwood III, Inc. is a wholly-owned subsidiary of DEI which holds a 50% interest in Elwood Energy III, LLC.
31. VPS Communications, Inc. was transferred from Virginia Power to Dominion on August 1, 2000 and renamed Dominion Telecom, Inc., an exempt telecommunications company.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

   During 2000, Virginia Power had three transactions involving the sale of utility assets for consideration totaling $43,529. All three transactions are exempt pursuant to Rule 44(b).

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

   During 2000, Dominion Transmission had several letters of credit outstanding to provide security to the Commonwealth of Pennsylvania for the Company's obligation to plug and reclaim gas wells as part of the process of abandonment of gas storage properties. One-half the cost of one letter of credit is shared by nonaffiliated pipeline companies. As of December 31, 2000, the balance outstanding on these letters of credit totaled $7,500,000.

   Dominion maintained three indemnity agreements for surety bonds as of December 31, 2000. The indemnity agreements represented total outstanding obligations of $88,618,850. Effective April 16, 2001, a new indemnity agreement was entered into which had the effect of consolidating two of the previous agreements. At this time, Dominion maintains two separate indemnity agreements with two separate surety companies.

   CNG has issued guarantees, in addition to surety bonds, to the states of Pennsylvania and West Virginia to maintain worker's compensation self-insurance status for Dominion Transmission and Hope Gas. Self-insured status means that the subsidiary pays the worker's compensation claims directly instead of paying into the state maintained fund.

   CNG has also issued a guarantee to the U.S. Department of Labor for Dominion E&P to continue its self-insurance status in the state of Louisiana.

   All of the above transactions are exempt pursuant to Rule 45(b)(6).

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                               Calendar Year 2000
                             (Thousands of Dollars)

                                                                          Number of
                     Name of Company           Number of                  Shares or
Name of Issuer         Acquiring,              Shares or              Principal Amount
and Title of          Redeeming or         Principal Amount              Redeemed or
Issue              Retiring Securities         Acquired               Retired (Note 1)       Consideration
--------------     -------------------     ----------------           ----------------       -------------
Registered
 Holding Company:
Dominion
 Common stock, no       Dominion                                  32,893,919 shares (note 3)  $1,414,456
  par............
 Common stock, no
  par............       Dominion                                   5,219,647 shares (note 4)    $227,064

Name of Issuer
and Title of                    Commission
Issue                     Authorization (Note 2)
--------------            ----------------------
Registered
 Holding Company:
Dominion
 Common stock, no
  par............       Release No. 27113 (File No. 70-9477)
 Common stock, no
  par............                      Rule 42

Subsidiaries of
 Registered
 Holding Company:
Consolidated
 Natural Gas:
 Common stock,
  par value $2.75     Consolidated
  per share......      Natural Gas                                     9,996 shares (note 5)  $      --
Subsidiaries of
 Registered
 Holding Company:
Consolidated
 Natural Gas:
 Common stock,
  par value $2.75
  per share......                      Rule 42

 Common stock,
  par value $2.75
  per share......       Dominion       95,938,356 shares (note 6) 95,938,356 shares (note 6)  $6,373,092
 Common stock,
  par value $2.75
  per share......        Release No. 27113 (File No. 70-9477)

                      Consolidated
 Debentures......      Natural Gas                                                  $44,615      $45,254
 Debentures......                      Rule 42

Dominion Field
 Services:
 Capital stock,
  par value
  $10,000 per         Consolidated
  share..........      Natural Gas        355 shares (note 7)                                 $      --
Dominion Field
 Services:
 Capital stock,
  par value
  $10,000 per
  share..........                  Rules 43 and 58

Virginia Natural
 Gas (note 8):
 Capital stock,       Consolidated
  no par value...      Natural Gas                                             5,273 shares     $532,933
 Non-negotiable       Consolidated
  notes..........      Natural Gas                                                 $116,000
Virginia Natural
 Gas (note 8):
 Capital stock,
  no par value...        Release No. 27113 (File No. 70-9477)
 Non-negotiable
  notes..........        Release No. 27113 (File No. 70-9477)

CNG Service
 Company:
 Non-negotiable
  notes..........  CNG Service Company                                              $23,672      $23,672
CNG Service
 Company:
 Non-negotiable
  notes..........                      Rule 42

Dominion
 Transmission:
 Non-negotiable         Dominion
  notes..........     Transmission                                                   $5,827       $5,827
Dominion
 Transmission:
 Non-negotiable
  notes..........                      Rule 42

Dominion East
 Ohio:
 Non-negotiable
  notes..........  Dominion East Ohio                                                $2,440       $2,440
Dominion East
 Ohio:
 Non-negotiable
  notes..........                      Rule 42

Dominion Peoples:
 Non-negotiable
  notes..........   Dominion Peoples                                                 $1,261       $1,261
Dominion Peoples:
 Non-negotiable
  notes..........                      Rule 42

                               Calendar Year 2000
                             (Thousands of Dollars)

                                                                                       Number of
                                                                 Number of             Shares or
                                        Name of Company          Shares or          Principal Amount
Name of Issuer and                  Acquiring, Redeeming or  Principal Amount         Redeemed or
Title of Issue                        Retiring Securities        Acquired           Retired (Note 1)     Consideration
------------------                  -----------------------  ----------------       ----------------     -------------
Dominion Hope:
 Non-negotiable
  notes.........                          Dominion Hope                                      474             $474

Name of Issuer and                         Commission
Title of Issue                       Authorization (Note 2)
------------------                   ----------------------
Dominion Hope:
 Non-negotiable
  notes.........                             Rule 42

Dominion E&P:
 Non-negotiable
  notes.........                          Dominion E&P                                           $4,450      $4,450
Dominion E&P:
 Non-negotiable
  notes.........                             Rule 42

CNG Power:
CNG Bear
 Mountain, Inc.
 Capital stock,
CNGpPower:ar value
CNG$Bear10,000 per
 Mountain,sInc.hare..........                            CNG Power                                   1 share (note 9)       $--
 Capital stock,
 par value
 $10,000 per
 share..........                       non-jurisdictional

CNG
 International:
CNG Cayman One
 Ltd.
 Capital stock,
 par value $.01
 per share......                      CNG Cayman Two, Ltd.                          990 shares (note 10)       $--
CNGI Australia
 Pty. Ltd.
 Capital stock,
 par value $1
CNGper share......                      CNG Cayman Two, Ltd.                          100 shares (note 10)
 International:
CNG Cayman One
 Ltd.
 Capital stock,                        Release Nos. 26608,
 par value $.01                               26824
 per share......                        (File No. 70-8759)
CNGI Australia
 Pty. Ltd.
 Capital stock,
 par value $1
 per share......

CNG Cayman Three
 Ltd.
 Capital stock,
 par value $.01                           Sempra Energy
 per share......                          International                             100 shares (note 11)   $145,000
 CNG Argentina
  S.A.
  Capital stock,
  par value ARP                           Sempra Energy
CNG$Cayman1Threeper share..                          International                          12,000 shares (note 11)
 Ltd.
 Capital stock,
 par value $.01
 per share......                       non-jurisdictional
 CNG Argentina
  S.A.
  Capital stock,
  par value ARP
  $1 per share..

Dominion Energy:
Dominion Energy
 Exchange
 Common stock no
 par............                         Dominion Energy    100 shares (note 12)                                 $1
Dominion Energy:
Dominion Energy
 Exchange
 Common stock no
 par............                             Rule 58

Dominion Energy Direct Sales, Inc.
 Common stock no
 par............                         Dominion Energy    100 shares (note 13)                                 $1
Dominion Energy Direct Sales, Inc.
 Common stock no
 par............                             Rule 58

Virginia Power
 $5.58 Series                            Virginia Power                                  400,000 shares     $40,000
  Preferred
  Stock, $100
  par...........
 $6.35 Series                            Virginia Power                                1,400,000 shares    $140,000
  Preferred
  Stock, $100
  par...........
 Medium Term                             Virginia Power                                         $60,500     $60,500
  Notes, various
  %, Series C...
 First and Refunding Mortgage            Virginia Power                                        $135,000    $135,000
  Bonds, Series
  C, 5.875%,
  April 1,
  2000..........
Virginia Power
 $5.58 Series                                Rule 42
  Preferred
  Stock, $100
  par...........
 $6.35 Series                                Rule 42
  Preferred
  Stock, $100
  par...........
 Medium Term                                 Rule 42
  Notes, various
  %, Series C...
 First and Refunding Mortgage                Rule 42
  Bonds, Series
  C, 5.875%,
  April 1,
  2000..........

------
Notes to ITEM 4. appear on page 12.

--------
Notes:

 1.  Except as noted, all securities redeemed or retired have been cancelled.
 2.  Public Utility Holding Company Act of 1935 (1935 Act).
 3. On January 28, 2000, in connection with the acquisition of CNG, Dominion completed the first step transaction in which 32.9 million shares of Dominion common stock were repurchased for $1.4 billion.
 4. In February 2000, Dominion repurchased approximately 3.2 million shares of stock through the implementation of a total return swap facility for approximately $145 million. The remaining shares were repurchased in connection with the Executive Stock Loan Program.
 5. At December 31, 1999, CNG held 10,443 shares of its common stock as treasury stock. During the period January 1 through January 27, 2000, a total of 447 shares of treasury stock were reissued under CNG's then existing employee incentive plans at an average price of $60.75 per share, or approximately $27,000. Immediately prior to the merger with Dominion, the remaining 9,996 shares of treasury stock held by CNG, valued at $596,000, were retired.
 6. On January 28, 2000, Dominion acquired all of the outstanding shares of CNG's common stock for $6.4 billion, consisting of approximately 87 million shares of Dominion common stock valued at $3.5 billion and approximately $2.9 billion in cash. The acquisition was completed by merging CNG into a new subsidiary of Dominion. The name of the new Dominion subsidiary was changed to Consolidated Natural Gas Company at the time of the merger.
 7. On May 1, 2000, Dominion Field Services issued to CNG 355 shares of its common stock, par value $10,000 per share, and received a capital contribution of $44,665 from CNG, with respect to the transfer by CNG of the net assets of Phoenix Dominion Energy, LLC. CNG acquired the net assets of Phoenix Dominion Energy, LLC from subsidiaries of Dominion for $3,594,665 in cash.
 8.  On October 6, 2000, CNG completed the sale of Virginia Natural Gas, Inc.
     (VNG), formerly a wholly-owned subsidiary, to AGL Resources Inc. for $532,933,000 in cash. CNG was required to spin-off or sell VNG pursuant to conditions set forth by the Virginia State Corporation Commission and the Federal Trade Commission in connection with their approval of the acquisition of CNG by Dominion. CNG used a portion of the proceeds from the sale to retire the $116,000,000 of outstanding non-negotiable notes between VNG and CNG.
 9. CNG Bear Mountain, Inc., formerly a wholly-owned subsidiary of CNG Power, was dissolved on March 17, 2000.
10. Effective May 31, 2000, CNG International transferred its investment in CNG Cayman One Ltd. and its subsidiary, CNGI Australia Pty Ltd., to CNG Cayman Two Ltd. for a 23.08% direct interest in CNG Cayman Two. CNG Cayman Two is held by DBNGP Finance Company LLC, which is owned 50% by CNG International.
11. On October 12, 2000, CNG International completed the sale of CNG Cayman Three Ltd. and its subsidiary, CNG Argentina S.A., to Sempra Energy International.
12. On September 21, 2000 Dominion Energy Exchange was formed as a wholly owned subsidiary of Dominion Energy for the purpose of investing in EIP Holdings, LLC which owns 66.34% of Tradespark, LP, an electronic and telephonic marketplace for transactions in natural gas, electricity, coal, sulfur dioxide and nitrogen dioxide emissions allowances and weather financial products.
13. On February 22, 2000 Dominion Energy Direct Sales, Inc. was formed as a wholly-owned subsidiary of Dominion Energy to engage in the business of providing energy services, including retail sales of electricity to commercial and industrial users, engineering, consulting and construction activities and other energy related services.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

   The aggregate amounts of investments at December 31, 2000, in persons operating in the system's retail service area are shown below.

                         Number of                                    Aggregate
Name of Owner             Persons         Business of Persons         Investment
-------------            ---------        -------------------         ----------
Dominion Transmission..     One    State Development Fund             $  100,000

Dominion Hope..........     One    State Development Fund             $  100,000

Dominion Hope..........     One    Economic Development Small         $2,475,000
                                   Business Investment Company (Note)

Note: Investment made pursuant to the West Virginia Capital Companies Act and under 40(a)(5).

   The above do not include investments in securities of nonsystem companies which have been authorized by Commission order under the Public Utility Holding Company Act of 1935 and which are subject to Rule 24 Certificate filing requirements.

   Other investments in securities of non-system companies included the following:

                                                                                Type of   Shares Owned/
Name of Owner                  Issuer         Business of Issuer   Book Value Investment   % Ownership
-------------                  ------         ------------------   ---------- ----------  -------------
Dominion Resources        Pantellos, Corp.  Investor in electronic $2,678,556 Common      268,235 shares
                                            marketplace                       Stock

                          EIP Holdings, LLC Investor in electronic $2,500,000 Partnership          9.90%
Dominion Energy Exchange                    marketplace                       interest

   For Virginia Power's investments in securities of nonsystem companies, see Exhibit F-3.

ITEM 6. OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 2000

   The names, principal business address and positions held as of December 31, 2000, of the officers and directors of system companies is presented in the tables on page 15 through 20. The principal business address of each officer and director is indicated in such tables by the numbers (1) through (30). The addresses associated with these number designations are shown in the following address key. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.

                                  ADDRESS KEY

 (1) 120 Tredegar Street, Richmond, VA 23219
 (2) 701 East Cary Street, Richmond, VA 23219
 (3) 5000 Dominion Boulevard, Glen Allen, VA 23060
 (4) 625 Liberty Avenue, Pittsburgh, PA 15222
 (5) 1450 Poydras Street, New Orleans, LA 70112
 (6) 140 West Main Street, Clarksburg, WV 23601
 (7) 347 West Main Street, Clarksburg, WV 23601
 (8) 445 West Main Street, Clarksburg, WV 23601

 (9) 1717 East Ninth Street, Cleveland, OH 44114
(10) 16945 Northchase Drive, Houston, TX 77060
(11) 5570 Hog Island Road, Surry, VA 23883
(12) 1022 Haley Drive, Mineral, VA 23117
(13) 2400 Grayland Avenue, Richmond, VA 23220
(14) 2700 Cromwell Drive, Norfolk, VA 23509
(15) Rope Ferry Road, Waterford, CT 06385
(16) 781 Weed Street, New Canaan, CT 06840
(17) 4 Derham Parc, Houston, TX 77024
(18) 100 North Tryon Street, Suite 2600, Charlotte, NC 28202
(19) 904 North First Street, Richmond, VA 23219
(20) 3805 Greenway, Baltimore, MD 21218
(21) One PPG Place, Suite 2970, Pittsburgh, PA 15222
(22) 29 Everett Street, Cambridge, MA 02138
(23) 1422 Euclid Avenue, Suite 1400, Cleveland, OH 44115
(24) 6 Whittaker's Mill, Williamsburg, VA 23185
(25) 1122 North 25th Street, Suite A, Richmond, VA 23223
(26) 314 Burnwick Road, Richmond, VA 23227
(27) 3559 Fairystone Park Highway, 2nd Floor, Bassett, VA 24055
(28) 600 Grant Street, Suite 700, Denver, CO 80203
(29) 1201 East 55th Street, Cleveland, OH 44103
(30) 400 3rd Avenue, SW, Calgary, Alberta, Canada T2P4H2


                              POSITION SYMBOL KEY

 CB  -- Chairman of the Board
 CEO -- Chief Executive Officer
 P   -- President
 EVP -- Executive Vice President
 CFO -- Chief Financial Officer
 COO -- Chief Operating Officer
 GVP -- Group Vice President

 CAO -- Chief Administrative Officer
 SVP -- Senior Vice President
 VP  -- Vice President
 S   -- Secretary
 T   -- Treasurer
 C   -- Controller
 GC  -- General Counsel
 D   -- Director

                                            Names of System Companies with Which Connected
                                 --------------------------------------------------------------------
                       Principal                                                               CNG
                       Business   Parent  Service               CNG         CNG     CNG Oil   Power
                        Address  Company  Company CNG Coal International Main Pass Gathering Services
                       --------- -------- ------- -------- ------------- --------- --------- --------
  Bamberg, T.J.           (4)
  Barger, J.L.            (8)
  Barker, K.D.            (2)
  Barrack, W.S., Jr.     (16)       D
  Blount, R.H., II       (11)
  Bolton, M.S., Jr.       (2)
  Bowling, M.L., Jr.      (3)
  Braswell, J.W.          (3)
  Capps, T.E.             (1)    CB,P,CEO D,P,CEO
  Carter, G.B.            (1)
  Chase, D.S.             (1)                                   VP
  Chewning, T.N.          (1)    EVP,CFO  EVP,CFO             D,P,CEO
  Christian, D.A.         (3)
  Coudriet, C.E.          (1)
  Cox, M.T., IV           (1)                                    P
  Davidson, G.A., Jr.     (4)       D
  Deacon, M.G., Jr.       (3)
  Dodd, T.E.              (4)                                                                   VP
  Doswell, M.C.           (2)
  Earwod, J.T., Jr.      (13)
  Faggert, P.F.           (3)               VP
  Farrell, T.F., II       (1)      EVP     D,EVP                                              D,CEO
  Foo, W.K.              (30)
  Galvin, R.E.           (17)       D
  Grier, R.S.             (2)               VP
  Haas, R.A., Jr.         (4)
  Halbritter, M.A.        (4)
  Hall, E.S.             (29)
  Hall, W.C. Jr.          (1)       VP      VP
  Hardy, E.T.             (2)      SVP      SVP
  Harris, J.W.           (18)       D
  Hartz, L.N.             (3)
  Hayes, R.M.            (14)
  Heacock, D.A.          (12)
  Hetzer, G.S.            (1)     SVP,T    SVP,T   SVP,T                   SVP,T     SVP,T    SVP,T
  Hilton, E.P.            (1)
  Hodges, S.C.            (1)       VP      VP
  Hunter, K.E.            (2)       VP      VP
  Hyman, T.A., Jr.        (4)
  Ivey, C.S.              (2)
  Johnson, J.L.           (1)
  Kamper, G.T.            (2)               VP
  Katz, L.D.              (1)
  Klink, B.C.             (9)
  Kochick, R.J.           (5)
  Koonce, P.D.            (1)
  Kovach, R.A.            (9)
  Lake, G.E., Jr.        (10)                        SVP                    SVP       SVP

Address key and position symbol key are located on pages 13 and 14.

                                      Names of System Companies with Which Connected
                       -----------------------------------------------------------------------------
                                                                                        Dominion
                                                        Dominion    Dominion            Products
                       Consolidated Dominion Dominion Exploration &  Field    Dominion    and
                       Natural Gas  Capital   Energy   Production   Services Generation Services
                       ------------ -------- -------- ------------- -------- ---------- --------
  Bamberg, T.J.                                                                            VP
  Barger, J.L.
  Barker, K.D.
  Barrack, W.S., Jr.
  Blount, R.J., II
  Bolton, M.S., Jr.
  Bowling, M.L., Jr.                            VP
  Braswell, J.W.                                VP
  Capps, T.E.            CB,P,CEO      D        CB          D          D         D       D,CEO
  Carter, G.B.
  Chase, D.S.
  Chewning, T.N.         EVP,CFO       CB
  Christian, D.A.                              SVP
  Coudriet, C.E.                     P,CEO
  Cox, M.T., IV                                SVP
  Davidson, G.A., Jr.
  Deacon, M.G., Jr.                             VP
  Dodd, T.E.                                                                               VP
  Doswell, M.C.
  Earwod, J.T., Jr.
  Faggert, P.F.                                 VP
  Farrell, T.F., II       D,EVP               D,CEO         D        D,CEO     D,CEO       D
  Foo, W.K.                                    SVP         SVP
  Galvin, R.E.
  Grier, R.S.
  Haas, R.A., Jr.
  Halbritter, M.A.
  Hall, E.S.
  Hall, W.C. Jr.            VP
  Hardy, E.T.              SVP
  Harris, J.W.
  Hartz, L.N.                                   VP
  Hayes, R.M.
  Heacock, D.A.                                 VP
  Hetzer, G.S.            SVP,T               SVP,T       SVP,T      SVP,T     SVP,T     SVP,T
  Hilton, E.P.                                 SVP
  Hodges, S.C.              VP
  Hunter, K.E.              VP
  Hyman, T.A., Jr.
  Ivey, C.S.
  Johnson, J.L.                                SVP
  Kamper, G.T.
  Katz, L.D.                                    C                      C         C
  Klink, B.C.
  Kochick, R.J.                                 VP         VP
  Koonce, P.D.                                 SVP                    SVP
  Kovach, R.A.
  Lake, G.E., Jr.                              SVP         SVP

Address key and position symbol key are located on pages 13 and 14.

                                       Names of System Companies with Which Connected
                       ------------------------------------------------------------------------------
                                                                                           Virginia
                       Dominion   Dominion     Dominion            East Ohio   Peoples   Electric and
                        Retail  Transmission U.K. Holding Hope Gas    Gas    Natural Gas    Power
                       -------- ------------ ------------ -------- --------- ----------- ------------
  Bamberg, T.J.           VP
  Barger, J.L.                       VP
  Barker, K.D.                                                                                VP
  Barrack, W.S., Jr.
  Blount, R.J., II                                                                            VP
  Bolton, M.S., Jr.                                         SVP       SVP        SVP         SVP
  Bowling, M.L., Jr.                 VP
  Braswell, J.W.
  Capps, T.E.           D,CEO        D           D,P         D         D          D           CB
  Carter, G.B.                       VP
  Chase, D.S.
  Chewning, T.N.
  Christian, D.A.                                                                            SVP
  Coudriet, C.E.
  Cox, M.T., IV
  Davidson, G.A., Jr.
  Deacon, M.G., Jr.
  Dodd, T.E.              VP
  Doswell, M.C.                                              VP       VP         VP           VP
  Earwod, J.T., Jr.                                                                          SVP
  Faggert, P.F.                                                                               VP
  Farrell, T.F., II       D        D,CEO          D          D         D          D         D,CEO
  Foo, W.K.
  Galvin, R.E.
  Grier, R.S.
  Haas, R.A., Jr.                                            VP       VP         VP           VP
  Halbritter, M.A.                   VP
  Hall, E.S.                                                 VP       VP         VP
  Hall, W.C. Jr.
  Hardy, E.T.
  Harris, J.W.
  Hartz, L.N.                                                                                 VP
  Hayes, R.M.                                                VP       VP         VP           VP
  Heacock, D.A.                                                                               VP
  Hetzer, G.S.          SVP,T      SVP,T                   SVP,T     SVP,T      SVP,T       SVP,T
  Hilton, E.P.                                                                               SVP
  Hodges, S.C.
  Hunter, K.E.
  Hyman, T.A., Jr.                                          SVP       SVP        SVP
  Ivey, C.S.                                                                                  VP
  Johnson, J.L.
  Kamper, G.T.
  Katz, L.D.                         C                                                        C
  Klink, B.C.                                                VP       VP         VP
  Kochick, R.J.
  Koonce, P.D.                      SVP                                                      SVP
  Kovach, R.A.                                               VP       VP         VP
  Lake, G.E., Jr.

Address key and position symbol key are located on pages 13 and 14.

                                           Names of System Companies with Which Connected
                                ---------------------------------------------------------------------
                      Principal                                                                CNG
                      Business  Parent   Service                CNG         CNG     CNG Oil   Power
                       Address  Company  Company  CNG Coal International Main Pass Gathering Services
                      --------- ------- --------- -------- ------------- --------- --------- --------
  Lambert, B.J., III    (19)       D
  Leatherwood, R.L.     (20)       D
  Lego, P.E.            (21)       D
  Lewis, J.R.            (5)                                                SVP       SVP
  Manning, A.E.          (2)               VP
  Marks, E.J., III       (4)                                     S
  Martin, J.K.           (1)
  Matthews, W.R.         (3)
  McClenaghan, N.E.     (29)
  McDermid, M.E.         (2)               VP
  McGettrick, M.F.       (2)
  McKean, T.D.           (1)                                    VP
  McKenna, M.A.         (22)       D
  Medvedo, P.P.          (4)               VP
  Mikuta, M.P.           (1)
  Minter, S.A.          (23)       D
  Mistr, W.S.            (1)               VP
  Mola, E.C.             (1)                                    VP
  Moore, J.L.            (1)
  Nichols, C.J.          (5)
  O'Hanlon, J.P.         (1)      EVP      EVP                                                  P
  Randall, K.A.         (24)       D
  Riekel, A.R.           (1)
  Riely, H.C.            (1)
  Rigsby, R.E.           (2)      EVP      EVP
  Riley, H.P.            (5)      EVP     D,EVP    D,CEO                  D,P,CEO   D,P,CEO
  Riley, P.E., Jr.       (4)
  Rivas, E.J.            (3)
  Roach, E.M., Jr.       (4)      EVP     D,EVP
  Roberts, C.E.          (6)
  Rogers, S.A.           (1)     VP,C     VP,C
  Royal, F.S.           (25)       D
  Sanderlin, J.L.        (1)      SVP      SVP
  Schools, M.R., Jr.     (4)
  Schuyler, J.R.        (10)                        SVP                     SVP       SVP
  Shaw, J.A.             (1)
  Simmons, S.D.         (26)       D
  Spilman, R.H.         (27)       D
  Staton, J.D.           (2)
  Stutts, J.F.           (1)     VP,GC    VP,GC
  Sypolt, G.L.           (8)
  Thatcher, R.T.         (3)
  Trueheart, J.L.        (2)    GVP,CAO D,GVP,CAO
  Vanzant, J.C., Jr.     (6)
  Wester, T.E.           (4)
  Wilkerson, P.A.        (1)     VP,S     VP,S      VP,S                   VP,S      VP,S      VP,S
  Wollard, D.A.         (28)       D
  Wood, F.G., III        (5)                        SVP                     SVP       SVP

Address key and position symbol key are located on pages 13 and 14.

                                     Names of System Companies with Which Connected
                      -----------------------------------------------------------------------------
                                                                                       Dominion
                                                       Dominion    Dominion            Products
                      Consolidated Dominion Dominion Exploration &  Field    Dominion    and
                      Natural Gas  Capital   Energy   Production   Services Generation Services
                      ------------ -------- -------- ------------- -------- ---------- --------
  Lambert, B.J., III
  Leatherwood, R.L.
  Lego, P.E.
  Lewis, J.R.                                 SVP         SVP
  Manning, A.E.
  Marks, E.J., III
  Martin, J.K.                                 VP
  Matthews, W.R.                               VP
  McClenaghan, N.E.
  McDermid, M.E.
  McGettrick, M.F.
  McKean, T.D.
  McKenna, M.A.
  Medvedo, P.P.
  Mikuta, M.P.                       VP,C
  Minter, S.A.
  Mistr, W.S.                        SVP
  Mola, E.C.
  Moore, J.L.                         VP
  Nichols, C.J.                                C           C
  O'Hanlon, J.P.          EVP                P,COO                    P       P,COO
  Randall, K.A.
  Riekel, A.R.                                 VP
  Riely, H.C.                         S
  Rigsby, R.E.            EVP
  Riley, H.P.             EVP               D,P,CEO     D,P,CEO
  Riley, P.E., Jr.                                                                       SVP
  Rivas, E.J.                                 SVP                              SVP
  Roach, E.M., Jr.       D,EVP                 D           D          D         D         D
  Roberts, C.E.                                VP                     VP
  Rogers, S.A.            VP,C
  Royal, F.S.
  Sanderlin, J.L.         SVP
  Schools, M.R., Jr.
  Schuyler, J.R.                              SVP         SVP
  Shaw, J.A.                                  SVP                    SVP       SVP
  Simmons, S.D.
  Spilman, R.H.
  Staton, J.D.
  Stutts, J.F.           VP,GC
  Sypolt, G.L.
  Thatcher, R.T.
  Trueheart, J.L.       GVP,CAO      VP,C
  Vanzant, J.C., Jr.                                                  VP
  Wester, T.E.
  Wilkerson, P.A.         VP,S                VP,S       VP,S        VP,S      VP,S      VP,S
  Wollard, D.A.
  Wood, F.G., III                             SVP         SVP

Address key and position symbol key are located on pages 13 and 14.

                                      Names of System Companies with Which Connected
                      ------------------------------------------------------------------------------
                                                                                          Virginia
                      Dominion   Dominion     Dominion            East Ohio   Peoples   Electric and
                       Retail  Transmission U.K. Holding Hope Gas    Gas    Natural Gas    Power
                      -------- ------------ ------------ -------- --------- ----------- ------------
  Lambert, B.J., III
  Leatherwood, R.L.
  Lego, P.E.
  Lewis, J.R.
  Manning, A.E.
  Marks, E.J., III
  Martin, J.K.
  Matthews, W.R.                                                                             VP
  McClenaghan, N.E.                                         VP       VP         VP           VP
  McDermid, M.E.                                                                             VP
  McGettrick, M.F.                                         SVP       SVP        SVP         SVP
  McKean, T.D.
  McKenna, M.A.
  Medvedo, P.P.
  Mikuta, M.P.
  Minter, S.A.
  Mistr, W.S.                                                                                VP
  Mola, E.C.
  Moore, J.L.
  Nichols, C.J.
  O'Hanlon, J.P.                    P                                                      P,COO
  Randall, K.A.
  Riekel, A.R.                                                                               VP
  Riely, H.C.
  Rigsby, R.E.                                              P         P          P         P,COO
  Riley, H.P.
  Riley, P.E., Jr.      SVP
  Rivas, E.J.                                                                               SVP
  Roach, E.M., Jr.       D          D            D        D,CEO     D,CEO      D,CEO       D,CEO
  Roberts, C.E.
  Rogers, S.A.                                                                               VP
  Royal, F.S.
  Sanderlin, J.L.
  Schools, M.R., Jr.                                        C         C          C           C
  Schuyler, J.R.
  Shaw, J.A.                       SVP                                                      SVP
  Simmons, S.D.
  Spilman, R.H.
  Staton, J.D.                                                                              SVP
  Stutts, J.F.                                   VP
  Sypolt, G.L.                     SVP
  Thatcher, R.T.                                                                             VP
  Trueheart, J.L.                                                                           GVP
  Vanzant, J.C., Jr.
  Wester, T.E.                                              VP       VP         VP
  Wilkerson, P.A.       VP,S       VP,S         VP,S       VP,S     VP,S       VP,S         VP,S
  Wollard, D.A.
  Wood, F.G., III

Address key and position symbol key are located on pages 13 and 14.

Part II. Banking connections

   Information concerning all officers and directors of each system company who have financial connections within the provisions of Section 17(c) of the Public Utility Holding Company Act of 1935 as of December 31, 2000, follows:

                                                            Position Held Applicable
Name of Officer or       Name and Location of Financial     in Financial  Exemption
Director                 Institution                         Institution     Rule
------------------       ------------------------------     ------------- ----------
George A. Davidson,      The PNC Financial Services Group,    Director      70(a)
 Jr..................... Inc. Pittsburgh, Pennsylvania
Benjamin J. Lambert,     Consolidated Bank and Trust          Director      70(a)
 III.................... Company Richmond, Virginia
Steven A. Minter........ KeyCorp                              Director      70(a)
                         Cleveland, Ohio
Frank S. Royal.......... SunTrust Banks, Inc.                 Director      70(b)
                         Atlanta, Georgia.

Part III. Compensation and other related information

   (a) The compensation of directors and executive officers of system companies:

     Information concerning the compensation of directors and the five highest paid executive officers of the system for the year 2000 is included in the Registrant's 2001 Proxy Statement which is filed as Exhibit F-4 to this Form U5S. Information presented under the captions "THE BOARD-- Compensation and Other Programs" on page 8 and "EXECUTIVE COMPENSATION" on page 15 in such proxy statement is hereby incorporated by reference.

   (b) Their interest in the securities of system companies including options or other rights to acquire securities:

     Information concerning the interests of directors and executive officers in the securities of system companies including options or other rights to acquire securities is included in the Registrant's 2001 Proxy Statement, which is filed as Exhibit F-4. Information presented under the following captions in such proxy statement is hereby incorporated by reference: "THE BOARD--Compensation and other Programs" on page 8; "SHARE OWNERSHIP TABLE" on page 9; "ORGANIZATION, COMPENSATION & NOMINATING COMMITTEE REPORT--Long-Term Incentives" on page 13; and "EXECUTIVE COMPENSATION" on pages 15 through 19.

   (c) Their contracts and transactions with system companies:

     Information concerning contracts and transactions by directors and executive officers with system companies is included in the Registrant's 2001 Proxy Statement, which is filed as Exhibit F-4 to this Form U5S. Information presented under the following captions in such proxy statement is hereby incorporated by reference: "THE BOARD--Compensation and Other Programs" on page 8; "EXECUTIVE COMPENSATION--Other Executive Agreements and Arrangements" on page 18; and "EXECUTIVE COMPENSATION--Executive Stock Purchase and Loan Program" on page 19.

   (d) Their indebtedness to system companies:

     None.

   (e) Their participation in bonus and profit-sharing arrangements and other benefits:

     Information concerning the participation by directors and executive officer in other benefits is included in the Registrant's 2001 Proxy Statement, which is filed as Exhibit F-4 to this Form U5S. Information presented under the following captions in such proxy statement is hereby incorporated by reference: "THE BOARD--Compensation and Other Programs" on page 8; "ORGANIZATION, COMPENSATION & NOMINATING COMMITTEE REPORT--Annual Incentives and Long-term Incentives" on pages 12 and 13; "EXECUTIVE COMPENSATION--Retirement Plans" on page 17; "EXECUTIVE COMPENSATION--Other Executive Agreements and Arrangements" on page 18; and "EXECUTIVE COMPENSATION--Executive Stock Purchase and Loan Program" on page 19.

   (f) Their rights to indemnification:

     Pursuant to Section 13.1-697 and Section 13.1-698 of the Code of Virginia, the Company's articles of incorporation indemnify a director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent, against reasonable expenses incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   The Company also purchases directors and officers liability insurance with limits of $250 million, and, in recognition of the scope of the foregoing by-law indemnification, certain other errors and omission and general liability insurance coverage's which are applicable to all employees as insured, including directors and officers.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

   There were no payments made to any citizens group, public relations counsel, political party, candidate for public office or holder of public office, or any committee or agent therefor by the system companies during the year 2000.

   Political contributions made by Dominion and its subsidiary companies, before becoming subject to the 1935 Act on January 28, 2000 are not disclosed.

ITEM 8. SERVICES, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services or goods between system companies:

                                                                                    Date of Contract
Transaction (Note 1)     Serving Company       Receiving Company       Compensation     (Note 2)
--------------------     --------------------- ----------------------- ------------ ----------------
Management Services..... Dominion Transmission East Ohio Gas            $1,847,243  January 28, 2000
Management Services..... Dominion Transmission Peoples Natural Gas      $1,324,300  January 28, 2000
Management Services..... Dominion Transmission Hope Gas                 $  811,796  January 28, 2000
Management Services..... Dominion Transmission Dominion Field Services  $  547,783  May 22, 1991
Management Services..... Dominion Transmission Virginia Natural Gas     $  307,963  (Note 3)
Aircraft Services....... Dominion Transmission Virginia Natural Gas     $   18,133  (Note 3,4)

                                                                                  Date of Contract
Transaction (Note 1)     Serving Company   Receiving Company        Compensation      (Note 2)
--------------------     ---------------   -----------------        ------------  ----------------
Management Services..... Dominion Energy   Morgantown Energy        $   541,980  September 15, 1989
                         Services          Associates
                         Company, Inc.

Management Services..... Great Lakes       Dominion Midwest         $ 7,973,181  July 1, 1995
                         Compression,      Energy, Inc.
                         Inc.

Management Services..... Dominion          Dominion Appalachian     $ 2,403,914  October 1, 1995
                         Appalachian       Development Properties
                         Development,      LLC
                         Inc.

Nuclear Fuel
 Procurement............ Virginia Power    VP Fuel, Corporation     $68,661,283  June 30, 1995

Telecommunications
 Services............... Virginia Power    Dominion Telecom,        $ 1,315,245  September 2, 1997
                                           formerly VPS
                                           Communications, Inc.

Nuclear Management &
 Operations............. Virginia Power    VP Services, Inc. (VPNS) $ 1,429,608  September 3, 1997,
                                                                                 as amended on
                                                                                 October 30, 1998

Administrative
 Services............... Virginia Power    VP Services, Inc. (VPEM) $ 3,028,201  September 3, 1997,
                                                                                 as amended on
                                                                                 October 30, 1998

Administrative
 Services............... Virginia Power    VP Services, Inc. (VPE)  $   137,772  September 3, 1997,
                                                                                 as amended on
                                                                                 October 30, 1998

Fuel & Risk Management
 Services............... VPSE              Virginia Power           $ 6,201,211  October 30, 1998

Fuel & Risk Management
 Services............... VPEM              VPSE                     $16,493,575  October 30, 1998

-------
Notes:
(1) Contracts for management services with aggregate consideration passing between the same companies of less than $100,000 have been omitted.
(2) All contracts were in effect at December 31, 2000.
(3) Virginia Natural Gas was sold by CNG on October 6, 2000. Approval of contracts was pending at time of service.
(4) Aircraft services consisted of helicopters.

Part II. Contracts to purchase services or goods between any system company and any affiliate (other than a system company) or any company in which any officer or director of the receiving company is a partner or owns 5 percent or more of any class of equity securities:

   None.

Part III. Employment of any person by any system company for the performance on a continuing basis of management, supervisory or financial advisory services:

   None.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I. Information concerning the interests held by system companies in exempt wholesale generators or foreign utility companies:

   1. Information concerning the interests held by system companies in exempt wholesale generators follows.

 Kincaid Generation, LLC

   (a) Dominion Kincaid, Inc. is a wholly owned subsidiary of Dominion Energy, Inc. (DEI) which holds a 99% interest in Kincaid Generation LLC (Kincaid). Kincaid is a 1,108 net megawatt coal-fired electric generating facility.

   The name and business address of Kincaid is as follows:

       Kincaid Generation, LLC
       PO Box 260
       Kincaid, Illinois 62540-0260

   (b) At December 31, 2000, DEI's and Dominion Kincaid's investment in Kincaid totaled $95,768,000 which includes intercompany loans/advances of $776,002.

   (c) Kincaid's debt to equity ratio and earnings as of December 31, 2000 was
2.11 ($252,456/119,547) and $22,019,046 respectively.

   (d) At December 31, 2000, services between Kincaid and a system company were as follows:

     Transaction:       Management services
     Serving Company:   Dominion Energy Services Company, Inc.
     Receiving
      Company:          Kincaid Generation, LLC
     Compensation:      $2,053,284
     Date of Contract:  February 27, 1998

 Elwood Energy LLC

   (a) Dominion Elwood, Inc. is a wholly owned subsidiary of DEI which holds a 50% interest in Elwood Energy, LLC (Elwood). The purpose of the Company is to own and develop up to 2,500 megawatt combined cycle and single cycle electric power generating facility located near Elwood, Illinois. Elwood is also permitted to purchase and sell fuel, electricity and capacity, and to operate and manage the facility.

   The name and business address of Elwood is as follows:

       Elwood Energy, LLC
       21100 Noel Road
       Elwood, Illinois 60421

   (b) At December 31, 2000, DEI's investment in Elwood totaled $77,719,216, which includes an intercompany loans/advances of ($19,149,702).

   (c) At December 31, 2000, Elwood had no debt outstanding. Therefore no debt to equity ratio is presented. Elwood's earnings at December 31, 2000 were $25,003,193.

   (d) At December 31, 2000, services between Elwood and a system company were as follows:

     Transaction:        Management services
     Serving Company:    Dominion Elwood Services Company
     Receiving Company:  Elwood Energy
     Compensation:       $403,897
     Date of Contract:   June 18, 1999

 Elwood Energy II LLC

   (a) Dominion Elwood II, Inc. is a wholly-owned subsidiary of Dominion Generation, Inc. which holds a 50% interest in Elwood Energy II, LLC (Elwood
II), which holds a 100% interest in Elwood II Holdings, LLC. Elwood II is involved in the development of a 300-megawatt gas fired combustion turbine power plant in Elwood, Illinois.

   The name and business address of Elwood II is as follows:

       Elwood Energy II, LLC
       24391 South Patterson Avenue
       Elwood, Illinois 60421

   (b) At December 31, 2000, DEI's investment in Elwood II totaled $42,551,938 which represents intercompany loans/advances of $42,551,938.

   (c) Since the facility is currently in the construction stage, Elwood II had no earnings for the year ended December 31, 2000. Accordingly, there is no debt to equity ratio for Elwood II.

   (d) At December 31, 2000, there were no services, sales or construction contracts between Elwood II and any system company.

 Elwood Energy III, LLC

   (a) Dominion Elwood III, Inc. is a wholly-owned subsidiary of Dominion Generation, Inc. which holds a 50% interest in Elwood Energy III, LLC (Elwood
III), which holds a 100% interest in Elwood III Holdings, LLC. Elwood III is involved in the development of a 450-megawatt gas fired combustion turbine power plant in Elwood, Illinois.

   The name and business address of Elwood is as follows:

       Elwood Energy III, LLC
       24391 South Patterson Avenue
       Elwood, Illinois 60421

   (b) At December 31, 2000 DEI's investment in Elwood III totaled $70,258,682 which includes intercompany loans/advances of $70,368,724.

   (c) Since the facility is currently in the construction stage, Elwood III had no earnings for the year ended December 31, 2000. Accordingly, there is no debt to equity ratio for Elwood III.

   (d) At December 31, 2000, there was no service, sales or construction contracts between Elwood III and any system company.

 Kauai Power Partners, L.P.

   (a) CNG International holds a 1% limited partnership interest in Kauai Power Partners, L.P. (KPP), and CNG Kauai, a subsidiary of CNG International, holds a 1% general partnership interest and a 98% limited partnership interest in KPP. KPP is involved in the greenfield development of a 26-megawatt advanced steam-injected combustion turbine power plant on the island of Kauai, Hawaii.

   The name and business address of KPP are as follows:

       Kauai Power Partners, L.P.
       Dominion Tower
       625 Liberty Avenue
       Pittsburgh, PA 15222

   (b) At December 31, 2000, CNG International's and CNG Kauai's investment in KPP totaled $2,501,000, which represents primarily costs incurred for the project prior to construction.

   (c) KPP has a capital structure consisting of equity contributed by its partners and has no debt. Accordingly, there is no meaningful debt to equity ratio for KPP. Since the facility is currently in the planning stage, KPP had no earnings for the year ended December 31, 2000.

   (d) At December 31, 2000, there were no service, sales or construction contracts between KPP and any system company.

   2. Information concerning the interests held by system companies in a foreign utility company (FUCO) follows.

 Latin America Fund

   (a) CNG International holds a 16.5% limited partnership interest in The Latin America Energy and Electricity Fund I, L.P. (Latin America Fund), a Cayman Islands exempted limited partnership, and an 8.29% general partnership interest in FondElec General Partner, L.P. (FondElec). FondElec holds a 1% general partnership interest in the Latin America Fund. The Latin America Fund's business is limited to investing in FUCOs in Latin America. As part of the transaction, CNG International obtains an ownership interest, equal to its percentage ownership interest in the partnership, in each of the Latin America Fund's investments. The Latin America Fund had investments in two FUCOs as of December 31, 2000.

   The name and business address of the Latin America Fund are as follows:

       The Latin America Energy and Electricity Fund I, L.P.
       Stamford Harbor Park
       333 Ludlow Street
       Stamford, CT 06902

   (b) At December 31, 2000, CNG International's investment in the Latin America Fund totaled $8,129,000. CNG International's total commitment for investment in the Latin America Fund was originally $10,000,000. The investment program has been completed. There have been no transfers of assets from a CNG affiliate to any FUCO in which the Latin America Fund has an interest.

   (c) The Latin America Fund is an equity investment fund and as such has a capital structure consisting of equity funds contributed by its partners. Accordingly, there is no meaningful debt to equity ratio for the Latin America Fund. The Latin America Fund had net income of $214,051 for the year ended December 31, 2000.

   (d) There are no service, sales or construction contracts between the Latin America Fund, or any FUCOs in which the Latin America Fund has an interest, and a system company.

 Sodigas Pampeana, Sodigas Sur, and Buenos Aires Energy Company

   On October 12, 2000, CNG International completed the sale of CNG Cayman Three Ltd. and its subsidiary, CNG Argentina S.A., to Sempra Energy International. Included in the sale were CNG International's 21.55% ownership interest in each of two gas utility holding companies, Sodigas Pampeana and Sodigas Sur, and a 25% ownership interest in an electric utility holding company, Buenos Aires Energy Company (BAECO). The gas utility holding companies have ownership interests in two gas distribution companies, Camuzzi Gas Pampeana S.A. and Camuzzi Gas del Sur S.A., and BAECO has an ownership interest in an electric distribution company, Empresa Distribuidora de Energia Atlantica S.A.

   As a result of the sale, at December 31, 2000, CNG's only investment in FUCOs is the Latin American Fund, which is discussed above.

 Corby Power Limited

   In September 2000, Dominion completed the sale of its 80% interest in Corby Power Limited (Corby) to PowerGen plc for 52.5 million pound sterling ($78 million at December 31, 2000). Corby is the owner of a 350-megawatt natural gas-fired facility located approximately 90 miles north of London, England.

   FUCO's held by Dominion Energy, Inc.

   DEI reached an agreement on August 1, 1999 to sell its interests in its foreign generation businesses which consists of approximately 1,200-megawatts of gross generation capacity located in Latin America. DEI completed the sale of its interests in Belize and Peru on November 1, 1999 and completed the sale of its interests in Argentina and Bolivia on March 31, 2000 and May 31, 2000, respectively. As of December 31, 2000, DEI held no investments in any FUCO's.

   Part II. Relationship of exempt wholesale generators and foreign utility companies to system companies, and financial data:

   An organization chart showing the relationship of the EWG's to other system companies is filed as Exhibit H-1 to H-3 to this Form U5S. An organization chart showing the relationship of the FUCO to other system companies is filed as Exhibit H-4 to this Form U5S. The financial statements of the EWG's is filed as Exhibit I-1 to I-3 to this Form U5S. Financial statements of the FUCO are filed as Exhibit I-4 to this Form U5S.

   Part III. Investment in exempt wholesale generators and foreign utility companies:

   At December 31, 2000, Dominion's aggregate investment in EWG's amounted to $288,798,836, or 5.7% of Dominion's aggregate capital investment in its domestic public utility subsidiaries at that date. Dominion's aggregate investment in FUCO's was $8,129,000 at December 31, 2000, or 0.2% of Dominion's aggregate capital investment in its domestic public utility subsidiaries.

   At December 31, 2000, CNG's aggregate investment in KPP amounted to $2,501,000, or 0.2% of CNG's aggregate capital investment in its domestic public utility subsidiaries at that date. CNG's aggregate investment in the Latin American Fund was $8,129,000 at December 31, 2000, or 0.7% of CNG's aggregate capital investment in its domestic public utility subsidiaries.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

Financial statements as of and for the year ended December 31, 2000

Dominion Resources, Inc.:
  Consolidating Balance Sheet...............................................  31
  Consolidating Income Statement............................................  35
  Consolidating Statement of Common Shareholders' Equity....................  37
  Consolidating Statement of Comprehensive Income...........................  39
  Consolidating Statement of Cash Flows.....................................  41
Consolidated Natural Gas Company
  Reclassifying Balance Sheet...............................................  43
  Reclassifying & Adjusting Income Statement................................  45
  Reclassifying & Adjusting Statement of Comprehensive Income...............  46
  Reclassifying & Adjusting Statement of Cash Flows.........................  47
  Consolidating Balance Sheet...............................................  48
  Consolidating Income Statement Supplement.................................  52
  Consolidating Statement of Retained Earnings..............................  54
  Consolidating Statement of Comprehensive Income...........................  56
  Consolidating Statement of Cash Flows.....................................  58

  Consolidating Balance Sheet Supplement....................................  60
  Consolidating Income Statement Supplement.................................  62
  Consolidating Statement of Retained Earnings Supplement...................  63
  Consolidating Statement of Comprehensive Income Supplement................  64
  Consolidating Statement of Cash Flows Supplement..........................  65
Dominion Transmission, Inc.
  Consolidating Balance Sheet...............................................  66
  Consolidating Income Statement............................................  68
  Consolidating Statement of Retained Earnings..............................  69
  Consolidating Statement of Comprehensive Income...........................  70
  Consolidating Statement of Cash Flows.....................................  71
Dominion Exploration and Production, Inc.
  Consolidating Balance Sheet...............................................  72
  Consolidating Income Statement............................................  74
  Consolidating Statement of Retained Earnings..............................  75
  Consolidating Statement of Comprehensive Income...........................  76
  Consolidating Statement of Cash Flows.....................................  77
CNG Power Company
  Consolidating Balance Sheet...............................................  78
  Consolidating Income Statement............................................  80
  Consolidating Statement of Retained Earnings..............................  81
  Consolidating Statement of Comprehensive Income...........................  82
  Consolidating Statement of Cash Flows.....................................  83
CNG International Corporation
  Consolidating Balance Sheet...............................................  84
  Consolidating Income Statement............................................  86
  Consolidating Statement of Retained Earnings..............................  87
  Consolidating Statement of Comprehensive Income...........................  88
  Consolidating Statement of Cash Flows.....................................  89
CNG Cayman One Ltd.
  Consolidating Income Statement............................................  90
  Consolidating Statement of Retained Earnings..............................  91
  Consolidating Statement of Comprehensive Income...........................  92
  Consolidating Statement of Cash Flows.....................................  93
CNG Cayman Three Ltd.
  Consolidating Income Statement............................................  94
  Consolidating Statement of Retained Earnings..............................  95
  Consolidating Statement of Comprehensive Income...........................  96
  Consolidating Statement of Cash Flows.....................................  97
Dominion Products and Services, Inc.
  Consolidating Balance Sheet...............................................  98
  Consolidating Income Statement............................................ 100
  Consolidating Statement of Retained Earnings.............................. 101
  Consolidating Statement of Comprehensive Income........................... 102
  Consolidating Statement of Cash Flows..................................... 103
Dominion Capital, Inc.
  Consolidating Balance Sheet............................................... 104
  Consolidating Income Statement............................................ 108
  Consolidating Statement of Common Shareholders' Equity.................... 110
  Consolidating Statement of Comprehensive Income........................... 112
  Consolidating Statement of Cash Flows..................................... 114

Dominion Energy, Inc.
  Consolidating Balance Sheet............................................... 116
  Consolidating Income Statement............................................ 118
  Consolidating Statement of Common Shareholders' Equity.................... 119
  Consolidating Statement of Comprehensive Income........................... 120
  Consolidating Statement of Cash Flows..................................... 121
Dominion Energy, Inc.- Domestic Power Generation
  Consolidating Balance Sheet............................................... 122
  Consolidating Income Statement............................................ 126
  Consolidating Statement of Common Shareholders' Equity.................... 128
  Consolidating Statement of Comprehensive Income........................... 130
  Consolidating Statement of Cash Flows..................................... 132
Dominion Kincaid, Inc.
  Consolidating Balance Sheet............................................... 134
  Consolidating Income Statement............................................ 136
  Consolidating Statement of Common Shareholders' Equity.................... 137
  Consolidating Statement of Comprehensive Income........................... 138
  Consolidating Statement of Cash Flows..................................... 139
Dominion Energy, Inc.- Foreign Power Generation
  Consolidating Balance Sheet............................................... 140
  Consolidating Income Statement............................................ 142
  Consolidating Statement of Common Shareholders' Equity.................... 143
  Consolidating Statement of Comprehensive Income........................... 144
  Consolidating Statement of Cash Flows..................................... 145
Dominion Energy, Inc.- Oil and Gas
  Consolidating Balance Sheet............................................... 146
  Consolidating Income Statement............................................ 148
  Consolidating Statement of Common Shareholders' Equity.................... 149
  Consolidating Statement of Comprehensive Income........................... 150
  Consolidating Statement of Cash Flows..................................... 151
Dominion Reserves, Inc.
  Consolidating Balance Sheet............................................... 152
  Consolidating Income Statement............................................ 156
  Consolidating Statement of Common Shareholders' Equity.................... 158
  Consolidating Statement of Comprehensive Income........................... 160
  Consolidating Statement of Cash Flows..................................... 162
Dominion Gas Processing MI, Inc.
  Consolidating Balance Sheet............................................... 164
  Consolidating Income Statement............................................ 166
  Consolidating Statement of Common Shareholders' Equity.................... 167
  Consolidating Statement of Comprehensive Income........................... 168
  Consolidating Statement of Cash Flows..................................... 169
Dominion San Juan, Inc.
  Consolidating Balance Sheet............................................... 170
  Consolidating Income Statement............................................ 172
  Consolidating Statement of Common Shareholders' Equity.................... 173
  Consolidating Statement of Comprehensive Income........................... 174
  Consolidating Statement of Cash Flows..................................... 175

Dominion Energy Canada Limited
  Consolidating Balance Sheet............................................... 176
  Consolidating Income Statement............................................ 178
  Consolidating Statement of Common Shareholders' Equity.................... 179
  Consolidating Statement of Comprehensive Income........................... 180
  Consolidating Statement of Cash Flows..................................... 181
Virginia Electric and Power Company
  Consolidating Balance Sheet............................................... 182
  Consolidating Income Statement............................................ 184
  Consolidating Statement of Common Shareholders' Equity.................... 185
  Consolidating Statement of Comprehensive Income........................... 186
  Consolidating Statement of Cash Flows..................................... 187
Virginia Power Services, Inc.
  Consolidating Balance Sheet............................................... 188
  Consolidating Income Statement............................................ 190
  Consolidating Statement of Common Shareholders' Equity.................... 191
  Consolidating Statement of Comprehensive Income........................... 192
  Consolidating Statement of Cash Flows..................................... 193

   The Notes to the Consolidated Financial Statements appearing on pages 41 to 69 of Dominion Resources, Inc.'s Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 20, 2001, and on pages 43 to 67 of Virginia Electric and Power Company's Form 10-K, filed with the SEC on March 16, 2001, and on pages 39 to 73 of Consolidated Natural Gas Company's Form 10-K filed with the SEC on March 16, 2001 are incorporated herein by reference.

                            DOMINION RESOURCES, INC.

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                                       Consolidating               Virginia               Dominion
                            Dominion    Entries and               Power (Page CNG (Page    Energy
                          Consolidated  Adjustments   Dominion       182)        43)     (Page 116)
                          ------------ ------------- -----------  ----------- ---------- ----------
Current assets:
Cash and cash
 equivalents............  $   360,036   $       --   $    50,922  $   140,749 $   57,549 $   34,952
Accounts receivable:
 Customers (less
  allowance)............    1,871,648                               1,133,802    737,720
 Other..................      485,939      (166,519)       6,756      117,416    275,668    139,429
Inventories:
 Materials and
  supplies..............      150,269                                 128,688     21,255
 Fossil fuel............      101,972                                 101,972
 Gas stored--current
  portion...............       74,600                                             74,600
Investment securities--
 trading................      274,643
Mortgage loans held for
 sale...................      103,956
Commodity contract
 assets.................    1,057,628                               1,046,569                11,059
Unrecovered gas costs...      263,418                                            263,418
Broker margin deposits..      267,305                                   2,991    264,314
Prepayments.............      172,672                                  18,665    154,007
Net assets held for
 sale...................       72,854                     15,696                  57,158
Other...................      608,237        (7,363)      32,877      141,989    220,126    147,580
                          -----------   -----------  -----------  ----------- ---------- ----------
 Total current assets...    5,865,177      (173,882)     106,251    2,832,841  2,125,815    333,020
                          -----------   -----------  -----------  ----------- ---------- ----------
Investments:
Loans receivable, net...      675,600
Investments in
 affiliates.............      391,634    (8,104,992)   7,848,303                            215,086
Available for sale
 securities.............      291,630
Nuclear decommissioning
 trust funds............      851,453                                 851,453
Investment in real
 estate.................       64,924
Other...................      326,589        (9,712)       2,679       62,216               119,193
                          -----------   -----------  -----------  ----------- ---------- ----------
 Total net investments..    2,601,830    (8,114,704)   7,850,982      913,669               334,279
                          -----------   -----------  -----------  ----------- ---------- ----------
Property, plant and
 equipment:
Property, plant and
 equipment..............   28,011,326       (31,147)    (120,554)  16,949,522  9,336,102  1,742,280
Less accumulated
 depreciation, depletion
 and amortization.......   13,162,051       (14,074)      (8,644)   7,784,352  4,967,724    414,789
                          -----------   -----------  -----------  ----------- ---------- ----------
 Property, plant and
  equipment, net........   14,849,275       (17,073)    (111,910)   9,165,170  4,368,378  1,327,491
                          -----------   -----------  -----------  ----------- ---------- ----------
Deferred charges and
 other assets:
Goodwill, net...........    3,501,841                  3,449,118                              2,927
Regulatory assets, net..      516,068                     86,090      235,172    194,806
Prepaid pension costs...    1,454,427                  1,005,277       14,733    434,417
Other, net..............      559,303           179        3,433      169,274    188,476     46,087
                          -----------   -----------  -----------  ----------- ---------- ----------
 Total deferred charges
  and other
  assets................    6,031,639           179    4,543,918      419,179    817,699     49,014
                          -----------   -----------  -----------  ----------- ---------- ----------
Total Assets............  $29,347,921   $(8,305,480) $12,389,241  $13,330,859 $7,311,892 $2,043,804
                          ===========   ===========  ===========  =========== ========== ==========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESOURCES, INC.

                            As of December 31, 2000
                                  (Thousands)

                                                                                     Dominion    Dominion
                           Dominion     Dominion                                     Resources     U.K.
                           Capital     Resources      Dominion        Dominion        Capital    Holding,
                          (Page 104) Services, Inc. Telecom, Inc. Generation, Inc. Trust I, Inc.   Inc.
                          ---------- -------------- ------------- ---------------- ------------- --------
Current assets:
Cash and cash
 equivalents............  $   43,197    $ 20,480      $ 11,111          $--          $    --      $1,076
Accounts receivable:
 Customers (less
  allowance)............                                   126
 Other..................       6,239     102,140         3,193             1                       1,616
Inventories:
 Materials and
  supplies..............                                   326
 Fossil fuel............
 Gas stored--current
  portion...............
Investment securities--
 trading................     274,643
Mortgage loans held for
 sale...................     103,956
Commodity contract
 assets.................
Unrecovered gas costs...
Broker margin deposits..
Prepayments.............
Net assets held for
 sale...................
Other...................      62,060       9,115           222                          1,631
                          ----------    --------      --------          ----         --------     ------
 Total current assets...     490,095     131,735        14,978             1            1,631      2,692
                          ----------    --------      --------          ----         --------     ------
Investments:
Loans receivable, net...     675,600
Investments in
 affiliates.............     175,505                                                  257,732
Available for sale
 securities.............     291,630
Nuclear decommissioning
 trust funds............
Investment in real
 estate.................      64,924
Other...................     145,274       6,739           200
                          ----------    --------      --------          ----         --------     ------
 Total net investments..   1,352,933       6,739           200                        257,732
                          ----------    --------      --------          ----         --------     ------
Property, plant and
 equipment:
Property, plant and
 equipment..............      35,296       2,131        97,662            34
Less accumulated
 depreciation, depletion
 and amortization.......      16,298                     1,596            10
                          ----------    --------      --------          ----         --------     ------
 Property, plant and
  equipment, net........      18,998       2,131        96,066            24
                          ----------    --------      --------          ----         --------     ------
Deferred charges and
 other assets:
Goodwill, net...........      49,796
Regulatory assets, net..
Prepaid pension costs...
Other, net..............     123,871      17,385        10,598
                          ----------    --------      --------          ----         --------     ------
 Total deferred charges
  and other assets......     173,667      17,385        10,598
                          ----------    --------      --------          ----         --------     ------
Total Assets............  $2,035,693    $157,990      $121,842          $ 25         $259,363     $2,692
                          ==========    ========      ========          ====         ========     ======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESOURCES, INC.

                            As of December 31, 2000
                                  (Thousands)

                                        Consolidating               Virginia                Dominion
                            Dominion     Entries and               Power (Page CNG (Page     Energy
                          Consolidated   Adjustments   Dominion       183)        44)      (Page 117)
                          ------------  ------------- -----------  ----------- ----------  ----------
Current liabilities:
Securities due within
 one year...............  $   336,479    $       --   $       --   $   240,650 $      --   $    6,330
Short-term debt.........    3,236,817                   1,305,330      713,810  1,215,175       2,502
Accounts payable,
 trade..................    1,735,910       (190,139)       6,205    1,004,175    766,244      65,333
Accrued interest........      194,568         (7,363)      63,117       93,851     23,594       4,625
Accrued payroll.........      127,327                                   88,308      7,095
Accrued taxes...........      316,889                      70,507       60,219    178,224       1,227
Commodity contract
 liabilities............    1,020,463                                  993,352     26,866         245
Other...................      623,345         22,082       26,884      155,169    337,100      65,934
                          -----------    -----------  -----------  ----------- ----------  ----------
 Total current
  liabilities...........    7,591,799       (175,420)   1,472,043    3,349,534  2,554,298     146,196
                          -----------    -----------  -----------  ----------- ----------  ----------
Long term debt..........   10,101,281     (1,208,692)   3,420,230    3,561,674  1,721,329   1,157,754
                          -----------    -----------  -----------  ----------- ----------  ----------
Deferred credits and
 other liabilities:
Deferred income taxes...    2,820,648                     345,394    1,494,188    788,462     158,296
Deferred investment tax
 credits................      147,156                                  129,580     17,576
Other...................      799,873        (25,068)     159,310      302,849    264,675      30,164
                          -----------    -----------  -----------  ----------- ----------  ----------
 Total deferred credits
  and other
  liabilities...........    3,767,677        (25,068)     504,704    1,926,617  1,070,713     188,460
                          -----------    -----------  -----------  ----------- ----------  ----------
Total Liabilities.......   21,460,756     (1,409,180)   5,396,977    8,837,825  5,346,340   1,492,410
                          -----------    -----------  -----------  ----------- ----------  ----------
Minority interest.......          884                                                             884
Obligated mandatorily
 redeemable preferred
 securities of
 subsidiary trusts......      385,000                                  135,000
Preferred stock no
 subject to mandatory
 redemption.............      509,014                                  509,014
Common shareholders'
 equity:
Common Stock............    5,978,436     (4,580,237)   5,978,435    2,737,407  1,815,695         208
Other paid in capital...       16,422     (1,373,000)      16,422       16,274     40,280     572,115
Accumulated other
 comprehensive income...      (30,882)        33,928      (30,883)                 (1,471)        295
Retained earnings.......    1,028,290       (976,991)   1,028,290    1,095,339    111,048     (22,108)
                          -----------    -----------  -----------  ----------- ----------  ----------
 Total common
  shareholders' equity..    6,992,267     (6,896,300)   6,992,264    3,849,020  1,965,552     550,510
                          -----------    -----------  -----------  ----------- ----------  ----------
Total Liabilities and
 shareholders' equity...  $29,347,921    $(8,305,480) $12,389,241  $13,330,859 $7,311,892  $2,043,804
                          ===========    ===========  ===========  =========== ==========  ==========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESOURCES, INC.

                            As of December 31, 2000
                                  (Thousands)

                                                                                      Dominion    Dominion
                           Dominion      Dominion                                     Resources     U.K.
                           Capital      Resources      Dominion        Dominion        Capital    Holding,
                          (Page 105)  Services, Inc. Telecom, Inc. Generation, Inc. Trust I, Inc.   Inc.
                          ----------  -------------- ------------- ---------------- ------------- --------
Current liabilities:
Securities due within
 one year...............  $   89,499     $    --       $    --          $ --          $    --     $    --
Short-term debt.........
Accounts payable,
 trade..................       9,660       46,295        27,793           345
Accrued interest........      15,113                                                     1,631
Accrued payroll.........       3,158       28,766
Accrued taxes...........       2,270                                       82                        4,360
Commodity contract
 liabilities............
Other...................       4,652        9,431         1,550                                        543
                          ----------     --------      --------         -----         --------    --------
 Total current
  liabilities...........     124,352       84,492        29,343           427            1,631       4,903
                          ----------     --------      --------         -----         --------    --------
Long term debt..........   1,353,801       40,999        54,186
                          ----------     --------      --------         -----         --------    --------
Deferred credits and
 other liabilities:
Deferred income taxes...      34,306                                        2
Deferred investment tax
 credits................
Other...................         627       56,816        10,500
                          ----------     --------      --------         -----         --------    --------
 Total deferred credits
  and other
  liabilities...........      34,933       56,816        10,500             2
                          ----------     --------      --------         -----         --------    --------
Total Liabilities.......   1,513,086      182,307        94,029           429            1,631       4,903
                          ----------     --------      --------         -----         --------    --------
Minority interest.......
Obligated mandatorily
 redeemable preferred
 securities of
 subsidiary trusts......                                                               250,000
Preferred stock no
 subject to mandatory
 redemption.............
Common shareholders'
 equity:
Common Stock............           8            1        19,187                          7,732
Other paid in capital...     693,841                     10,972                                     39,518
Accumulated other
 comprehensive income...      (8,597)     (24,318)                                                     164
Retained earnings.......    (162,645)           0        (2,346)         (404)                     (41,893)
                          ----------     --------      --------         -----         --------    --------
 Total common
  shareholders' equity..     522,607      (24,317)       27,813          (404)           7,732      (2,211)
                          ----------     --------      --------         -----         --------    --------
Total Liabilities and
 shareholders' equity...  $2,035,693     $157,990      $121,842         $  25         $259,363    $  2,692
                          ==========     ========      ========         =====         ========    ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESOURCES, INC.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                       Consolidating                                     Dominion
                            Dominion    Entries and            Virginia Power    CNG      Energy
                          Consolidated  Adjustments  Dominion    (Page 184)   (Page 45) (Page 118)
                          ------------ ------------- --------  -------------- --------- ----------
Operating Revenue:
 Regulated sales........
 Electric...............   $4,492,022    $     --    $    --     $4,492,022   $     --   $   --
 Gas....................    1,374,092                (113,286)                1,487,378
 Nonregulated sales.....
 Electric...............       96,739           (3)                                       96,742
 Gas....................      592,790      (13,502)                             582,284   24,008
 Gas transportation and
  storage...............      486,427         (393)    (2,116)                  488,936
 Oil and gas
  production............      855,850                  48,272                   485,219  322,359
 Other..................    1,361,819     (903,996)   613,097       298,671     583,392   69,256
                           ----------    ---------   --------    ----------   ---------  -------
  Total.................    9,259,739     (917,894)   545,967     4,790,693   3,627,209  512,365
                           ----------    ---------   --------    ----------   ---------  -------
Expenses:
 Fuel, net..............    1,106,165                             1,103,577                2,588
 Purchased power
  capacity, net.........      740,108                               740,108
 Purchased gas, net.....    1,452,875      (20,404)   (58,644)                1,531,923
 Liquids, capacity and
  other products
  purchased.............      299,866       (3,063)                             302,929
 Restructuring and other
  acquisition related
  costs.................      459,266                 (48,439)       71,226     260,976      567
 Other operation and
  maintenance...........    2,011,718     (279,272)    16,746       956,720     539,327  218,083
 Depreciation, depletion
  and amortization......    1,176,215                  47,283       557,513     413,899  121,820
 Other taxes............      485,339                  (4,523)      275,194     184,011   19,678
                           ----------    ---------   --------    ----------   ---------  -------
 Total..................    7,731,552     (302,739)   (47,577)    3,704,338   3,233,065  362,736
                           ----------    ---------   --------    ----------   ---------  -------
 Income from
  Operations............    1,528,187     (615,155)   593,544     1,086,355     394,144  149,629
 Other Income...........       95,403      (56,839)    31,605        47,044      27,279   20,190
                           ----------    ---------   --------    ----------   ---------  -------
 Income before interest
  and income taxes......    1,623,590     (671,994)   625,149     1,133,399     421,423  169,819
                           ----------    ---------   --------    ----------   ---------  -------
Interest and related
 charges:
 Interest charges.......      957,784      (56,839)   308,861       285,118     150,572   72,641
 Preferred dividends and
  distributions of
  subsidiary trusts.....       66,391                                46,816
                           ----------    ---------   --------    ----------   ---------  -------
 Total..................    1,024,175      (56,839)   308,861       331,934     150,572   72,641
                           ----------    ---------   --------    ----------   ---------  -------
 Income before provision
  for income tax,
  minority interest,
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      599,415     (615,155)   316,288       801,465     270,851   97,178
 Income taxes...........      182,188                (119,310)      279,683     113,584   10,353
 Minority interests.....        2,386                                                      2,127
                           ----------    ---------   --------    ----------   ---------  -------
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      414,841     (615,155)   435,598       521,782     157,267   84,698
 Extraordinary item, net
  Cumulative effect of a
  change in accounting
  principle, net........      (21,351)                   (594)      (20,757)
                           ----------    ---------   --------    ----------   ---------  -------
 Net Income.............   $  436,192    $(615,155)  $436,192    $  542,539   $ 157,267  $84,698
                           ==========    =========   ========    ==========   =========  =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESOURCES, INC.

                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                       Dominion
                                      Dominion                         Resources Dominion
                           Dominion   Resources  Dominion   Dominion    Capital    U.K.
                           Capital    Services,  Telecom,  Generation, Trust I,  Holding,
                          (Page 108)    Inc.       Inc.       Inc.       Inc.      Inc.
                          ----------  ---------  --------  ----------- --------- --------
Operating Revenue:
 Regulated sales........
 Electric...............
 Gas....................
 Nonregulated sales.....
 Electric...............
 Gas....................
 Gas transportation and
  storage...............
 Oil and gas
  production............
 Other..................  $ 432,897   $265,234   $ 3,268      $ --      $  --    $   --
                          ---------   --------   -------      -----     ------   -------
  Total.................    432,897    265,234     3,268
                          ---------   --------   -------      -----     ------   -------
Expenses:
 Fuel, net..............
 Purchased power
  capacity, net.........
 Purchased gas, net.....
 Liquids, capacity and
  other products
  purchased.............
 Restructuring and other
  acquisition related
  costs.................    192,388                                              (17,452)
 Other operation and
  maintenance...........    298,282    256,614     4,410        150                  658
 Depreciation, depletion
  and amortization......     33,712                  442          8                1,538
 Other taxes............      5,082      5,836        61
                          ---------   --------   -------      -----     ------   -------
 Total..................    529,464    262,450     4,913        158              (15,256)
                          ---------   --------   -------      -----     ------   -------
 Income from
  Operations............    (96,567)     2,784    (1,645)      (158)              15,256
 Other Income...........                  (832)      (52)               19,575     7,433
                          ---------   --------   -------      -----     ------   -------
 Income before interest
  and income taxes......    (96,567)     1,952    (1,697)      (158)    19,575    22,689
                          ---------   --------   -------      -----     ------   -------
Interest and related
 charges:
 Interest charges.......    192,178      1,952       895                           2,406
 Preferred dividends and
  distributions of
  subsidiary trusts.....                                                19,575
                          ---------   --------   -------      -----     ------   -------
 Total..................    192,178      1,952       895                19,575     2,406
                          ---------   --------   -------      -----     ------   -------
 Income before provision
  for income tax,
  minority interest,
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............   (288,745)              (2,592)      (158)              20,283
 Income taxes...........   (100,198)                (949)       (55)                (920)
 Minority interests.....        259
                          ---------   --------   -------      -----     ------   -------
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............   (188,806)              (1,643)      (103)              21,203
 Extraordinary item, net
  Cumulative effect of a
  change in accounting
  principle, net........
                          ---------   --------   -------      -----     ------   -------
 Net Income.............  $(188,806)  $    --    $(1,643)     $(103)    $  --    $21,203
                          =========   ========   =======      =====     ======   =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESOURCES, INC.

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                            As of December 31, 2000
                                  (Thousands)

                                       Consolidating               Virginia                Dominion
                           Dominion     Entries and                 Power                   Energy
                         Consolidated   Adjustments   Dominion    (Page 185)     CNG      (Page 119)
                         ------------  ------------- -----------  ----------  ----------  ----------
Balance at December 31,
 1999................... $ 4,773,462    $(5,099,978) $ 4,757,827  $3,742,352  $      --   $ 634,406
                         -----------    -----------  -----------  ----------  ----------  ---------
 Issuance of stock--CNG
  acquisition...........   3,527,000                   3,527,000
 Issuance of stock
  through public
  offering..............     354,000                     354,000
 Issuance of stock
  through employee,
  executive loan and
  direct stock purchase
  plans.................     195,000                     195,000
 Stock repurchase and
  retirement............  (1,641,000)                 (1,641,000)
 Premium income equity
  securities............     (21,000)                    (21,000)
 Other common stock
  activity..............       3,288     (1,834,882)       3,287               1,815,695
 Comprehensive income...     420,236       (596,153)     420,236     542,539     155,796     81,808
 Dividends and other
  adjustments...........    (618,719)       634,713     (603,086)   (435,871)     (5,939)  (165,704)
                         -----------    -----------  -----------  ----------  ----------  ---------
Balance at December 31,
 2000................... $ 6,992,267    $(6,896,300) $ 6,992,264  $3,849,020  $1,965,552  $ 550,510
                         ===========    ===========  ===========  ==========  ==========  =========


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESOURCES, INC.

                            As of December 31, 2000
                                  (Thousands)

                                                                     Dominion
                                    Dominion                         Resources Dominion
                          Dominion  Resources  Dominion   Dominion    Capital    U.K.
                          Capital   Services,  Telecom,  Generation, Trust I,  Holding,
                         (Page 110)   Inc.       Inc.       Inc.       Inc.      Inc.
                         ---------- ---------  --------  ----------- --------- --------
Balance at December 31,
 1999...................  $740,912  $    --    $   --       $(301)    $7,732   $(9,488)
                          --------  --------   -------      -----     ------   -------
 Issuance of stock--CNG
  acquisition...........
 Issuance of stock
  through public
  offering..............
 Issuance of stock
  through employee,
  executive loan and
  direct stock purchase
  plans.................
 Stock repurchase and
  retirement............
 Premium income equity
  securities............
 Other common stock
  activity..............                   1    19,187
 Comprehensive income...  (182,247)  (24,318)   (1,643)      (103)              24,322
 Dividends and other
  adjustments...........   (36,058)             10,269                         (17,045)
                          --------  --------   -------      -----     ------   -------
Balance at December 31,
 2000...................  $522,607  $(24,317)  $27,813      $(404)    $7,732   $(2,211)
                          ========  ========   =======      =====     ======   =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESOURCES, INC.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                      Consolidating
                           Dominion    Entries and            Virginia Power    CNG     Dominion Energy
                         Consolidated  Adjustments  Dominion    (Page 186)   (Page 46)    (Page 120)
                         ------------ ------------- --------  -------------- ---------  ---------------
Net Income..............   $436,192     $(615,155)  $436,192     $542,539    $157,267       $84,698
                           --------     ---------   --------     --------    --------       -------
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............      6,558        (6,558)     6,558
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income............
                           --------     ---------   --------     --------    --------       -------
 Unrealized gains
  (losses) on investment
  securities............      6,558        (6,558)     6,558
 Foreign currency
  translation
  adjustment............      1,804          (229)     1,804                                 (2,890)
 Minimum pension
  liability adjustment..    (24,318)       25,789    (24,318)                  (1,471)
                           --------     ---------   --------     --------    --------       -------
Other comprehensive
 income (Loss)..........    (15,956)       19,002    (15,956)                  (1,471)       (2,890)
                           --------     ---------   --------     --------    --------       -------
Comprehensive Income....   $420,236     $(596,153)  $420,236     $542,539    $155,796       $81,808
                           ========     =========   ========     ========    ========       =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESOURCES, INC.

                      For the Year Ended December 31, 2000
                                  (Thousands)

                          Dominion      Dominion                                       Dominion
                          Capital      Resources      Dominion        Dominion     Resources Capital Dominion U.K.
                         (Page 112)  Services, Inc. Telecom, Inc. Generation, Inc.   Trust I, Inc.   Holding, Inc.
                         ----------  -------------- ------------- ---------------- ----------------- -------------
Net Income.............. $(188,806)     $    --        $(1,643)        $(103)            $ --           $21,203
                         ---------      --------       -------         -----             -----          -------
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............     6,558
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income............
                         ---------      --------       -------         -----             -----          -------
 Unrealized gains
  (losses) on investment
  securities............     6,558
 Foreign currency
  translation
  adjustment............                                                                                  3,119
 Minimum pension
  liability adjustment..                 (24,318)
                         ---------      --------       -------         -----             -----          -------
Other comprehensive
 income (Loss)..........     6,558       (24,318)                                                         3,119
                         ---------      --------       -------         -----             -----          -------
Comprehensive Income.... $(182,248)     $(24,318)      $(1,643)        $(103)            $ --           $24,322
                         =========      ========       =======         =====             =====          =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESOURCES, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                       Consolidating              Virginia
                            Dominion    Entries and                Power        CNG
                          Consolidated  Adjustments   Dominion   (Page 187)  (Page 47)
                          ------------ ------------- ----------  ----------  ---------
Cash flows from (used
 in) operating
 activities:
 Net income.............   $  436,192    $(615,155)  $  436,192  $ 542,539   $157,267
 Adjustments to
  reconcile net income
  to net cash from
  operating activities:
 Cumulative effect of a
  change in accounting
  principle.............      (20,757)                             (20,757)
 Restructuring and other
  acquisition related
  costs.................      124,075                   (67,363)    57,679    133,759
 DCI impairment losses..      292,171
 Extraordinary item,
  net...................
 Impairment of
  regulatory assets &
  other assets..........                               (152,340)              152,340
 Gains on sales of
  subsidiaries..........      (22,511)                  163,317              (168,444)
 Depreciation and
  amortization..........    1,267,697                    58,385    637,087    413,902
 Deferred income taxes..       21,597                    24,257     27,198     17,174
 Deferred fuel expense..      (32,578)                             (32,578)
 Changes in current
  assets and
  liabilities:
 Accounts receivable....     (841,857)     134,800       29,535   (524,061)  (337,077)
 Inventories............      (61,999)                               3,502    (70,506)
 Unrecovered gas costs..     (216,998)                                       (216,998)
 Purchase and
  origination of
  mortgages.............   (4,280,698)
 Proceeds from sale and
  principal collections
  of mortgages..........    4,295,336
 Accounts payable,
  trade.................      673,579     (150,221)      (2,416)   488,472    361,607
 Accrued interest and
  taxes.................      139,016                   112,159      4,913     34,345
 Commodity contract
  assets and
  liabilities...........      (32,447)                             (32,447)
 Net assets held for
  sale..................      (23,800)                  (35,784)               11,984
 Other..................    (372,022)       15,276         (483)   (81,802)  (332,620)
                           ----------    ---------   ----------  ---------   --------
Net cash flows from
 operating activities...    1,343,996     (615,300)     565,459  1,069,745    156,733
                           ----------    ---------   ----------  ---------   --------
Cash flow from (used in)
 investing activities:
 Plant construction and
  other property
  additions.............   (1,384,473)                            (734,485)  (518,994)
 Acquisition of
  exploration and
  production assets.....     (353,029)                                       (214,700)
 Loan originations......   (2,910,737)
 Repayments of loan
  originations..........    4,255,348
 Sale of businesses.....      835,655                                         676,190
 Sale of marketable
  securities............      136,994
 Purchase of debt
  securities............     (235,125)
 Acquisition of
  businesses............   (2,779,140)      90,400   (2,869,540)
 Other investments......     (140,339)      60,000      (48,600)   (47,608)
 Other..................      (22,657)    (113,350)     130,121        269      3,500
                           ----------    ---------   ----------  ---------   --------
Net cash flow used in
 investing activities...   (2,597,503)      37,050   (2,788,019)  (781,824)   (54,004)
                           ----------    ---------   ----------  ---------   --------
Cash flow from (used in)
 financing activities:
 Issuance of common
  stock.................      531,597                   531,596
 Repurchase of common
  stock.................   (1,641,520)               (1,641,520)
 Issuance (repayment) of
  short term debt.......    1,819,904     (611,150)   1,108,354    335,831    612,687
 Issuance of long term
  debt..................    8,108,034                 2,862,500    250,000
 Repayment of long term
  debt..................   (6,812,415)                            (375,500)   (44,615)
 Common dividend
  payments..............     (615,194)   1,339,800     (615,054)  (407,911)  (657,140)
 Other..................      (56,533)     (48,600)                (11,337)   (46,515)
                           ----------    ---------   ----------  ---------   --------
Net cash flow from (used
 in) financing
 activities.............    1,333,873      680,050    2,245,876   (208,917)  (135,583)
                           ----------    ---------   ----------  ---------   --------
Increase (decrease) in
 cash and cash
 equivalents............       80,366      101,800       23,316     79,004    (32,854)
Cash and cash
 equivalents at
 beginning of the year..      279,670     (101,800)      27,606     61,745     90,403
                           ----------    ---------   ----------  ---------   --------
Cash and cash
 equivalents at end of
 the year...............   $  360,036    $     --    $   50,922  $ 140,749   $ 57,549
                           ==========    =========   ==========  =========   ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESOURCES, INC.

                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                 Dominion                           Dominion
                           Dominion   Dominion   Resources  Dominion   Dominion     Resources   Dominion
                            Energy    Capital    Services,  Telecom,  Generation,    Capital       UK
                          (Page 121) (Page 114)    Inc.       Inc.       Inc.     Trust I, Inc. Holding
                          ---------- ----------  ---------  --------  ----------- ------------- --------
Cash flows from (used
 in) operating
 activities:
 Net income.............   $ 84,698  $ (188,806) $    --    $(1,643)     $(103)       $--       $21,203
 Adjustments to
  reconcile net income
  to net cash from
  operating activities:
 Cumulative effect of a
  change in accounting
  principle.............
 Restructuring and other
  acquisition related
  costs.................
 DCI impairment losses..                292,171
 Extraordinary item,
  net...................
 Impairment of
  regulatory assets &
  other assets..........
 Gains on sales of
  subsidiaries..........         68                                                             (17,452)
 Depreciation and
  amortization..........    121,821      35,005                 442          8                    1,047
 Deferred income taxes..     19,362     (64,600)   (1,759)      (36)
 Deferred fuel expense..
 Changes in current
  assets and
  liabilities:
 Accounts receivable....    (56,210)      9,217  (102,139)      479                               3,390
 Inventories............      4,778                             227
 Unrecovered gas costs..
 Purchase and
  origination of
  mortgages.............             (4,280,698)
 Proceeds from sale and
  principal collections
  of mortgages..........              4,295,336
 Accounts payable,
  trade.................    (67,016)     (1,641)   46,296     9,344                             (10,686)
 Accrued interest and
  taxes.................       (234)    (11,426)                (45)                               (741)
 Commodity contract
  assets and
  liabilities...........
 Net assets held for
  sale..................
 Other..................     (9,744)        563    45,952       683         95                   (9,847)
                           --------  ----------  --------   -------      -----        ----      -------
Net cash flows from
 operating activities...     97,523      85,121   (11,650)    9,451                             (13,086)
                           --------  ----------  --------   -------      -----        ----      -------
Cash flow from (used in)
 investing activities:
 Plant construction and
  other property
  additions.............    (64,966)               (2,131)  (63,897)
 Acquisition of
  exploration and
  production assets.....   (138,329)
 Loan originations......             (2,910,737)
 Repayments of loan
  originations..........              4,255,348
 Sale of businesses.....     83,554                                                              75,911
 Sale of marketable
  securities............                136,994
 Purchase of debt
  securities............               (235,125)
 Acquisition of
  businesses............
 Other investments......     12,527    (116,658)
 Other..................     (9,841)    (36,319)   (6,739)                                        9,702
                           --------  ----------  --------   -------      -----        ----      -------
Net cash flow used in
 investing activities...   (117,055)  1,093,503    (8,870)  (63,897)                             85,613
                           --------  ----------  --------   -------      -----        ----      -------
Cash flow from (used in)
 financing activities:
 Issuance of common
  stock.................                                1
 Repurchase of common
  stock.................
 Issuance (repayment) of
  short term debt.......    399,191    (120,194)   40,999    54,186
 Issuance of long term
  debt..................              4,995,534
 Repayment of long term
  debt..................   (243,776) (6,099,621)                                                (48,903)
 Common dividend
  payments..............   (163,863)    (36,737)                                                (74,289)
 Other..................      1,377         680                                                  47,862
                           --------  ----------  --------   -------      -----        ----      -------
Net cash flow from (used
 in) financing
 activities.............     (7,071) (1,260,338)   41,000    54,186                             (75,330)
                           --------  ----------  --------   -------      -----        ----      -------
Increase (decrease) in
 cash and cash
 equivalents............    (26,603)    (81,714)   20,480      (260)                             (2,803)
Cash and cash
 equivalents at
 beginning of the year..     61,555     124,911              11,371                               3,879
                           --------  ----------  --------   -------      -----        ----      -------
Cash and cash
 equivalents at end of
 the year...............   $ 34,952  $   43,197  $ 20,480   $11,111      $ --         $--       $ 1,076
                           ========  ==========  ========   =======      =====        ====      =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                          RECLASSIFYING BALANCE SHEET
                              At December 31, 2000
                                  (Thousands)

                                  Consolidated
                                   Natural Gas    Reclassification
                                   Company (As     Adjustments to
                                Consolidated with    Conform to
                                    Dominion          Dominion       CNG and
                                Resources, Inc.)  Resources, Inc.  Subsidiaries
                                    (Page 31)       Presentation    (Page 48)
                                ----------------- ---------------- ------------
ASSETS
Current Assets
Cash and cash equivalents.....     $   57,549         $      1      $   57,548
Accounts receivable:
 Customers, less allowance....        737,720           (2,684)        740,404
 Other........................        275,668           22,852         252,816
Receivables from affiliated
 companies....................                         (20,165)         20,165
Inventories:
 Gas stored--current portion..         74,600               (1)         74,601
 Materials and supplies.......         21,255                1          21,254
Unrecovered gas costs.........        263,418                          263,418
Deferred income taxes--current
 (net)........................
Broker margin deposits........        264,314                          264,314
Prepayments...................        154,007                          154,007
Other.........................        220,126                          220,126
Net assets held for sale......         57,158                           57,158
                                   ----------         --------      ----------
  Total current assets........      2,125,815                4       2,125,811
                                   ----------         --------      ----------

Investments
Stocks of subsidiary
 companies, at equity--
 consolidated.................
Notes of subsidiary
 companies--consolidated......
Other.........................                         (79,851)         79,851
                                   ----------         --------      ----------
  Total investments...........                         (79,851)         79,851
                                   ----------         --------      ----------

Property, Plant and Equipment
Property, plant and
 equipment....................      9,336,102                1       9,336,101
Less accumulated depreciation
 and amortization.............      4,967,724                2       4,967,722
                                   ----------         --------      ----------
  Net property, plant and
   equipment..................      4,368,378               (1)      4,368,379
                                   ----------         --------      ----------

Deferred Charges and Other
 Assets
Regulatory assets.............        194,806             (969)        195,775
Prepaid pension cost..........        434,417               (1)        434,418
Other.........................        188,476           79,850         108,626
                                   ----------         --------      ----------
  Total deferred charges and
   other assets...............        817,699           78,880         738,819
                                   ----------         --------      ----------

  Total assets................     $7,311,892         $   (968)     $7,312,860
                                   ==========         ========      ==========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                              At December 31, 2000
                                  (Thousands)

                              Consolidated Natural Reclassification
                                Gas Company (As     Adjustments to
                               Consolidated with      Conform to
                                    Dominion           Dominion       CNG and
                                Resources, Inc.)   Resources, Inc.  Subsidiaries
                                   (Page 33)         Presentation    (Page 50)
                              -------------------- ---------------- ------------
      LIABILITIES AND
    STOCKHOLDER'S EQUITY
Current Liabilities
Short-term debt.............       $1,215,175          $    --       $1,215,175
Accounts payable, trade.....          766,244            29,950         736,294
Estimated rate contingencies
 and refunds................                            (40,603)         40,603
Payables to affiliated
 companies..................                            (29,948)         29,948
Customer deposits...........                             (7,101)          7,101
Accrued interest............           23,594                            23,594
Accrued payroll.............            7,095                             7,095
Accrued taxes...............          178,224                (2)        178,226
Deferred income taxes--
 current (net)..............                            (86,571)         86,571
Commodity contract
 liabilities................           26,866            26,866
Other.......................          337,100           107,412         229,688
                                   ----------          --------      ----------
  Total current
   liabilities..............        2,554,298                 3       2,554,295
                                   ----------          --------      ----------
Long-term Debt..............
Debentures and notes........        1,721,329                         1,721,329
Notes payable to
 Registrant--consolidated...
                                   ----------          --------      ----------
  Total long-term debt......        1,721,329                         1,721,329
                                   ----------          --------      ----------
Deferred Credits and Other
 Liabilities................              --
Deferred income taxes.......          788,462                           788,462
Deferred investment tax
 credits....................           17,576                            17,576
Other.......................          264,675              (971)        265,646
                                   ----------          --------      ----------
  Total deferred credits and
   other liabilities........        1,070,713              (971)      1,071,684
                                   ----------          --------      ----------
  Total liabilities.........        5,346,340              (968)      5,347,308
Commitments and
 Contingencies..............
Common Stockholder's
 Equity.....................
Common stock................        1,815,695                         1,815,695
Other capital...............           40,280                            40,280
Retained earnings...........          111,048                           111,048
Accumulated other
 comprehensive income.......           (1,471)                           (1,471)
                                   ----------          --------      ----------
  Total common stockholder's
   equity...................        1,965,552                         1,965,552
                                   ----------          --------      ----------
  Total liabilities and
   stockholder's equity.....       $7,311,892          $   (968)     $7,312,860
                                   ==========          ========      ==========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                   RECLASSIFYING & ADJUSTING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                     To Adjust
                          Consolidated Natural Reclassification    for the Period
                              Gas Company       Adjustments to   January 1, 2000 to
                            (As Consolidated      Conform to      January 28, 2000
                             with Dominion         Dominion     (Date of Acquisition   CNG and
                            Resources, Inc.)   Resources, Inc.      by Dominion      Subsidiaries
                               (Page 35)         Presentation     Resources, Inc.)    (Page 52)
                          -------------------- ---------------- -------------------- ------------
Operating revenue and
 income:
 Regulated gas sales....       $1,487,378         $       1          $(231,537)       $1,718,914
 Nonregulated gas
  sales.................          582,284           (54,083)           (39,072)          675,439
 Gas transportation and
  storage...............          488,936            (6,081)           (55,897)          550,914
 Oil and gas
  production............          485,219            (6,995)           (39,302)          531,516
 Other..................          583,392            84,130            (35,918)          535,180
                               ----------         ---------          ---------        ----------
  Total.................        3,627,209            16,972           (401,726)        4,011,963
                               ----------         ---------          ---------        ----------
Expenses:
 Purchased gas..........        1,531,923                (1)          (172,916)        1,704,840
 Liquids, capacity and
  other products
  purchased.............          302,929               455            (25,369)          327,843
 Restructuring and other
  merger-related costs..          260,976                               (9,294)          270,270
 Operation and
  maintenance...........          539,327               675            (47,634)          586,286
 Depreciation and
  amortization..........          413,899                (2)           (28,557)          442,458
 Other taxes............          184,011                 1            (19,389)          203,399
                               ----------         ---------          ---------        ----------
  Total.................        3,233,065             1,128           (303,159)        3,535,096
                               ----------         ---------          ---------        ----------
Income from operations..          394,144            15,844            (98,567)          476,867
                               ----------         ---------          ---------        ----------
Other income and
 expense:
 Gain on sale of
  Virginia Natural Gas..                           (163,317)                             163,317
 Loss on net assets held
  for sale..............                            152,340                             (152,340)
 Equity in earnings of
  subsidiary companies--
  consolidated..........
 Interest revenue from
  affiliated companies--
  consolidated..........                                (20)                                  20
 Other..................           27,279            (4,851)            (1,809)           33,939
                               ----------         ---------          ---------        ----------
  Total other income and
   expense..............           27,279           (15,848)            (1,809)           44,936
                               ----------         ---------          ---------        ----------
Income before interest
 and income taxes.......          421,423                (4)          (100,376)          521,803
Interest charges........          150,572               120            (10,965)          161,417
                               ----------         ---------          ---------        ----------
Income before income
 taxes..................          270,851              (124)           (89,411)          360,386
Income tax expense......          113,584              (124)           (33,404)          147,112
                               ----------         ---------          ---------        ----------
Income before cumulative
 effect of a change in
 accounting principle...          157,267                              (56,007)          213,274
Cumulative effect of a
 change in accounting
 principle (net of
 income taxes)..........                                                30,728           (30,728)
                               ----------         ---------          ---------        ----------
Net income..............       $  157,267         $     --           $ (86,735)       $  244,002
                               ==========         =========          =========        ==========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

          RECLASSIFYING & ADJUSTING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                               Consolidated     To Adjust for the
                                Natural Gas           period
                                Company (As     January 1, 2000 to
                             Consolidated with   January 28, 2000
                                 Dominion      (date of acquisition   CNG and
                             Resources, Inc.)      by Dominion      Subsidiaries
                                 (Page 39)       Resources, Inc.)    (Page 56)
                             ----------------- -------------------- ------------
Net income.................      $157,267            $(86,735)        $244,002
Other comprehensive income,
 net of tax:
  Foreign currency
   translation adjustment..                             1,077           (1,077)
  Less: reclassification
   adjustment for losses
   realized in net income..                            (3,637)           3,637
                                 --------            --------         --------
    Total foreign currency
     translation
     adjustment............                            (2,560)           2,560
  Minimum pension liability
   adjustment..............        (1,471)             (1,281)            (190)
                                 --------            --------         --------
    Other comprehensive
     income (loss).........        (1,471)             (3,841)           2,370
                                 --------            --------         --------
Comprehensive income.......      $155,796            $(90,576)        $246,372
                                 ========            ========         ========



The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

               RECLASSIFYING & ADJUSTING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                            Consolidated                         To Adjust
                              Natural      Reclassification    for the Period
                            Gas Company     Adjustments to   January 1, 2000 to  Consolidated Natural
                          (As Consolidated    Conform to      January 28, 2000     Gas Company per
                           with Dominion       Dominion     (Date of Acquisition Consolidated Natural
                             Resources,    Resources, Inc.      by Dominion          Gas Company
                           Inc.)(Page 41)    Presentation     Resources, Inc.)    Form 10-K(Page 58)
                          ---------------- ---------------- -------------------- --------------------
Cash flows from (used
 in) operating
 activities:
 Net income.............     $ 157,267        $     --           $ (86,735)           $ 244,002
 Adjustments to
  reconcile net income
  to net cash from
  operating activities:
 Cumulative effect of a
  change in accounting
  principle.............                                            30,728              (30,728)
 Restructuring and other
  acquisition related
  costs.................       133,759                              (9,294)             143,053
 Loss on net assets held
  for sale..............       152,340                                                  152,340
 Sale of Virginia
  Natural Gas...........                        168,444                                (168,444)
 DCI impairment losses..
 Extraordinary item,
  net...................
 Impairment of
  regulatory assets.....
 Gains on sales of
  subsidiaries..........      (168,444)        (168,444)
 Depreciation and
  amortization..........       413,902                1            (28,557)             442,458
 Pension cost (credit)--
  net...................                        138,171             10,364             (148,535)
 Deferred income taxes..        17,174                             (12,298)              29,472
 Investment tax credit..                          1,909                155               (2,064)
 Deferred fuel expense..
 Changes in current
  assets and
  liabilities:
 Accounts receivable....      (337,077)                             36,762             (373,839)
 Inventories............       (70,506)                            (59,009)             (11,497)
 Unrecovered gas costs..      (216,998)                              8,346             (225,344)
 Purchase and
  origination of
  mortgages.............
 Proceeds from sale and
  principal collections
  of mortgages..........
 Broker margin
  deposits..............                        225,290             16,607             (241,897)
 Prepayments............                         42,586            (14,310)             (28,276)
 Other current assets...                         80,104            (14,789)             (65,315)
 Accounts payable,
  trade.................       361,607                              59,087              302,520
 Estimated rate
  contingencies and
  refunds...............                          3,749              2,152               (5,901)
 Accounts payable to
  customers.............                           (923)             1,882                 (959)
 Accrued interest and
  taxes.................        34,345                             (11,463)              45,808
 Commodity contract
  assets and
  liabilities...........
 Other--net.............                        (31,624)           (43,066)              74,690
 Net assets held for
  sale..................        11,984                               4,825                7,159
 Changes in other assets
  and liabilities.......                       (127,098)            (2,638)             129,736
 Other..................      (332,620)        (332,165)                53                 (508)
                             ---------        ---------          ---------            ---------
Net cash flows from
 operating activities...       156,733                            (111,198)             267,931
Cash flow from (used in)
 investing activities:
 Plant construction and
  other property
  additions.............      (518,994)                             24,189             (543,183)
 Acquisition of
  exploration and
  production assets.....      (214,700)                              3,257             (217,957)
 Loan originations......
 Repayments of loan
  originations..........
 Proceeds from sale of
  Virginia Natural Gas,
  net of cash sold......                       (531,656)                                531,656
 Proceeds from sale of
  Argentine investments,
  net of cash sold......                       (144,534)                                144,534
 Sale of businesses.....       676,190          676,190
 Sale of marketable
  securities............
 Purchase of debt
  securities............
 Acquisition of
  businesses............
 Other investments......                          5,541              1,647               (7,188)
 Other..................         3,500           (5,541)              (352)               9,393
                             ---------        ---------          ---------            ---------
Net cash flow used in
 investing activities...       (54,004)                             28,741              (82,745)
Cash flow from (used in)
 financing activities:
 Issuance of common
  stock.................
 Repurchase of common
  stock.................
 Issuance (repayment) of
  short term debt.......       612,687                              85,912              526,775
 Issuance of long term
  debt..................
 Repayment of long term
  debt..................       (44,615)                                                 (44,615)
 Common dividend
  payments..............      (657,140)          46,515                 34             (703,689)
 Other..................       (46,515)         (46,515)
                             ---------        ---------          ---------            ---------
Net cash flow from (used
 in) financing
 activities.............      (135,583)                             85,946             (221,529)
Increase (decrease) in
 cash and cash
 equivalents............       (32,854)                              3,489              (36,343)
Cash and cash
 equivalents at
 beginning of the year..        90,403                              (3,488)              93,891
                             ---------        ---------          ---------            ---------
Cash and cash
 equivalents at end of
 the year...............     $  57,549        $     --           $       1            $  57,548
                             =========        =========          =========            =========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                          CONSOLIDATING BALANCE SHEET
                              At December 31, 2000
                                  (Thousands)

                                       Eliminations                                       Dominion
                            CNG and        and        Combined                          Transmission  Dominion
                          Subsidiaries Adjustments      Total       CNG       CNGSvc     (Page 66)   East Ohio
                          ------------ ------------  ----------- ---------- ----------  ------------ ----------
         ASSETS
Current Assets
Cash and cash
 equivalents............   $   57,548  $      (203)  $    57,751 $        7 $    1,599   $      641  $   41,097
Accounts receivable:
 Customers, less
  allowance.............      740,404                    740,404                             64,698     504,004
 Other..................      252,816                    252,816      4,786      1,335       (1,233)      3,648
Receivables from
 affiliated companies...       20,165   (2,426,697)    2,446,862    993,930  1,161,869       48,889       2,015
Inventories:
 Gas stored--current
  portion...............       74,601       (2,045)       76,646                                         29,000
 Materials and
  supplies..............       21,254                     21,254                             10,719       3,990
Unrecovered gas costs...      263,418                    263,418                            121,068      65,873
Deferred income taxes--
 current (net)..........                       (82)           82
Broker margin deposits..      264,314                    264,314
Prepayments.............      154,007           (3)      154,010     14,657      1,916       13,892      94,569
Other...................      220,126            6       220,120     62,023       (397)      69,882        (575)
Net assets held for
 sale...................       57,158       57,158
                           ----------  -----------   ----------- ---------- ----------   ----------  ----------
 Total current assets...    2,125,811   (2,371,866)    4,497,677  1,075,403  1,166,322      328,556     743,621
                           ----------  -----------   ----------- ---------- ----------   ----------  ----------
Investments
Stocks of subsidiary
 companies, at equity--
 consolidated...........                (2,460,646)    2,460,646  2,460,646
Notes of subsidiary
 companies--
 consolidated...........                (1,324,182)    1,324,182  1,324,182
Other...................       79,851      (66,848)      146,699                             28,723         758
                           ----------  -----------   ----------- ---------- ----------   ----------  ----------
 Total investments......       79,851   (3,851,676)    3,931,527  3,784,828                  28,723         758
                           ----------  -----------   ----------- ---------- ----------   ----------  ----------
Property, Plant and
 Equipment
Property, plant and
 equipment..............    9,336,101       (3,044)    9,339,145                40,116    2,188,544   1,613,528
Less accumulated
 depreciation and
 amortization...........    4,967,722      (28,335)    4,996,057                24,943    1,159,675     690,674
                           ----------  -----------   ----------- ---------- ----------   ----------  ----------
 Net property, plant and
  equipment.............    4,368,379       25,291     4,343,088                15,173    1,028,869     922,854
                           ----------  -----------   ----------- ---------- ----------   ----------  ----------
Deferred Charges and
 Other Assets
Regulatory assets.......      195,775      (46,418)      242,193                             16,799      62,614
Prepaid pension cost....      434,418      (29,048)      463,466                28,658      113,637     207,276
Other...................      108,626       (2,729)      111,355     55,782      4,723       10,108        (597)
                           ----------  -----------   ----------- ---------- ----------   ----------  ----------
 Total deferred charges
  and other assets......      738,819      (78,195)      817,014     55,782     33,381      140,544     269,293
                           ----------  -----------   ----------- ---------- ----------   ----------  ----------
 Total assets...........   $7,312,860  $(6,276,446)  $13,589,306 $4,916,013 $1,214,876   $1,526,692  $1,936,526
                           ==========  ===========   =========== ========== ==========   ==========  ==========


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                              At December 31, 2000
                                  (Thousands)

                                              Dominion  Dominion                                  Other
                          Dominion Dominion     E&P      Field   Dominion CNG Power   CNGI     Subsidiaries
                          Peoples    Hope    (Page 72)  Services  Retail  (Page 78) (Page 84)   (Page 60)
                          -------- --------  ---------- -------- -------- --------- ---------  ------------
         ASSETS
Current Assets
Cash and cash
 equivalents............  $  3,844 $  4,701  $    5,382 $     23 $   176   $     3  $    203     $    75
Accounts receivable:
 Customers, less
  allowance.............    95,374   52,797       4,865    3,818  13,709                           1,139
 Other..................     6,455   (4,946)    166,290   76,366      57                              58
Receivables from
 affiliated companies...     4,783    1,834      12,167   40,608  22,710     9,133   138,161      10,763
Inventories:
 Gas stored--current
  portion...............     6,456    7,718                1,382  32,090
 Materials and
  supplies..............     2,011      530       3,980       24
Unrecovered gas costs...    76,477
Deferred income taxes--
 current (net)..........                             82
Broker margin deposits..                        179,119   85,195
Prepayments.............     7,021    2,425       1,865   17,638       6         1         3          17
Other...................    17,153   (1,259)     21,331   39,842  12,045         2        (6)         79
Net assets held for
 sale...................
                          -------- --------  ---------- -------- -------   -------  --------     -------
 Total current assets...   219,574   63,800     395,081  264,896  80,793     9,139   138,361      12,131
                          -------- --------  ---------- -------- -------   -------  --------     -------
Investments
Stocks of subsidiary
 companies, at equity--
 consolidated...........
Notes of subsidiary
 companies--
 consolidated...........
Other...................              1,125                                      1    66,848      49,244
                          -------- --------  ---------- -------- -------   -------  --------     -------
 Total investments......              1,125                                      1    66,848      49,244
                          -------- --------  ---------- -------- -------   -------  --------     -------
Property, Plant and
 Equipment
Property, plant and
 equipment..............   695,289  199,227   4,556,708   30,515   8,557     5,845       816
Less accumulated
 depreciation and
 amortization...........   240,511   79,452   2,790,598    1,665   4,911     3,012       616
                          -------- --------  ---------- -------- -------   -------  --------     -------
 Net property, plant and
  equipment.............   454,778  119,775   1,766,110   28,850   3,646     2,833       200
                          -------- --------  ---------- -------- -------   -------  --------     -------
Deferred Charges and
 Other Assets
Regulatory assets.......   150,096   12,684
Prepaid pension cost....    92,612   21,023                          260
Other...................     7,215      328      18,938    7,911   2,946                  64       3,937
                          -------- --------  ---------- -------- -------   -------  --------     -------
 Total deferred charges
  and other assets......   249,923   34,035      18,938    7,911   3,206                  64       3,937
                          -------- --------  ---------- -------- -------   -------  --------     -------
 Total assets...........  $924,275 $218,735  $2,180,129 $301,657 $87,645   $11,973  $205,473     $65,312
                          ======== ========  ========== ======== =======   =======  ========     =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                              At December 31, 2000
                                  (Thousands)

                                       Eliminations                                         Dominion
                            CNG and        and        Combined                            Transmission  Dominion
                          Subsidiaries Adjustments      Total        CNG        CNGSvc     (Page 67)   East Ohio
                          ------------ ------------  -----------  ----------  ----------  ------------ ----------
    LIABILITIES AND
  STOCKHOLDER'S EQUITY
Current Liabilities
Short-term debt.........   $1,215,175  $       --    $ 1,215,175  $1,215,175  $      --    $      --   $      --
Accounts payable,
 trade..................      736,294          (47)      736,341       1,587       7,452       24,172     236,181
Estimated rate
 contingencies and
 refunds................       40,603                     40,603                               39,736          49
Payables to affiliated
 companies..............       29,948   (2,426,697)    2,456,645       3,781   1,145,377       41,897     512,821
Customer deposits.......        7,101                      7,101                                  113       4,420
Accrued interest........       23,594                     23,594      22,997                                  485
Accrued payroll.........        7,095                      7,095                                1,898       3,556
Accrued taxes...........      178,226       (1,103)      179,329      17,789         385       38,569     126,323
Deferred income taxes--
 current (net)..........       86,571          (82)       86,653                               32,211      22,590
Other...................      229,688       (2,632)      232,320         399       9,685       27,139      22,376
                           ----------  -----------   -----------  ----------  ----------   ----------  ----------
 Total current
  liabilities...........    2,554,295   (2,430,561)    4,984,856   1,261,728   1,162,899      205,735     928,801
                           ----------  -----------   -----------  ----------  ----------   ----------  ----------
Long-term Debt
Debentures and notes....    1,721,329                  1,721,329   1,721,329
Notes payable to
 Registrant--
 consolidated...........                (1,324,182)    1,324,182                              331,599     295,819
                           ----------  -----------   -----------  ----------  ----------   ----------  ----------
 Total long-term debt...    1,721,329   (1,324,182)    3,045,511   1,721,329                  331,599     295,819
                           ----------  -----------   -----------  ----------  ----------   ----------  ----------
Deferred Credits and
 Other Liabilities
Deferred income taxes...      788,462        5,466       782,996      (7,354)      1,339      167,014     191,554
Deferred investment tax
 credits................       17,576                     17,576                                            8,298
Other...................      265,646      (80,187)      345,833      14,958      51,132       30,185      75,944
                           ----------  -----------   -----------  ----------  ----------   ----------  ----------
 Total deferred credits
  and other
  liabilities...........    1,071,684      (74,721)    1,146,405       7,604      52,471      197,199     275,796
                           ----------  -----------   -----------  ----------  ----------   ----------  ----------
 Total liabilities......    5,347,308
Commitments and
 Contingencies
Common Stockholder's
 Equity
Common stock............    1,815,695   (1,835,358)    3,651,053   1,816,010          10      601,000     237,968
Other capital...........       40,280       17,986        22,294                                2,254      19,975
Retained earnings.......      111,048     (631,551)      742,599     111,048                  189,523     178,433
Accumulated other
 comprehensive income...       (1,471)       1,941        (3,412)     (1,706)       (504)        (618)       (266)
                           ----------  -----------   -----------  ----------  ----------   ----------  ----------
 Total common
  stockholder's equity..    1,965,552   (2,446,982)    4,412,534   1,925,352        (494)     792,159     436,110
                           ----------  -----------   -----------  ----------  ----------   ----------  ----------
 Total liabilities and
  stockholder's equity..   $7,312,860  $(6,276,446)  $13,589,306  $4,916,013  $1,214,876   $1,526,692  $1,936,526
                           ==========  ===========   ===========  ==========  ==========   ==========  ==========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                              At December 31, 2000
                                  (Thousands)


                                               Dominion  Dominion                                    Other
                          Dominion  Dominion  E&P (Page   Field    Dominion  CNG Power   CNGI     Subsidiaries
                          Peoples     Hope       73)     Services   Retail   (Page 79) (Page 85)   (Page 61)
                          --------  --------  ---------- --------  --------  --------- ---------  ------------
    LIABILITIES AND
  STOCKHOLDER'S EQUITY
Current Liabilities
Short-term debt.........  $    --   $    --   $      --  $    --   $   --     $   --   $    --      $   --
Accounts payable,
 trade..................    74,062    26,341     213,689  110,444   39,790                   47       2,576
Estimated rate
 contingencies and
 refunds................       842       (24)
Payables to affiliated
 companies..............   168,504    42,388     327,595  122,995   54,014         21     1,032      36,220
Customer deposits.......     2,143       399                   26
Accrued interest........        94        18
Accrued payroll.........     1,020       618                             3
Accrued taxes...........   (14,733)    2,716       3,290    1,254      709        925     1,103         999
Deferred income taxes--
 current (net)..........    31,827        25
Other...................    14,677     2,348      22,616   26,433    1,880              102,635       2,132
                          --------  --------  ---------- --------  -------    -------  --------     -------
 Total current
  liabilities...........   278,436    74,829     567,190  261,152   96,396        946   104,817      41,927
                          --------  --------  ---------- --------  -------    -------  --------     -------
Long-term Debt
Debentures and notes....
Notes payable to
 Registrant--
 consolidated...........   130,083    36,456     515,225                                 15,000
                          --------  --------  ---------- --------  -------    -------  --------     -------
 Total long-term debt...   130,083    36,456     515,225                                 15,000
                          --------  --------  ---------- --------  -------    -------  --------     -------
Deferred Credits and
 Other Liabilities
Deferred income taxes...   167,478    20,552     276,266     (669)  (1,490)       797   (40,678)      8,187
Deferred investment tax
 credits................     7,249     2,029
Other...................    56,620    21,507      80,186   12,597      802                1,694         208
                          --------  --------  ---------- --------  -------    -------  --------     -------
 Total deferred credits
  and other
  liabilities...........   231,347    44,088     356,452   11,928     (688)       797   (38,984)      8,395
                          --------  --------  ---------- --------  -------    -------  --------     -------
 Total liabilities......
Commitments and
 Contingencies
Common Stockholder's
 Equity
Common stock............   183,535    44,900     439,000   17,220    6,000      8,360   238,550      58,500
Other capital...........                                       45                                        20
Retained earnings.......   101,127    18,527     302,262   11,312  (14,063)     1,870  (113,910)    (43,530)
Accumulated other
 comprehensive income...      (253)      (65)
                          --------  --------  ---------- --------  -------    -------  --------     -------
 Total common
  stockholder's equity..   284,409    63,362     741,262   28,577   (8,063)    10,230   124,640      14,990
                          --------  --------  ---------- --------  -------    -------  --------     -------
 Total liabilities and
  stockholder's equity..  $924,275  $218,735  $2,180,129 $301,657  $87,645    $11,973  $205,473     $65,312
                          ========  ========  ========== ========  =======    =======  ========     =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                       Eliminations                                  Dominion
                            CNG and        and       Combined                      Transmission  Dominion   Dominion
                          Subsidiaries Adjustments    Total       CNG     CNGSvc    (Page 68)   East Ohio   Peoples
                          ------------ ------------ ----------  --------  -------  ------------ ----------  --------
Operating revenue and
 income:
 Regulated gas sales....   $1,718,914   $    (334)  $1,719,248  $         $          $          $1,228,555  $231,540
 Nonregulated gas
  sales.................      675,439     (89,566)     765,005
 Gas transportation and
  storage...............      550,914    (113,553)     664,467                        441,078      114,000   100,524
 Oil and gas
  production............      531,516    (106,132)     637,648                         40,930
 Other..................      535,180    (209,885)     745,065            183,893      86,143       20,128     8,765
                           ----------   ---------   ----------  --------  -------    --------   ----------  --------
 Total..................    4,011,963    (519,470)   4,531,433            183,893     568,151    1,362,683   340,829
                           ----------   ---------   ----------  --------  -------    --------   ----------  --------
Expenses:
 Purchased gas..........    1,704,840    (302,341)   2,007,181                         14,866      864,189   155,667
 Liquids, capacity and
  other products
  purchased.............      327,843      (9,240)     337,083                         61,430
 Restructuring and other
  merger-related costs..      270,270       6,279      263,991    13,121   72,734      20,147       49,600    17,941
 Operation and
  maintenance...........      586,286    (217,120)     803,406    49,218  101,725     156,531      200,632    80,674
 Depreciation and
  amortization..........      442,458      (2,610)     445,068              7,504      62,410       49,787    16,511
 Other taxes............      203,399                  203,399      (145)   4,198      29,090      130,866     5,548
                           ----------   ---------   ----------  --------  -------    --------   ----------  --------
 Total..................    3,535,096    (525,032)   4,060,128    62,194  186,161     344,474    1,295,074   276,341
                           ----------   ---------   ----------  --------  -------    --------   ----------  --------
Income from operations..      476,867       5,562      471,305   (62,194)  (2,268)    223,677       67,609    64,488
                           ----------   ---------   ----------  --------  -------    --------   ----------  --------
Other income and
 expense:
 Gain on sale of
  Virginia Natural Gas..      163,317                  163,317   163,317
 Loss on net assets held
  for sale..............     (152,340)                (152,340)
 Equity in earnings of
  subsidiary companies--
  consolidated..........                 (212,413)     212,413   212,413
 Interest revenue from
  affiliated companies--
  consolidated..........           20    (150,599)     150,619   144,346    1,368       1,681
 Other..................       33,939      (2,877)      36,816     6,625     (289)      3,178       13,088     2,243
                           ----------   ---------   ----------  --------  -------    --------   ----------  --------
 Total other income and
  expense...............       44,936    (365,889)     410,825   526,701    1,079       4,859       13,088     2,243
                           ----------   ---------   ----------  --------  -------    --------   ----------  --------
Income before interest
 and income taxes.......      521,803    (360,327)     882,130   464,507   (1,189)    228,536       80,697    66,731
Interest charges........      161,417    (153,620)     315,037   174,011    1,890      23,915       39,437    14,226
                           ----------   ---------   ----------  --------  -------    --------   ----------  --------
Income before income
 taxes..................      360,386    (206,707)     567,093   290,496   (3,079)    204,621       41,260    52,505
Income tax expense......      147,112         947      146,165    46,494               77,467       16,328    15,699
                           ----------   ---------   ----------  --------  -------    --------   ----------  --------
Income before cumulative
 effect of a change in
 accounting principle...      213,274    (207,654)     420,928   244,002   (3,079)    127,154       24,932    36,806
Cumulative effect of a
 change in accounting
 principle (net of
 income taxes)..........      (30,728)      3,079      (33,807)            (3,079)     (6,212)     (12,591)   (9,859)
                           ----------   ---------   ----------  --------  -------    --------   ----------  --------
Net income..............   $  244,002   $(210,733)  $  454,735  $244,002  $          $133,366   $   37,523  $ 46,665
                           ==========   =========   ==========  ========  =======    ========   ==========  ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                      For the Year Ended December 31, 2000
                                  (Thousands)

                                              Dominion
                                                E&P     Dominion                                    Other
                                    Dominion   (Page     Field    Dominion  CNG Power   CNGI     Subsidiaries
                            VNG       Hope      74)     Services   Retail   (Page 80) (Page 86)   (Page 62)
                          --------  --------  --------  --------  --------  --------- ---------  ------------
Operating revenue and
 income:
 Regulated gas sales....  $147,341  $111,812  $   --    $   --    $   --     $  --    $     --     $   --
 Nonregulated gas
  sales.................                                617,195   147,810
 Gas transportation and
  storage...............     2,517     5,782      398       168
 Oil and gas
  production............                      596,718
 Other..................     4,950     5,851  381,641    11,984    25,434     3,627         102     12,547
                          --------  --------  -------   -------   -------    ------   ---------    -------
 Total..................   154,808   123,445  978,757   629,347   173,244     3,627         102     12,547
                          --------  --------  -------   -------   -------    ------   ---------    -------
Expenses:
 Purchased gas..........    78,221    63,013   81,254   605,157   144,814
 Liquids, capacity and
  other products
  purchased.............                      251,729       284    18,915     2,085                  2,640
 Restructuring and other
  merger-related costs..     1,960     2,953   80,775         7     1,643                 3,110
 Operation and
  maintenance...........    34,640    29,721  108,162    16,556    12,383       361       5,225      7,578
 Depreciation and
  amortization..........    12,044     6,118  288,084       530     1,739       207         134
 Other taxes............     7,716    10,089   14,604        81     1,223        64         192       (127)
                          --------  --------  -------   -------   -------    ------   ---------    -------
 Total..................   134,581   111,894  824,608   622,615   180,717     2,717       8,661     10,091
                          --------  --------  -------   -------   -------    ------   ---------    -------
Income from operations..    20,227    11,551  154,149     6,732    (7,473)      910      (8,559)     2,456
                          --------  --------  -------   -------   -------    ------   ---------    -------
Other income and
 expense:
 Gain on sale of
  Virginia Natural Gas..
 Loss on net assets held
  for sale..............                                                               (152,340)
 Equity in earnings of
  subsidiary companies--
  consolidated..........
 Interest revenue from
  affiliated companies--
  consolidated..........        95                150         7        43       472       2,008        449
 Other..................       (38)      424    1,677     1,490       145        69       3,120      5,084
                          --------  --------  -------   -------   -------    ------   ---------    -------
 Total other income and
  expense...............        57       424    1,827     1,497       188       541    (147,212)     5,533
                          --------  --------  -------   -------   -------    ------   ---------    -------
Income before interest
 and income taxes.......    20,284    11,975  155,976     8,229    (7,285)    1,451    (155,771)     7,989
Interest charges........     6,906     4,197   42,101     3,347       719                 1,743      2,545
                          --------  --------  -------   -------   -------    ------   ---------    -------
Income before income
 taxes..................    13,378     7,778  113,875     4,882    (8,004)    1,451    (157,514)     5,444
Income tax expense......     5,699     3,513   32,831     1,858    (2,772)      406     (53,796)     2,438
                          --------  --------  -------   -------   -------    ------   ---------    -------
Income before cumulative
 effect of a change in
 accounting principle...     7,679     4,265   81,044     3,024    (5,232)    1,045    (103,718)     3,006
Cumulative effect of a
 change in accounting
 principle (net of
 income taxes)..........      (186)   (1,696)    (162)       (2)      (14)                   (6)
                          --------  --------  -------   -------   -------    ------   ---------    -------
Net income..............  $  7,865  $  5,961  $81,206   $ 3,026   $(5,218)   $1,045   $(103,712)   $ 3,006
                          ========  ========  =======   =======   =======    ======   =========    =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                              CNG      Eliminations                                  Dominion   Dominion
                              and          and       Combined                      Transmission   East    Dominion
                          Subsidiaries Adjustments    Total        CNG      CNGSvc  (Page 69)     Ohio    Peoples
                          ------------ ------------ ----------  ----------  ------ ------------ --------  --------
Retained Earnings
Balance at December 31,
 1999...................   $1,549,505   $(540,118)  $2,089,623  $1,549,505   $--     $119,222   $156,759  $ 65,346
Net income for the
 period January 1
 through January 27,
 2000...................       86,654     (96,288)     182,942      86,654             21,411     34,250    20,727
                           ----------   ---------   ----------  ----------   ----    --------   --------  --------
 Total..................    1,636,159    (636,406)   2,272,565   1,636,159            140,633    191,009    86,073
Merger of Parent Company
 with Dominion
 Resources, Inc.........   (1,636,159)              (1,636,159) (1,636,159)
                           ----------   ---------   ----------  ----------   ----    --------   --------  --------
Balance at January 28,
 2000...................                 (636,406)     636,406                        140,633    191,009    86,073
Net income for the
 period January 28
 through December 31,
 2000...................      157,348    (114,445)     271,793     157,348            111,955      3,273    25,938
Dividends declared on
 common stock--cash.....      (46,300)    112,502     (158,802)    (46,300)           (63,065)   (15,849)  (10,884)
Sale of Virginia Natural
 Gas by Parent Company..                    6,798       (6,798)
                           ----------   ---------   ----------  ----------   ----    --------   --------  --------
Balance at December 31,
 2000...................   $  111,048   $(631,551)  $  742,599  $  111,048   $--     $189,523   $178,433  $101,127
                           ==========   =========   ==========  ==========   ====    ========   ========  ========


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                      For the Year Ended December 31, 2000
                                  (Thousands)

                                           Dominion   Dominion                                   Other
                                  Dominion    E&P      Field   Dominion  CNG Power   CNGI     Subsidiaries
                           VNG      Hope   (Page 75)  Services  Retail   (Page 81) (Page 87)   (Page 63)
                          ------  -------- ---------  -------- --------  --------- ---------  ------------
Retained Earnings
Balance at December 31,
 1999...................  $2,437  $12,566  $240,256   $ 8,286  $ (8,845)  $  825   $ (10,198)   $(46,536)
Net income for the
 period January 1
 through January 27,
 2000...................   5,761    5,042     6,924       752     1,251      173        (267)        264
                          ------  -------  --------   -------  --------   ------   ---------    --------
 Total..................   8,198   17,608   247,180     9,038    (7,594)     998     (10,465)    (46,272)
Merger of Parent Company
 with Dominion
 Resources, Inc. .......
                          ------  -------  --------   -------  --------   ------   ---------    --------
Balance at January 28,
 2000...................   8,198   17,608   247,180     9,038    (7,594)     998     (10,465)    (46,272)
Net income for the
 period January 28
 through December 31,
 2000...................   2,104      919    74,282     2,274    (6,469)     872    (103,445)      2,742
Dividends declared on
 common stock--cash.....  (3,504)           (19,200)
Sale of Virginia Natural
 Gas by Parent Company..  (6,798)
                          ------  -------  --------   -------  --------   ------   ---------    --------
Balance at December 31,
 2000...................  $  --   $18,527  $302,262   $11,312  $(14,063)  $1,870   $(113,910)   $(43,530)
                          ======  =======  ========   =======  ========   ======   =========    ========


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY
                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                      Eliminations                              Dominion   Dominion
                           CNG and        and      Combined                   Transmission   East   Dominion
                         Subsidiaries Adjustments   Total      CNG     CNGSvc  (Page 70)     Ohio   Peoples
                         ------------ ------------ --------  --------  ------ ------------ -------- --------
Net income..............   $244,002    $(210,733)  $454,735  $244,002   $       $133,366   $37,523  $46,665
Other comprehensive
 income, net of tax:
 Foreign currency
  translation
  adjustment............     (1,077)       1,077     (2,154)   (1,077)
 Less: reclassification
  adjustment for losses
  realized in net
  income................      3,637       (3,637)     7,274     3,637
                           --------    ---------   --------  --------   ---     --------   -------  -------
 Total foreign currency
  translation
  adjustment............      2,560       (2,560)     5,120     2,560
 Minimum pension
  liability adjustment..       (190)        (119)       (71)     (190)   30          (76)       60       86
                           --------    ---------   --------  --------   ---     --------   -------  -------
 Other comprehensive
  income (loss).........      2,370       (2,679)     5,049     2,370    30          (76)       60       86
                           --------    ---------   --------  --------   ---     --------   -------  -------
Comprehensive income....   $246,372    $(213,412)  $459,784  $246,372   $30     $133,290   $37,583  $46,751
                           ========    =========   ========  ========   ===     ========   =======  =======



The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY
          CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME--(Continued)
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                         Dominion
                                           E&P    Dominion                                   Other
                                Dominion  (Page    Field   Dominion  CNG Power   CNGI     Subsidiaries
                          VNG     Hope     76)    Services  Retail   (Page 82) (Page 88)   (Page 64)
                         ------ -------- -------- -------- --------  --------- ---------  ------------
Net income.............. $7,865  $5,961  $81,206   $3,026  $(5,218)   $1,045   $(103,712)    $3,006
Other comprehensive
 income, net of tax:
 Foreign currency
  translation
  adjustment............                                                          (1,077)
 Less: reclassification
  adjustment for losses
  realized in net
  income................                                                           3,637
                         ------  ------  -------   ------  -------    ------   ---------     ------
 Total foreign currency
  translation
  adjustment............                                                           2,560
 Minimum pension
  liability adjustment..             19
                         ------  ------  -------   ------  -------    ------   ---------     ------
 Other comprehensive
  income (loss).........             19                                            2,560
                         ------  ------  -------   ------  -------    ------   ---------     ------
Comprehensive income.... $7,865  $5,980  $81,206   $3,026  $(5,218)   $1,045   $(101,152)    $3,006
                         ======  ======  =======   ======  =======    ======   =========     ======



The Notes to the Consolidated Financial Statements are in integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                      Eliminations                                       Dominion
                           CNG and        and        Combined                          Transmission Dominion   Dominion
                         Subsidiaries Adjustments      Total        CNG      CNGSvc     (Page 71)   East Ohio  Peoples
                         ------------ ------------  -----------  ---------  ---------  ------------ ---------  --------
Cash Flows From (Used
 In) Operating
 Activities
Net income.............   $ 244,002   $  (210,733)  $   454,735  $ 244,002  $     --    $ 133,366   $  37,523  $ 46,665
Adjustments to
 reconcile net income
 to net cash from
 operating activities:
 Cumulative effect of a
  change in accounting
  principle............     (30,728)        3,079       (33,807)               (3,079)     (6,212)    (12,591)   (9,859)
 Restructuring and
  other merger-related
  costs................     143,053        (1,423)      144,476        574     23,588      14,807      44,428    10,596
 Loss on net assets
  held for sale........     152,340                     152,340
 Sale of Virginia
  Natural Gas..........    (168,444)                   (168,444)  (168,444)
 Depreciation and
  amortization.........     442,458        (2,610)      445,068                 7,504      62,410      49,787    16,511
 Pension cost
  (credit)--net........    (148,535)           13      (148,548)       978     (7,990)    (38,014)    (66,549)  (25,454)
 Deferred income
  taxes--net...........      29,472           956        28,516     (6,320)        70       8,765      17,644    24,147
 Investment tax
  credit...............      (2,064)                     (2,064)                                       (1,317)     (494)
 Changes in current
  assets and current
  liabilities:
  Accounts receivable..    (399,742)         (665)     (399,077)    (4,749)      (484)    (16,882)   (255,364)  (24,520)
  Receivables from
   affiliated
   companies...........      25,903        21,880         4,023     (5,056)    21,032      (6,832)      3,407    (2,886)
  Inventories..........     (11,497)                    (11,497)                           (1,656)     26,819     2,730
  Unrecovered gas
   costs...............    (225,344)                   (225,344)                         (101,212)    (65,873)  (58,259)
  Broker margin
   deposits............    (241,897)                   (241,897)
  Prepayments..........     (28,276)           (3)      (28,273)        56        (60)      2,032      (6,479)   (5,885)
  Other current
   assets..............     (65,315)           (7)      (65,308)    (6,450)       424     (23,200)      1,192    (4,567)
  Accounts payable,
   trade...............     336,010           195       335,815      1,433     (2,834)      2,199     142,315    44,163
  Payables to
   affiliated
   companies...........     (33,490)      (23,888)       (9,602)   (24,783)     4,665      12,053      22,050     6,755
  Estimated rate
   contingencies and
   refunds.............      (5,901)                     (5,901)                            7,097     (11,913)      553
  Amounts payable to
   customers...........        (959)                       (959)                                       (3,955)
  Accrued expenses.....      45,808        (1,616)       47,424     11,890       (330)      4,838      38,701   (15,667)
  Other--net...........      74,690        (1,827)       76,517     (2,531)     6,212       5,257       8,608       924
  Net assets held for
   sale................       7,159         7,159
 Changes in other
  assets and other
  liabilities..........     129,736      (147,660)      277,396        (47)   (23,037)    158,121      (2,405)   (5,613)
 Excess of equity in
  earnings of
  subsidiary companies
  over their cash
  dividends paid--
  consolidated.........                    24,606       (24,606)   (24,606)
 Other--net............        (508)                       (508)        29                   (311)       (285)       45
                          ---------   -----------   -----------  ---------  ---------   ---------   ---------  --------
  Net cash flows from
   (used in) operating
   activities..........     267,931      (332,544)      600,475     15,976     25,681     216,626     (34,257)     (115)
                          ---------   -----------   -----------  ---------  ---------   ---------   ---------  --------
Cash Flows From (Used
 In) Investing
 Activities
Plant construction and
 other property
 additions:
 Acquisition of
  exploration and
  production assets....    (217,957)                   (217,957)
 Other.................    (543,183)                   (543,183)                  926     (63,620)    (64,947)  (35,515)
Proceeds from sale of
 Virginia Natural Gas,
 net of cash sold......     531,656           231       531,425    532,021
Proceeds from sale of
 Argentine investments,
 net of cash sold......     144,534       144,534
Cost of other
 investments...........      (7,188)                     (7,188)                             (925)
Intrasystem long-term
 financing--net........                   (34,574)       34,574     34,574
Intrasystem money pool
 investments--net......                 1,054,568    (1,054,568)  (360,992)  (548,696)    (14,048)
Property transfers to
 (from) affiliates.....                                                        (2,265)         86          23     2,243
Other..................       9,393            45         9,348        (45)     1,222         217      (3,099)    6,408
                          ---------   -----------   -----------  ---------  ---------   ---------   ---------  --------
  Net cash flows from
   (used in) investing
   activities..........     (82,745)    1,164,804    (1,247,549)   205,558   (548,813)    (78,290)    (68,023)  (26,864)
                          ---------   -----------   -----------  ---------  ---------   ---------   ---------  --------
Cash Flows From (Used
 In ) Financing
 Activities
Repayments of long-term
 debt..................     (44,615)                    (44,615)   (44,615)
Issuance (repayment) of
 short-term debt.......     526,775                     526,775    526,775
Dividends paid--
 Registrant............    (703,655)                   (703,655)  (703,655)
Intrasystem long-term
 financing-net.........                    34,574       (34,574)              (23,672)     (5,827)     (2,440)   (1,261)
Intrasystem money pool
 borrowings
 (repayments)--net.....                (1,054,568)    1,054,568               486,174     (34,343)    178,511    50,742
Dividends paid--
 subsidiary companies--
 consolidated..........                   187,807      (187,807)                          (97,620)    (39,979)  (22,704)
Purchase of treasury
 stock.................         (34)                        (34)       (34)
Other..................                       (45)           45
                          ---------   -----------   -----------  ---------  ---------   ---------   ---------  --------
  Net cash flows from
   (used in) financing
   activities..........    (221,529)     (832,232)      610,703   (221,529)   462,502    (137,790)    136,092    26,777
                          ---------   -----------   -----------  ---------  ---------   ---------   ---------  --------
  Increase (decrease)
   in cash and cash
   equivalents.........     (36,343)           28       (36,371)         5    (60,630)        546      33,812      (202)
Cash and cash
 equivalents at
 beginning of year.....      93,891          (231)       94,122          2     62,229          95       7,285     4,046
                          ---------   -----------   -----------  ---------  ---------   ---------   ---------  --------
Cash and cash
 equivalents at end of
 year..................   $  57,548   $      (203)  $    57,751  $       7  $   1,599   $     641   $  41,097  $  3,844
                          =========   ===========   ===========  =========  =========   =========   =========  ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY
               CONSOLIDATING STATEMENT OF CASH FLOWS--(Continued)
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                              Dominion   Dominion                                    Other
                                              E&P (Page   Field    Dominion  CNG Power   CNGI     Subsidiaries
                            VNG       HGI        77)     Services   Retail   (Page 83) (Page 89)   (Page 65)
                          --------  --------  ---------  --------  --------  --------- ---------  ------------
Cash Flows From (Used
 In) Operating
 Activities
Net income..............  $  7,865  $  5,961  $  81,206  $  3,026  $ (5,218)  $ 1,045  $(103,712)   $ 3,006
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............      (186)   (1,696)      (162)       (2)      (14)                  (6)
 Restructuring and other
  merger-related costs..     1,960     2,312     43,485        19     1,262         9      1,423         13
 Loss on net assets held
  for sale..............                                                                 152,340
 Sale of Virginia
  Natural Gas...........
 Depreciation and
  amortization..........    12,044     6,118    288,084       530     1,739       207        134
 Pension cost (credit)--
  net...................     3,030    (8,220)    (5,682)               (634)                 (13)
 Deferred income taxes--
  net...................     1,536     3,962     25,760       171      (539)       33    (48,261)     1,548
 Investment tax credit..      (116)     (137)
 Changes in current
  assets and current
  liabilities:
  Accounts receivable...    25,663   (19,171)   (72,565)  (26,662)   (6,712)    1,862        665       (158)
  Receivables from
   affiliated
   companies............     3,950      (331)    (8,330)   12,579   (12,156)      182     (1,127)      (409)
  Inventories...........   (22,307)     (356)    (1,047)   (1,406)  (14,310)       36
  Unrecovered gas
   costs................
  Broker margin
   deposits.............                       (162,161)  (79,736)
  Prepayments...........       113      (357)      (122)  (17,638)       62        (1)         3          3
  Other current assets..       269     3,584     (5,156)  (22,652)   (8,761)                   7          2
  Accounts payable,
   trade................     3,891    12,355     51,620    47,957    32,029      (381)      (195)     1,263
  Payables to affiliated
   companies............     1,199     7,844      7,142   (56,374)    8,808       (96)       613        522
  Estimated rate
   contingencies and
   refunds..............    (1,590)      (48)
  Amounts payable to
   customers............     2,996
  Accrued expenses......     5,012       208        291       770       288       (10)       529        904
  Other--net............       (48)      (47)    16,680    38,127     1,507                1,817         11
  Net assets held for
   sale.................
 Changes in other assets
  and other
  liabilities...........    (1,868)    2,384        427     2,439    (3,127)      (67)   147,661      2,528
 Excess of equity in
  earnings of subsidiary
  companies over their
  cash dividends paid--
  consolidated..........
 Other--net.............        14
                          --------  --------  ---------  --------  --------   -------  ---------    -------
  Net cash flows from
   (used in) operating
   activities...........    43,427    14,365    259,470   (98,852)   (5,776)    2,819    151,878      9,233
                          --------  --------  ---------  --------  --------   -------  ---------    -------
Cash Flows From (Used
 In) Investing
 Activities
Plant construction and
 other property
 additions:
 Acquisition of
  exploration and
  production assets.....                       (217,957)
 Other..................   (15,752)   (9,950)  (352,077)     (919)   (1,332)                   3
Proceeds from sale of
 Virginia Natural Gas,
 net of cash sold.......      (596)
Proceeds from sale of
 Argentine investments,
 net of cash sold.......
Cost of other
 investments............                                                          679     (6,059)      (883)
Intrasystem long-term
 financing--net.........
Intrasystem money pool
 investments--net.......                         12,290                        (3,496)  (137,030)    (2,596)
Property transfers to
 (from) affiliates......                 (41)       (46)
Other...................     3,194      (550)     5,578    (3,576)       (1)
                          --------  --------  ---------  --------  --------   -------  ---------    -------
  Net cash flows from
   (used in) investing
   activities...........   (13,154)  (10,541)  (552,212)   (4,495)   (1,333)   (2,817)  (143,086)    (3,479)
                          --------  --------  ---------  --------  --------   -------  ---------    -------
Cash Flows From (Used In
 ) Financing Activities
Repayments of long-term
 debt...................
Issuance (repayment) of
 short-term debt........
Dividends paid--
 Registrant.............
Intrasystem long-term
 financing--net.........                (474)    (4,450)    3,550
Intrasystem money pool
 borrowings
 (repayments)--net......   (27,000)     (786)   305,803   103,771     7,281               (9,835)    (5,750)
Dividends paid--
 subsidiary companies--
 consolidated...........    (3,504)     (800)   (19,200)   (4,000)
Purchase of treasury
 stock..................
Other...................                                       45
                          --------  --------  ---------  --------  --------   -------  ---------    -------
  Net cash flows from
   (used in) financing
   activities...........   (30,504)   (2,060)   282,153   103,366     7,281               (9,835)    (5,750)
                          --------  --------  ---------  --------  --------   -------  ---------    -------
  Increase (decrease) in
   cash and cash
   equivalents..........      (231)    1,764    (10,589)       19       172         2     (1,043)         4
Cash and cash
 equivalents at
 beginning of year......       231     2,937     15,971         4         4         1      1,246         71
                          --------  --------  ---------  --------  --------   -------  ---------    -------
Cash and cash
 equivalents at end of
 year...................  $    --   $  4,701  $   5,382  $     23  $    176   $     3  $     203    $    75
                          ========  ========  =========  ========  ========   =======  =========    =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                     CONSOLIDATING BALANCE SHEET SUPPLEMENT
                              At December 31, 2000
                                  (Thousands)

                                       Dominion
                             Other       P&S      CNG
                          Subsidiaries  (Page    Main    CNG Oil               CNG     CNG       CNG
                             Total       98)     Pass   Gathering CNGPSC LNG   Coal  Research Financial
                          ------------ -------- ------- --------- ------ ---- ------ -------- ---------
         ASSETS
Current Assets
Cash and cash
 equivalents............    $    75     $   28  $     1  $     1  $    1 $  1 $    1   $ 3       $39
Accounts receivable:
 Customers, less
  allowance.............      1,139      1,139
 Other..................         58                                               58
Receivables from
 affiliated companies...     10,763      3,241                     2,637  669  4,146    70
Inventories:
 Gas stored--current
  portion...............
 Materials and
  supplies..............
Unrecovered gas costs...
Deferred income taxes--
 current (net)..........
Broker margin deposits..
Prepayments.............         17          1        5       10            1
Other...................         79                                         1     78
Net assets held for
 sale...................
                            -------     ------  -------  -------  ------ ---- ------   ---       ---
  Total current assets..     12,131      4,409        6       11   2,638  672  4,283    73        39
                            -------     ------  -------  -------  ------ ---- ------   ---       ---
Investments
Stocks of subsidiary
 companies, at equity--
 consolidated...........
Notes of subsidiary
 companies--
 consolidated...........
Other...................     49,244              32,807   16,437
                            -------     ------  -------  -------  ------ ---- ------   ---       ---
  Total investments.....     49,244              32,807   16,437
                            -------     ------  -------  -------  ------ ---- ------   ---       ---
Property, Plant and
 Equipment
Property, plant and
 equipment..............
Less accumulated
 depreciation and
 amortization...........
  Net property, plant
   and equipment........
Deferred Charges and
 Other Assets
Regulatory assets.......
Prepaid pension cost....
Other...................      3,937                                  184       3,740    13
                            -------     ------  -------  -------  ------ ---- ------   ---       ---
  Total deferred charges
   and other assets.....      3,937                                  184       3,740    13
                            -------     ------  -------  -------  ------ ---- ------   ---       ---
  Total assets..........    $65,312     $4,409  $32,813  $16,448  $2,822 $672 $8,023   $86       $39
                            =======     ======  =======  =======  ====== ==== ======   ===       ===

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                              At December 31, 2000
                                  (Thousands)

                                       Dominion
                             Other       P&S       CNG
                          Subsidiaries  (Page     Main     CNG Oil                                CNG        CNG
                             Total       99)      Pass    Gathering  CNGPSC    LNG    CNG Coal  Research  Financial
                          ------------ --------  -------  --------- --------  ------  --------  --------  ---------
    LIABILITIES AND
  STOCKHOLDER'S EQUITY
Current Liabilities
Short-term debt.........    $    --    $   --    $   --    $   --   $    --   $  --   $    --   $    --     $--
Accounts payable,
 trade..................       2,576       451                         2,125
Estimated rate
 contingencies and
 refunds................
Payables to affiliated
 companies..............      36,220       610    24,532     8,769     2,309
Customer deposits.......
Accrued interest........
Accrued payroll.........
Accrued taxes...........         999       665      (360)      (15)      246     (99)      551         6       5
Deferred income taxes--
 current (net)..........
Other...................       2,132     1,838                           293       1
                            --------   -------   -------   -------  --------  ------  --------  --------    ----
 Total current
  liabilities...........      41,927     3,564    24,172     8,754     4,973     (98)      551         6       5
                            --------   -------   -------   -------  --------  ------  --------  --------    ----
Long-term Debt
Debentures and notes....
Notes payable to
 Registrant--
 consolidated...........
 Total long-term debt...
Deferred Credits and
 Other Liabilities
Deferred income taxes...       8,187    (1,121)    5,872     2,699       174               563
Deferred investment tax
 credits................
Other...................         208       208
                            --------   -------   -------   -------  --------  ------  --------  --------    ----
 Total deferred credits
  and other
  liabilities...........       8,395      (913)    5,872     2,699       174               563
                            --------   -------   -------   -------  --------  ------  --------  --------    ----
Commitments and
 Contingencies
Common Stockholder's
 Equity
Common stock............      58,500     3,990                        15,520   1,000    22,360    15,580      50
Other capital...........          20                  10        10
Retained earnings.......     (43,530)   (2,232)    2,759     4,985   (17,845)   (230)  (15,451)  (15,500)    (16)
Accumulated other
 comprehensive income...
                            --------   -------   -------   -------  --------  ------  --------  --------    ----
 Total common
  stockholder's equity..      14,990     1,758     2,769     4,995    (2,325)    770     6,909        80      34
                            --------   -------   -------   -------  --------  ------  --------  --------    ----
 Total liabilities and
  stockholder's equity..    $ 65,312   $ 4,409   $32,813   $16,448  $  2,822  $  672  $  8,023  $     86    $ 39
                            ========   =======   =======   =======  ========  ======  ========  ========    ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                   CONSOLIDATING INCOME STATEMENT SUPPLEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                             Other      Dominion   CNG
                          Subsidiaries    P&S      Main    CNG Oil                  CNG     CNG       CNG
                             Total     (Page 100)  Pass   Gathering CNGPSC   LNG   Coal   Research Financial
                          ------------ ---------- ------  --------- ------  -----  -----  -------- ---------
Operating revenue and
 income:
 Regulated gas sales....    $   --       $  --    $  --    $  --    $  --   $ --   $ --     $--      $--
 Nonregulated gas
  sales.................
 Gas transportation and
  storage...............
 Oil and gas
  production............
 Other..................     12,547       9,907                      2,640
                            -------      ------   ------   ------   ------  -----  -----    ----     ----
 Total..................     12,547       9,907                      2,640
                            -------      ------   ------   ------   ------  -----  -----    ----     ----
Expenses:
 Purchased gas..........
 Liquids, capacity and
  other products
  purchased.............      2,640                                  2,640
 Restructuring and other
  merger-related costs..
 Operation and
  maintenance...........      7,578       7,425       25       70       42      2     11       2        1
 Depreciation and
  amortization..........
 Other taxes............       (127)         16                                     (143)
                            -------      ------   ------   ------   ------  -----  -----    ----     ----
 Total..................     10,091       7,441       25       70    2,682      2   (132)      2        1
                            -------      ------   ------   ------   ------  -----  -----    ----     ----
Income from operations..      2,456       2,466      (25)     (70)     (42)    (2)   132      (2)      (1)
                            -------      ------   ------   ------   ------  -----  -----    ----     ----
Other income and
 expense:
 Gain on sale of
  Virginia Natural Gas..
 Loss on net assets held
  for sale..............
 Equity in earnings of
  subsidiary companies--
  consolidated..........
 Interest revenue from
  affiliated companies--
  consolidated..........        449         132                                60    253       4
 Other..................      5,084          17    1,418    2,899      540           210
                            -------      ------   ------   ------   ------  -----  -----    ----     ----
 Total other income and
  expense...............      5,533         149    1,418    2,899      540     60    463       4
                            -------      ------   ------   ------   ------  -----  -----    ----     ----
Income before interest
 and income taxes.......      7,989       2,615    1,393    2,829      498     58    595       2       (1)
Interest charges........      2,545                1,734      682      129
                            -------      ------   ------   ------   ------  -----  -----    ----     ----
Income before income
 taxes..................      5,444       2,615     (341)   2,147      369     58    595       2       (1)
Income tax expense......      2,438         916     (108)     758       27    290    555
                            -------      ------   ------   ------   ------  -----  -----    ----     ----
Income before cumulative
 effect of a change in
 accounting principle...      3,006       1,699     (233)   1,389      342   (232)    40       2       (1)
Cumulative effect of a
 change in accounting
 principle (net of
 income taxes)..........
                            -------      ------   ------   ------   ------  -----  -----    ----     ----
Net income..............    $ 3,006      $1,699   $ (233)  $1,389   $  342  $(232) $  40    $  2     $ (1)
                            =======      ======   ======   ======   ======  =====  =====    ====     ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

            CONSOLIDATING STATEMENT OF RETAINED EARNINGS SUPPLEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                             Other      Dominion
                          Subsidiaries    P&S     CNG Main  CNG Oil                               CNG        CNG
                             Total     (Page 101)   Pass   Gathering  CNGPSC    LNG   CNG Coal  Research  Financial
                          ------------ ---------- -------- --------- --------  -----  --------  --------  ---------
Retained Earnings
Balance at December 31,
 1999...................    $(46,536)   $(3,931)   $2,992   $3,596   $(18,187) $   2  $(15,491) $(15,502)   $(15)
Net income for the
 period January 1
 through
 January 27, 2000.......         264         58        51      158               (17)       14
                            --------    -------    ------   ------   --------  -----  --------  --------    ----
 Total..................     (46,272)    (3,873)    3,043    3,754    (18,187)   (15)  (15,477)  (15,502)    (15)
Merger of Parent Company
 with Dominion
 Resources, Inc.........
                            --------    -------    ------   ------   --------  -----  --------  --------    ----
Balance at January 28,
 2000...................     (46,272)    (3,873)    3,043    3,754    (18,187)   (15)  (15,477)  (15,502)    (15)
Net income for the
 period January 28
 through
 December 31, 2000......       2,742      1,641      (284)   1,231        342   (215)       26         2      (1)
Dividends declared on
 common stock--cash.....
Sale of Virginia Natural
 Gas by Parent Company..
                            --------    -------    ------   ------   --------  -----  --------  --------    ----
Balance at December 31,
 2000...................    $(43,530)   $(2,232)   $2,759   $4,985   $(17,845) $(230) $(15,451) $(15,500)   $(16)
                            ========    =======    ======   ======   ========  =====  ========  ========    ====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

           CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME SUPPLEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                            Other      Dominion
                         Subsidiaries    P&S     CNG Main  CNG Oil                CNG    CNG       CNG
                            Total     (Page 102)   Pass   Gathering CNGPSC  LNG   Coal Research Financial
                         ------------ ---------- -------- --------- ------ -----  ---- -------- ---------
Net income..............    $3,006      $1,699    $(233)   $1,389    $342  $(232) $40    $ 2       $(1)
Other comprehensive
 income, net of tax:
 Foreign currency
  translation
  adjustment............
 Less: reclassification
  adjustment for losses
  realized in net
  income................
                            ------      ------    -----    ------    ----  -----  ---    ---       ---
 Total foreign currency
  translation
  adjustment............
 Minimum pension
  liability adjustment..
                            ------      ------    -----    ------    ----  -----  ---    ---       ---
 Other comprehensive
  income (loss).........
                            ------      ------    -----    ------    ----  -----  ---    ---       ---
Comprehensive income....    $3,006      $1,699    $(233)   $1,389    $342  $(232) $40    $ 2       $(1)
                            ======      ======    =====    ======    ====  =====  ===    ===       ===


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED NATURAL GAS COMPANY

                CONSOLIDATING STATEMENT OF CASH FLOWS SUPPLEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                             Other      Dominion    CNG       CNG
                          Subsidiaries    P&S      Main       Oil                     CNG     CNG       CNG
                             Total     (Page 103)  Pass    Gathering CNGPSC    LNG   Coal   Research Financial
                          ------------ ---------- -------  --------- -------  -----  -----  -------- ---------
Cash Flows From (Used
 In) Operating
 Activities
Net income..............    $ 3,006     $ 1,699   $  (233)  $ 1,389  $   342  $(232) $  40    $ 2      $ (1)
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............
 Restructuring and other
  merger-related costs..         13          11                   2
 Loss on net assets held
  for sale..............
 Sale of Virginia
  Natural Gas...........
 Depreciation and
  amortization..........
 Pension cost (credit)--
  net...................
 Deferred income taxes--
  net...................      1,548        (174)    1,242       278      197             5
 Investment tax credit..
 Changes in current
  assets and current
  liabilities:
  Accounts receivable...       (158)       (746)                         593            (5)
  Receivables from
   affiliated
   companies............       (409)        570                   3     (977)     1     (5)    (1)
  Inventories...........
  Unrecovered gas
   costs................
  Broker margin
   deposits.............
  Prepayments...........          3          (1)        2         1               1
  Other current assets..          2                                                      2
  Accounts payable,
   trade................      1,263        (414)                       1,676             1
  Payables to affiliated
   companies............        522           7        26         5      488     (1)    (1)    (1)       (1)
  Estimated rate
   contingencies and
   refunds..............
  Amounts payable to
   customers............
  Accrued expenses......        904         718      (245)       80      156   (110)   306     (1)
  Other--net............         11         661         1         1     (653)    (1)     1      1
  Net assets held for
   sale.................
 Changes in other assets
  and other
  liabilities...........      2,528         208     1,465       982     (185)           58
 Excess of equity in
  earnings of subsidiary
  companies over their
  cash dividends paid--
  consolidated..........
 Other--net.............
                            -------     -------   -------   -------  -------  -----  -----    ---      ----
  Net cash flows from
   (used in) operating
   activities...........      9,233       2,539     2,258     2,741    1,637   (342)   402               (2)
                            -------     -------   -------   -------  -------  -----  -----    ---      ----
Cash Flows From (Used
 In) Investing
 Activities
Plant construction and
 other property
 additions:
 Acquisition of
  exploration and
  production assets.....
 Other..................
Proceeds from sale of
 Virginia Natural Gas,
 net of cash sold.......
Proceeds from sale of
 Argentine investments,
 net of cash sold.......
Cost of other
 investments............       (883)                 (883)
Intrasystem long-term
 financing--net.........
Intrasystem money pool
 investments--net.......     (2,596)     (2,516)                                342   (424)     2
Property transfers to
 (from) affiliates......
Other...................
                            -------     -------   -------   -------  -------  -----  -----    ---      ----
  Net cash flows from
   (used in) investing
   activities...........     (3,479)     (2,516)     (883)                      342   (424)     2
                            -------     -------   -------   -------  -------  -----  -----    ---      ----
Cash Flows From (Used
 In) Financing
 Activities
Repayments of long-term
 debt...................
Issuance (repayment) of
 short-term debt........
Dividends paid--
 Registrant.............
Intrasystem long-term
 financing--net.........
Intrasystem money pool
 borrowings
 (repayments)--net......     (5,750)               (1,374)   (2,740)  (1,636)
Dividends paid--
 subsidiary companies--
 consolidated...........
Purchase of treasury
 stock..................
Other...................
                            -------     -------   -------   -------  -------  -----  -----    ---      ----
  Net cash flows from
   (used in) financing
   activities...........     (5,750)               (1,374)   (2,740)  (1,636)
                            -------     -------   -------   -------  -------  -----  -----    ---      ----
  Increase (decrease) in
   cash and cash
   equivalents..........          4          23         1         1        1           (22)     2        (2)
Cash and cash
 equivalents at
 beginning of year......         71           5                                   1     23      1        41
                            -------     -------   -------   -------  -------  -----  -----    ---      ----
Cash and cash
 equivalents at end of
 year...................    $    75     $    28   $     1   $     1  $     1  $   1  $   1    $ 3      $ 39
                            =======     =======   =======   =======  =======  =====  =====    ===      ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                          DOMINION TRANSMISSION, INC.

                          CONSOLIDATING BALANCE SHEET
                              At December 31, 2000
                                  (Thousands)

                             Dominion    Eliminations
                           Transmission      and       Combined     Dominion     CNG
                          and Subsidiary Adjustments    Total     Transmission Iroquois
                          -------------- ------------ ----------  ------------ --------
         ASSETS
Current Assets
Cash and cash
 equivalents............    $      641     $    --    $      641   $      641  $   --
Accounts receivable:
 Customers, less
  allowance.............        64,698                    64,698       64,698
 Other..................        (1,233)                   (1,233)      (1,233)
Receivables from
 affiliated companies...        48,889                    48,889       23,991   24,898
Inventories:
 Gas stored--current
  portion...............
 Materials and
  supplies..............        10,719                    10,719       10,719
Unrecovered gas costs...       121,068                   121,068      121,068
Deferred income taxes--
 current (net)..........
Broker margin deposits..
Prepayments.............        13,892                    13,892       13,892
Other...................        69,882                    69,882       69,872       10
Net assets held for
 sale...................
                            ----------     --------   ----------   ----------  -------
  Total current assets..       328,556                   328,556      303,648   24,908
                            ----------     --------   ----------   ----------  -------
Investments
Stock of subsidiary
 company, at equity--
 consolidated...........                    (44,152)      44,152       44,152
Notes of subsidiary
 company--consolidated..
Other...................        28,723                    28,723                28,723
                            ----------     --------   ----------   ----------  -------
  Total investments.....        28,723      (44,152)      72,875       44,152   28,723
                            ----------     --------   ----------   ----------  -------
Property, Plant and
 Equipment
Property, plant and
 equipment..............     2,188,544                 2,188,544    2,188,544
Less accumulated
 depreciation and
 amortization...........     1,159,675                 1,159,675    1,159,675
                            ----------     --------   ----------   ----------  -------
  Net property, plant
   and equipment........     1,028,869                 1,028,869    1,028,869
                            ----------     --------   ----------   ----------  -------
Deferred Charges and
 Other Assets
Regulatory assets.......        16,799                    16,799       16,799
Prepaid pension cost....       113,637                   113,637      113,637
Other...................        10,108                    10,108       10,108
                            ----------     --------   ----------   ----------  -------
  Total deferred charges
   and other assets.....       140,544                   140,544      140,544
                            ----------     --------   ----------   ----------  -------
  Total assets..........    $1,526,692     $(44,152)  $1,570,844   $1,517,213  $53,631
                            ==========     ========   ==========   ==========  =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                          DOMINION TRANSMISSION, INC.

                              At December 31, 2000
                                  (Thousands)

                           Dominion
                         Transmission Eliminations
                             and          and       Combined     Dominion     CNG
                          Subsidiary  Adjustments    Total     Transmission Iroquois
                         ------------ ------------ ----------  ------------ --------
LIABILITIES AND
 STOCKHOLDER'S EQUITY
Current Liabilities
Short-term debt.........  $      --     $    --    $      --    $      --   $   --
Accounts payable,
 trade..................      24,172                   24,172       24,172
Estimated rate
 contingencies and
 refunds................      39,736                   39,736       39,736
Payables to affiliated
 companies..............      41,897                   41,897       41,897
Customer deposits.......         113                      113          113
Accrued interest........         --                       --           --
Accrued payroll.........       1,898                    1,898        1,898
Accrued taxes...........      38,569                   38,569       39,045     (476)
Deferred income taxes--
 current (net)..........      32,211                   32,211       32,211
Other...................      27,139                   27,139       27,139
                          ----------    --------   ----------   ----------  -------
  Total current
   liabilities..........     205,735                  205,735      206,211     (476)
                          ----------    --------   ----------   ----------  -------
Long-term Debt
Debentures and notes....
Notes payable to
 Registrant--
 consolidated...........     331,599                  331,599      331,599
                          ----------    --------   ----------   ----------  -------
  Total long-term debt..     331,599                  331,599      331,599
                          ----------    --------   ----------   ----------  -------
Deferred Credits and
 Other Liabilities
Deferred income taxes...     167,014                  167,014      157,059    9,955
Deferred investment tax
 credits................         --
Other...................      30,185                   30,185       30,185
                          ----------    --------   ----------   ----------  -------
  Total deferred credits
   and other
   liabilities..........     197,199                  197,199      187,244    9,955
                          ----------    --------   ----------   ----------  -------
Commitments and
 Contingencies
Common Stockholder's
 Equity
Common stock............     601,000     (23,940)     624,940      601,000   23,940
Other capital...........       2,254                    2,254        2,254
Retained earnings.......     189,523     (20,212)     209,735      189,523   20,212
Accumulated other
 comprehensive income...        (618)                    (618)        (618)
                          ----------    --------   ----------   ----------  -------
  Total common
   stockholder's
   equity...............     792,159     (44,152)     836,311      792,159   44,152
                          ----------    --------   ----------   ----------  -------
  Total liabilities and
   stockholder's
   equity...............  $1,526,692    $(44,152)  $1,570,844   $1,517,213  $53,631
                          ==========    ========   ==========   ==========  =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                          DOMINION TRANSMISSION, INC.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                             Dominion    Eliminations
                           Transmission      and      Combined    Dominion     CNG
                          and Subsidiary Adjustments   Total    Transmission Iroquois
                          -------------- ------------ --------  ------------ --------
Operating revenue and
 income:
 Regulated gas sales....     $    --       $   --     $    --     $    --     $  --
 Nonregulated gas
  sales.................
 Gas transportation and
  storage...............      441,078                  441,078     441,078
 Oil and gas
  production............       40,930                   40,930      40,930
 Other..................       86,143                   86,143      86,143
                             --------      -------    --------    --------    ------
  Total.................      568,151                  568,151     568,151
                             --------      -------    --------    --------    ------
Expenses:
 Purchased gas..........       14,866                   14,866      14,866
 Liquids, capacity and
  other products
  purchased.............       61,430                   61,430      61,430
 Restructuring and other
  merger-related costs..       20,147                   20,147      20,147
 Operation and
  maintenance...........      156,531                  156,531     156,549       (18)
 Depreciation and
  amortization..........       62,410                   62,410      62,410
 Other taxes............       29,090                   29,090      29,169       (79)
                             --------      -------    --------    --------    ------
  Total.................      344,474                  344,474     344,571       (97)
                             --------      -------    --------    --------    ------
Income from operations..      223,677                  223,677     223,580        97
                             --------      -------    --------    --------    ------
Other income and
 expense:
 Gain on sale of
  Virginia Natural Gas..
 Loss on net assets held
  for sale..............
 Equity in earnings of
  subsidiary company--
  consolidated..........                    (4,443)      4,443       4,443
 Interest revenue from
  affiliated companies--
  consolidated..........        1,681                    1,681         548     1,133
 Other..................        3,178                    3,178      (3,052)    6,230
                             --------      -------    --------    --------    ------
  Total other income and
   expense..............        4,859       (4,443)      9,302       1,939     7,363
                             --------      -------    --------    --------    ------
Income before interest
 and income taxes.......      228,536       (4,443)    232,979     225,519     7,460
Interest charges........       23,915                   23,915      23,915
                             --------      -------    --------    --------    ------
Income before income
 taxes..................      204,621       (4,443)    209,064     201,604     7,460
Income tax expense......       77,467                   77,467      74,450     3,017
                             --------      -------    --------    --------    ------
Income before cumulative
 effect of a change in
 accounting principle...      127,154       (4,443)    131,597     127,154     4,443
Cumulative effect of a
 change in accounting
 principle (net of
 income taxes)..........       (6,212)                  (6,212)     (6,212)
                             --------      -------    --------    --------    ------
Net income..............     $133,366      $(4,443)   $137,809    $133,366    $4,443
                             ========      =======    ========    ========    ======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                       DOMINION TRANSMISSION CORPORATION

                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                             Dominion    Eliminations
                           Transmission      and      Combined    Dominion     CNG
                          and Subsidiary Adjustments   Total    Transmission Iroquois
                          -------------- ------------ --------  ------------ --------
Retained Earnings
Balance at December 31,
 1999...................     $119,222      $(15,769)  $134,991    $119,222   $15,769
Net income for the
 period January 1
 through January 27,
 2000...................       21,411          (423)    21,834      21,411       423
                             --------      --------   --------    --------   -------
  Total.................      140,633       (16,192)   156,825     140,633    16,192
Merger of Parent Company
 with Dominion
 Resources, Inc.........
                             --------      --------   --------    --------   -------
Balance at January 28,
 2000...................      140,633       (16,192)   156,825     140,633    16,192
Net income for the
 period January 28
 through December 31,
 2000...................      111,955        (4,020)   115,975     111,955     4,020
Dividends declared on
 common stock--cash.....      (63,065)                 (63,065)    (63,065)
                             --------      --------   --------    --------   -------
Balance at December 31,
 2000...................     $189,523      $(20,212)  $209,735    $189,523   $20,212
                             ========      ========   ========    ========   =======



The Notes to the Consolidated Financial Statements are an integral part of this statement.

                          DOMINION TRANSMISSION, INC.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                             Dominion     Eliminations
                         Transmission and     and      Combined    Dominion     CNG
                            Subsidiary    Adjustments   Total    Transmission Iroquois
                         ---------------- ------------ --------  ------------ --------
Net income..............     $133,366       $(4,443)   $137,809    $133,366    $4,443
Other comprehensive
 income, net of tax:
 Foreign currency
  translation
  adjustment............
 Less: reclassification
  adjustment for losses
  realized in net
  income................
                             --------       -------    --------    --------    ------
 Total foreign currency
  translation
  adjustment............
 Minimum pension
  liability adjustment..          (76)                      (76)        (76)
                             --------       -------    --------    --------    ------
 Other comprehensive
  income (loss).........          (76)                      (76)        (76)
                             --------       -------    --------    --------    ------
Comprehensive income....     $133,290       $(4,443)   $137,733    $133,290    $4,443
                             ========       =======    ========    ========    ======



The Notes to the Consolidated Financial Statements are an integral part of this statement.

                           DOMINION TRANSMISSION INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                             Dominion    Eliminations
                           Transmission      and      Combined     Dominion     CNG
                          and Subsidiary Adjustments    Total    Transmission Iroquois
                          -------------- ------------ ---------  ------------ --------
Cash Flows From (Used
 In) Operating
 Activities
Net income..............    $ 133,366      $(4,443)   $ 137,809   $ 133,366   $  4,443
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............       (6,212)                   (6,212)     (6,212)
 Restructuring and other
  merger-related costs..       14,807                    14,807      14,807
 Loss on net assets held
  for sale..............
 Sale of Virginia
  Natural Gas...........
 Depreciation and
  amortization..........       62,410                    62,410      62,410
 Pension cost (credit)--
  net...................      (38,014)                  (38,014)    (38,014)
 Deferred income taxes--
  net...................        8,765                     8,765       7,311      1,454
 Investment tax credit..
 Changes in current
  assets and current
  liabilities:
  Accounts receivable...      (16,882)                  (16,882)    (16,882)
  Receivables from
   affiliated
   companies............       (6,832)      (1,432)      (5,400)     (5,307)       (93)
  Inventories...........       (1,656)                   (1,656)     (1,656)
  Unrecovered gas
   costs................     (101,212)                 (101,212)   (101,212)
  Broker margin
   deposits.............
  Prepayments...........        2,032                     2,032       2,039         (7)
  Other current assets..      (23,200)                  (23,200)    (23,200)
  Accounts payable,
   trade................        2,199                     2,199       2,199
  Payables to affiliated
   companies............       12,053        1,432       10,621      12,053     (1,432)
  Estimated rate
   contingencies and
   refunds..............        7,097                     7,097       7,097
  Amounts payable to
   customers............
  Accrued expenses......        4,838                     4,838       4,930        (92)
  Other--net............        5,257                     5,257       5,258         (1)
Changes in other assets
 and other liabilities..      158,121                   158,121     147,421     10,700
Excess of equity in
 earnings of subsidiary
 companies over their
 cash dividends paid--
 consolidated...........                     4,443       (4,443)     (4,443)
Other--net..............         (311)                     (311)       (311)
                            ---------      -------    ---------   ---------   --------
  Net cash flows from
   (used in) operating
   activities...........      216,626                   216,626     201,654     14,972
                            ---------      -------    ---------   ---------   --------
Cash Flows From (Used
 In) Investing
 Activities
Plant construction and
 other property
 additions..............      (63,620)                  (63,620)    (63,620)
Proceeds from sale of
 Virginia Natural Gas,
 net of cash sold.......
Proceeds from sale of
 Argentine investments,
 net of cash sold.......
Cost of other
 investments............         (925)                     (925)                  (925)
Intrasystem long-term
 financing--net.........
Intrasystem money pool
 investments--net.......      (14,048)                  (14,048)               (14,048)
Property transfers to
 (from) affiliates......           86                        86          86
Other...................          217                       217         217
                            ---------      -------    ---------   ---------   --------
  Net cash flows from
   (used in) investing
   activities...........      (78,290)                  (78,290)    (63,317)   (14,973)
                            ---------      -------    ---------   ---------   --------
Cash Flows From (Used
 In) Financing
 Activities
Repayments of long-term
 debt...................
Issuance (repayment) of
 short-term debt........
Dividends paid..........
Intrasystem long-term
 financing-net..........       (5,827)                   (5,827)     (5,827)
Intrasystem money pool
 borrowings
 (repayments)--net......      (34,343)                  (34,343)    (34,343)
Dividends paid--
 subsidiary companies--
 consolidated...........      (97,620)                  (97,620)    (97,620)
Purchase of treasury
 stock..................
Other...................
                            ---------      -------    ---------   ---------   --------
  Net cash flows from
   (used in) financing
   activities...........     (137,790)                 (137,790)   (137,790)
                            ---------      -------    ---------   ---------   --------
  Increase (decrease) in
   cash and cash
   equivalents..........          546                       546         547         (1)
Cash and cash
 equivalents at
 beginning of year......           95                        95          94          1
                            ---------      -------    ---------   ---------   --------
Cash and cash
 equivalents at end of
 year...................    $     641      $   --     $     641   $     641   $    --
                            =========      =======    =========   =========   ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                    DOMINION EXPLORATION & PRODUCTION, INC.

                          CONSOLIDATING BALANCE SHEET
                              At December 31, 2000
                                  (Thousands)

                          Dominion E&P Eliminations
                              and          and       Combined   Dominion    CNG
                           Subsidiary  Adjustments    Total       E&P     Pipeline
                          ------------ ------------ ---------- ---------- --------
         ASSETS
Current Assets
Cash and cash
 equivalents............   $    5,382    $   --     $    5,382 $    5,352  $   30
Accounts receivable:
 Customers, less
  allowance.............        4,865                    4,865      4,865
 Other..................      166,290                  166,290    166,277      13
Receivables from
 affiliated companies...       12,167        (63)       12,230     11,236     994
Inventories:
 Gas stored--current
  portion...............
 Materials and
  supplies..............        3,980                    3,980      3,980
Unrecovered gas costs...
Deferred income taxes--
 current (net)..........           82                       82         82
Broker margin deposits..      179,119                  179,119    179,119
Prepayments.............        1,865                    1,865      1,865
Other...................       21,331                   21,331     21,271      60
Net assets held for
 sale...................
                           ----------    -------    ---------- ----------  ------
   Total current
    assets..............      395,081        (63)      395,144    394,047   1,097
                           ----------    -------    ---------- ----------  ------
Investments
Stock of subsidiary
 company, at equity--
 consolidated...........                  (1,205)        1,205      1,205
Notes of subsidiary
 company--consolidated..
Other...................
                           ----------    -------    ---------- ----------  ------
   Total investments....                  (1,205)        1,205      1,205
                           ----------    -------    ---------- ----------  ------
Property, Plant and
 Equipment
Property, plant and
 equipment..............    4,556,708                4,556,708  4,552,181   4,527
Less accumulated
 depreciation and
 amortization...........    2,790,598                2,790,598  2,786,336   4,262
                           ----------    -------    ---------- ----------  ------
   Net property, plant
    and equipment.......    1,766,110                1,766,110  1,765,845     265
                           ----------    -------    ---------- ----------  ------
Deferred Charges and
 Other Assets
Regulatory assets.......
Prepaid pension cost....
Other...................       18,938                   18,938     18,960     (22)
                           ----------    -------    ---------- ----------  ------
   Total deferred
    charges and other
    assets..............       18,938                   18,938     18,960     (22)
                           ----------    -------    ---------- ----------  ------
   Total assets.........   $2,180,129    $(1,268)   $2,181,397 $2,180,057  $1,340
                           ==========    =======    ========== ==========  ======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                    DOMINION EXPLORATION & PRODUCTION, INC.

                              At December 31, 2000
                                  (Thousands)

                          Dominion  Eliminations
                          E&P and       and       Combined   Dominion    CNG
                         Subsidiary Adjustments    Total       E&P     Pipeline
                         ---------- ------------ ---------- ---------- --------
    LIABILITIES AND
  STOCKHOLDER'S EQUITY
Current Liabilities
Short-term debt......... $      --    $   --     $      --  $      --   $  --
Accounts payable,
 trade..................    213,689                 213,689    213,679      10
Estimated rate contin-
 gencies and refunds....
Payables to affiliated
 companies..............    327,595       (63)      327,658    327,595      63
Customer deposits.......
Accrued interest........
Accrued payroll.........
Accrued taxes...........      3,290                   3,290      3,322     (32)
Deferred income taxes--
 current (net)..........
Other...................     22,616                  22,616     22,616
                         ----------   -------    ---------- ----------  ------
  Total current
   liabilities..........    567,190       (63)      567,253    567,212      41
                         ----------   -------    ---------- ----------  ------
Long-term Debt
Debentures and notes....
Notes payable to Regis-
 trant--consolidated....    515,225                 515,225    515,225
                         ----------   -------    ---------- ----------  ------
  Total long-term debt..    515,225                 515,225    515,225
                         ----------   -------    ---------- ----------  ------
Deferred Credits and
 Other Liabilities
Deferred income taxes...    276,266                 276,266    276,172      94
Deferred investment tax
 credits................
Other...................     80,186                  80,186     80,186
                         ----------   -------    ---------- ----------  ------
  Total deferred credits
   and other
   liabilities..........    356,452                 356,452    356,358      94
                         ----------   -------    ---------- ----------  ------
Commitments and
 Contingencies
Common Stockholder's
 Equity
Common stock............    439,000    (1,200)      440,200    439,000   1,200
Other capital...........
Retained earnings.......    302,262        (5)      302,267    302,262       5
Accumulated other
 comprehensive income...
                         ----------   -------    ---------- ----------  ------
  Total common
   stockholder's
   equity...............    741,262    (1,205)      742,467    741,262   1,205
                         ----------   -------    ---------- ----------  ------
  Total liabilities and
   stockholder's
   equity............... $2,180,129   $(1,268)   $2,181,397 $2,180,057  $1,340
                         ==========   =======    ========== ==========  ======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                    DOMINION EXPLORATION & PRODUCTION, INC.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                             Dominion  Eliminations
                             E&P and       and      Combined  Dominion    CNG
                            Subsidiary Adjustments   Total      E&P     Pipeline
                            ---------- ------------ --------  --------  --------
Operating revenue and
 income:
 Regulated gas sales......   $    --      $ --      $    --   $    --    $ --
 Nonregulated gas sales...
 Gas transportation and
  storage.................        398      (289)         687       398     289
 Oil and gas production...    596,718                596,718   596,718
 Other....................    381,641                381,641   381,634       7
                             --------     -----     --------  --------   -----
  Total...................    978,757      (289)     979,046   978,750     296
                             --------     -----     --------  --------   -----
Expenses:
 Purchased gas............     81,254                 81,254    81,254
 Liquids, capacity and
  other products
  purchased...............    251,729      (289)     252,018   252,018
 Restructuring and other
  merger-related costs....     80,775                 80,775    80,775
 Operation and
  maintenance.............    108,162                108,162   107,688     474
 Depreciation and
  amortization............    288,084                288,084   287,995      89
 Other taxes..............     14,604                 14,604    14,600       4
                             --------     -----     --------  --------   -----
  Total...................    824,608      (289)     824,897   824,330     567
                             --------     -----     --------  --------   -----
Income from operations....    154,149                154,149   154,420    (271)
                             --------     -----     --------  --------   -----
Other income and expense:
 Gain on sale of Virginia
  Natural Gas.............
 Loss on net assets held
  for sale................
 Equity in earnings of
  subsidiary company--
  consolidated............                  137         (137)     (137)
 Interest revenue from
  affiliated companies--
  consolidated............        150                    150        86      64
 Other....................      1,677                  1,677     1,677
                             --------     -----     --------  --------   -----
  Total other income and
   expense................      1,827       137        1,690     1,626      64
                             --------     -----     --------  --------   -----
Income before interest and
 income taxes.............    155,976       137      155,839   156,046    (207)
Interest charges..........     42,101                 42,101    42,101
                             --------     -----     --------  --------   -----
Income before income
 taxes....................    113,875       137      113,738   113,945    (207)
Income tax expense........     32,831                 32,831    32,901     (70)
                             --------     -----     --------  --------   -----
Income before cumulative
 effect of a change in
 accounting principle.....     81,044       137       80,907    81,044    (137)
Cumulative effect of a
 change in accounting
 principle (net of income
 taxes)...................       (162)                  (162)     (162)
                             --------     -----     --------  --------   -----
Net income................   $ 81,206     $ 137     $ 81,069  $ 81,206   $(137)
                             ========     =====     ========  ========   =====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                    DOMINION EXPLORATION & PRODUCTION, INC.

                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                            Dominion  Eliminations
                            E&P and       and      Combined  Dominion    CNG
                           Subsidiary Adjustments   Total      E&P     Pipeline
                           ---------- ------------ --------  --------  --------
Retained Earnings
Balance at December 31,
 1999....................   $240,256     $(241)    $240,497  $240,256    $241
Net income for the period
 January 1 through
 January 27, 2000........      6,924        46        6,878     6,924     (46)
                            --------     -----     --------  --------    ----
  Total..................    247,180      (195)     247,375   247,180     195
Merger of Parent Company
 with Dominion
 Resources, Inc..........
                            --------     -----     --------  --------    ----
Balance at January 28,
 2000....................    247,180      (195)     247,375   247,180     195
Net income for the period
 January 28 through
 December 31, 2000.......     74,282        91       74,191    74,282     (91)
Dividends declared on
 common stock--cash......    (19,200)       99      (19,299)  (19,200)    (99)
                            --------     -----     --------  --------    ----
Balance at December 31,
 2000....................   $302,262     $  (5)    $302,267  $302,262    $  5
                            ========     =====     ========  ========    ====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                    DOMINION EXPLORATION & PRODUCTION, INC.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                              Dominion  Eliminations
                              E&P and       and      Combined Dominion   CNG
                             Subsidiary Adjustments   Total     E&P    Pipeline
                             ---------- ------------ -------- -------- --------
Net income..................  $81,206       $137     $81,069  $81,206   $(137)
Other comprehensive income,
 net of tax:
 Foreign currency
  translation adjustment....
 Less: reclassification
  adjustment for losses
  realized in net income....
                              -------       ----     -------  -------   -----
 Total foreign currency
  translation adjustment....
 Minimum pension liability
  adjustment................
                              -------       ----     -------  -------   -----
 Other comprehensive income
  (loss)....................
                              -------       ----     -------  -------   -----
Comprehensive income........  $81,206       $137     $81,069  $81,206   $(137)
                              =======       ====     =======  =======   =====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                    DOMINION EXPLORATION & PRODUCTION, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                          Dominion E&P Eliminations
                              and          and      Combined   Dominion     CNG
                           Subsidiary  Adjustments    Total       E&P     Pipeline
                          ------------ ------------ ---------  ---------  --------
Cash Flows From (Used
 In) Operating
 Activities
Net income..............   $  81,206      $ 137     $  81,069  $  81,206   $(137)
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............        (162)                    (162)      (162)
 Restructuring and other
  merger-related costs..      43,485                   43,485     43,485
 Loss on net assets held
  for sale..............
 Sale of Virginia
  Natural Gas...........
 Depreciation and
  amortization..........     288,084                  288,084    287,996      88
 Pension cost (credit)-
  net...................      (5,682)                  (5,682)    (5,682)
 Deferred income taxes-
  net...................      25,760                   25,760     25,790     (30)
 Investment tax credit..
 Changes in current
  assets and current
  liabilities:
  Accounts receivable...     (72,565)                 (72,565)   (72,588)     23
  Receivables from
   affiliated
   companies............      (8,330)       (75)       (8,255)    (8,309)     54
  Inventories...........      (1,047)                  (1,047)    (1,047)
  Unrecovered gas
   costs................
  Broker margin
   deposits.............    (162,161)                (162,161)  (162,161)
  Prepayments...........        (122)                    (122)      (122)
  Other current assets..      (5,156)                  (5,156)    (5,149)     (7)
  Accounts payable,
   trade................      51,620                   51,620     51,630     (10)
  Payables to affiliated
   companies............       7,142         75         7,067      7,088     (21)
  Estimated rate
   contingencies and
   refunds..............
  Amounts payable to
   customers............
  Accrued expenses......         291                      291        331     (40)
  Other-net.............      16,680                   16,680     16,680
Changes in other assets
 and other liabilities..         427                      427        405      22
Excess of equity in
 earnings of subsidiary
 companies over their
 cash dividends paid--
 consolidated...........                   (236)          236        236
Other-net...............
                           ---------      -----     ---------  ---------   -----
  Net cash flows from
   (used in) operating
   activities...........     259,470        (99)      259,569    259,627     (58)
                           ---------      -----     ---------  ---------   -----
Cash Flows From (Used
 In) Investing
 Activities
Plant construction and
 other property
 additions:
 Acquisition of
  exploration and
  production assets.....    (217,957)                (217,957)  (217,957)
 Other..................    (352,077)                (352,077)  (352,077)
Proceeds from sale of
 Virginia Natural Gas,
 net of cash sold.......
Proceeds from sale of
 Argentine investments,
 net of cash sold.......
Cost of other
 investments............
Intrasystem long-term
 financing-net..........
Intrasystem money pool
 investments-net........      12,290                   12,290     12,139     151
Property transfers to
 (from) affiliates......         (46)                     (46)       (46)
Other...................       5,578                    5,578      5,578
                           ---------      -----     ---------  ---------   -----
  Net cash flows from
   (used in) investing
   activities...........    (552,212)                (552,212)  (552,363)    151
                           ---------      -----     ---------  ---------   -----
Cash Flows From (Used
 In) Financing
 Activities
Repayments of long-term
 debt...................
Issuance (repayment) of
 short-term debt........
Dividends paid..........
Intrasystem long-term
 financing-net..........      (4,450)                  (4,450)    (4,450)
Intrasystem money pool
 borrowings
 (repayments)-net.......     305,803                  305,803    305,803
Dividends paid--
 subsidiary companies--
 consolidated...........     (19,200)        99       (19,299)   (19,200)    (99)
Purchase of treasury
 stock..................
Other...................
                           ---------      -----     ---------  ---------   -----
  Net cash flows from
   (used in) financing
   activities...........     282,153         99       282,054    282,153     (99)
                           ---------      -----     ---------  ---------   -----
  Increase (decrease) in
   cash and cash
   equivalents..........     (10,589)                 (10,589)   (10,583)     (6)
Cash and cash
 equivalents at
 beginning of year......      15,971                   15,971     15,935      36
                           ---------      -----     ---------  ---------   -----
Cash and cash
 equivalents at end of
 year...................   $   5,382      $ --      $   5,382  $   5,352   $  30
                           =========      =====     =========  =========   =====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                               CNG POWER COMPANY

                          CONSOLIDATING BALANCE SHEET
                              At December 31, 2000
                                  (Thousands)

                           CNG Power   Eliminations
                              and          and      Combined   CNG          Granite
                          Subsidiaries Adjustments   Total    Power  CNGMCS  Road
                          ------------ ------------ -------- ------- ------ -------
         ASSETS
Current Assets
Cash and cash
 equivalents............    $     3      $   --     $     3  $     1 $    2  $--
Accounts receivable:
 Customers, less
  allowance.............
 Other..................
Receivables from
 affiliated companies...      9,133                   9,133    7,457  1,676
Inventories:
 Gas stored--current
  portion...............
 Materials and
  supplies..............
Unrecovered gas costs...
Deferred income taxes--
 current (net)..........
Broker margin deposits..
Prepayments.............          1                       1        1
Other...................          2                       2        2
Net assets held for
 sale...................
                            -------      -------    -------  ------- ------  ----
  Total current assets..      9,139                   9,139    7,461  1,678
                            -------      -------    -------  ------- ------  ----
Investments
Stocks of subsidiary
 companies, at equity--
 consolidated...........                  (1,573)     1,573    1,573
Notes of subsidiary
 companies--
 consolidated...........
Other...................          1                       1                     1
                            -------      -------    -------  ------- ------  ----
  Total investments.....          1       (1,573)     1,574    1,573            1
                            -------      -------    -------  ------- ------  ----
Property, Plant and
 Equipment
Property, plant and
 equipment..............      5,845                   5,845    5,845
Less accumulated
 depreciation and
 amortization...........      3,012                   3,012    3,012
                            -------      -------    -------  ------- ------  ----
  Net property, plant
   and equipment........      2,833                   2,833    2,833
                            -------      -------    -------  ------- ------  ----
Deferred Charges and
 Other Assets
Regulatory assets.......
Prepaid pension cost....
Other...................
                            -------      -------    -------  ------- ------  ----
  Total deferred charges
   and other assets.....
                            -------      -------    -------  ------- ------  ----
  Total assets..........    $11,973      $(1,573)   $13,546  $11,867 $1,678  $  1
                            =======      =======    =======  ======= ======  ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                               CNG POWER COMPANY

                              At December 31, 2000
                                  (Thousands)

                          CNG Power   Eliminations
                             and          and      Combined   CNG          Granite
                         Subsidiaries Adjustments   Total    Power  CNGMCS  Road
                         ------------ ------------ -------- ------- ------ -------
    LIABILITIES AND
  STOCKHOLDER'S EQUITY
Current Liabilities
Short-term debt.........   $   --       $   --     $   --   $   --  $  --   $--
Accounts payable,
 trade..................
Estimated rate
 contingencies and
 refunds................
Payables to affiliated
 companies..............        21                      21       21
Customer deposits.......
Accrued interest........
Accrued payroll.........
Accrued taxes...........       925                     925      819    106
Deferred income taxes--
 current (net)..........
Other...................
                           -------      -------    -------  ------- ------  ----
  Total current
   liabilities..........       946                     946      840    106
                           -------      -------    -------  ------- ------  ----
Long-term Debt
Debentures and notes....
Notes payable to
 Registrant--
 consolidated...........
                           -------      -------    -------  ------- ------  ----
  Total long-term debt..
                           -------      -------    -------  ------- ------  ----
Deferred Credits and
 Other Liabilities
Deferred income taxes...       797                     797      797
Deferred investment tax
 credits................
Other...................
                           -------      -------    -------  ------- ------  ----
  Total deferred credits
   and other
   liabilities..........       797                     797      797
                           -------      -------    -------  ------- ------  ----
Commitments and
 Contingencies
Common Stockholder's
 Equity
Common stock............     8,360         (101)     8,461    8,360    100     1
Other capital...........
Retained earnings.......     1,870       (1,472)     3,342    1,870  1,472
Accumulated other
 comprehensive income...
                           -------      -------    -------  ------- ------  ----
  Total common
   stockholder's
   equity...............    10,230       (1,573)    11,803   10,230  1,572     1
                           -------      -------    -------  ------- ------  ----
  Total liabilities and
   stockholder's
   equity...............   $11,973      $(1,573)   $13,546  $11,867 $1,678  $  1
                           =======      =======    =======  ======= ======  ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                               CNG POWER COMPANY

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                           CNG Power   Eliminations
                              and          and      Combined  CNG          CNG Bear Granite
                          Subsidiaries Adjustments   Total   Power  CNGMCS Mountain  Road
                          ------------ ------------ -------- ------ ------ -------- -------
Operating revenue and
 income:
 Regulated gas sales....     $  --        $ --       $  --   $  --   $--     $--     $--
 Nonregulated gas
  sales.................
 Gas transportation and
  storage...............
 Oil and gas
  production............
 Other..................      3,627                   3,627   3,627
                             ------       -----      ------  ------  ----    ----    ----
  Total.................      3,627                   3,627   3,627
                             ------       -----      ------  ------  ----    ----    ----
Expenses:
 Purchased gas..........
 Liquids, capacity and
  other products
  purchased.............      2,085                   2,085   2,085
 Restructuring and other
  merger-related costs..
 Operation and
  maintenance...........        361                     361     357     4
 Depreciation and
  amortization..........        207                     207     207
 Other taxes............         64                      64      77   (13)
                             ------       -----      ------  ------  ----    ----    ----
  Total.................      2,717                   2,717   2,726    (9)
                             ------       -----      ------  ------  ----    ----    ----
Income from operations..        910                     910     901     9
                             ------       -----      ------  ------  ----    ----    ----
Other income and
 expense:
 Gain on sale of
  Virginia Natural Gas..
 Loss on net assets held
  for sale..............
 Equity in earnings of
  subsidiary companies--
  consolidated..........                   (124)        124     124
 Interest revenue from
  affiliated companies--
  consolidated..........        472                     472     386    86
 Other..................         69                      69       1    68
                             ------       -----      ------  ------  ----    ----    ----
  Total other income and
   expense..............        541        (124)        665     511   154
                             ------       -----      ------  ------  ----    ----    ----
Income before interest
 and income taxes.......      1,451        (124)      1,575   1,412   163
Interest charges........
                             ------       -----      ------  ------  ----    ----    ----
Income before income
 taxes..................      1,451        (124)      1,575   1,412   163
Income tax expense......        406                     406     367    39
                             ------       -----      ------  ------  ----    ----    ----
Income before cumulative
 effect of a change in
 accounting principle...      1,045        (124)      1,169   1,045   124
Cumulative effect of a
 change in accounting
 principle (net of
 income taxes)..........
                             ------       -----      ------  ------  ----    ----    ----
Net income..............     $1,045       $(124)     $1,169  $1,045  $124    $       $
                             ======       =====      ======  ======  ====    ====    ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                               CNG POWER COMPANY

                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                           CNG Power   Eliminations
                              and          and      Combined  CNG          CNG Bear Granite
                          Subsidiaries Adjustments   Total   Power  CNGMCS Mountain  Road
                          ------------ ------------ -------- ------ ------ -------- -------
Retained Earnings
Balance at December 31,
 1999...................     $  825      $(1,360)    $2,185  $  825 $1,348   $ 12    $--
Net income for the
 period January 1
 through January 27,
 2000...................        173         (103)       276     173    103
                             ------      -------     ------  ------ ------   ----    ----
 Total..................        998       (1,463)     2,461     998  1,451     12
Merger of Parent Company
 with Dominion
 Resources, Inc.........
                             ------      -------     ------  ------ ------   ----    ----
Balance at January 28,
 2000...................        998       (1,463)     2,461     998  1,451     12
Net income for the
 period January 28
 through December 31,
 2000...................        872          (21)       893     872     21
Dissolution of CNG Bear
 Mountain...............                      12        (12)                  (12)
Dividends declared on
 common stock--cash.....
                             ------      -------     ------  ------ ------   ----    ----
Balance at December 31,
 2000...................     $1,870      $(1,472)    $3,342  $1,870 $1,472   $--     $--
                             ======      =======     ======  ====== ======   ====    ====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                               CNG POWER COMPANY

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                           CNG Power   Eliminations
                              and          and      Combined  CNG          CNG Bear Granite
                          Subsidiaries Adjustments   Total   Power  CNGMCS Mountain  Road
                          ------------ ------------ -------- ------ ------ -------- -------
Net income..............     $1,045       $(124)     $1,169  $1,045  $124    $--     $--
Other comprehensive
 income, net of tax:
 Foreign currency
  translation
  adjustment............
 Less: reclassification
  adjustment for losses
  realized in net
  income................
                             ------       -----      ------  ------  ----    ----    ----
 Total foreign currency
  translation
  adjustment............
 Minimum pension
  liability adjustment..
                             ------       -----      ------  ------  ----    ----    ----
 Other comprehensive
  income (loss).........
                             ------       -----      ------  ------  ----    ----    ----
Comprehensive income....     $1,045       $(124)     $1,169  $1,045  $124    $--     $--
                             ======       =====      ======  ======  ====    ====    ====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                               CNG POWER COMPANY

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                            CNG Power   Eliminations
                               and          and      Combined    CNG            CNG Bear Granite  CNG
                           Subsidiaries Adjustments   Total     Power   CNGMCS  Mountain  Road   Kauai
                           ------------ ------------ --------  -------  ------  -------- ------- -----
Cash Flows From (Used In)
 Operating Activities
Net income...............    $ 1,045       $(124)    $ 1,169   $ 1,045  $ 124     $--     $--    $--
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle..............
 Restructuring and other
  merger-related costs...          9                       9         9
 Loss on net assets held
  for sale...............
 Sale of Virginia Natural
  Gas....................
 Depreciation and
  amortization...........        207                     207       207
 Pension cost (credit)-
  net....................
 Deferred income taxes-
  net....................         33                      33        32      1
 Investment tax credit...
 Changes in current
  assets and current
  liabilities:
 Accounts receivables....      1,862                   1,862     1,862
 Receivables from
  affiliated companies...        182         (35)        217       187     (5)      35
 Inventories.............         36                      36        36
 Unrecovered gas costs...
 Broker margin
  deposits...............
 Prepayments.............         (1)                     (1)       (1)
 Other current assets....
 Accounts payable,
  trade..................       (381)                   (381)     (381)
 Payables to affiliated
  companies..............        (96)         35        (131)     (130)    (1)
 Estimated rate
  contingencies and
  refunds................
 Amounts payable to
  customers..............
 Accrued expenses........        (10)                    (10)        9     (5)     (14)
 Other-net...............
Changes in other assets
 and other liabilities...        (67)                    (67)             (67)
Excess of equity in
 earnings of subsidiary
 companies over their
 cash dividends paid--
 consolidated............                    124        (124)     (124)
Other--net...............
                             -------       -----     -------   -------  -----     ----    ----   ----
   Net cash flows from
    (used in) operating
    activities...........      2,819                   2,819     2,751     47       21
                             -------       -----     -------   -------  -----     ----    ----   ----
Cash Flows From (Used In)
 Investing Activities
Plant construction and
 other property
 additions...............
Proceeds from sale of
 Virginia Natural Gas,
 net of cash sold........
Proceeds from sale of
 Argentine investments,
 net of cash sold........
Cost of other
 investments.............        679                     679              679
Intrasystem long-term
 financing-net...........                    (21)         21        21
Intrasystem money pool
 investments-net.........     (3,496)                 (3,496)   (2,772)  (724)
Property transfers to
 (from) affiliates.......
Other....................
                             -------       -----     -------   -------  -----     ----    ----   ----
   Net cash flows from
    (used in) investing
    activities...........     (2,817)        (21)     (2,796)   (2,751)   (45)
                             -------       -----     -------   -------  -----     ----    ----   ----
Cash Flows From (Used In)
 Financing Activities
Repayments of long-term
 debt....................
Issuance (repayment) of
 short-term debt.........
Dividends paid...........
Intrasystem long-term
 financing-net...........                     21         (21)                      (21)
Intrasystem money pool
 borrowings (repayments)-
 net.....................
Dividends paid--
 subsidiary companies--
 consolidated............
Purchase of treasury
 stock...................
Other....................
                             -------       -----     -------   -------  -----     ----    ----   ----
   Net cash flows from
    (used in) financing
    activities...........                     21         (21)                      (21)
                             -------       -----     -------   -------  -----     ----    ----   ----
   Increase (decrease) in
    cash and cash
    equivalents..........          2                       2                2
Cash and cash equivalents
 at beginning of year....          1                       1         1
                             -------       -----     -------   -------  -----     ----    ----   ----
Cash and cash equivalents
 at end of year..........    $     3       $ --      $     3   $     1  $   2     $--     $--    $--
                             =======       =====     =======   =======  =====     ====    ====   ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         CNG INTERNATIONAL CORPORATION

                          CONSOLIDATING BALANCE SHEET
                              At December 31, 2000
                                  (Thousands)

                                       Eliminations                      CNG    CNG
                            CNGI and       and      Combined            Cayman Cayman  CNG
                          Subsidiaries Adjustments   Total      CNGI     One   Three  Kauai
                          ------------ ------------ --------  --------  ------ ------ ------
         Assets
Current Assets
Cash and cash
 equivalents............    $    203     $   --     $    203  $    193   $--    $--   $   10
Accounts receivable:
 Customers, less
  allowance.............
 Other..................
Receivables from
 affiliated companies...     138,161                 138,161   138,161
Inventories:
 Gas stored--current
  portion...............
 Materials and
  supplies..............
Unrecovered gas costs...
Deferred income taxes--
 current (net)..........
Broker margin deposits..
Prepayments.............           3                       3         3
Other...................          (6)                     (6)       (6)
Net assets held for
 sale...................
                            --------     -------    --------  --------   ----   ----  ------
 Total current assets...     138,361                 138,361   138,351                    10
                            --------     -------    --------  --------   ----   ----  ------
Investments
Stocks of subsidiary
 companies, at equity--
 consolidated...........                  (2,486)      2,486     2,486
Notes of subsidiary
 companies--
 consolidated...........
Other...................      66,848                  66,848    64,372                 2,476
                            --------     -------    --------  --------   ----   ----  ------
 Total investments......      66,848      (2,486)     69,334    66,858                 2,476
                            --------     -------    --------  --------   ----   ----  ------
Property, Plant and
 Equipment
Property, plant and
 equipment..............         816                     816       816
Less accumulated
 depreciation and
 amortization...........         616                     616       616
                            --------     -------    --------  --------   ----   ----  ------
 Net property, plant and
  equipment.............         200                     200       200
                            --------     -------    --------  --------   ----   ----  ------
Deferred Charges and
 Other Assets
Regulatory assets.......
Prepaid pension cost....
Other...................          64                      64        64
                            --------     -------    --------  --------   ----   ----  ------
 Total deferred charges
  and other assets......          64                      64        64
                            --------     -------    --------  --------   ----   ----  ------
 Total assets...........    $205,473     $(2,486)   $207,959  $205,473   $--    $--   $2,486
                            ========     =======    ========  ========   ====   ====  ======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         CNG INTERNATIONAL CORPORATION

                              At December 31, 2000
                                  (Thousands)

                                       Eliminations                        CNG    CNG
                            CNGI and       and      Combined              Cayman Cayman  CNG
                          Subsidiaries Adjustments    Total      CNGI      One   Three  Kauai
                          ------------ ------------ ---------  ---------  ------ ------ ------
    LIABILITIES AND
  STOCKHOLDER'S EQUITY
Current Liabilities
Short-term debt.........   $     --      $   --     $     --   $     --    $--    $--   $  --
Accounts payable,
 trade..................          47                       47         47
Estimated rate
 contingencies and
 refunds................
Payables to affiliated
 companies..............       1,032                    1,032      1,032
Customer deposits.......
Accrued interest........
Accrued payroll.........
Accrued taxes...........       1,103                    1,103      1,103
Deferred income taxes--
 current (net)..........
Other...................     102,635                  102,635    102,635
                           ---------     -------    ---------  ---------   ----   ----  ------
 Total current
  liabilities...........     104,817                  104,817    104,817
                           ---------     -------    ---------  ---------   ----   ----  ------
Long-term Debt
Debentures and notes....
Notes payable to
 Registrant--
 consolidated...........      15,000                   15,000     15,000
                           ---------     -------    ---------  ---------   ----   ----  ------
 Total long-term debt...      15,000                   15,000     15,000
                           ---------     -------    ---------  ---------   ----   ----  ------
Deferred Credits and
 Other Liabilities
Deferred income taxes...     (40,678)                 (40,678)   (40,678)
Deferred investment tax
 credits................
Other...................       1,694                    1,694      1,694
                           ---------     -------    ---------  ---------   ----   ----  ------
 Total deferred credits
  and other
  liabilities...........     (38,984)                 (38,984)   (38,984)
                           ---------     -------    ---------  ---------   ----   ----  ------
Commitments and
 Contingencies
Common Stockholder's
 Equity
Common stock............     238,550         (10)     238,560    238,550                    10
Other capital...........                  (2,476)       2,476                            2,476
Retained earnings.......    (113,910)                (113,910)  (113,910)
Accumulated other
 comprehensive income...
                           ---------     -------    ---------  ---------   ----   ----  ------
 Total common
  stockholder's equity..     124,640      (2,486)     127,126    124,640                 2,486
                           ---------     -------    ---------  ---------   ----   ----  ------
 Total liabilities and
  stockholder's equity..   $ 205,473     $(2,486)   $ 207,959  $ 205,473   $--    $--   $2,486
                           =========     =======    =========  =========   ====   ====  ======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         CNG INTERNATIONAL CORPORATION

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                             CNG       CNG
                                       Eliminations                        Cayman    Cayman
                            CNGI and       and      Combined                 One      Three     CNG
                          Subsidiaries Adjustments    Total      CNGI     (Page 90) (Page 94)  Kauai
                          ------------ ------------ ---------  ---------  --------- ---------  -----
Operating revenue and
 income:
 Regulated gas sales....   $     --      $   --     $     --   $     --    $  --    $    --    $--
 Nonregulated gas
  sales.................
 Gas transportation and
  storage...............
 Oil and gas
  production............
 Other..................         102                      102        102
                           ---------     -------    ---------  ---------   ------   --------   ----
 Total..................         102                      102        102
                           ---------     -------    ---------  ---------   ------   --------   ----
Expenses:
 Purchased gas..........
 Liquids, capacity and
  other products
  purchased.............
 Restructuring and other
  merger-related costs..       3,110                    3,110      3,110
 Operation and
  maintenance...........       5,225                    5,225      4,391                 834
 Depreciation and
  amortization..........         134                      134        134
 Other taxes............         192                      192        184                   8
                           ---------     -------    ---------  ---------   ------   --------   ----
 Total..................       8,661                    8,661      7,819                 842
                           ---------     -------    ---------  ---------   ------   --------   ----
Income from operations..      (8,559)                  (8,559)    (7,717)               (842)
                           ---------     -------    ---------  ---------   ------   --------   ----
Other income and
 expense:
 Gain on sale of
  Virginia Natural Gas..
 Loss on net assets held
  for sale..............    (152,340)                (152,340)  (135,100)            (17,240)
 Equity in earnings of
  subsidiary companies--
  consolidated..........                  15,379      (15,379)   (15,379)
 Interest revenue from
  affiliated companies--
  consolidated..........       2,008                    2,008      2,008
 Other..................       3,120                    3,120        417    1,107      1,596
                           ---------     -------    ---------  ---------   ------   --------   ----
 Total other income and
  expense...............    (147,212)     15,379     (162,591)  (148,054)   1,107    (15,644)
                           ---------     -------    ---------  ---------   ------   --------   ----
Income before interest
 and income taxes.......    (155,771)     15,379     (171,150)  (155,771)   1,107    (16,486)
Interest charges........       1,743                    1,743      1,743
                           ---------     -------    ---------  ---------   ------   --------   ----
Income before income
 taxes..................    (157,514)     15,379     (172,893)  (157,514)   1,107    (16,486)
Income tax expense......     (53,796)                 (53,796)   (53,796)
                           ---------     -------    ---------  ---------   ------   --------   ----
Income before cumulative
 effect of a change in
 accounting principle...    (103,718)     15,379     (119,097)  (103,718)   1,107    (16,486)
Cumulative effect of a
 change in accounting
 principle (net of
 income taxes)..........          (6)                      (6)        (6)
                           ---------     -------    ---------  ---------   ------   --------   ----
Net income..............   $(103,712)    $15,379    $(119,091) $(103,712)  $1,107   $(16,486)  $--
                           =========     =======    =========  =========   ======   ========   ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         CNG INTERNATIONAL CORPORATION

                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                             CNG       CNG
                                       Eliminations                        Cayman    Cayman
                            CNGI and       and      Combined                 One      Three     CNG
                          Subsidiaries Adjustments    Total      CNGI     (Page 91) (Page 95)  Kauai
                          ------------ ------------ ---------  ---------  --------- ---------  -----
Retained Earnings
Balance at December 31,
 1999...................   $ (10,198)    $(14,834)  $   4,636  $ (10,198)  $ 2,282  $ 12,552   $--
Net income for the
 period January 1
 through January 27,
 2000...................        (267)          37        (304)      (267)                (37)
                           ---------     --------   ---------  ---------   -------  --------   ----
 Total..................     (10,465)     (14,797)      4,332    (10,465)    2,282    12,515
Merger of Parent Company
 with Dominion
 Resources, Inc.........
                           ---------     --------   ---------  ---------   -------  --------   ----
Balance at January 28,
 2000...................     (10,465)     (14,797)      4,332    (10,465)    2,282    12,515
Net income for the
 period January 28
 through December 31,
 2000...................    (103,445)      15,342    (118,787)  (103,445)    1,107   (16,449)
Sale of CNG Cayman Three
 by CNG International...                   (3,934)      3,934                          3,934
Dividends declared on
 common stock--cash.....                    3,389      (3,389)              (3,389)
                           ---------     --------   ---------  ---------   -------  --------   ----
Balance at December 31,
 2000...................   $(113,910)    $    --    $(113,910) $(113,910)  $   --   $    --    $--
                           =========     ========   =========  =========   =======  ========   ====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         CNG INTERNATIONAL CORPORATION

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                            CNG       CNG
                                      Eliminations                        Cayman    Cayman
                           CNGI and       and      Combined                 One      Three     CNG
                         Subsidiaries Adjustments    Total      CNGI     (Page 92) (Page 96)  Kauai
                         ------------ ------------ ---------  ---------  --------- ---------  -----
Net income..............  $(103,712)    $15,379    $(119,091) $(103,712)  $ 1,107  $(16,486)  $--
Other comprehensive
 income, net of tax:
 Foreign currency
  translation
  adjustment............     (1,077)      1,077       (2,154)    (1,077)   (1,077)
 Less: reclassification
  adjustment for losses
  realized in net
  income................      3,637      (3,637)       7,274      3,637     3,637
                          ---------     -------    ---------  ---------   -------  --------   ----
 Total foreign currency
  translation
  adjustment............      2,560      (2,560)       5,120      2,560     2,560
 Minimum pension
  liability adjustment..          0           0            0          0         0
                          ---------     -------    ---------  ---------   -------  --------   ----
 Other comprehensive
  income (loss).........      2,560      (2,560)       5,120      2,560     2,560
                          ---------     -------    ---------  ---------   -------  --------   ----
Comprehensive income....  $(101,152)    $12,819    $(113,971) $(101,152)  $ 3,667  $(16,486)  $--
                          =========     =======    =========  =========   =======  ========   ====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         CNG INTERNATIONAL CORPORATION

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                            CNG         CNG
                                                                         Cayman One Cayman Three
                             CNGI     Eliminations                          and         and
                             and          and      Combined              Subsidiary  Subsidiary   CNG
                         Subsidiaries Adjustments    Total      CNGI     (Page 93)   (Page 97)   Kauai
                         ------------ ------------ ---------  ---------  ---------- ------------ -----
Cash Flows From (Used
 In) Operating
 Activities
Net income.............   $(103,712)    $ 15,379   $(119,091) $(103,712)  $ 1,107     $(16,486)  $--
Adjustments to
 reconcile net income
 to net cash from
 operating activities:
 Cumulative effect of a
  change in accounting
  principle............          (6)                      (6)        (6)
 Restructuring and
  other merger-related
  costs................       1,423                    1,423      1,423
 Loss on net assets
  held for sale........     152,340                  152,340    135,100                 17,240
 Sale of Virginia
  Natural Gas..........
 Depreciation and
  amortization.........         134                      134        134
 Pension cost
  (credit)--net........         (13)                     (13)       (13)
 Deferred income
  taxes--net...........     (48,261)                 (48,261)   (48,261)
 Investment tax
  credit...............
 Changes in current
  assets and current
  liabilities:
 Accounts receivable...         665                      665        147                    518
 Receivables from
  affiliated
  companies............      (1,127)         (26)     (1,101)    (1,101)
 Inventories...........
 Unrecovered gas
  costs................
 Broker margin
  deposits.............
 Prepayments...........           3                        3          3
 Other current
  assets...............           7                        7          7
 Accounts payable,
  trade................        (195)                    (195)      (129)                   (56)   (10)
 Payables to
  affiliated
  companies............         613           26         587        613                    (26)
 Estimated rate
  contingencies and
  refunds..............
 Amounts payable to
  customers............
 Accrued expenses......         529                      529        400       124            5
 Other--net............       1,817                    1,817      1,817
 Changes in other
  assets and other
  liabilities..........     147,661                  147,661    150,890    (1,231)      (1,998)
 Excess of equity in
  earnings of
  subsidiary companies
  over their cash
  dividends paid--
  consolidated.........                  (15,379)     15,379     15,379
 Other--net............
                          ---------     --------   ---------  ---------   -------     --------   ----
   Net cash from (used
    in) operating
    activities.........     151,878                  151,878    152,691                   (803)   (10)
                          ---------     --------   ---------  ---------   -------     --------   ----
Cash Flows From (Used
 In) Investing
 Activities
Plant construction and
 other property
 additions.............           3                        3          3
Proceeds from sale of
 Virginia Natural Gas,
 net of cash sold......
Proceeds from sale of
 Argentine investments,
 net of cash sold......
Cost of other
 investments...........      (6,059)                  (6,059)    (6,059)
Intrasystem long-term
 financing--net........
Intrasystem money pool
 investments--net......    (137,030)                (137,030)  (137,030)
Property transfers to
 (from) affiliates.....
Other..................
                          ---------     --------   ---------  ---------   -------     --------   ----
   Net cash from (used
    in) investing
    activities.........    (143,086)                (143,086)  (143,086)
                          ---------     --------   ---------  ---------   -------     --------   ----
Cash Flows From (Used
 In ) Financing
 Activities
Repayments of long-term
 debt..................
Issuance (repayment) of
 short-term debt.......
Dividends paid.........
Intrasystem long-term
 financing-net.........
Intrasystem money pool
 borrowings
 (repayments)--net.....      (9,835)                  (9,835)    (9,835)
Dividends paid--
 subsidiary companies--
 consolidated..........
Purchase of treasury
 stock.................
Other..................
                          ---------     --------   ---------  ---------   -------     --------   ----
   Net cash from (used
    in) financing
    activities.........      (9,835)                  (9,835)    (9,835)
                          ---------     --------   ---------  ---------   -------     --------   ----
   Increase (decrease)
    in cash and cash
    equivalents........      (1,043)                  (1,043)      (230)                  (803)   (10)
Cash and cash
 equivalents at
 beginning of year.....       1,246                    1,246        423                    803     20
                          ---------     --------   ---------  ---------   -------     --------   ----
Cash and cash
 equivalents at end of
 year..................   $     203     $    --    $     203  $     193   $   --      $    --    $ 10
                          =========     ========   =========  =========   =======     ========   ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                              CNG CAYMAN ONE LTD.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                  CNG
                               Cayman One Eliminations           CNG     CNGI
                                  and         and      Combined Cayman Australia
                               Subsidiary Adjustments   Total    One   Pty Ltd.
                               ---------- ------------ -------- ------ ---------
Operating revenue and income:
 Regulated gas sales.........    $  --      $   --      $  --   $  --   $  --
 Nonregulated gas sales......
 Gas transportation and
  storage....................
 Oil and gas production......
 Other.......................
                                 ------     -------     ------  ------  ------
  Total......................
                                 ------     -------     ------  ------  ------
Expenses:
 Purchased gas...............
 Liquids, capacity and other
  products purchased.........
 Restructuring and other
  merger-related costs.......
 Operation and maintenance...
 Depreciation and
  amortization...............
 Other taxes.................
                                 ------     -------     ------  ------  ------
  Total......................
                                 ------     -------     ------  ------  ------
Income from operations.......
                                 ------     -------     ------  ------  ------
Other income and expense:
 Gain on sale of Virginia
  Natural Gas................
 Loss on net assets held for
  sale.......................
 Equity in earnings of
  subsidiary company--
  consolidated...............                (1,107)     1,107   1,107
 Interest revenue from
  affiliated companies--
  consolidated...............
 Other.......................     1,107                  1,107           1,107
                                 ------     -------     ------  ------  ------
  Total other income and
   expense...................     1,107      (1,107)     2,214   1,107   1,107
                                 ------     -------     ------  ------  ------
Income before interest and
 income taxes................     1,107      (1,107)     2,214   1,107   1,107
Interest charges.............
                                 ------     -------     ------  ------  ------
Income before income taxes...     1,107      (1,107)     2,214   1,107   1,107
Income tax expense...........
                                 ------     -------     ------  ------  ------
Income before cumulative
 effect of a change in
 accounting principle........     1,107      (1,107)     2,214   1,107   1,107
Cumulative effect of a change
 in accounting principle (net
 of income taxes)............
                                 ------     -------     ------  ------  ------
Net income...................    $1,107     $(1,107)    $2,214  $1,107  $1,107
                                 ======     =======     ======  ======  ======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                              CNG CAYMAN ONE LTD.

                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                              CNG
                           Cayman One Eliminations             CNG      CNGI
                              and         and      Combined  Cayman   Australia
                           Subsidiary Adjustments   Total      One    Pty Ltd.
                           ---------- ------------ --------  -------  ---------
Retained Earnings
Balance at December 31,
 1999....................   $ 2,282     $(2,282)   $ 4,564   $ 2,282   $ 2,282
Net income for the period
 January 1 through
 January 27, 2000........
                            -------     -------    -------   -------   -------
  Total..................     2,282      (2,282)     4,564     2,282     2,282
Merger of Parent Company
 with Dominion Resources,
 Inc.....................
                            -------     -------    -------   -------   -------
Balance at January 28,
 2000....................     2,282      (2,282)     4,564     2,282     2,282
Net income for the period
 January 28 through
 December 31, 2000.......     1,107      (1,107)     2,214     1,107     1,107
Transfer of CNG Cayman
 One assets to investment
 in CNG Cayman Two.......                 3,389     (3,389)             (3,389)
Dividends declared on
 common stock--cash......    (3,389)                (3,389)   (3,389)
                            -------     -------    -------   -------   -------
Balance at December 31,
 2000....................   $   --      $   --     $   --    $   --    $   --
                            =======     =======    =======   =======   =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                              CNG CAYMAN ONE LTD.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                             CNG Cayman Eliminations             CNG      CNGI
                              One and       and      Combined  Cayman   Australia
                             Subsidiary Adjustments   Total      One    Pty Ltd.
                             ---------- ------------ --------  -------  ---------
Net income.................   $ 1,107     $(1,107)   $ 2,214   $ 1,107   $ 1,107
Other comprehensive income,
 net of tax:
 Foreign currency
  translation adjustment...    (1,077)      1,077     (2,154)   (1,077)   (1,077)
 Less: reclassification
  adjustment for losses
  realized in net income...     3,637      (3,637)     7,274     3,637     3,637
                              -------     -------    -------   -------   -------
 Total foreign currency
  translation adjustment...     2,560      (2,560)     5,120     2,560     2,560
 Minimum pension liability
  adjustment...............
                              -------     -------    -------   -------   -------
 Other comprehensive income
  (loss)...................     2,560      (2,560)     5,120     2,560     2,560
                              -------     -------    -------   -------   -------
Comprehensive income.......   $ 3,667     $(3,667)   $ 7,334   $ 3,667   $ 3,667
                              =======     =======    =======   =======   =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                              CNG CAYMAN ONE LTD.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                              CNG
                           Cayman One Eliminations                        CNGI
                              and         and      Combined     CNG     Australia
                           Subsidiary Adjustments   Total    Cayman One Pty Ltd.
                           ---------- ------------ --------  ---------- ---------
Cash Flows From (Used In)
 Operating Activities
Net income...............   $ 1,107     $(1,107)   $ 2,214    $ 1,107    $ 1,107
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle..............
 Restructuring and other
  merger-related costs...
 Loss on net assets held
  for sale...............
 Sale of Virginia Natural
  Gas....................
 Depreciation and
  amortization...........
 Pension cost (credit)--
  net....................
 Deferred income taxes--
  net....................
 Investment tax credit...
 Changes in current
  assets and current
  liabilities:
 Accounts receivable.....
 Receivables from
  affiliated companies...
 Inventories.............
 Unrecovered gas costs...
 Broker margin
  deposits...............
 Prepayments.............
 Other current assets....
 Accounts payable,
  trade..................
 Payables to affiliated
  companies..............
 Estimated rate
  contingencies and
  refunds................
 Amounts payable to
  customers..............
 Accrued expenses........       124                    124                   124
 Other--net..............
 Changes in other assets
  and other liabilities..    (1,231)                (1,231)               (1,231)
 Excess of equity in
  earnings of subsidiary
  companies over their
  cash dividends paid--
  consolidated...........                 1,107     (1,107)    (1,107)
 Other-net...............
                            -------     -------    -------    -------    -------
   Net cash flows from
    (used in) operating
    activities...........
                            -------     -------    -------    -------    -------
Cash Flows From (Used In)
 Investing Activities
Plant construction and
 other property
 additions...............
Proceeds from sale of
 Virginia Natural Gas,
 net of cash sold........
Proceeds from sale of
 Argentine investments,
 net of cash sold........
Cost of other
 investments.............
Intrasystem long-term
 financing--net..........
Intrasystem money pool
 investments--net........
Property transfers to
 (from) affiliates.......
Other....................
                            -------     -------    -------    -------    -------
   Net cash flows from
    (used in) investing
    activities...........
                            -------     -------    -------    -------    -------
Cash Flows From (Used In)
 Financing Activities
Repayments of long-term
 debt....................
Issuance (repayment) of
 short-term debt.........
Dividends paid...........
Intrasystem long-term
 financing--net..........
Intrasystem money pool
 borrowings
 (repayments)--net.......
Dividends paid--
 subsidiary companies--
 consolidated............
Purchase of treasury
 stock...................
Other....................
                            -------     -------    -------    -------    -------
   Net cash flows from
    (used in) financing
    activities...........
                            -------     -------    -------    -------    -------
   Increase (decrease) in
    cash and cash
    equivalents..........
Cash and cash equivalents
 at beginning of year....
                            -------     -------    -------    -------    -------
Cash and cash equivalents
 at end of year..........   $   --      $   --     $   --     $   --     $   --
                            =======     =======    =======    =======    =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             CNG CAYMAN THREE LTD.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                          CNG Cayman Eliminations             CNG        CNG
                          Three and      and      Combined   Cayman   Argentina
                          Subsidiary Adjustments   Total     Three      S.A.
                          ---------- ------------ --------  --------  ---------
Operating revenue and
 income:
 Regulated gas sales....   $    --       $--      $    --   $    --     $ --
 Nonregulated gas
  sales.................
 Gas transportation and
  storage...............
 Oil and gas
  production............
 Other..................
                           --------      ----     --------  --------    -----
  Total.................
                           --------      ----     --------  --------    -----
Expenses:
 Purchased gas..........
 Liquids, capacity and
  other products
  purchased.............
 Restructuring and other
  merger-related costs..
 Operation and
  maintenance...........        834                    834        33      801
 Depreciation and
  amortization..........
 Other taxes............          8                      8                  8
                           --------      ----     --------  --------    -----
  Total.................        842                    842        33      809
                           --------      ----     --------  --------    -----
Income from operations..       (842)                  (842)      (33)    (809)
                           --------      ----     --------  --------    -----
Other income and
 expense:
 Gain on sale of
  Virginia Natural Gas..
 Loss on net assets held
  for sale..............    (17,240)               (17,240)  (17,240)
 Equity in earnings of
  subsidiary company--
  consolidated..........                  809         (809)     (809)
 Interest revenue from
  affiliated companies--
  consolidated..........
 Other..................      1,596                  1,596     1,596
                           --------      ----     --------  --------    -----
  Total other income and
   expense..............    (15,644)      809      (16,453)  (16,453)
                           --------      ----     --------  --------    -----
Income before interest
 and income taxes.......    (16,486)      809      (17,295)  (16,486)    (809)
Interest charges........
                           --------      ----     --------  --------    -----
Income before income
 taxes..................    (16,486)      809      (17,295)  (16,486)    (809)
Income tax expense......
                           --------      ----     --------  --------    -----
Income before cumulative
 effect of a change in
 accounting principle...    (16,486)      809      (17,295)  (16,486)    (809)
Cumulative effect of a
 change in accounting
 principle (net of
 income taxes)..........
                           --------      ----     --------  --------    -----
Net income..............   $(16,486)     $809     $(17,295) $(16,486)   $(809)
                           ========      ====     ========  ========    =====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             CNG CAYMAN THREE LTD.

                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                          CNG Cayman Eliminations             CNG        CNG
                          Three and      and      Combined   Cayman   Argentina
                          Subsidiary Adjustments   Total     Three      S.A.
                          ---------- ------------ --------  --------  ---------
Retained Earnings
Balance at December 31,
 1999...................   $ 12,552     $(667)    $ 13,219  $ 12,552    $ 667
Net income for the
 period January 1
 through January 27,
 2000...................        (37)       37          (74)      (37)     (37)
                           --------     -----     --------  --------    -----
  Total.................     12,515      (630)      13,145    12,515      630
Merger of Parent Company
 with Dominion
 Resources, Inc.........
                           --------     -----     --------  --------    -----
Balance at January 28,
 2000...................     12,515      (630)      13,145    12,515      630
Net income for the
 period January 28
 through December 31,
 2000...................    (16,449)      772      (17,221)  (16,449)    (772)
Sale of CNG Cayman Three
 by CNG International...      3,934      (142)       4,076     3,934      142
Dividends declared on
 common stock--cash.....
                           --------     -----     --------  --------    -----
Balance at December 31,
 2000...................   $    --      $ --      $    --   $    --     $ --
                           ========     =====     ========  ========    =====




The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             CNG CAYMAN THREE LTD.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                           CNG Cayman Eliminations             CNG        CNG
                           Three and      and      Combined   Cayman   Argentina
                           Subsidiary Adjustments   Total     Three      S.A.
                           ---------- ------------ --------  --------  ---------
Net income...............   $(16,486)     $809     $(17,295) $(16,486)   $(809)
Other comprehensive
 income, net of tax:
 Foreign currency
  translation
  adjustment.............
 Less: reclassification
  adjustment for losses
  realized in net
  income.................
                            --------      ----     --------  --------    -----
  Total foreign currency
   translation
   adjustment............
 Minimum pension
  liability adjustment...
                            --------      ----     --------  --------    -----
  Other comprehensive
   income (loss).........
                            --------      ----     --------  --------    -----
Comprehensive income.....   $(16,486)     $809     $(17,295) $(16,486)   $(809)
                            ========      ====     ========  ========    =====



The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             CNG CAYMAN THREE LTD.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                               CNG
                           Cayman Three Eliminations                          CNG
                               and          and      Combined      CNG      Arentina
                            Subsidiary  Adjustments   Total    Cayman Three   S.A.
                           ------------ ------------ --------  ------------ --------
Cash Flows From (Used In)
 Operating Activities
Net income...............    $(16,486)     $ 809     $(17,295)   $(16,486)   $(809)
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle..............
 Restructuring and other
  merger-related costs...
 Loss on net assets held
  for sale...............      17,240                  17,240      17,240
 Sale of Virginia Natural
  Gas....................
 Depreciation and
  amortization...........
 Pension cost (credit)--
  net....................
 Deferred income taxes-
  net....................
 Investment tax credit...
 Changes in current
  assets and current
  liabilities:
 Accounts receivable.....         518                     518                  518
 Receivables from
  affiliated companies...
 Inventories.............
 Unrecovered gas costs...
 Broker margin
  deposits...............
 Prepayments.............
 Other current assets....
 Accounts payable,
  trade..................         (56)                    (56)                 (56)
 Payables to affiliated
  companies..............         (26)                    (26)        (26)
 Estimated rate
  contingencies and
  refunds................
 Amounts payable to
  customers..............
 Accrued expenses........           5                       5                    5
 Other--net..............
Changes in other assets
 and other liabilities...      (1,998)                 (1,998)     (1,828)    (170)
Excess of equity in
 earnings of subsidiary
 companies  over their
 cash dividends paid--
 consolidated............                   (809)         809         809
Other--net...............
                             --------      -----     --------    --------    -----
   Net cash flows from
    (used in) operating
    activities...........        (803)                   (803)       (291)    (512)
                             --------      -----     --------    --------    -----
Cash Flows From (Used In)
 Investing Activities
Plant construction and
 other property
 additions...............
Proceeds from sale of
 Virginia Natural Gas,
 net of cash sold........
Proceeds from sale of
 Argentine investments,
 net of cash sold........
Cost of other
 investments.............
Intrasystem long-term
 financing-net...........
Intrasystem money pool
 investments-net.........
Property transfers to
 (from) affiliates.......
Other....................
                             --------      -----     --------    --------    -----
   Net cash flows from
    (used in) investing
    activities...........
                             --------      -----     --------    --------    -----
Cash Flows From (Used In)
 Financing Activities
Repayments of long-term
 debt....................
Issuance (repayment) of
 short-term debt.........
Dividends paid...........
Intrasystem long-term
 financing-net...........
Intrasystem money pool
 borrowings (repayments)-
 net.....................
Dividends paid--
 subsidiary companies--
 consolidated............
Purchase of treasury
 stock...................
Other....................
                             --------      -----     --------    --------    -----
   Net cash flows from
    (used in) financing
    activities...........
                             --------      -----     --------    --------    -----
   Increase (decrease) in
    cash and cash
    equivalents..........        (803)                   (803)       (291)    (512)
Cash and cash equivalents
 at beginning of year....         803                     803         291      512
                             --------      -----     --------    --------    -----
Cash and cash equivalents
 at end of year..........    $    --       $ --      $    --     $    --     $ --
                             ========      =====     ========    ========    =====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      DOMINION PRODUCTS AND SERVICES, INC.

                          CONSOLIDATING BALANCE SHEET
                              At December 31, 2000
                                  (Thousands)

                           Dominion  Eliminations
                           P&S and       and      Combined Dominion     CNG
                          Subsidiary Adjustments   Total     P&S    Technologies
                          ---------- ------------ -------- -------- ------------
         ASSETS
Current Assets
Cash and cash
 equivalents............    $   28      $ --       $   28   $   27      $  1
Accounts receivable:
  Customers, less
   allowance............     1,139                  1,139    1,139
  Other.................
Receivables from
 affiliated companies...     3,241                  3,241    3,070       171
Inventories:
  Gas stored--current
   portion..............
  Materials and
   supplies.............
Unrecovered gas costs...
Deferred income taxes--
 current (net)..........
Broker margin deposits..
Prepayments.............         1                      1        1
Other...................
Net assets held for
 sale...................
                            ------      -----      ------   ------      ----
    Total current
     assets.............     4,409                  4,409    4,237       172
                            ------      -----      ------   ------      ----
Investments
Stock of subsidiary
 company, at equity--
 consolidated...........                 (579)        579      579
Notes of subsidiary
 company--consolidated..
Other...................
                            ------      -----      ------   ------      ----
    Total investments...                 (579)        579      579
                            ------      -----      ------   ------      ----
Property, Plant and
 Equipment
Property, plant and
 equipment..............
Less accumulated
 depreciation and
 amortization...........
                            ------      -----      ------   ------      ----
    Net property, plant
     and equipment......
                            ------      -----      ------   ------      ----
Deferred Charges and
 Other Assets
Regulatory assets.......
Prepaid pension cost....
Other...................
                            ------      -----      ------   ------      ----
    Total deferred
     charges and other
     assets.............
                            ------      -----      ------   ------      ----
    Total assets........    $4,409      $(579)     $4,988   $4,816      $172
                            ======      =====      ======   ======      ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      DOMINION PRODUCTS AND SERVICES, INC.

                              At December 31, 2000
                                  (Thousands)

                          Dominion  Eliminations
                          P&S and       and      Combined  Dominion      CNG
                         Subsidiary Adjustments   Total      P&S     Technologies
                         ---------- ------------ --------  --------  ------------
LIABILITIES AND
 STOCKHOLDER'S EQUITY
Current Liabilities
Short-term debt.........  $   --      $   --     $   --    $   --      $   --
Accounts payable,
 trade..................      451                    451       451
Estimated rate
 contingencies and
 refunds................
Payables to affiliated
 companies..............      610                    610       610
Customer deposits.......
Accrued interest........
Accrued payroll.........
Accrued taxes...........      665                    665       727         (62)
Deferred income taxes--
 current (net)..........
Other...................    1,838                  1,838     1,838
                          -------     -------    -------   -------     -------
  Total current
   liabilities..........    3,564                  3,564     3,626         (62)
                          -------     -------    -------   -------     -------
Long-term Debt
Debentures and notes....
Notes payable to
 Registrant--
 consolidated...........
                          -------     -------    -------   -------     -------
  Total long-term debt..
                          -------     -------    -------   -------     -------
Deferred Credits and
 Other Liabilities
Deferred income taxes...   (1,121)                (1,121)     (776)       (345)
Deferred investment tax
 credits................
Other...................      208                    208       208
                          -------     -------    -------   -------     -------
  Total deferred credits
   and other
   liabilities..........     (913)                  (913)     (568)       (345)
                          -------     -------    -------   -------     -------
Commitments and
 Contingencies
Common Stockholder's
 Equity
Common stock............    3,990      (2,000)     5,990     3,990       2,000
Other capital...........
Retained earnings.......   (2,232)      1,421     (3,653)   (2,232)     (1,421)
Accumulated other
 comprehensive income...
                          -------     -------    -------   -------     -------
  Total common
   stockholder's
   equity...............    1,758        (579)     2,337     1,758         579
                          -------     -------    -------   -------     -------
  Total liabilities and
   stockholder's
   equity...............  $ 4,409     $  (579)   $ 4,988   $ 4,816     $   172
                          =======     =======    =======   =======     =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      DOMINION PRODUCTS AND SERVICES, INC.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                           Dominion  Eliminations
                           P&S and       and      Combined Dominion     CNG
                          Subsidiary Adjustments   Total     P&S    Technologies
                          ---------- ------------ -------- -------- ------------
Operating revenue and
 income:
 Regulated gas sales....    $  --        $--       $  --    $  --       $--
 Nonregulated gas
  sales.................
 Gas transportation and
  storage...............
 Oil and gas
  production............
 Other..................     9,907                  9,907    9,907
                            ------       ----      ------   ------      ----
  Total.................     9,907                  9,907    9,907
                            ------       ----      ------   ------      ----
Expenses:
 Purchased gas..........
 Liquids, capacity and
  other products
  purchased.............
 Restructuring and other
  merger-related costs..
 Operation and
  maintenance...........     7,425                  7,425    7,425
 Depreciation and
  amortization..........
 Other taxes............        16                     16       16
                            ------       ----      ------   ------      ----
  Total.................     7,441                  7,441    7,441
                            ------       ----      ------   ------      ----
Income from operations..     2,466                  2,466    2,466
                            ------       ----      ------   ------      ----
Other income and
 expense:
 Gain on sale of
  Virginia Natural Gas..
 Loss on net assets held
  for sale..............
 Equity in earnings of
  subsidiary company--
  consolidated..........                   33         (33)     (33)
 Interest revenue from
  affiliated companies--
  consolidated..........       132                    132      122        10
 Other..................        17                     17       (2)       19
                            ------       ----      ------   ------      ----
  Total other income and
   expense..............       149         33         116       87        29
                            ------       ----      ------   ------      ----
Income before interest
 and income taxes.......     2,615         33       2,582    2,553        29
Interest charges........
                            ------       ----      ------   ------      ----
Income before income
 taxes..................     2,615         33       2,582    2,553        29
Income tax expense......       916                    916      854        62
                            ------       ----      ------   ------      ----
Income before cumulative
 effect of a change in
 accounting principle...     1,699         33       1,666    1,699       (33)
Cumulative effect of a
 change in accounting
 principle (net of
 income taxes)..........
                            ------       ----      ------   ------      ----
Net income..............    $1,699       $ 33      $1,666   $1,699      $(33)
                            ======       ====      ======   ======      ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      DOMINION PRODUCTS AND SERVICES, INC.

                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                           Dominion  Eliminations
                           P&S and       and      Combined  Dominion      CNG
                          Subsidiary Adjustments   Total      P&S     Technologies
                          ---------- ------------ --------  --------  ------------
Retained Earnings
Balance at December 31,
 1999...................   $(3,931)     $1,389    $(5,320)  $(3,931)    $(1,389)
Net income for the
 period January 1
 through January 27,
 2000...................        58           1         57        58          (1)
                           -------      ------    -------   -------     -------
  Total.................    (3,873)      1,390     (5,263)   (3,873)     (1,390)
Merger of Parent Company
 with Dominion
 Resources, Inc. .......
                           -------      ------    -------   -------     -------
Balance at January 28,
 2000...................    (3,873)      1,390     (5,263)   (3,873)     (1,390)
Net income for the
 period January 28
 through December 31,
 2000...................     1,641          32      1,609     1,641         (32)
Dividends declared on
 common stock--cash.....
                           -------      ------    -------   -------     -------
Balance at December 31,
 2000...................   $(2,232)     $1,422    $(3,654)  $(2,232)    $(1,422)
                           =======      ======    =======   =======     =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      DOMINION PRODUCTS AND SERVICES, INC.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                           Dominion  Eliminations
                           P&S and       and      Combined Dominion     CNG
                          Subsidiary Adjustments   Total     P&S    Technologies
                          ---------- ------------ -------- -------- ------------
Net income..............    $1,699       $33       $1,666   $1,699      $(33)
Other comprehensive
 income, net of tax:
 Foreign currency
  translation
  adjustment............
 Less: reclassification
  adjustment for losses
  realized in net
  income................
                            ------       ---       ------   ------      ----
  Total foreign currency
   translation
   adjustment...........
 Minimum pension
  liability adjustment..
                            ------       ---       ------   ------      ----
  Other comprehensive
   income (loss)........
                            ------       ---       ------   ------      ----
Comprehensive income....    $1,699       $33       $1,666   $1,699      $(33)
                            ======       ===       ======   ======      ====



The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      DOMINION PRODUCTS AND SERVICES, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                            Dominion  Eliminations
                            P&S and       and      Combined  Dominion      CNG
                           Subsidiary Adjustments   Total      P&S     Technologies
                           ---------- ------------ --------  --------  ------------
Cash Flows From (Used In)
 Operating Activities
Net income...............   $ 1,699       $ 33     $ 1,666   $ 1,699       $(33)
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle..............
 Restructuring and other
  merger-related costs...        11                     11        11
 Loss on net assets held
  for sale...............
 Sale of Virginia Natural
  Gas....................
 Depreciation and
  amortization...........
 Pension cost (credit)--
  net....................
 Deferred income taxes--
  net....................      (174)                  (174)     (236)        62
 Investment tax credit...
 Changes in current
  assets and current
  liabilities:
 Accounts receivable.....      (746)                  (746)     (746)
 Receivables from
  affiliated companies...       570                    570       570
 Inventories.............
 Unrecovered gas costs...
 Broker margin
  deposits...............
 Prepayments.............        (1)                    (1)       (1)
 Other current assets....
 Accounts payable,
  trade..................      (414)                  (414)     (383)       (31)
 Payables to affiliated
  companies..............         7                      7         7
 Estimated rate
  contingencies and
  refunds................
 Amounts payable to
  customers..............
 Accrued expenses........       718                    718       690         28
 Other--net..............       661                    661       661
Changes in other assets
 and other liabilities...       208                    208       208
Excess of equity in
 earnings of subsidiary
 companies over their
 cash dividends paid--
 consolidated............                  (33)         33        33
Other--net...............
                            -------       ----     -------   -------       ----
   Net cash flows from
    (used in) operating
    activities...........     2,539                  2,539     2,513         26
                            -------       ----     -------   -------       ----
Cash Flows From (Used In)
 Investing Activities
Plant construction and
 other property
 additions...............
Proceeds from sale of
 Virginia Natural Gas,
 net of cash sold........
Proceeds from sale of
 Argentine investments,
 net of cash sold........
Cost of other
 investments.............
Intrasystem long-term
 financing--net..........
Intrasystem money pool
 investments--net........    (2,516)                (2,516)   (2,490)       (26)
Property transfers to
 (from) affiliates.......
Other....................
                            -------       ----     -------   -------       ----
   Net cash flows from
    (used in) investing
    activities...........    (2,516)                (2,516)   (2,490)       (26)
                            -------       ----     -------   -------       ----
Cash Flows From (Used In)
 Financing Activities
Repayments of long-term
 debt....................
Issuance (repayment) of
 short-term debt.........
Dividends paid...........
Intrasystem long-term
 financing--net..........
Intrasystem money pool
 borrowings
 (repayments)--net.......
Dividends paid--
 subsidiary companies--
 consolidated............
Purchase of treasury
 stock...................
Other....................
                            -------       ----     -------   -------       ----
   Net cash flows from
    (used in) financing
    activities...........
                            -------       ----     -------   -------       ----
   Increase (decrease) in
    cash and cash
    equivalents..........        23                     23        23
Cash and cash equivalents
 at beginning of year....         5                      5         4          1
                            -------       ----     -------   -------       ----
Cash and cash equivalents
 at end of year..........   $    28       $--      $    28   $    27       $  1
                            =======       ====     =======   =======       ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                                                            Dominion                                       Catalyst Old
                        Dominion   Consolidating            Mortgage                                           River
                        Capital     Entries and   Dominion  Services, Virginia                             Hydroelectric
                      Consolidated  Adjustments   Capital     Inc.    Financial    DCV     OptaCor  DVII       Ltd.
                      ------------ ------------- ---------- --------- ---------  --------  ------- ------- -------------
Current assets:
Cash and cash
 equivalents.........  $   43,197   $   (63,408) $    2,206 $    236  $ 43,151   $ (4,373)  $ 29   $   --     $63,408
Accounts receivable:
 Customers (less
  allowance).........
 Other...............       6,239        (5,180)      1,632              2,663     (1,203)     4                3,836
Inventories:
 Materials and
  supplies...........
 Fossil fuel.........
 Gas stored--current
  portion............
Investment
 securities--
 trading.............     274,643                            274,643
Mortgage loans held
 for sale............     103,956                            103,956
Commodity contract
 assets..............
Unrecovered gas
 costs...............
Broker margin
 deposits............
Prepayments..........
Net assets held for
 sale................
Other................      62,060        (4,022)      8,379    6,537    31,589     13,159     70                  383
                       ----------   -----------  ---------- --------  --------   --------   ----   -------   --------
   Total current
    assets...........     490,095       (72,610)     12,217  385,372    77,403      7,583    103               67,627
                       ----------   -----------  ---------- --------  --------   --------   ----   -------   --------
Investments:
Loans receivable,
 net.................     675,600                    22,508            514,040    133,083    331
Investments in
 affiliates..........     175,505    (1,678,049)  1,743,543             51,774          0           49,469
Available for sale
 securities..........     291,630                    10,823   13,916    76,487     72,809
Nuclear
 decommissioning
 trust funds.........
Investment in real
 estate..............      64,924                     3,891                  0          0
Other................     145,274                     5,769             20,203     36,898
                       ----------   -----------  ---------- --------  --------   --------   ----   -------   --------
   Total net
    investments......   1,352,933    (1,678,049)  1,786,534   13,916   662,504    242,790    331    49,469
                       ----------   -----------  ---------- --------  --------   --------   ----   -------   --------
Property, plant and
 equipment:
Property, plant and
 equipment...........      35,296      (419,948)        878   21,749     1,028      5,073                     419,948
Less accumulated
 depreciation,
 depletion and
 amortization........      16,298        (5,127)        703   10,439       402      1,568
                       ----------   -----------  ---------- --------  --------   --------   ----   -------   --------
   Property, plant
    and equipment,
    net..............      18,998      (414,821)        175   11,310       626      3,505                     419,948
                       ----------   -----------  ---------- --------  --------   --------   ----   -------   --------
Deferred charges and
 other assets:
Goodwill, net........      49,796                             46,095      (246)         0
Regulatory assets,
 net.................
Prepaid pension
 costs...............
Other, net...........     123,871      (493,816)      1,313  118,429    11,492       (404)              61    488,689
                       ----------   -----------  ---------- --------  --------   --------   ----   -------   --------
   Total deferred
    charges and other
    assets...........     173,667      (493,816)      1,313  164,524    11,246       (404)              61    488,689
                       ----------   -----------  ---------- --------  --------   --------   ----   -------   --------
 Total Assets........  $2,035,693   $(2,659,296) $1,800,239 $575,122  $751,779   $253,474   $434   $49,530   $976,264
                       ==========   ===========  ========== ========  ========   ========   ====   =======   ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

                            As of December 31, 2000
                                  (Thousands)

                                                             Dominion                                          Catalyst Old
                        Dominion   Consolidating             Mortgage                                              River
                        Capital     Entries and   Dominion   Services, Virginia                                Hydroelectric
                      Consolidated  Adjustments   Capital      Inc.    Financial    DCV     OptaCor    DVII        Ltd.
                      ------------ ------------- ----------  --------- ---------  --------  --------  -------  -------------
Current liabilities:
Securities due
 within one year....   $   89,499   $    10,774  $      --   $ 78,725  $    --    $    --   $    --   $   --     $    --
Short-term debt.....
Accounts payable,
 trade..............        9,660        (6,081)      2,215     6,489         0        322                          5,237
Accrued interest....       15,113       (16,729)     12,826     1,324       935        846                         13,969
Accrued payroll.....        3,158             0          (9)    2,887       277          3
Accrued taxes.......        2,270           (12)        (12)        0        21      1,836                422
Commodity contract
 liabilities........
Other...............        4,652        (6,252)      2,191       559     1,685          0                          6,252
                       ----------   -----------  ----------  --------  --------   --------  --------  -------    --------
   Total current
    liabilities.....      124,352       (18,300)     17,211    89,984     2,918      3,007                422      25,458
                       ----------   -----------  ----------  --------  --------   --------  --------  -------    --------
 Long term debt.....    1,353,801    (1,613,100)  1,257,322   109,477   468,580    120,802                        859,615
                       ----------   -----------  ----------  --------  --------   --------  --------  -------    --------
Deferred credits and
 other liabilities:
Deferred income
 taxes..............       34,306                     1,586    31,539    (6,555)    (1,277)     (109)    (507)
Deferred investment
 tax credits........
Other...............          627        (1,141)      1,513       585         0     (1,812)        1
                       ----------   -----------  ----------  --------  --------   --------  --------  -------    --------
   Total deferred
    credits and
    other
    liabilities.....       34,933        (1,141)      3,099    32,124    (6,555)    (3,089)     (108)    (507)
                       ----------   -----------  ----------  --------  --------   --------  --------  -------    --------
 Total
  Liabilities.......    1,513,086    (1,632,541)  1,277,632   231,585   464,943    120,720      (108)     (85)    885,073
                       ----------   -----------  ----------  --------  --------   --------  --------  -------    --------
Minority interest...                    (68,393)                                                                   68,393
Obligated
 mandatorily
 redeemable
 preferred
 securities of
 subsidiary trusts..
Preferred stock not
 subject to
 mandatory
 redemption.........
Common shareholders'
 equity:
Common Stock........            8       (64,657)          8              50,100
Other paid in
 capital............      693,841      (790,330)    693,840   294,113   167,039    122,273    12,218   62,930      22,798
Accumulated other
 comprehensive
 income.............       (8,597)        7,810      (8,597)                (45)
Retained earnings...     (162,645)     (111,185)   (162,644)   49,424    69,742     10,481   (11,676) (13,315)
                       ----------   -----------  ----------  --------  --------   --------  --------  -------    --------
   Total common
    shareholders'
    equity..........      522,607      (958,362)    522,607   343,537   286,836    132,754       542   49,615      22,798
                       ----------   -----------  ----------  --------  --------   --------  --------  -------    --------
 Total Liabilities
  and shareholders'
  equity............   $2,035,693   $(2,659,296) $1,800,239  $575,122  $751,779   $253,474  $    434  $49,530    $976,264
                       ==========   ===========  ==========  ========  ========   ========  ========  =======    ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

                            As of December 31, 2000
                                  (Thousands)

                            Rincon      Stanton                Vidalia           Dominion
                          Securities, Associates, Edgen,       Audit,  Louisiana  Lands,
                             Inc.        Inc.      Inc.   DLMC  Inc.     Hydro     Inc.
                          ----------- ----------- ------- ---- ------- --------- --------
Current assets:
Cash and cash
 equivalents............   $    838     $   192   $    80 $ 69  $  1    $     1  $   767
Accounts receivable:
 Customers (less
  allowance)............
 Other..................                    115       473  516   429       (499)   3,453
Inventories:
 Materials and
  supplies..............
 Fossil fuel............
 Gas stored--current
  portion...............
Investment securities--
 trading................
Mortgage loans held for
 sale...................
Commodity contract
 assets.................
Unrecovered gas costs...
Broker margin deposits..
Prepayments.............
Net assets held for
 sale...................
Other...................      1,073       3,371        26    0    47      1,364       84
                           --------     -------   ------- ----  ----    -------  -------
   Total current
    assets..............      1,911       3,678       579  585   477        866    4,304
                           --------     -------   ------- ----  ----    -------  -------
Investments:
Loans receivable, net...          0         471     2,151    0                0    3,016
Investments in
 affiliates.............     (8,355)          0    13,597  254            3,272        0
Available for sale
 securities.............    117,595           0         0    0                0        0
Nuclear decommissioning
 trust funds............
Investment in real
 estate.................          0       4,682       626    0                0   55,725
Other...................      3,819       1,503         0    0           76,899      183
                           --------     -------   ------- ----  ----    -------  -------
   Total net
    investments.........    113,059       6,656    16,374  254           80,171   58,924
                           --------     -------   ------- ----  ----    -------  -------
Property, plant and
 equipment:
Property, plant and
 equipment..............          0       5,635       170   37                0      726
Less accumulated
 depreciation, depletion
 and amortization.......          0       2,230       126   37                0    5,920
                           --------     -------   ------- ----  ----    -------  -------
   Property, plant and
    equipment, net......          0       3,405        44    0                0   (5,194)
                           --------     -------   ------- ----  ----    -------  -------
Deferred charges and
 other assets:
Goodwill, net...........      3,947           0         0    0                0        0
Regulatory assets, net..
Prepaid pension costs...
Other, net..............      2,115       2,115         0    0            1,898   (8,021)
                           --------     -------   ------- ----  ----    -------  -------
   Total deferred
    charges and other
    assets..............      6,062       2,115         0    0            1,898   (8,021)
                           --------     -------   ------- ----  ----    -------  -------
Total Assets............   $121,032     $15,854   $16,997 $839  $477    $82,935  $50,013
                           ========     =======   ======= ====  ====    =======  =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

                            As of December 31, 2000
                                  (Thousands)

                           Rincon      Stanton                     Vidalia           Dominion
                         Securities, Associates, Edgen,            Audit,  Louisiana  Lands,
                            Inc.        Inc.      Inc.     DLMC     Inc.     Hydro     Inc.
                         ----------- ----------- -------  -------  ------- --------- --------
Current liabilities:
Securities due within
 one year...............  $    --      $   --    $   --   $   --    $--     $   --   $    --
Short-term debt.........
Accounts payable,
 trade..................                     4       119      284      1                1,070
Accrued interest........       873           4                  4      0        905       156
Accrued payroll.........
Accrued taxes...........                                        3                          12
Commodity contract
 liabilities............
Other...................        33          (2)                       57                  129
                          --------     -------   -------  -------   ----    -------  --------
   Total current
    liabilities.........       906           6       119      291     58        905     1,367
                          --------     -------   -------  -------   ----    -------  --------
 Long term debt.........    45,955       6,543         0        0    266     44,142    54,199
                          --------     -------   -------  -------   ----    -------  --------
Deferred credits and
 other liabilities:
Deferred income taxes...    (4,085)       (444)   (2,490)     (80)   (14)    28,458   (11,716)
Deferred investment tax
 credits................
Other...................                   189       565      390                         337
                          --------     -------   -------  -------   ----    -------  --------
   Total deferred
    credits and other
    liabilities.........    (4,085)       (255)   (1,925)     310    (14)    28,458   (11,379)
                          --------     -------   -------  -------   ----    -------  --------
 Total Liabilities......    42,776       6,294    (1,806)     601    310     73,505    44,187
                          --------     -------   -------  -------   ----    -------  --------
Minority interest.......
Obligated mandatorily
 redeemable preferred
 securities of
 subsidiary trusts......
Preferred stock not
 subject to mandatory
 redemption.............
Common shareholders'
 equity:
Common Stock............     1,000      10,199         1    3,346                 1        10
Other paid in capital...    16,168      (1,649)   28,398             200      1,100    64,743
Accumulated other
 comprehensive income...    (7,765)
Retained earnings.......    68,853       1,010    (9,596)  (3,108)   (33)     8,329   (58,927)
                          --------     -------   -------  -------   ----    -------  --------
   Total common
    shareholders'
    equity..............    78,256       9,560    18,803      238    167      9,430     5,826
                          --------     -------   -------  -------   ----    -------  --------
 Total Liabilities and
  shareholders'
  equity................  $121,032     $15,854   $16,997  $   839   $477    $82,935  $ 50,013
                          ========     =======   =======  =======   ====    =======  ========


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                              Dominion                                       Catalyst Old
                          Dominion   Consolidating            Mortgage                                           River
                          Capital     Entries and  Dominion   Services,  Virginia                            Hydroelectric
                        Consolidated  Adjustments   Capital     Inc.     Financial    DCV     OptaCor  DVII      L.P.
                        ------------ ------------- ---------  ---------  ---------  --------  ------- ------ -------------
Operating Revenue:
Regulated sales.......
 Electric.............
 Gas..................
Nonregulated sales....
 Electric.............
 Gas..................
Gas transportation and
 storage..............
Oil and gas
 production...........
Other.................   $ 432,897     $224,605    $(132,714) $ 61,300   $137,885   $ 20,602   $ 75   $4,398   $ 94,591
                         ---------     --------    ---------  --------   --------   --------   ----   ------   --------
   Total..............     432,897      224,605     (132,714)   61,300    137,885     20,602     75    4,398     94,591
                         ---------     --------    ---------  --------   --------   --------   ----   ------   --------
Expenses:
Fuel, net.............
Purchased power
 capacity, net........
Purchased gas, net....
Liquids, capacity and
 other products
 purchased............
Restructuring and
 other acquisition
 related costs........     192,388      192,388
Other operation and
 maintenance..........     298,282       35,322       13,787    75,846     91,085     36,509     80               8,366
Depreciation,
 depletion and
 amortization.........      33,712      (13,846)         909    29,640        403      1,193             144     13,846
Other taxes...........       5,082      (10,080)         378     3,542                   367                     10,080
                         ---------     --------    ---------  --------   --------   --------   ----   ------   --------
   Total..............     529,464      203,784       15,074   109,028     91,488     38,069     80      144     32,292
                         ---------     --------    ---------  --------   --------   --------   ----   ------   --------
 Income from
  Operations..........     (96,567)      20,821     (147,788)  (47,728)    46,397    (17,467)    (5)   4,254     62,299
Other Income..........                   (4,684)                                                                  4,684
                         ---------     --------    ---------  --------   --------   --------   ----   ------   --------
 Income before
  interest and income
  taxes...............     (96,567)      16,137     (147,788)  (47,728)    46,397    (17,467)    (5)   4,254     66,983
                         ---------     --------    ---------  --------   --------   --------   ----   ------   --------
Interest and related
 charges:
Interest charges......     192,178     (121,705)      76,316    24,875    100,180     11,782                     82,187
                         ---------     --------    ---------  --------   --------   --------   ----   ------   --------
Preferred dividends
 and distributions of
 subsidiary trusts....
   Total..............     192,178     (121,705)      76,316    24,875    100,180     11,782                     82,187
                         ---------     --------    ---------  --------   --------   --------   ----   ------   --------
 Income before
  provision for income
  tax, minority
  interest,
  extraordinary item
  and cumulative
  effect of a change
  in accounting
  principle...........    (288,745)     137,842     (224,104)  (72,603)   (53,783)   (29,249)    (5)   4,254    (15,204)
Income taxes..........    (100,198)                  (35,297)  (24,084)   (16,987)   (11,425)   (14)   1,465
Minority interests....         259        1,415                                       (1,303)
                         ---------     --------    ---------  --------   --------   --------   ----   ------   --------
 Income before
  extraordinary item
  and cumulative
  effect of a change
  in accounting
  principle...........    (188,806)     136,427     (188,807)  (48,519)   (36,796)   (16,521)     9    2,789    (15,204)
Extraordinary item,
 net
Cumulative effect of a
 change in accounting
 principle, net.......
                         ---------     --------    ---------  --------   --------   --------   ----   ------   --------
 Net Income...........   $(188,806)    $136,427    $(188,807) $(48,519)  $(36,796)  $(16,521)  $  9   $2,789   $(15,204)
                         =========     ========    =========  ========   ========   ========   ====   ======   ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

                      For the Year Ended December 31, 2000
                                  (Thousands)

                               Rincon          Stanton                           Vidalia   Louisiana  Dominion
                          Securities, Inc. Associates, Inc. Edgen, Inc. DLMC   Audit, Inc.   Hydro   Lands, Inc.
                          ---------------- ---------------- ----------- -----  ----------- --------- -----------
Operating Revenue:
Regulated sales.........
 Electric...............
 Gas....................
Nonregulated sales......
 Electric...............
 Gas....................
Gas transportation and
 storage................
Oil and gas production..
Other...................      $14,550           $2,419        $   894   $   9     $295      $7,860    $ (3,872)
                              -------           ------        -------   -----     ----      ------    --------
   Total................       14,550            2,419            894       9      295       7,860      (3,872)
                              -------           ------        -------   -----     ----      ------    --------
Expenses:
Fuel, net...............
Purchased power
 capacity, net..........
Purchased gas, net......
Liquids, capacity and
 other products
 purchased..............
Restructuring and other
 acquisition related
 costs..................
Other operation and
 maintenance............          309              799          4,730    (112)      45                  31,516
Depreciation, depletion
 and amortization.......          714              470             51       9                   59         120
Other taxes.............                             2             54     112        3                     624
                              -------           ------        -------   -----     ----      ------    --------
   Total................        1,023            1,271          4,835       9       48          59      32,260
                              -------           ------        -------   -----     ----      ------    --------
 Income from
  Operations............       13,527            1,148         (3,941)             247       7,801     (36,132)
Other Income
                              -------           ------        -------   -----     ----      ------    --------
 Income before interest
  and income taxes......       13,527            1,148         (3,941)             247       7,801     (36,132)
                              -------           ------        -------   -----     ----      ------    --------
Interest and related
 charges:
Interest charges........        8,810              718                      3       10       5,429       3,573
                              -------           ------        -------   -----     ----      ------    --------
Preferred dividends and
 distributions of
 subsidiary trusts......
   Total................        8,810              718                      3       10       5,429       3,573
                              -------           ------        -------   -----     ----      ------    --------
 Income before provision
  for income tax,
  minority interest,
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............        4,717              430         (3,941)     (3)     237       2,372     (39,705)
Income taxes............           47              455         (1,379)     (3)      83         903     (13,962)
Minority interests......                           147
                              -------           ------        -------   -----     ----      ------    --------
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............        4,670             (172)        (2,562)             154       1,469     (25,743)
Extraordinary item, net
Cumulative effect of a
 change in accounting
 principle, net.........
                              -------           ------        -------   -----     ----      ------    --------
 Net Income.............      $ 4,670           $ (172)       $(2,562)  $ --      $154      $1,469    $(25,743)
                              =======           ======        =======   =====     ====      ======    ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                            As of December 31, 2000
                                  (Thousands)

                                                              Dominion
                           Dominion   Consolidating           Mortgage                                           Rincon
                           Capital     Entries and  Dominion  Services,  Virginia                              Securities,
                         Consolidated  Adjustments  Capital     Inc.     Financial    DCV     OptaCor  DVII       Inc.
                         ------------ ------------- --------  ---------  ---------  --------  ------- -------  -----------
Balance at December 31,
 1999...................  $ 740,912    $(1,139,775) $740,912  $345,657   $312,782   $148,123   $931   $50,336    $74,662
                          ---------    -----------  --------  --------   --------   --------   ----   -------    -------
 Issuance of stock--CNG
  acquisition...........
 Issuance of stock
  through public
  offering..............
 Issuance of stock
  through employee,
  executive loan and
  direct stock purchase
  plans.................
 Stock repurchase and
  retirement............
 Premium income equity
  securities............
 Other common stock
  activity..............                    (1,820)
 Comprehensive income...   (182,248)       129,994  (182,249)  (42,119)   (36,839)   (15,369)     9     2,789      3,594
 Dividends and other
  adjustments...........    (36,057)        53,239   (36,056)   39,999     10,893              (398)   (3,510)
                          ---------    -----------  --------  --------   --------   --------   ----   -------    -------
Balance at December 31,
 2000...................  $ 522,607    $  (958,362) $522,607  $343,537   $286,836   $132,754   $542   $49,615    $78,256
                          =========    ===========  ========  ========   ========   ========   ====   =======    =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

                            As of December 31, 2000
                                  (Thousands)

                                                                                     Catalyst
                           Stanton                     Vidalia           Dominion    Old River               Trilon
                         Associates, Edgen,            Audit,  Louisiana  Lands,   Hydroelectric Stonehouse Dominion
                            Inc.      Inc.     DLMC     Inc.     Hydro     Inc.        L.P.         LLC     Partners
                         ----------- -------  -------  ------- --------- --------  ------------- ---------- --------
Balance at December 31,
 1999...................   $9,732    $21,364  $(1,762)  $(187)  $6,861   $ 24,915    $106,394     $ 1,738   $ 38,229
                           ------    -------  -------   -----   ------   --------    --------     -------   --------
 Issuance of stock--CNG
  acquisition...........
 Issuance of stock
  through
  public offering.......
 Issuance of stock
  through employee,
  executive loan and
  direct stock purchase
  plans.................
 Stock repurchase and
  retirement............
 Premium income equity
  securities............
 Other common stock
  activity..............                        3,346                                              (1,526)
 Comprehensive income...     (172)    (2,562)             154    1,469    (25,743)    (15,204)
 Dividends and other
  adjustments...........                   1   (1,346)    200    1,100      6,654     (68,392)       (212)   (38,229)
                           ------    -------  -------   -----   ------   --------    --------     -------   --------
Balance at December 31,
 2000...................   $9,560    $18,803  $   238   $ 167   $9,430   $  5,826    $ 22,798     $   --    $    --
                           ======    =======  =======   =====   ======   ========    ========     =======   ========


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                          Consolidating               Dominion
                         Dominion Capital  Entries and  Dominion      Mortgage    Virginia
                           Consolidated    Adjustments   Capital   Services, Inc. Financial    DCV     OptaCor
                         ---------------- ------------- ---------  -------------- ---------  --------  -------
Net Income..............    $(188,806)      $136,427    $(188,807)    $(48,519)   $(36,796)  $(16,521)   $ 9
                            ---------       --------    ---------     --------    --------   --------    ---
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............        6,558         (6,433)       6,558        6,400         (43)     1,152
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income
                            ---------       --------    ---------     --------    --------   --------    ---
 Unrealized gains
  (losses) on investment
  securities............        6,558         (6,433)       6,558        6,400         (43)     1,152
 Foreign currency
  translation adjustment
 Minimum pension
  liability adjustment
                            ---------       --------    ---------     --------    --------   --------    ---
Other comprehensive
 income (Loss)..........        6,558         (6,433)       6,558        6,400         (43)     1,152
                            ---------       --------    ---------     --------    --------   --------    ---
Comprehensive Income....    $(182,248)      $129,994    $(182,249)    $(42,119)   $(36,839)  $(15,369)   $ 9
                            =========       ========    =========     ========    ========   ========    ===


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

                      For the Year Ended December 31, 2000
                                  (Thousands)

                            Catalyst Old
                                River       Rincon
                            Hydroelectric Securities,     Stanton                         Vidalia   Louisiana  Dominion
                      DVII      L.P.         Inc.     Associates, Inc. Edgen, Inc. DLMC Audit, Inc.   Hydro   Lands, Inc.
                     ------ ------------- ----------- ---------------- ----------- ---- ----------- --------- -----------
Net Income.........  $2,789   $(15,204)     $ 4,670        $(172)        $(2,562)  $--     $154      $1,469    $(25,743)
                     ------   ---------     -------        -----         -------   ----    ----      ------    --------
Other comprehensive
 income, net of
 tax:
 Unrealized holding
  gains (losses) on
  investment
  securities.......                          (1,076)
 Less:
  reclassification
  adjustment for
  gains (losses)
  realized in net
  income ..........
                     ------   ---------     -------        -----         -------   ----    ----      ------    --------
 Unrealized gains
  (losses) on
  investment
  securities.......                         (1,076)
 Foreign currency
  translation
  adjustment
 Minimum pension
  liability
  adjustment
                     ------   ---------     -------        -----         -------   ----    ----      ------    --------
Other comprehensive
 income (Loss).....                          (1,076)
                     ------   ---------     -------        -----         -------   ----    ----      ------    --------
Comprehensive
 Income............  $2,789   $(15,204)     $ 3,594        $(172)        $(2,562)  $--     $154      $1,469    $(25,743)
                     ======   =========     =======        =====         =======   ====    ====      ======    ========


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                            Dominion                                         Catalyst Old
                       Dominion   Consolidating             Mortgage                                             River
                       Capital     Entries and  Dominion   Services,    Virginia                             Hydroelectric
                     Consolidated  Adjustments   Capital      Inc.     Financial     DCV     OptaCor  DVII       L.P.
                     ------------ ------------- ---------  ----------  ----------  --------  ------- ------  -------------
Cash flows from
 (used in)
 operating
 activities:
Net income.........   $ (188,806)   $136,427    $(188,807) $  (48,519) $  (36,796) $(16,521)  $  9   $2,789    $(15,204)
Adjustments to
 reconcile net
 income to net cash
 from operating
 activities:
 Cumulative effect
  of a change in
  accounting
  principle........
 Restructuring and
  other acquisition
  related costs....
 DCI impairment
  losses...........      292,171     292,171
 Extraordinary
  item, net........
 Impairment of
  regulatory
  assets...........
 Gains on sales of
  subsidiaries.....
 Depreciation and
  amortization.....       35,005     (14,965)         909      29,640       1,933       389             144      14,965
 Deferred income
  taxes............      (64,600)     (6,432)     (12,788)    (14,596)    (14,255)   (1,782)    (3)    (276)
 Deferred fuel
  expense..........
Changes in current
 assets and
 liabilities:
 Accounts
  receivable.......        9,217       1,415        4,143                  (2,148)    5,711                        (509)
 Inventories.......
 Unrecovered gas
  costs............
 Purchase and
  origination of
  mortgages........   (4,280,698)                          (4,280,698)
 Proceeds from sale
  and principal
  collections of
  mortgages........    4,295,336                            4,295,336
 Accounts payable,
  trade............       (1,641)     (3,824)      (3,306)      3,699                  (975)   (50)               3,322
 Accrued interest
  and taxes........      (11,426)        397       11,540       3,316     (25,009)   (1,811)   (12)      41
 Commodity contract
  assets and
  liabilities......
 Net assets held
  for sale.........
Other..............          563    (404,826)     163,575      61,151     103,304    25,731    114   (4,398)     (7,797)
                      ----------    --------    ---------  ----------  ----------  --------   ----   ------    --------
   Net cash flows
    from operating
    activities.....       85,121         363      (24,734)     49,329      27,029    10,742     58   (1,700)      5,223
                      ----------    --------    ---------  ----------  ----------  --------   ----   ------    --------
Cash flow from
 (used in)
 investing
 activities:
Plant construction
 and other property
 additions.........                    1,152                                                                     (1,152)
Acquisition of
 exploration and
 production
 assets............
Loan originations..   (2,910,737)                                      (2,159,245) (751,492)
Repayments of loan
 originations......    4,255,348      54,679       11,679               3,411,142   778,511    143
Sale of
 businesses........
Sale of marketable
 securities........      136,994                              134,029          10
Purchase of debt
 securities........     (235,125)   (100,855)     (10,000)    (31,958)    (76,483)  (15,829)
Acquisition of
 businesses........
Other investments..     (116,658)    312,556     (332,410)   (121,771)    (64,434)    9,012           5,210
Other..............      (36,319)    (32,402)          84     (24,601)     25,008   (16,577)     1
                      ----------    --------    ---------  ----------  ----------  --------   ----   ------    --------
   Net cash flow
    used in
    investing
    activities.....    1,093,503     235,130     (330,647)    (44,301)  1,135,998     3,625    144    5,210      (1,152)
                      ----------    --------    ---------  ----------  ----------  --------   ----   ------    --------
Cash flow from
 (used in)
 financing
 activities:
Issuance of common
 stock.............
Repurchase of
 common stock......
Issuance
 (repayment) of
 short term debt...     (120,194)   (171,879)    (230,415)    (22,017)    383,633   (79,465)
Issuance of long
 term debt.........    4,995,534      (8,287)   1,050,000   3,945,534                                             8,287
Repayment of long
 term debt.........   (6,099,621)      2,035     (425,945) (3,967,824) (1,576,544)                               (2,035)
Common dividend
 payments..........      (36,737)      3,009      (36,737)                    580             (415)  (3,174)
Other..............          680       4,796          681      40,000      10,311               17     (336)
                      ----------    --------    ---------  ----------  ----------  --------   ----   ------    --------
Net cash flow from
 (used in)
 financing
 activities........   (1,260,338)   (170,326)     357,584      (4,307) (1,182,020)  (79,465)  (398)  (3,510)      6,252
                      ----------    --------    ---------  ----------  ----------  --------   ----   ------    --------
Increase (decrease)
 in cash and cash
 equivalents.......      (81,714)     65,167        2,203         721     (18,993)  (65,098)  (196)                (123)
Cash and cash
 equivalents at
 beginning of the
 year..............      124,911     (65,330)           3        (485)     62,144    60,725    225                  286
                      ----------    --------    ---------  ----------  ----------  --------   ----   ------    --------
Cash and cash
 equivalents at end
 of the year.......   $   43,197    $   (163)   $   2,206  $      236  $   43,151  $ (4,373)  $ 29   $  --     $    163
                      ==========    ========    =========  ==========  ==========  ========   ====   ======    ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION CAPITAL, INC.

                      For the Year Ended December 31, 2000
                                  (Thousands)

                            Rincon      Stanton                    Vidalia           Dominion
                          Securities, Associates, Edgen,           Audit,  Louisiana  Lands,
                             Inc.        Inc.      Inc.     DLMC    Inc.     Hydro     Inc.
                          ----------- ----------- -------  ------  ------- --------- --------
Cash flows from (used
 in) operating
 activities:
Net income..............   $  4,670     $ (172)   $(2,562) $  --    $154    $1,469   $(25,743)
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............
 Restructuring and other
  acquisition related
  costs.................
 DCI impairment losses..
 Extraordinary item,
  net...................
 Impairment of
  regulatory assets.....
 Gains on sales of
  subsidiaries..........
 Depreciation and
  amortization..........      1,282        470         51       9               59        119
 Deferred income taxes..         47     (1,281)    (1,379)    (36)             460    (12,279)
 Deferred fuel expense..
Changes in current
 assets and liabilities:
 Accounts receivable....                   142       (330)    (34)  (269)      500        596
 Inventories............
 Unrecovered gas costs..
 Purchase and
  origination of
  mortgages.............
 Proceeds from sale and
  principal collections
  of mortgages..........
 Accounts payable,
  trade.................         (4)       (81)      (271)   (144)     1                   (8)
 Accrued interest and
  taxes.................        180        227       (101)     28   (118)     (257)       153
 Commodity contract
  assets and
  liabilities...........
 Net assets held for
  sale..................
Other...................       (790)     2,560      8,356  (1,315)    (1)       17     54,882
                           --------     ------    -------  ------   ----    ------   --------
   Net cash flows from
    operating
    activities..........      5,385      1,865      3,764  (1,492)  (233)    2,248     17,720
                           --------     ------    -------  ------   ----    ------   --------
Cash flow from (used in)
 investing activities:
Plant construction and
 other property
 additions..............
Acquisition of
 exploration and
 production assets......
Loan originations.......
Repayments of loan
 originations...........                   327        784                              (1,917)
Sale of businesses......
Sale of marketable
 securities.............      2,955
Purchase of debt
 securities.............
Acquisition of
 businesses.............
Other investments.......    105,930      2,622     (5,084)   (254)          (2,872)   (25,163)
Other...................                   806        565     386                      10,411
                           --------     ------    -------  ------   ----    ------   --------
   Net cash flow used in
    investing
    activities..........    108,885      3,755     (3,735)    132           (2,872)   (16,669)
                           --------     ------    -------  ------   ----    ------   --------
Cash flow from (used in)
 financing activities:
Issuance of common
 stock..................
Repurchase of common
 stock..................
Issuance (repayment) of
 short term debt........                (1,053)            (1,222)    34                2,190
Issuance of long term
 debt...................
Repayment of long term
 debt...................   (114,000)    (4,736)                               (475)   (10,097)
Common dividend
 payments...............
Other...................                                    2,000    200     1,100    (58,089)
                           --------     ------    -------  ------   ----    ------   --------
Net cash flow from (used
 in) financing
 activities.............   (114,000)    (5,789)               778    234       625    (65,996)
                           --------     ------    -------  ------   ----    ------   --------
Increase (decrease) in
 cash and cash
 equivalents............        270       (169)        29    (582)     1         1    (64,945)
Cash and cash
 equivalents at
 beginning of the year..        568        361         51     651                      65,712
                           --------     ------    -------  ------   ----    ------   --------
Cash and cash
 equivalents at end of
 the year...............   $    838     $  192    $    80  $   69   $  1    $    1   $    767
                           ========     ======    =======  ======   ====    ======   ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION ENERGY, INC.

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                                                                            Domestic   Foreign
                            Dominion   Consolidating                         Power      Power        Dominion
                             Energy     Entries and   Dominion  Oil & Gas  Generation Generation      Energy
                          Consolidated  Adjustments    Energy   (Page 146) (Page 122) (Page 140) Management, Inc.
                          ------------ ------------- ---------- ---------- ---------- ---------- ----------------
Current assets:
Cash and cash
 equivalents............   $   34,952   $       --   $    3,815 $    9,787  $ 21,350     $--           $--
Accounts receivable:
 Customers (less
  allowance)............
 Other..................      139,429       (52,484)     43,564     98,136    49,990                    223
Inventories:
 Materials and
  supplies..............
 Fossil fuel............
 Gas stored--current
  portion...............
Investment securities--
 trading................
Mortgage loans held for
 sale...................
Commodity contract
 assets.................       11,059                                         11,059
Unrecovered gas costs...
Broker margin deposits..
Prepayments.............
Net assets held for
 sale...................
Other...................      147,580           (60)    115,610     25,653     6,377
                           ----------   -----------  ---------- ----------  --------     ----          ----
   Total current
    assets..............      333,020       (52,544)    162,989    133,576    88,776                    223
                           ----------   -----------  ---------- ----------  --------     ----          ----
Investments:
Loans receivable, net...
Investments in
 affiliates.............      215,086                    75,409     21,565   118,112
Available for sale
 securities.............
Nuclear decommissioning
 trust funds............
Investment in real
 estate.................
Other...................      119,193    (1,222,035)    947,073    295,397    98,758
                           ----------   -----------  ---------- ----------  --------     ----          ----
   Total net
    investments.........      334,279    (1,222,035)  1,022,482    316,962   216,870
                           ----------   -----------  ---------- ----------  --------     ----          ----
Property, plant and
 equipment:
Property, plant and
 equipment..............    1,742,280                    13,328  1,367,542   361,410
Less accumulated
 depreciation, depletion
 and amortization.......      414,789                     6,391    382,344    26,054
                           ----------   -----------  ---------- ----------  --------     ----          ----
 Property, plant and
  equipment, net........    1,327,491                     6,937    985,198   335,356
                           ----------   -----------  ---------- ----------  --------     ----          ----
Deferred charges and
 other assets:
Goodwill, net...........        2,927                                2,927
Regulatory assets, net..
Prepaid pension costs...
Other, net..............       46,087                       509     14,705    30,873
                           ----------   -----------  ---------- ----------  --------     ----          ----
   Total deferred
    charges and other
    assets..............       49,014                       509     17,632    30,873
                           ----------   -----------  ---------- ----------  --------     ----          ----
Total Assets............   $2,043,804   $(1,274,579) $1,192,917 $1,453,368  $671,875     $--           $223
                           ==========   ===========  ========== ==========  ========     ====          ====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION ENERGY, INC.

                            As of December 31, 2000
                                  (Thousands)

                                                                             Domestic   Foreign    Dominion
                           Dominion   Consolidating                           Power      Power      Energy
                            Energy     Entries and   Dominion   Oil & Gas   Generation Generation Management,
                         Consolidated  Adjustments    Energy    (Page 147)  (Page 124) (Page 141)     Inc.
                         ------------ ------------- ----------  ----------  ---------- ---------- -----------
Current liabilities:
Securities due within
 one year...............  $    6,330   $       --   $      --   $      --    $  6,330    $ --        $ --
Short-term debt.........       2,502                                 2,502
Accounts payable,
 trade..................      65,333       (52,484)     26,127      37,413     53,855                  422
Accrued interest........       4,625           (60)      3,589         109        987
Accrued payroll.........
Accrued taxes...........       1,227                      (105)     (2,264)     3,666                  (70)
Commodity contract
 liabilities............         245                                              245
Other...................      65,934                     2,112      43,890     19,933                   (1)
                          ----------   -----------  ----------  ----------   --------    -----       -----
   Total current
    liabilities.........     146,196       (52,544)     31,723      81,650     85,016                  351
                          ----------   -----------  ----------  ----------   --------    -----       -----
 Long term debt.........   1,157,754      (468,815)    588,622     774,473    263,474
                          ----------   -----------  ----------  ----------   --------    -----       -----
Deferred credits and
 other liabilities:
Deferred income taxes...     158,296                    27,427      97,497     33,372
Deferred investment tax
 credits................
Other...................      30,164                    (5,364)     33,784      1,744
                          ----------   -----------  ----------  ----------   --------    -----       -----
   Total deferred
    credits and other
    liabilities.........     188,460                    22,063     131,281     35,116
                          ----------   -----------  ----------  ----------   --------    -----       -----
Total Liabilities.......   1,492,410      (521,359)    642,408     987,404    383,606                  351
                          ----------   -----------  ----------  ----------   --------    -----       -----
Minority interest.......         884        (1,195)                    884      1,195
Obligated mandatorily
 redeemable preferred
 securities of
 subsidiary trusts......
Preferred stock no
 subject to mandatory
 redemption.............
Common shareholders'
 equity:
Common Stock............         208       (35,104)        208                 35,104
Other paid in capital...     572,115      (386,553)    572,115     219,077    167,476
Accumulated other
 comprehensive income...         295         9,971         295      (9,971)
Retained earnings.......     (22,108)     (340,339)    (22,109)    255,974     84,494                 (128)
                          ----------   -----------  ----------  ----------   --------    -----       -----
   Total common
    shareholders'
    equity..............     550,510      (752,025)    550,509     465,080    287,074                 (128)
                          ----------   -----------  ----------  ----------   --------    -----       -----
Total Liabilities and
 shareholders' equity...  $2,043,804   $(1,274,579) $1,192,917  $1,453,368   $671,875    $ --        $ 223
                          ==========   ===========  ==========  ==========   ========    =====       =====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION ENERGY, INC.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                           Domestic   Foreign    Dominion
                            Dominion   Consolidating                        Power      Power      Energy
                             Energy     Entries and  Dominion  Oil & Gas  Generation Generation Management,
                          Consolidated  Adjustments   Energy   (Page 148) (Page 126) (Page 142)    Inc.
                          ------------ ------------- --------  ---------- ---------- ---------- -----------
Operating Revenue:
Regulated sales.........
 Electric...............
 Gas....................
Nonregulated sales......
 Electric...............    $ 96,742     $     (67)  $    --    $    --    $ 83,833   $12,976      $--
 Gas....................      24,008                                         24,008
Gas transportation and
 storage................
Oil and gas production..     322,359                             322,359
Other...................      69,256      (116,043)   118,705     49,556     16,917       121
                            --------     ---------   --------   --------   --------   -------      ----
   Total................     512,365      (116,110)   118,705    371,915    124,758    13,097
                            --------     ---------   --------   --------   --------   -------      ----
Expenses:
Fuel, net...............       2,588                                          1,350     1,238
Purchased power
 capacity, net..........
Purchased gas, net......
Liquids, capacity and
 other products
 purchased..............
Restructuring and other
 acquisition related
 costs..................         567                      567
Other operation and
 maintenance............     218,083          (121)    19,355    137,083     58,094     3,656        16
Depreciation, depletion
 and amortization.......     121,820                    4,771    101,790     12,730     2,529
Other taxes.............      19,678                      277     16,230      2,408       757         6
                            --------     ---------   --------   --------   --------   -------      ----
   Total................     362,736          (121)    24,970    255,103     74,582     8,180        22
                            --------     ---------   --------   --------   --------   -------      ----
 Income from
  Operations............     149,629      (115,989)    93,735    116,812     50,176     4,917       (22)
Other Income............      20,190       (18,601)    11,497     10,745     13,733     2,816
                            --------     ---------   --------   --------   --------   -------      ----
 Income before interest
  and income taxes......     169,819      (134,590)   105,232    127,557     63,909     7,733       (22)
                            --------     ---------   --------   --------   --------   -------      ----
Interest and related
 charges:
Interest charges........      72,641       (18,601)    30,108     39,280     19,293     2,561
Preferred dividends and
 distributions of
 subsidiary trusts......
                            --------     ---------   --------   --------   --------   -------      ----
   Total................      72,641       (18,601)    30,108     39,280     19,293     2,561
                            --------     ---------   --------   --------   --------   -------      ----
 Income before provision
  for income tax,
  minority interest,
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      97,178      (115,989)    75,124     88,277     44,616     5,172       (22)
Income taxes............      10,353                   (9,574)     2,586     17,184       164        (7)
Minority interests......       2,127          (169)                  141        220     1,935
                            --------     ---------   --------   --------   --------   -------      ----
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      84,698      (115,820)    84,698     85,550     27,212     3,073       (15)
Extraordinary item,
 net....................
Cumulative effect of a
 change in accounting
 principle, net.........
                            --------     ---------   --------   --------   --------   -------      ----
 Net Income.............    $ 84,698     $(115,820)  $ 84,698   $ 85,550   $ 27,212   $ 3,073      $(15)
                            ========     =========   ========   ========   ========   =======      ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION ENERGY, INC.

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                            As of December 31, 2000
                                  (Thousands)

                                                                              Domestic   Foreign
                                         Consolidating                         Power      Power         Dominion
                         Dominion Energy  Entries and  Dominion   Oil & Gas  Generation Generation       Energy
                          Consolidated    Adjustments   Energy    (Page 149) (Page 128) (Page 143)  Management, Inc.
                         --------------- ------------- ---------  ---------- ---------- ----------  ----------------
Balance at December 31,
 1999...................    $ 634,406      $(836,972)  $ 612,611   $403,457   $265,071  $ 190,353        $(114)
                            ---------      ---------   ---------   --------   --------  ---------        -----
 Issuance of stock--CNG
  acquisition...........
 Issuance of stock
  through public
  offering..............
 Issuance of stock
  through employee,
  executive loan and
  direct stock purchase
  plans.................
 Stock repurchase and
  retirement............
 Premium income equity
  securities............
 Other common stock
  activity..............                     158,953                               101   (159,054)
 Comprehensive income...       81,808       (109,080)     81,808     78,810     27,212      3,073          (15)
 Dividends and other
  adjustments...........     (165,704)        35,074    (143,910)   (17,187)    (5,310)   (34,372)           1
                            ---------      ---------   ---------   --------   --------  ---------        -----
Balance at December 31,
 2000...................    $ 550,510      $(752,025)  $ 550,509   $465,080   $287,074  $     --         $(128)
                            =========      =========   =========   ========   ========  =========        =====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION ENERGY, INC.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                             Domestic   Foreign
                                         Consolidating                        Power      Power
                         Dominion Energy  Entries and  Dominion   Oil&Gas   Generation Generation Dominion Energy
                          Consolidated    Adjustments   Energy   (Page 150) (Page 130) (Page 144) Management, Inc.
                         --------------- ------------- --------  ---------- ---------- ---------- ----------------
Net Income..............     $84,698       $(115,820)  $84,698    $85,550    $27,212     $3,073         $(15)
                             -------       ---------   -------    -------    -------     ------         ----
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income............
                             -------       ---------   -------    -------    -------     ------         ----
 Unrealized gains
  (losses) on investment
  securities............
 Foreign currency
  translation
  adjustment............      (2,890)          6,740    (2,890)    (6,740)
 Minimum pension
  liability adjustment..
                             -------       ---------   -------    -------    -------     ------         ----
Other comprehensive
 income (Loss)..........      (2,890)          6,740    (2,890)    (6,740)
                             -------       ---------   -------    -------    -------     ------         ----
Comprehensive Income....     $81,808       $(109,080)  $81,808    $78,810    $27,212     $3,073         $(15)
                             =======       =========   =======    =======    =======     ======         ====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION ENERGY, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                                Domestic   Foreign
                                          Consolidating                          Power      Power        Dominion
                          Dominion Energy  Entries and  Dominion   Oil & Gas   Generation Generation      Energy
                           Consolidated    Adjustments   Energy    (Page 151)  (Page 130) (Page 145) Management, Inc.
                          --------------- ------------- ---------  ----------  ---------- ---------- ----------------
Cash flows from (used
 in) operating
 activities:
Net income..............     $  84,698      $(115,820)  $  84,698  $  85,550    $ 27,212   $  3,073       $ (15)
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............
 Restructuring and other
  acquisition related
  costs.................
 DCI impairment losses..
 Extraordinary item,
  net...................
 Impairment of
  regulatory assets.....
 Gains on sales of
  subsidiaries..........            68                         68
 Depreciation and
  amortization..........       121,821            403       4,770    101,152      12,730      2,766
 Deferred income taxes..        19,362                    (20,561)    25,755      14,168
 Deferred fuel expense..
Changes in current
 assets and liabilities:
 Accounts receivable....       (56,210)         6,776     183,965   (245,801)        829     (1,922)        (57)
 Inventories............         4,778                                 6,053      (1,317)        42
 Unrecovered gas costs..
 Purchase and
  origination of
  mortgages.............
 Proceeds from sale and
  principal collections
  of mortgages..........
 Accounts payable,
  trade.................       (67,016)       157,085    (346,055)   118,208       5,279     (1,616)         83
 Accrued interest and
  taxes.................          (234)            (1)      4,682     (6,366)       (879)     2,337          (7)
 Commodity contract
  assets and
  liabilities...........
 Net assets held for
  sale..................
 Other..................        (9,744)       112,492    (118,733)     8,525     (12,347)       323          (4)
                             ---------      ---------   ---------  ---------    --------   --------       -----
   Net cash flows from
    operating
    activities..........        97,523        160,935    (207,166)    93,076      45,675      5,003
Cash flow from (used in)
 investing activities:
Plant construction and
 other property
 additions..............       (64,966)                   (53,671)    (6,003)     (5,248)       (44)
Acquisition of
 exploration and
 production assets......      (138,329)                             (138,329)
Loan originations.......
Repayments of loan
 originations...........
Sale of businesses......        83,554                    149,788        (19)               (66,215)
Sale of marketable
 securities.............
Purchase of debt
 securities.............
Acquisition of
 businesses.............
Other investments.......        12,527                      5,525      6,935          67
Other...................        (9,841)         3,001      (2,798)     5,313     (22,095)     6,738
                             ---------      ---------   ---------  ---------    --------   --------       -----
   Net cash flow used in
    investing
    activities..........      (117,055)         3,001      98,844   (132,103)    (27,276)   (59,521)
Cash flow from (used in)
 financing activities:
Issuance of common
 stock..................
Repurchase of common
 stock..................
Issuance (repayment) of
 short term debt........       399,191       (209,812)    528,850     71,373       8,866        (86)
Issuance of long term
 debt...................
Repayment of long term
 debt...................      (243,776)        45,876    (269,303)   (13,908)     (6,330)      (111)
Common dividend
 payments...............      (163,863)                  (145,263)   (18,600)
Other...................         1,377                        769        205         403
                             ---------      ---------   ---------  ---------    --------   --------       -----
Net cash flow from (used
 in) financing
 activities.............        (7,071)      (163,936)    115,053     39,070       2,939       (197)
                             ---------      ---------   ---------  ---------    --------   --------       -----
Increase (decrease) in
 cash and cash
 equivalents............       (26,603)                     6,731         43      21,338    (54,715)
Cash and cash
 equivalents at
 beginning of the year..        61,555                     (2,916)     9,744          12     54,715
                             ---------      ---------   ---------  ---------    --------   --------       -----
Cash and cash
 equivalents at end of
 the year...............     $  34,952      $     --    $   3,815  $   9,787    $ 21,350   $    --        $ --
                             =========      =========   =========  =========    ========   ========       =====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                       Domestic                                                        Dominion
                        Power     Consolidating                Dominion     Dominion   Kincaid,                Dominion
                      Generation   Entries and   Dominion   Energy Services Cogen WV,    Inc.      Dominion   Elwood III,
                     Consolidated  Adjustments  Cogen, Inc.  Company, Inc.    Inc.    (Page 134) Elwood, Inc.    Inc.*
                     ------------ ------------- ----------- --------------- --------- ---------- ------------ -----------
Current assets:
Cash and cash
 equivalents.......    $ 21,350       $ --        $   --        $     7      $   --    $ 21,343    $    --       $ --
Accounts
 receivable:
 Customers (less
  allowance).......
 Other.............      49,990        (459)        3,084        10,861           99      7,260       1,694
Inventories:
 Materials and
  supplies.........
 Fossil fuel.......
 Gas stored--
  current portion..
Investment
 securities--
 trading...........
Mortgage loans held
 for sale..........
Commodity contract
 assets............      11,059
Unrecovered gas
 costs.............
Broker margin
 deposits..........
Prepayments........
Net assets held for
 sale..............
Other..............       6,377                                     705          692      4,682
                       --------       -----       -------       -------      -------   --------    --------      -----
 Total current
  assets...........      88,776        (459)        3,084        11,573          791     33,285       1,694
                       --------       -----       -------       -------      -------   --------    --------      -----
Investments:
Loans receivable,
 net...............
Investments in
 affiliates........     118,112                                               11,627                106,654       (169)
Available for sale
 securities........
Nuclear
 decommissioning
 trust funds.......
Investment in real
 estate............
Other..............      98,758                    64,929         3,057       20,301     10,301
                       --------       -----       -------       -------      -------   --------    --------      -----
 Total net
  investments......     216,870                    64,929         3,057       31,928     10,301     106,654       (169)
                       --------       -----       -------       -------      -------   --------    --------      -----
Property, plant and
 equipment:
Property, plant and
 equipment.........     361,410                                                         360,131
Less accumulated
 depreciation,
 depletion and
 amortization......      26,054                                                          26,054
                       --------       -----       -------       -------      -------   --------    --------      -----
 Property, plant
  and equipment,
  net..............     335,356                                                         334,077
                       --------       -----       -------       -------      -------   --------    --------      -----
Deferred charges
 and other assets:
Goodwill, net......
Regulatory assets,
 net...............
Prepaid pension
 costs.............
Other, net.........      30,873                                       1        1,995      6,501
                       --------       -----       -------       -------      -------   --------    --------      -----
 Total deferred
  charges and other
  assets...........      30,873                                       1        1,995      6,501
                       --------       -----       -------       -------      -------   --------    --------      -----
Total Assets.......    $671,875       $(459)      $68,013       $14,631      $34,714   $384,164    $108,348      $(169)
                       ========       =====       =======       =======      =======   ========    ========      =====

-------
* Dominion Elwood III, Inc. and Dominion Equipment, Inc. are subsidiaries of Dominion Generation, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION

                            As of December 31, 2000
                                  (Thousands)

                          Dominion      Dominion
                           Elwood        Energy       Dominion                    Dominion     Dominion       Dominion
                          Services    Construction  Energy Direct    Dominion    Equipment,     Energy     Fairless Hills,
                        Company, Inc. Company, Inc.  Sales, Inc.  Cogen NY, Inc.   Inc.*    Exchange, Inc.      Inc.
                        ------------- ------------- ------------- -------------- ---------- -------------- ---------------
Current assets:
Cash and cash
 equivalents..........      $ --          $ --         $   --         $ --         $ --         $  --          $   --
Accounts receivable:
 Customers (less
  allowance)..........
 Other................        565                       26,886
Inventories:
 Materials and
  supplies............
 Fossil fuel..........
 Gas stored--current
  portion.............
Investment
 securities--trading..
Mortgage loans held
 for sale.............
Commodity contract
 assets...............                                  11,059
Unrecovered gas
 costs................
Broker margin
 deposits.............
Prepayments...........
Net assets held for
 sale.................
Other.................                                    (130)                      428
                            -----         -----        -------        -----        -----        ------         -------
 Total current
  assets..............        565                       37,815                       428
                            -----         -----        -------        -----        -----        ------         -------
Investments:
Loans receivable,
 net..................
Investments in
 affiliates...........
Available for sale
 securities...........
Nuclear
 decommissioning trust
 funds................
Investment in real
 estate...............
Other.................                                     170
                            -----         -----        -------        -----        -----        ------         -------
 Total net
  investments.........                                     170
                            -----         -----        -------        -----        -----        ------         -------
Property, plant and
 equipment:
Property, plant and
 equipment............                                   1,279
Less accumulated
 depreciation,
 depletion and
 amortization.........
                            -----         -----        -------        -----        -----        ------         -------
 Property, plant and
  equipment, net......                                   1,279
                            -----         -----        -------        -----        -----        ------         -------
Deferred charges and
 other assets:
Goodwill, net.........
Regulatory assets,
 net..................
Prepaid pension
 costs................
Other, net............                                     944                                   2,500          18,932
                            -----         -----        -------        -----        -----        ------         -------
 Total deferred
  charges and other
  assets..............                                     944                                   2,500          18,932
                            -----         -----        -------        -----        -----        ------         -------
Total Assets..........      $ 565         $ --         $40,208        $ --         $ 428        $2,500         $18,932
                            =====         =====        =======        =====        =====        ======         =======

-------
* Dominion Elwood III, Inc. and Dominion Equipment, Inc. are subsidiaries of Dominion Generation, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION

                            As of December 31, 2000
                                  (Thousands)

                       Domestic                                                        Dominion
                        Power     Consolidating                Dominion     Dominion   Kincaid,                Dominion
                      Generation   Entries and   Dominion   Energy Services Cogen WV,    Inc.      Dominion   Elwood III,
                     Consolidated  Adjustments  Cogen, Inc.  Company, Inc.    Inc.    (Page 135) Elwood, Inc.    Inc.*
                     ------------ ------------- ----------- --------------- --------- ---------- ------------ -----------
Current
 liabilities:
Securities due
 within one year...    $  6,330       $ --        $   --        $   --       $   --    $  6,330    $    --       $ --
Short-term debt....
Accounts payable,
 trade.............      53,855        (459)                        718                   8,272
Accrued interest...         987                       150            (6)                    843
Accrued payroll....
Accrued taxes......       3,666                       346         2,643         (227)       437       1,490        (59)
Commodity contract
 liabilities.......         245
Other..............      19,933                                   1,569                     278
                       --------       -----       -------       -------      -------   --------    --------      -----
 Total current
  liabilities......      85,016        (459)          496         4,924         (227)    16,160       1,490        (59)
                       --------       -----       -------       -------      -------   --------    --------      -----
Long term debt.....     263,474                       296                               259,430       3,200
                       --------       -----       -------       -------      -------   --------    --------      -----
Deferred credits
 and other
 liabilities:
Deferred income
 taxes.............      33,372                       (58)          272       14,154     12,387       6,789
Deferred investment
 tax credits.......
Other..............       1,744                                   1,472
                       --------       -----       -------       -------      -------   --------    --------      -----
 Total deferred
  credits and other
  liabilities......      35,116                       (58)        1,744       14,154     12,387       6,789
                       --------       -----       -------       -------      -------   --------    --------      -----
Total Liabilities..     383,606        (459)          734         6,668       13,927    287,977      11,479        (59)
                       --------       -----       -------       -------      -------   --------    --------      -----
Minority interest..       1,195                                                           1,195
Obligated
 mandatorily
 redeemable
 preferred
 securities of
 subsidiary
 trusts............
Preferred stock no
 subject to
 mandatory
 redemption........
Common
 shareholders'
 equity:
Common Stock.......      35,104                    35,000             1            1
Other paid in
 capital...........     167,476                     1,723                     21,997     56,429      87,336
Accumulated other
 comprehensive
 income............
Retained earnings..      84,494                    30,556         7,962       (1,211)    38,563       9,533       (110)
                       --------       -----       -------       -------      -------   --------    --------      -----
 Total common
  shareholders'
  equity...........     287,074                    67,279         7,963       20,787     94,992      96,869       (110)
                       --------       -----       -------       -------      -------   --------    --------      -----
Total Liabilities
 and shareholders'
 equity............    $671,875       $(459)      $68,013       $14,631      $34,714   $384,164    $108,348      $(169)
                       ========       =====       =======       =======      =======   ========    ========      =====

-------
* Dominion Elwood III, Inc. and Dominion Equipment, Inc. are subsidiaries of Dominion Generation, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION

                            As of December 31, 2000
                                  (Thousands)

                            Dominion      Dominion                                                      Dominion
                             Elwood        Energy       Dominion    Dominion   Dominion     Dominion    Fairless
                            Services    Construction  Energy Direct Cogen NY, Equipment,     Energy      Hills,
                          Company, Inc. Company, Inc.  Sales, Inc.    Inc.      Inc.*    Exchange, Inc.   Inc.
                          ------------- ------------- ------------- --------- ---------- -------------- --------
Current liabilities:
Securities due within
 one year...............      $ --          $ --         $   --       $ --      $ --         $  --      $   --
Short-term debt.........
Accounts payable,
 trade..................         21           326         23,036        182       328         2,499      18,932
Accrued interest........
Accrued payroll.........
Accrued taxes...........        172          (874)          (422)       160
Commodity contract
 liabilities............                                     245
Other...................         86                       18,000
                              -----         -----        -------      -----     -----        ------     -------
 Total current
  liabilities...........        279          (548)        40,859        342       328         2,499      18,932
                              -----         -----        -------      -----     -----        ------     -------
Long term debt..........                      548
                              -----         -----        -------      -----     -----        ------     -------
Deferred credits and
 other liabilities:
Deferred income taxes...        (33)                        (148)         9
Deferred investment tax
 credits................
Other...................                                     272
                              -----         -----        -------      -----     -----        ------     -------
 Total deferred credits
  and other
  liabilities...........        (33)                         124          9
                              -----         -----        -------      -----     -----        ------     -------
Total Liabilities.......        246                       40,983        351       328         2,499      18,932
Minority interest.......
Obligated mandatorily
 redeemable preferred
 securities of
 subsidiary trusts......
Preferred stock not
 subject to mandatory
 redemption.............
Common shareholders'
 equity:
Common Stock............                                                  1       100             1
Other paid in capital...          1                          301       (311)
Accumulated other
 comprehensive income...
Retained earnings.......        318                       (1,076)       (41)        0
                              -----         -----        -------      -----     -----        ------     -------
 Total common
  shareholders' equity..        319                         (775)      (351)      100             1
                              -----         -----        -------      -----     -----        ------     -------
Total Liabilities and
 shareholders' equity...      $ 565         $ --         $40,208      $ --      $ 428        $2,500     $18,932
                              =====         =====        =======      =====     =====        ======     =======

-------
* Dominion Elwood III, Inc. and Dominion Equipment, Inc. are subsidiaries of Dominion Generation, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                              Dominion
                            Domestic                           Energy            Dominion           Dominion
                             Power     Consolidating Dominion Services Dominion  Kincaid,  Dominion  Elwood
                           Generation   Entries and   Cogen,  Company,  Cogen      Inc.    Elwood,    III,
                          Consolidated  Adjustments    Inc.     Inc.   WV, Inc  (Page 136)   Inc.    Inc.*
                          ------------ ------------- -------- -------- -------- ---------- -------- --------
Operating Revenue:
Regulated sales.........
 Electric...............
 Gas....................
Nonregulated sales......
 Electric...............    $ 83,833       $ --       $  --    $  --    $  --    $83,211   $   --    $ --
 Gas....................      24,008
Gas transportation and
 storage................
Oil and gas production..
Other...................      16,917                            3,137    1,043              12,502    (169)
                            --------       -----      ------   ------   ------   -------   -------   -----
 Total..................     124,758                            3,137    1,043    83,211    12,502    (169)
                            --------       -----      ------   ------   ------   -------   -------   -----
Expenses:
Fuel, net...............       1,350                                               3,180
Purchased power
 capacity, net..........
Purchased gas, net......
Liquids, capacity and
 other products
 purchased..............
Restructuring and other
 acquisition related
 costs..................
Other operation and
 maintenance............      58,094                           (1,454)            26,852         6
Depreciation, depletion
 and amortization.......      12,730                                        76    12,654
Other taxes.............       2,408                            1,105              1,101
                            --------       -----      ------   ------   ------   -------   -------   -----
 Total..................      74,582                             (349)      76    43,787         6
                            --------       -----      ------   ------   ------   -------   -------   -----
 Income from
  Operations............      50,176                            3,486      967    39,424    12,496    (169)
Other Income............      13,733                   5,197      626    1,306     1,887
                            --------       -----      ------   ------   ------   -------   -------   -----
Income before interest
 and income taxes.......      63,909                   5,197    4,112    2,273    41,311    12,496    (169)
                            --------       -----      ------   ------   ------   -------   -------   -----
Interest and related
 charges:
Interest charges........      19,293                                              19,293
Preferred dividends and
 distributions of
 subsidiary trusts......
                            --------       -----      ------   ------   ------   -------   -------   -----
 Total..................      19,293                                              19,293
                            --------       -----      ------   ------   ------   -------   -------   -----
 Income before provision
  for income tax,
  minority interest,
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      44,616                   5,197    4,112    2,273    22,018    12,496    (169)
Income taxes............      17,184                   1,813    1,519      799     8,665     4,869     (59)
Minority interests......         220                                                 220
                            --------       -----      ------   ------   ------   -------   -------   -----
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      27,212                   3,384    2,593    1,474    13,133     7,627    (110)
Extraordinary item,
 net....................
Cumulative effect of a
 change in accounting
 principle, net.........
                            --------       -----      ------   ------   ------   -------   -------   -----
 Net Income.............    $ 27,212       $ --       $3,384   $2,593   $1,474   $13,133   $ 7,627   $(110)
                            ========       =====      ======   ======   ======   =======   =======   =====

-------
* Dominion Elwood III, Inc. and Dominion Equipment, Inc. are subsidiaries of Dominion Generation, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION

                      For the Year Ended December 31, 2000
                                  (Thousands)

                          Dominion   Dominion   Dominion
                           Elwood     Energy     Energy                        Dominion
                          Services Construction  Direct   Dominion   Dominion   Energy      Dominion
                          Company,   Company,    Sales,   Cogen NY, Equipment, Exchange, Fairless Hills,
                            Inc.       Inc.       Inc.      Inc.      Inc.*      Inc.         Inc.
                          -------- ------------ --------  --------- ---------- --------- ---------------
Operating Revenue:
Regulated sales.........
 Electric...............
 Gas....................
Nonregulated sales......
 Electric...............    $--        $--      $   622     $--        $--       $--          $--
 Gas....................                         24,008
Gas transportation and
 storage................
Oil and gas production..
Other...................     404
                            ----       ----     -------     ----       ----      ----         ----
 Total..................     404                 24,630
                            ----       ----     -------     ----       ----      ----         ----
Expenses:
Fuel, net...............                         (1,830)
Purchased power
 capacity, net..........
Purchased gas, net......
Liquids, capacity and
 other products
 purchased..............
Restructuring and other
 acquisition related
 costs..................
Other operation and
 maintenance............      22         (4)     32,672
Depreciation, depletion
 and amortization.......
Other taxes.............      41          4         157
                            ----       ----     -------     ----       ----      ----         ----
 Total..................      63                 30,999
                            ----       ----     -------     ----       ----      ----         ----
 Income from
  Operations............     341                 (6,369)
Other Income............                          4,717
                            ----       ----     -------     ----       ----      ----         ----
Income before interest
 and income taxes.......     341                 (1,652)
                            ----       ----     -------     ----       ----      ----         ----
Interest and related
 charges:
Interest charges........
Preferred dividends and
 distributions of
 subsidiary trusts......
                            ----       ----     -------     ----       ----      ----         ----
 Total..................
                            ----       ----     -------     ----       ----      ----         ----
 Income before provision
  for income tax,
  minority interest,
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............     341                 (1,652)
Income taxes............     155                   (577)
Minority interests......
                            ----       ----     -------     ----       ----      ----         ----
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............     186                 (1,075)
Extraordinary item,
 net....................
Cumulative effect of a
 change in accounting
 principle, net.........
                            ----       ----     -------     ----       ----      ----         ----
 Net Income.............    $186       $--      $(1,075)    $--        $--       $--          $--
                            ====       ====     =======     ====       ====      ====         ====

-------
* Dominion Elwood III, Inc. and Dominion Equipment, Inc. are subsidiaries of Dominion Generation, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                            As of December 31, 2000
                                  (Thousands)

                                                        Dominion
                      Domestic                           Energy                 Dominion
                       Power     Consolidating Dominion Services                Kincaid,
                     Generation   Entries and   Cogen,  Company,   Dominion       Inc.      Dominion        Dominion
                    Consolidated  Adjustments    Inc.     Inc.   Cogen WV, Inc (Page 137) Elwood, Inc. Elwood III, Inc. *
                    ------------ ------------- -------- -------- ------------- ---------- ------------ ------------------
Balance at
 December 31,
 1999..............   $265,071       $--       $63,895   $5,370     $19,314     $81,858     $94,853          $ --
                      --------       ----      -------   ------     -------     -------     -------          -----
 Issuance of
  stock--CNG
  acquisition......
 Issuance of stock
  through public
  offering.........
 Issuance of stock
  through employee,
  executive loan
  and direct stock
  purchase plans...
 Stock repurchase
  and retirement...
 Premium income
  equity
  securities.......
 Other common stock
  activity.........        101
 Comprehensive
  income...........     27,212                   3,384    2,593       1,474      13,133       7,627           (110)
 Dividends and
  other
  adjustments......     (5,310)                                          (1)          1      (5,611)
                      --------       ----      -------   ------     -------     -------     -------          -----
Balance at
 December 31,
 2000..............   $287,074       $--       $67,279   $7,963     $20,787     $94,992     $96,869          $(110)
                      ========       ====      =======   ======     =======     =======     =======          =====

--------
* Dominion Elwood III, Inc. and Dominion Equipment, Inc. are subsidiaries of Dominion Generation, Inc.


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION

                            As of December 31, 2000
                                  (Thousands)

                           Dominion      Dominion     Dominion
                            Elwood        Energy       Energy                                        Dominion
                           Services    Construction    Direct       Dominion        Dominion          Energy
                         Company, Inc. Company, Inc. Sales, Inc. Cogen NY, Inc. Equipment, Inc. * Exchange, Inc.
                         ------------- ------------- ----------- -------------- ----------------- --------------
Balance at December 31,
 1999...................     $132          $--         $   --        $(351)           $--              $--
                             ----          ----        -------       -----            ----             ----
 Issuance of stock--CNG
  acquisition...........
 Issuance of stock
  through public
  offering..............
 Issuance of stock
  through employee,
  executive loan and
  direct stock purchase
  plans.................
 Stock repurchase and
  retirement............
 Premium income equity
  securities............
 Other common stock
  activity..............                                                               100                1
 Comprehensive income...      186                       (1,075)
 Dividends and other
  adjustments...........        1                          300
                             ----          ----        -------       -----            ----             ----
Balance at December 31,
 2000...................     $319          $--         $  (775)      $(351)           $100               $1
                             ====          ====        =======       =====            ====             ====

--------
* Dominion Elwood III, Inc. and Dominion Equipment, Inc. are subsidiaries of Dominion Generation, Inc.


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                             Dominion
                           Domestic                           Energy            Dominion
                            Power     Consolidating Dominion Services Dominion  Kincaid,  Dominion
                          Generation   Entries and   Cogen,  Company,  Cogen      Inc.    Elwood,
                         Consolidated  Adjustments    Inc.     Inc.   WV, Inc. (Page 138)   Inc.
                         ------------ ------------- -------- -------- -------- ---------- --------
Net Income..............   $27,212        $--        $3,384   $2,593   $1,474   $13,133    $7,627
                           -------        ----       ------   ------   ------   -------    ------
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income............
                           -------        ----       ------   ------   ------   -------    ------
 Unrealized gains
  (losses) on investment
  securities............
 Foreign currency
  translation
  adjustment............
 Minimum pension
  liability adjustment..
                           -------        ----       ------   ------   ------   -------    ------
Other comprehensive
 income (Loss)..........
                           -------        ----       ------   ------   ------   -------    ------
Comprehensive Income....   $27,212        $--        $3,384   $2,593   $1,474   $13,133    $7,627
                           =======        ====       ======   ======   ======   =======    ======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION

                      For the Year Ended December 31, 2000
                                  (Thousands)

                                  Dominion   Dominion   Dominion
                         Dominion  Elwood     Energy     Energy                       Dominion  Dominion
                          Elwood  Services Construction  Direct   Dominion  Dominion   Energy   Fairless
                           III,   Company,   Company,    Sales,    Cogen   Equipment, Exchange,  Hills,
                          Inc. *    Inc.       Inc.       Inc.    NY, Inc.   Inc.*      Inc.      Inc.
                         -------- -------- ------------ --------  -------- ---------- --------- --------
Net Income..............  $(110)    $186       $--      $(1,075)    $--       $--       $--       $--
                          -----     ----       ----     -------     ----      ----      ----      ----
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income............
                          -----     ----       ----     -------     ----      ----      ----      ----
 Unrealized gains
  (losses) on investment
  securities............
 Foreign currency
  translation
  adjustment............
 Minimum pension
  liability adjustment..
                          -----     ----       ----     -------     ----      ----      ----      ----
Other comprehensive
 income (Loss)..........
                          -----     ----       ----     -------     ----      ----      ----      ----
Comprehensive Income....  $(110)    $186       $--      $(1,075)    $--       $--       $--       $--
                          =====     ====       ====     =======     ====      ====      ====      ====

--------
* Dominion Elwood III, Inc. and Dominion Equipment, Inc. are subsidiaries of Dominion Generation, Inc.


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                            Domestic                             Dominion               Dominion
                             Power     Consolidating Dominion     Energy     Dominion   Kincaid,  Dominion   Dominion
                           Generation   Entries and   Cogen,     Services    Cogen WV,    Inc.    Elwood,   Elwood III,
                          Consolidated  Adjustments    Inc.    Company, Inc.    Inc    (Page 139)   Inc.      Inc. *
                          ------------ ------------- --------  ------------- --------- ---------- --------  -----------
Cash flows from (used
 in) operating
 activities:
Net income..............    $ 27,212       $--       $ 3,384      $ 2,593     $ 1,474   $13,133   $  7,627     $(110)
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............
 Restructuring and other
  acquisition related
  costs.................
 DCI impairment losses..
 Extraordinary item,
  net...................
 Impairment of
  regulatory assets.....
 Gains on sales of
  subsidiaries..........
 Depreciation and
  amortization..........      12,730                                               76    12,654
 Deferred income taxes..      14,168                      (6)         547       1,415     6,230      6,151
 Deferred fuel expense..
Changes in current
 assets and liabilities:
 Accounts receivable....         829                  (2,784)        (921)      1,878     1,448       (994)
 Inventories............      (1,317)                                            (509)     (808)
 Unrecovered gas costs..
 Purchase and
  origination of
  mortgages.............
 Proceeds from sale and
  principal collections
  of mortgages..........
 Accounts payable,
  trade.................       5,279                  (2,400)      (3,222)               (3,843)    (3,900)
 Accrued interest and
  taxes.................        (879)                     19        2,574        (516)   (2,124)       418       (59)
 Commodity contract
  assets and
  liabilities...........
 Net assets held for
  sale..................
Other...................     (12,347)                              (1,214)     (1,043)      (90)   (12,502)      140
                            --------       ----      -------      -------     -------   -------   --------     -----
 Net cash flows from
  operating activities..      45,675                  (1,787)         357       2,775    26,600     (3,200)      (29)
Cash flow from (used in)
 investing activities:
Plant construction and
 other property
 additions..............      (5,248)                                                    (3,969)
Acquisition of
 exploration and
 production assets......
Loan originations.......
Repayments of loan
 originations...........
Sale of businesses......
Sale of marketable
 securities.............
Purchase of debt
 securities.............
Acquisition of
 businesses.............
Other investments.......          67                      38                                                      29
Other ..................     (22,095)                                  (1)                    9
                            --------       ----      -------      -------     -------   -------   --------     -----
 Net cash flow used in
  investing activities..     (27,276)                     38           (1)               (3,960)                  29
Cash flow from (used in)
 financing activities:
Issuance of common
 stock..................
Repurchase of common
 stock..................
Issuance (repayment) of
 short term debt........       8,866                   1,749         (351)     (2,775)    5,023      3,200
Issuance of long term
 debt...................
Repayment of long term
 debt...................      (6,330)                                                    (6,330)
Common dividend
 payments...............
Other...................         403
                            --------       ----      -------      -------     -------   -------   --------     -----
Net cash flow from (used
 in) financing
 activities.............       2,939                   1,749         (351)     (2,775)   (1,307)     3,200
                            --------       ----      -------      -------     -------   -------   --------     -----
Increase (decrease) in
 cash and cash
 equivalents............      21,338                                    5                21,333
Cash and cash
 equivalents at
 beginning of the year..          12                                    2                    10
                            --------       ----      -------      -------     -------   -------   --------     -----
Cash and cash
 equivalents at end of
 the year...............    $ 21,350       $--       $   --       $     7     $   --    $21,343   $    --      $ --
                            ========       ====      =======      =======     =======   =======   ========     =====

-------
* Dominion Elwood III, Inc. and Dominion Equipment, Inc. are subsidiaries of Dominion Generation, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--DOMESTIC POWER GENERATION
               CONSOLIDATING STATEMENT OF CASH FLOWS--(Continued)
                      For the Year Ended December 31, 2000
                                  (Thousands)


                            Dominion      Dominion                                       Dominion  Dominion
                             Elwood        Energy       Dominion    Dominion   Dominion   Energy   Fairless
                            Services    Construction  Energy Direct Cogen NY, Equipment, Exchange,  Hills,
                          Company, Inc. Company, Inc.  Sales, Inc.    Inc.      Inc.*      Inc.      Inc.
                          ------------- ------------- ------------- --------- ---------- --------- --------
Cash flows from (used
 in) operating
 activities:
Net income..............      $ 186       $    --       $ (1,075)    $   --    $    --     $ --      $--
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............
 Restructuring and other
  acquisition related
  costs.................
 DCI impairment losses..
 Extraordinary item,
  net...................
 Impairment of
  regulatory assets.....
 Gains on sales of
  subsidiaries..........
 Depreciation and
  amortization..........
 Deferred income taxes..        (21)                        (148)
 Deferred fuel expense..
Changes in current
 assets and liabilities:
 Accounts receivable....         93         28,995       (26,886)
 Inventories............
 Unrecovered gas costs..
 Purchase and
  origination of
  mortgages.............
 Proceeds from sale and
  principal collections
  of mortgages..........
 Accounts payable,
  trade.................       (411)       (25,312)       23,036       2,499     18,932     (100)
 Accrued interest and
  taxes.................        105           (874)         (422)
 Commodity contract
  assets and
  liabilities...........
 Net assets held for
  sale..................
Other...................         47         (4,999)        7,314
                              -----       --------      --------     -------   --------    -----     ----
 Net cash flows from
  operating activities..         (1)        (2,190)        1,819       2,499     18,932     (100)     --
Cash flow from (used in)
 investing activities:
Plant construction and
 other property
 additions..............                                  (1,279)
Acquisition of
 exploration and
 production assets......
Loan originations.......
Repayments of loan
 originations...........
Sale of businesses......
Sale of marketable
 securities.............
Purchase of debt
 securities.............
Acquisition of
 businesses.............
Other investments.......
Other ..................                                    (671)     (2,500)   (18,932)
                              -----       --------      --------     -------   --------    -----     ----
 Net cash flow used in
  investing activities..        --             --         (1,950)     (2,500)   (18,932)     --       --
Cash flow from (used in)
 financing activities:
Issuance of common
 stock..................
Repurchase of common
 stock..................
Issuance (repayment) of
 short term debt........                     2,190          (170)
Issuance of long term
 debt...................
Repayment of long term
 debt...................
Common dividend
 payments...............
Other...................          1                          301           1                 100
                              -----       --------      --------     -------   --------    -----     ----
Net cash flow from (used
 in) financing
 activities.............          1          2,190           131           1        --       100      --
                              -----       --------      --------     -------   --------    -----     ----
Increase (decrease) in
 cash and cash
 equivalents............        --             --            --          --         --       --       --
Cash and cash
 equivalents at
 beginning of the
 year...................                                                                              --
                              -----       --------      --------     -------   --------    -----     ----
Cash and cash
 equivalents at end of
 the year...............      $ --        $    --       $    --      $   --    $    --     $ --      $--
                              =====       ========      ========     =======   ========    =====     ====

-------
* Dominion Elwood III, Inc. and Dominion Equipment, Inc. are subsidiaries of Dominion Generation, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION KINCAID, INC.

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                                   Dominion
                                   Kincaid,   Consolidating Dominion   Kincaid
                                     Inc.      Entries and  Kincaid, Generation,
                                 Consolidated  Adjustments    Inc.       LLC
                                 ------------ ------------- -------- -----------
Current assets:
Cash and cash equivalents......    $ 21,343     $     --    $    --   $ 21,343
Accounts receivable:
 Customers (less allowance)....
 Other.........................       7,260                              7,260
Inventories:
 Materials and supplies........
 Fossil fuel...................
 Gas stored--current portion...
Investment securities--
 trading.......................
Mortgage loans held for sale...
Commodity contract assets......
Unrecovered gas costs..........
Broker margin deposits.........
Prepayments....................
Net assets held for sale.......
Other..........................       4,682                              4,682
                                   --------     ---------   --------  --------
 Total current assets..........      33,285                             33,285
                                   --------     ---------   --------  --------
Investments:
Loans receivable, net..........
Investments in affiliates......
Available for sale securities..
Nuclear decommissioning trust
 funds.........................
Investment in real estate......
Other..........................      10,301      (118,352)   118,352    10,301
                                   --------     ---------   --------  --------
 Total net investments.........      10,301      (118,352)   118,352    10,301
                                   --------     ---------   --------  --------
Property, plant and equipment:
Property, plant and equipment..     360,131                            360,131
Less accumulated depreciation,
 depletion and amortization....      26,054                             26,054
                                   --------     ---------   --------  --------
 Property, plant and equipment,
  net..........................     334,077                            334,077
                                   --------     ---------   --------  --------
Deferred charges and other
 assets:
Goodwill, net..................
Regulatory assets, net.........
Prepaid pension costs..........
Other, net.....................       6,501                              6,501
                                   --------     ---------   --------  --------
 Total deferred charges and
  other assets.................       6,501                              6,501
                                   --------     ---------   --------  --------
Total Assets...................    $384,164     $(118,352)  $118,352  $384,164
                                   ========     =========   ========  ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION KINCAID, INC.

                            As of December 31, 2000
                                  (Thousands)

                                  Dominion
                                  Kincaid,   Consolidating Dominion    Kincaid
                                    Inc.      Entries and  Kincaid,  Generation,
                                Consolidated  Adjustments    Inc.        LLC
                                ------------ ------------- --------  -----------
Current liabilities:
Securities due within one
 year.........................    $  6,330     $     --    $    --    $  6,330
Short-term debt...............
Accounts payable, trade.......       8,272                    4,121      4,151
Accrued interest..............         843                                 843
Accrued payroll...............
Accrued taxes.................         437                     (122)       559
Commodity contract
 liabilities..................
Other.........................         278                                 278
                                  --------     ---------   --------   --------
 Total current liabilities....      16,160                    3,999     12,161
                                  --------     ---------   --------   --------
Long term debt................     259,430                    6,974    252,456
                                  --------     ---------   --------   --------
Deferred credits and other
 liabilities:
Deferred income taxes.........      12,387                   12,387
Deferred investment tax
 credits......................
Other.........................
                                  --------     ---------   --------   --------
 Total deferred credits and
  other liabilities...........      12,387                   12,387
                                  --------     ---------   --------   --------
Total Liabilities.............     287,977                   23,360    264,617
                                  --------     ---------   --------   --------
Minority interest.............       1,195         1,195
Obligated mandatorily
 redeemable preferred
 securities of subsidiary
 trusts.......................
Preferred stock no subject to
 mandatory redemption.........
Common shareholders' equity:
Common Stock..................
Other paid in capital.........      56,429       (54,899)    56,429     54,899
Accumulated other
 comprehensive income.........
Retained earnings.............      38,563       (64,648)    38,563     64,648
                                  --------     ---------   --------   --------
 Total common shareholders'
  equity......................      94,992      (119,547)    94,992    119,547
                                  --------     ---------   --------   --------
Total Liabilities and
 shareholders' equity.........    $384,164     $(118,352)  $118,352   $384,164
                                  ========     =========   ========   ========


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION KINCAID, INC.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                              Dominion
                              Kincaid,   Consolidating                 Kincaid
                                Inc.      Entries and    Dominion    Generation,
                            Consolidated  Adjustments  Kincaid, Inc.     LLC
                            ------------ ------------- ------------- -----------
Operating Revenue:
Regulated sales...........
 Electric.................
 Gas......................
Nonregulated sales........
 Electric.................    $83,211      $    --        $   --       $83,211
 Gas......................
Gas transportation and
 storage..................
Oil and gas production....
Other.....................                  (21,799)       21,799
                              -------      --------       -------      -------
 Total....................     83,211       (21,799)       21,799       83,211
                              -------      --------       -------      -------
Expenses:
Fuel, net.................      3,180                                    3,180
Purchased power capacity,
 net......................
Purchased gas, net........
Liquids, capacity and
 other products
 purchased................
Restructuring and other
 acquisition related
 costs....................
Other operation and
 maintenance..............     26,852                                   26,852
Depreciation, depletion
 and amortization.........     12,654                                   12,654
Other taxes...............      1,101                                    1,101
                              -------      --------       -------      -------
 Total....................     43,787                                   43,787
                              -------      --------       -------      -------
 Income from Operations...     39,424       (21,799)       21,799       39,424
Other Income..............      1,887                                    1,887
                              -------      --------       -------      -------
 Income before interest
  and income taxes........     41,311       (21,799)       21,799       41,311
                              -------      --------       -------      -------
Interest and related
 charges:
Interest charges..........     19,293                                   19,293
                              -------      --------       -------      -------
Preferred dividends and
 distributions of
 subsidiary trusts........
 Total....................     19,293                                   19,293
                              -------      --------       -------      -------
 Income before provision
  for income tax, minority
  interest, extraordinary
  item and cumulative
  effect of a change in
  accounting principle....     22,018       (21,799)       21,799       22,018
Income taxes..............      8,665                       8,665
Minority interests........        220           220
                              -------      --------       -------      -------
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle...............     13,133       (22,019)       13,134       22,018
Extraordinary item, net...
Cumulative effect of a
 change in accounting
 principle, net...........
                              -------      --------       -------      -------
 Net Income...............    $13,133      $(22,019)      $13,134      $22,018
                              =======      ========       =======      =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION KINCAID, INC.

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                            As of December 31, 2000
                                  (Thousands)

                             Dominion
                             Kincaid,   Consolidating                 Kincaid
                               Inc.      Entries and    Dominion    Generation,
                           Consolidated  Adjustments  Kincaid, Inc.     LLC
                           ------------ ------------- ------------- -----------
Balance at December 31,
 1999.....................   $81,858      $ (97,528)     $81,858     $ 97,528
                             -------      ---------      -------     --------
  Issuance of stock--CNG
   acquisition............
  Issuance of stock
   through public
   offering...............
  Issuance of stock
   through employee,
   executive loan and
   direct stock purchase
   plans..................
  Stock repurchase and
   retirement.............
  Premium income equity
   securities.............
  Other common stock
   activity...............
  Comprehensive income....    13,133        (22,019)      13,134       22,018
  Dividends and other
   adjustments............         1                                        1
                             -------      ---------      -------     --------
Balance at December 31,
 2000.....................   $94,992      $(119,547)     $94,992     $119,547
                             =======      =========      =======     ========




The Notes to the Consolidated Financial Statements are an integral part of this statement.

                             DOMINION KINCAID, INC.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                   Dominion
                                   Kincaid,   Consolidating Dominion   Kincaid
                                     Inc.      Entries and  Kincaid, Generation,
                                 Consolidated  Adjustments    Inc.       LLC
                                 ------------ ------------- -------- -----------
Net Income.....................    $13,133       $(22,019)  $13,134    $22,018
                                   -------      --------    -------    -------
Other comprehensive income, net
 of tax:
 Unrealized holding gains
  (losses) on investment
  securities...................
 Less: reclassification
  adjustment for gains (losses)
  realized in net income.......
                                   -------      --------    -------    -------
 Unrealized gains (losses) on
  investment securities........
 Foreign currency translation
  adjustment...................
 Minimum pension liability
  adjustment...................
                                   -------      --------    -------    -------
Other comprehensive income
 (Loss)........................
                                   -------      --------    -------    -------
Comprehensive Income...........    $13,133      $(22,019)   $13,134    $22,018
                                   =======      ========    =======    =======


The Notes to the Consolidated Financial Statements are an integral part of this
                                   Statement.

                             DOMINION KINCAID, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                              Dominion
                              Kincaid,   Consolidating                 Kincaid
                                Inc.      Entries and    Dominion    Generation,
                            Consolidated  Adjustments  Kincaid, Inc.     LLC
                            ------------ ------------- ------------- -----------
Cash flows from (used in)
 operating activities:
Net income................    $13,133      $(22,019)     $ 13,134      $22,018
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle...............
 Restructuring and other
  acquisition related
  costs...................
 DCI impairment losses....
 Extraordinary item, net..
 Impairment of regulatory
  assets..................
 Gains on sales of
  subsidiaries............
 Depreciation and
  amortization............     12,654                                   12,654
 Deferred income taxes....      6,230        (6,230)        6,230        6,230
 Deferred fuel expense....
Changes in current assets
 and liabilities:
 Accounts receivable......      1,448        (3,000)        3,000        1,448
 Inventories..............       (808)                                    (808)
 Unrecovered gas costs....
 Purchase and origination
  of mortgages............
 Proceeds from sale and
  principal collections of
  mortgages...............
 Accounts payable, trade..     (3,843)        2,300        (2,300)      (3,843)
 Accrued interest and
  taxes...................     (2,124)        2,114        (2,114)      (2,124)
 Commodity contract assets
  and liabilities.........
 Net assets held for
  sale....................
 Other....................        (90)       30,684       (21,799)      (8,975)
                              -------      --------      --------      -------
 Net cash flows from
  operating activities....     26,600         3,849        (3,849)      26,600
                              -------      --------      --------      -------
Cash flow from (used in)
 investing activities:
Plant construction and
 other property
 additions................     (3,969)                                  (3,969)
Acquisition of exploration
 and production assets....
Loan originations.........
Repayments of loan
 originations.............
Sale of businesses........
Sale of marketable
 securities...............
Purchase of debt
 securities...............
Acquisition of
 businesses...............
Other investments.........
Other.....................          9                                        9
                              -------      --------      --------      -------
 Net cash flow used in
  investing activities....     (3,960)                                  (3,960)
                              -------      --------      --------      -------

Cash flow from (used in)
 financing activities:
Issuance of common stock..
Repurchase of common
 stock....................
Issuance (repayment) of
 short term debt..........      5,023        (3,849)        3,849        5,023
Issuance of long term
 debt.....................
Repayment of long term
 debt.....................     (6,330)                                  (6,330)
Common dividend payments..
Other.....................
                              -------      --------      --------      -------
Net cash flow from (used
 in) financing
 activities...............     (1,307)       (3,849)        3,849       (1,307)
                              -------      --------      --------      -------
Increase (decrease) in
 cash and cash
 equivalents..............     21,333                                   21,333
Cash and cash equivalents
 at beginning of the
 year.....................         10                                       10
                              -------      --------      --------      -------
Cash and cash equivalents
 at end of the year.......    $21,343      $    --       $    --       $21,343
                              =======      ========      ========      =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--FOREIGN POWER GENERATION

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                                                     Dominion              Dominion
                            Foreign                   Energy   Dominion     Energy
                             Power     Consolidating Company  Management Interamerican
                           Generation   Entries and  (Caymen  Argentina   Holding Co
                          Consolidated  Adjustments  Islands)     SA          LDC
                          ------------ ------------- -------- ---------- -------------
Current assets:
Cash and cash
 equivalents............      $--          $--         $--       $--         $--
Accounts receivable:
 Customers (less
  allowance)............
 Other..................
Inventories:
 Materials and
  supplies..............
 Fossil fuel............
 Gas stored--current
  portion...............
Investment securities--
 trading................
Mortgage loans held for
 sale...................
Commodity contract
 assets.................
Unrecovered gas costs...
Broker margin deposits..
Prepayments.............
Net assets held for
 sale...................
Other...................
                              ----         ----        ----      ----        ----
 Total current assets...
                              ----         ----        ----      ----        ----
Investments:
Loans receivable, net...
Investments in
 affiliates.............
Available for sale
 securities.............
Nuclear decommissioning
 trust funds............
Investment in real
 estate.................
Other...................
                              ----         ----        ----      ----        ----
 Total net investments..
                              ----         ----        ----      ----        ----
Property, plant and
 equipment:
Property, plant and
 equipment..............
Less accumulated
 depreciation, depletion
 and amortization.......
                              ----         ----        ----      ----        ----
 Property, plant and
  equipment, net........
                              ----         ----        ----      ----        ----
Deferred charges and
 other assets:
Goodwill, net...........
Regulatory assets, net..
Prepaid pension costs...
Other, net..............
                              ----         ----        ----      ----        ----
 Total deferred charges
  and other assets......
                              ----         ----        ----      ----        ----
Total Assets............      $--          $--         $--       $--         $--
                              ====         ====        ====      ====        ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                 DOMINION ENERGY INC.--FOREIGN POWER GENERATION

                            As of December 31, 2000
                                  (Thousands)

                                                     Dominion                Dominion
                            Foreign                   Energy                  Energy
                             Power     Consolidating Company    Dominion   Interamerican
                           Generation   Entries and  (Cayman   Management   Holding Co
                          Consolidated  Adjustments  Islands) Argentina SA      LDC
                          ------------ ------------- -------- ------------ -------------
Current liabilities:
Securities due within
 one year...............      $--          $--         $--        $--          $--
Short-term debt.........
Accounts payable,
 trade..................
Accrued interest........
Accrued payroll.........
Accrued taxes...........
Commodity contract
 liabilities............
Other...................
                              ----         ----        ----       ----         ----
 Total current
  liabilities...........
                              ----         ----        ----       ----         ----
Long term debt..........
                              ----         ----        ----       ----         ----
Deferred credits and
 other liabilities:
Deferred income taxes...
Deferred investment tax
 credits................
Other...................
                              ----         ----        ----       ----         ----
 Total deferred credits
  and other
  liabilities...........
                              ----         ----        ----       ----         ----
Total Liabilities.......
                              ----         ----        ----       ----         ----
Minority interest.......
Obligated mandatorily
 redeemable preferred
 securities of
 subsidiary trusts......
Preferred stock not
 subject to mandatory
 redemption.............
Common shareholders'
 equity:
Common Stock............
Other paid in capital...
Accumulated other
 comprehensive income...
Retained earnings.......
                              ----         ----        ----       ----         ----
 Total common
  shareholders' equity..
                              ----         ----        ----       ----         ----
Total Liabilities and
 shareholders' equity...      $--          $--         $--        $--          $--
                              ====         ====        ====       ====         ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                 DOMINION ENERGY INC.--FOREIGN POWER GENERATION

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                     Dominion                Dominion
                            Foreign                   Energy                  Energy
                             Power     Consolidating Company    Dominion   Interamerican
                           Generation   Entries and  (Cayman   Management   Holding Co
                          Consolidated  Adjustments  Islands) Argentina SA      LDC
                          ------------ ------------- -------- ------------ -------------
Operating Revenue:
Regulated sales.........
 Electric...............
 Gas....................
Nonregulated sales......
 Electric...............    $12,976        $--        $7,477      $--         $5,499
 Gas....................
Gas transportation and
 storage................
Oil and gas production..
Other...................        121                                121
                            -------        ----       ------      ----        ------
 Total..................     13,097                    7,477       121         5,499
                            -------        ----       ------      ----        ------
Expenses:
Fuel, net...............      1,238                    1,238
Purchased power
 capacity, net..........
Purchased gas, net......
Liquids, capacity and
 other products
 purchased..............
Restructuring and other
 acquisition related
 costs..................
Other operation and
 maintenance............      3,656                    2,267       154         1,235
Depreciation, depletion
 and amortization.......      2,529                    1,507         7         1,015
Other taxes.............        757                      753         4
                            -------        ----       ------      ----        ------
 Total..................      8,180                    5,765       165         2,250
                            -------        ----       ------      ----        ------
 Income from
  Operations............      4,917                    1,712       (44)        3,249
Other Income............      2,816                      969        (1)        1,848
                            -------        ----       ------      ----        ------
 Income before interest
  and income taxes......      7,733                    2,681       (45)        5,097
                            -------        ----       ------      ----        ------
Interest and related
 charges:
Interest charges........      2,561                    2,043                     518
Preferred dividends and
 distributions of
 subsidiary trusts......
                            -------        ----       ------      ----        ------
 Total..................      2,561                    2,043                     518
                            -------        ----       ------      ----        ------
 Income before provision
  for income tax,
  minority interest,
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      5,172                      638       (45)        4,579
Income taxes............        164                     (931)                  1,095
Minority interests......      1,935                      184                   1,751
                            -------        ----       ------      ----        ------
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      3,073                    1,385       (45)        1,733
Extraordinary item,
 net....................
Cumulative effect of a
 change in accounting
 principle, net.........
                            -------        ----       ------      ----        ------
 Net Income.............    $ 3,073        $--        $1,385      $(45)       $1,733
                            =======        ====       ======      ====        ======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--FOREIGN POWER GENERATION

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                            As of December 31, 2000
                                  (Thousands)

                                                     Dominion
                                                      Energy                   Dominion
                         Foreign Power Consolidating Company     Dominion       Energy
                          Generation    Entries and  (Caymen    Management  Interamerican
                         Consolidated   Adjustments  Islands)  Argentina SA Holding Co LDC
                         ------------- ------------- --------  ------------ --------------
Balance at December 31,
 1999...................   $ 190,353       $--       $102,625    $ 1,044       $ 86,684
                           ---------       ----      --------    -------       --------
  Issuance of stock--CNG
   acquisition..........
  Issuance of stock
   through public
   offering.............
  Issuance of stock
   through employee,
   executive loan and
   direct stock purchase
   plans................
  Stock repurchase and
   retirement...........
  Premium income equity
   securities...........
  Other common stock
   activity.............    (159,054)                 (98,627)    (1,631)       (58,796)
  Comprehensive income..       3,073                    1,385        (45)         1,733
  Dividends and other
   adjustments..........     (34,372)                  (5,383)       632        (29,621)
                           ---------       ----      --------    -------       --------
Balance at December 31,
 2000...................   $     --        $--       $    --     $   --        $    --
                           =========       ====      ========    =======       ========


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--FOREIGN POWER GENERATION

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                    Dominion              Dominion
                           Foreign                   Energy   Dominion     Energy
                            Power     Consolidating Company  Management Interamerican
                          Generation   Entries and  (Caymen  Argentina   Holding Co
                         Consolidated  Adjustments  Islands)     SA          LDC
                         ------------ ------------- -------- ---------- -------------
Net Income..............    $3,073        $--        $1,385     $(45)      $1,733
                            ------        ----       ------     ----       ------
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income............
                            ------        ----       ------     ----       ------
 Unrealized gains
  (losses) on investment
  securities............
 Foreign currency
  translation
  adjustment............
 Minimum pension
  liability adjustment..
                            ------        ----       ------     ----       ------
Other comprehensive
 income (Loss)..........
                            ------        ----       ------     ----       ------
Comprehensive Income....    $3,073        $--        $1,385     $(45)      $1,733
                            ======        ====       ======     ====       ======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                DOMINION ENERGY, INC.--FOREIGN POWER GENERATION

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                      Dominion
                                                       Energy                   Dominion
                          Foreign Power Consolidating Company     Dominion       Energy
                           Generation    Entries and  (Caymen    Management  Interamerican
                          Consolidated   Adjustments  Islands)  Argentina SA Holding Co LDC
                          ------------- ------------- --------  ------------ --------------
Cash flows from (used
 in) operating
 activities:
Net income..............    $  3,073        $--       $ 1,385       $(45)       $  1,733
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............
 Restructuring and other
  acquisition related
  costs.................
 DCI impairment losses..
 Extraordinary item,
  net...................
 Impairment of
  regulatory assets.....
 Gains on sales of
  subsidiaries..........
 Depreciation and
  amortization..........       2,766                    1,744          7           1,015
 Deferred income taxes..
 Deferred fuel expense..
Changes in current
 assets and liabilities:
 Accounts receivable....      (1,922)                  (1,807)        (2)           (113)
 Inventories............          42                                                  42
 Unrecovered gas costs..
 Purchase and
  origination of
  mortgages.............
 Proceeds from sale and
  principal collections
  of mortgages..........
 Accounts payable,
  trade.................      (1,616)                    (754)       (29)           (833)
 Accrued interest and
  taxes.................       2,337                      710        (58)          1,685
 Commodity contract
  assets and
  liabilities...........
 Net assets held for
  sale..................
 Other..................         323                   (1,491)        38           1,776
                            --------        ----      -------       ----        --------
 Net cash flows from
  operating activities..       5,003                     (213)       (89)          5,305
                            --------        ----      -------       ----        --------
Cash flow from (used in)
 investing activities:
Plant construction and
 other property
 additions..............         (44)                     (44)
Acquisition of
 exploration and
 production assets......
Loan originations.......
Repayments of loan
 originations...........
Sale of businesses......     (66,215)                  (6,318)        (5)        (59,892)
Sale of marketable
 securities.............
Purchase of debt
 securities.............
Acquisition of
 businesses.............
Other investments.......
Other ..................       6,738                                               6,738
                            --------        ----      -------       ----        --------
 Net cash flow used in
  investing activities..     (59,521)                  (6,362)        (5)        (53,154)
                            --------        ----      -------       ----        --------
Cash flow from (used in)
 financing activities:
Issuance of common
 stock..................
Repurchase of common
 stock..................
Issuance (repayment) of
 short term debt........         (86)                      (8)                       (78)
Issuance of long term
 debt...................
Repayment of long term
 debt...................        (111)                   1,118                     (1,229)
Common dividend
 payments...............
Other...................
                            --------        ----      -------       ----        --------
Net cash flow from (used
 in) financing
 activities.............        (197)                   1,110        --           (1,307)
Increase (decrease) in
 cash and cash
 equivalents............     (54,715)                  (5,465)       (94)        (49,156)
Cash and cash
 equivalents at
 beginning of the year..      54,715                    5,465         94          49,156
                            --------        ----      -------       ----        --------
Cash and cash
 equivalents at end of
 the year...............    $    --         $--       $   --        $--         $    --
                            ========        ====      =======       ====        ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION ENERGY, INC.--OIL & GAS

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                                                                                            Dominion
                                               Dominion    Dominion              Carthage    Energy    Dominion
                                Consolidating Reserves,      Black     Dominion   Energy     Canada   San Juan,  Dominion
                    Oil & Gas    Entries and     Inc.       Warrior    Reserves  Services,  Limited      Inc.    Storage,
                   Consolidated  Adjustments  (Page 152)  Basin, Inc. Utah, Inc.   Inc.*   (Page 176) (Page 170)   Inc.
                   ------------ ------------- ----------  ----------- ---------- --------- ---------- ---------- --------
Current assets:
Cash and cash
 equivalents.....   $    9,787    $     --    $   (2,865)  $  1,791    $    --    $ 3,253   $  7,606   $    --     $  2
Accounts
 receivable:
 Customers (less
  allowance).....
 Other...........       98,136     (539,036)     444,837      6,187      81,982    11,840     40,896     51,430
Inventories:
 Materials and
  supplies.......
 Fossil fuel.....
 Gas stored--
  current
  portion........
Investment
 securities--
 trading.........
Mortgage loans
 held for sale...
Commodity
 contract
 assets..........
Unrecovered gas
 costs...........
Broker margin
 deposits........
Prepayments......
Net assets held
 for sale........
Other............       25,653                     3,017      9,182       7,474       634      5,346
                    ----------    ---------   ----------   --------    --------   -------   --------   --------    ----
 Total current
  assets.........      133,576     (539,036)     444,989     17,160      89,456    15,727     53,848     51,430       2
                    ----------    ---------   ----------   --------    --------   -------   --------   --------    ----
Investments:
Loans receivable,
 net.............
Investments in
 affiliates......       21,565                     7,357                                      14,208
Available for
 sale
 securities......
Nuclear
 decommissioning
 trust funds.....
Investment in
 real estate.....
Other............      295,397       16,305      295,073    (16,305)                              24                300
                    ----------    ---------   ----------   --------    --------   -------   --------   --------    ----
 Total net
  investments....      316,962       16,305      302,430    (16,305)                          14,232                300
                    ----------    ---------   ----------   --------    --------   -------   --------   --------    ----
Property, plant
 and equipment:
Property, plant
 and equipment...    1,367,542                   554,986     29,711      79,871       183    578,476    124,315
Less accumulated
 depreciation,
 depletion and
 amortization....      382,344                   245,417      5,375      17,642       148     89,834     23,928
                    ----------    ---------   ----------   --------    --------   -------   --------   --------    ----
 Property, plant
  and equipment,
  net............      985,198                   309,569     24,336      62,229        35    488,642    100,387
                    ----------    ---------   ----------   --------    --------   -------   --------   --------    ----
Deferred charges
 and other
 assets:
Goodwill, net....        2,927                     2,927
Regulatory
 assets, net.....
Prepaid pension
 costs...........
Other, net.......       14,705                     8,118                    734                5,783         70
                    ----------    ---------   ----------   --------    --------   -------   --------   --------    ----
 Total deferred
  charges and
  other assets...       17,632                    11,045                    734                5,783         70
                    ----------    ---------   ----------   --------    --------   -------   --------   --------    ----
Total Assets.....   $1,453,368    $(522,731)  $1,068,033   $ 25,191    $152,419   $15,762   $562,505   $151,887    $302
                    ==========    =========   ==========   ========    ========   =======   ========   ========    ====

-------
* Carthage Energy Services, Inc. is a subsidiary of Dominion Reserves, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION ENERGY, INC.--OIL & GAS
                    CONSOLIDATING BALANCE SHEET--(Continued)
                            As of December 31, 2000
                                  (Thousands)

                                                                                                     Dominion
                                                              Dominion                                Energy
                                Consolidating    Dominion       Black     Dominion                    Canada   Dominion San
                    Oil & Gas    Entries and  Reserves, Inc.   Warrior    Reserves  Carthage Energy  Limited    Juan, Inc.
                   Consolidated  Adjustments    (Page 153)   Basin, Inc. Utah, Inc. Services, Inc.* (Page 177)  (Page 171)
                   ------------ ------------- -------------- ----------- ---------- --------------- ---------- ------------
Current
 liabilities:
Securities due
 within one year
Short-term debt..   $    2,502    $     --      $      --      $   --     $    --       $   --       $  2,502    $    --
Accounts payable,
 trade...........       37,413     (539,036)       453,142      14,956      66,383        7,917         7,478      26,573
Accrued
 interest........          109                         109
Accrued payroll..
Accrued taxes....       (2,264)                     (2,336)     (5,056)     (1,233)       2,717         2,332       1,312
Commodity
 contract
 liabilities.....
Other............       43,890                       5,817                                  507        37,566
                    ----------    ---------     ----------     -------    --------      -------      --------    --------
 Total current
  liabilities....       81,650     (539,036)       456,732       9,900      65,150       11,141        49,878      27,885
                    ----------    ---------     ----------     -------    --------      -------      --------    --------
Long term debt...      774,473       16,305        300,824                  22,315        3,423       382,323      49,283
                    ----------    ---------     ----------     -------    --------      -------      --------    --------
Deferred credits
 and other
 liabilities:
Deferred income
 taxes...........       97,497                      74,409       4,196      11,754       (6,888)       13,412         671
Deferred
 investment tax
 credits
Other............       33,784                      15,885                                8,320         9,579
                    ----------    ---------     ----------     -------    --------      -------      --------    --------
 Total deferred
  credits and
  other
  liabilities....      131,281                      90,294       4,196      11,754        1,432        22,991         671
                    ----------    ---------     ----------     -------    --------      -------      --------    --------
Total
 Liabilities.....      987,404     (522,731)       847,850      14,096      99,219       15,996       455,192      77,839
                    ----------    ---------     ----------     -------    --------      -------      --------    --------
Minority
 interest........          884                         884
Obligated
 mandatorily
 redeemable
 preferred
 securities of
 subsidiary
 trusts..........
Preferred stock
 no subject to
 mandatory
 redemption......
Common
 shareholders'
 equity:
Common Stock.....
Other paid in
 capital.........      219,077                      63,154                   8,500        6,202        92,207      49,122
Accumulated other
 comprehensive
 income..........       (9,971)                                                                        (9,971)
Retained
 earnings........      255,974                     156,145      11,095      44,700       (6,436)       25,077      24,926
                    ----------    ---------     ----------     -------    --------      -------      --------    --------
 Total common
  shareholders'
  equity.........      465,080                     219,299      11,095      53,200         (234)      107,313      74,048
                    ----------    ---------     ----------     -------    --------      -------      --------    --------
Total Liabilities
 and
 shareholders'
 equity..........   $1,453,368    $(522,731)    $1,068,033     $25,191    $152,419      $15,762      $562,505    $151,887
                    ==========    =========     ==========     =======    ========      =======      ========    ========
                     Dominion
                   Storage, Inc.
                   -------------
Current
 liabilities:
Securities due
 within one year
Short-term debt..      $ --
Accounts payable,
 trade...........
Accrued
 interest........
Accrued payroll..
Accrued taxes....
Commodity
 contract
 liabilities.....
Other............
                   -------------
 Total current
  liabilities....
                   -------------
Long term debt...
                   -------------
Deferred credits
 and other
 liabilities:
Deferred income
 taxes...........        (57)
Deferred
 investment tax
 credits
Other............
                   -------------
 Total deferred
  credits and
  other
  liabilities....        (57)
                   -------------
Total
 Liabilities.....        (57)
                   -------------
Minority
 interest........
Obligated
 mandatorily
 redeemable
 preferred
 securities of
 subsidiary
 trusts..........
Preferred stock
 no subject to
 mandatory
 redemption......
Common
 shareholders'
 equity:
Common Stock.....
Other paid in
 capital.........       (108)
Accumulated other
 comprehensive
 income..........
Retained
 earnings........        467
                   -------------
 Total common
  shareholders'
  equity.........        359
                   -------------
Total Liabilities
 and
 shareholders'
 equity..........      $ 302
                   =============

-------
* Carthage Energy Services, Inc. is a subsidiary of Dominion Reserves, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION ENERGY, INC.--OIL & GAS

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                              Dominion                      Dominion
                                                    Dominion   Black    Dominion Carthage    Energy    Dominion
                                     Consolidating Reserves,  Warrior   Reserves  Energy     Canada   San Juan,  Dominion
                         Oil & Gas    Entries and     Inc.     Basin,    Utah,   Services,  Limited      Inc.    Storage,
                        Consolidated  Adjustments  (Page 156)   Inc.      Inc.     Inc.*   (Page 178) (Page 172)   Inc.
                        ------------ ------------- ---------- --------  -------- --------- ---------- ---------- --------
Operating Revenue:
Regulated sales.......
 Electric.............
 Gas..................
Nonregulated sales....
 Electric.............
 Gas..................
Gas transportation and
 storage..............
Oil and gas
 production...........    $322,359      $   --      $81,090   $13,264   $51,277   $    --   $146,304   $30,424     $--
Other.................      49,556                   14,915        23       143     1,979     32,496
                          --------      ------      -------   -------   -------   -------   --------   -------     ---
 Total................     371,915                   96,005    13,287    51,420     1,979    178,800    30,424
                          --------      ------      -------   -------   -------   -------   --------   -------     ---
Expenses:
Fuel, net.............
Purchased power
 capacity, net........
Purchased gas, net....
Liquids, capacity and
 other products
 purchased............
Restructuring and
 other acquisition
 related costs........
Other operation and
 maintenance..........     137,083                   45,224    10,849     8,081    17,059     47,961     7,909
Depreciation,
 depletion and
 amortization.........     101,790                   36,348       828     4,705       453     50,294     9,162
Other taxes...........      16,230                    6,498       771     1,684        92      4,205     2,980
                          --------      ------      -------   -------   -------   -------   --------   -------     ---
 Total................     255,103                   88,070    12,448    14,470    17,604    102,460    20,051
                          --------      ------      -------   -------   -------   -------   --------   -------     ---
 Income from
  Operations..........     116,812                    7,935       839    36,950   (15,625)    76,340    10,373
Other Income..........      10,745      (5,234)      13,229      (406)        8     8,892     (5,744)
                          --------      ------      -------   -------   -------   -------   --------   -------     ---
 Income before
  interest and income
  taxes...............     127,557      (5,234)      21,164       433    36,958    (6,733)    70,596    10,373
                          --------      ------      -------   -------   -------   -------   --------   -------     ---
Interest and related
 charges:
Interest charges......      39,280      (5,234)      11,807       392     1,361       480     27,042     3,432
Preferred dividends
 and distributions of
 subsidiary trusts....
                          --------      ------      -------   -------   -------   -------   --------   -------     ---
 Total................      39,280      (5,234)      11,807       392     1,361       480     27,042     3,432
                          --------      ------      -------   -------   -------   -------   --------   -------     ---
 Income before
  provision for income
  tax, minority
  interest,
  extraordinary item
  and cumulative
  effect of a change
  in accounting
  principle...........      88,277                    9,357        41    35,597    (7,213)    43,554     6,941
Income taxes..........       2,586                  (12,082)   (4,352)   10,305    (2,598)    21,519   (10,206)
Minority interests....         141                      141
                          --------      ------      -------   -------   -------   -------   --------   -------     ---
 Income before
  extraordinary item
  and cumulative
  effect of a change
  in accounting
  principle...........      85,550                   21,298     4,393    25,292    (4,615)    22,035    17,147
Extraordinary item,
 net..................
Cumulative effect of a
 change in accounting
 principle, net.......
                          --------      ------      -------   -------   -------   -------   --------   -------     ---
 Net Income...........    $ 85,550      $   --      $21,298   $ 4,393   $25,292   $(4,615)  $ 22,035   $17,147     $--
                          ========      ======      =======   =======   =======   =======   ========   =======     ===

-------
* Carthage Energy Services, Inc. is a subsidiary of Dominion Reserves, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION ENERGY, INC.--OIL & GAS

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS EQUITY
                            As of December 31, 2000
                                  (Thousands)

                                                                                                    Dominion
                                                                                                     Energy
                                                              Dominion                               Canada    Dominion
                                Consolidating    Dominion       Black     Dominion                  Limited   San Juan,  Dominion
                    Oil & Gas    Entries and  Reserves, Inc.   Warrior    Reserves  Carthage Energy  (Page       Inc.    Storage,
                   Consolidated  Adjustments    (Page 158)   Basin, Inc. Utah, Inc. Services, Inc.*   179)    (Page 173)   Inc.
                   ------------ ------------- -------------- ----------- ---------- --------------- --------  ---------- --------
Balance at
 December 31,
 1999.............   $403,457      $(3,423)      $217,638      $ 6,702    $27,908       $4,381      $ 92,991   $56,902     $358
                     --------      -------       --------      -------    -------       ------      --------   -------     ----
  Issuance of
   stock--CNG
   acquisition....
  Issuance of
   stock through
   public
   offering.......
  Issuance of
   stock through
   employee,
   executive loan
   and direct
   stock purchase
   plans..........
  Stock repurchase
   and
   retirement.....
  Premium income
   equity
   securities.....
  Other common
   stock
   activity.......
  Comprehensive
   income.........     78,810                      21,298        4,393     25,292       (4,615)       15,295    17,147
  Dividends and
   other
   adjustments....    (17,187)       3,423        (19,637)                                              (973)       (1)       1
                     --------      -------       --------      -------    -------       ------      --------   -------     ----
Balance at
 December 31,
 2000.............   $465,080      $   --        $219,299      $11,095    $53,200       $ (234)     $107,313   $74,048     $359
                     ========      =======       ========      =======    =======       ======      ========   =======     ====

-------
* Carthage Energy Services, Inc. is a subsidiary of Dominion Reserves, Inc.


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION ENERGY, INC.--OIL & GAS

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                                                 Dominion
                                               Dominion   Dominion                                Energy    Dominion
                                Consolidating Reserves,     Black     Dominion                    Canada   San Juan,
                    Oil & Gas    Entries and     Inc.      Warrior    Reserves  Carthage Energy  Limited      Inc.
                   Consolidated  Adjustments  (Page 160) Basin, Inc. Utah, Inc. Services, Inc.* (Page 180) (Page 174)
                   ------------ ------------- ---------- ----------- ---------- --------------- ---------- ----------
Net Income.......    $85,550        $--        $21,298     $4,393     $25,292       $(4,615)     $22,035    $17,147
                     -------        ----       -------     ------     -------       -------      -------    -------
Other
 comprehensive
 income, net of
 tax:
 Unrealized
  holding gains
  (losses) on
  investment
  securities.....
 Less:
  reclassification
  adjustment for
  gains (losses)
  realized in net
  income.........
                     -------        ----       -------     ------     -------       -------      -------    -------
 Unrealized gains
  (losses) on
  investment
  securities.....
 Foreign currency
  translation
  adjustment.....     (6,740)                                                                     (6,740)
 Minimum pension
  liability
  adjustment.....
                     -------        ----       -------     ------     -------       -------      -------    -------
Other
 comprehensive
 income (Loss)...     (6,740)                                                                     (6,740)
                     -------        ----       -------     ------     -------       -------      -------    -------
Comprehensive
 Income..........    $78,810        $--        $21,298     $4,393     $25,292       $(4,615)     $15,295    $17,147
                     =======        ====       =======     ======     =======       =======      =======    =======
                     Dominion
                   Storage, Inc.
                   -------------
Net Income.......      $--
                   -------------
Other
 comprehensive
 income, net of
 tax:
 Unrealized
  holding gains
  (losses) on
  investment
  securities.....
 Less:
  reclassification
  adjustment for
  gains (losses)
  realized in net
  income.........
                   -------------
 Unrealized gains
  (losses) on
  investment
  securities.....
 Foreign currency
  translation
  adjustment.....
 Minimum pension
  liability
  adjustment.....
                   -------------
Other
 comprehensive
 income (Loss)...
                   -------------
Comprehensive
 Income..........      $--
                   =============

--------
* Carthage Energy Services, Inc. is a subsidiary of Dominion Reserves, Inc.


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION ENERGY, INC.--OIL & GAS

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                                                                  Dominion
                                                                                                                   Energy
                                                              Dominion                                             Canada
                                Consolidating    Dominion       Black     Dominion                                Limited
                    Oil & Gas    Entries and  Reserves, Inc.   Warrior    Reserves  Carthage Energy   Dominion     (Page
                   Consolidated  Adjustments    (Page 162)   Basin, Inc. Utah, Inc. Services, Inc.* Storage, Inc.   181)
                   ------------ ------------- -------------- ----------- ---------- --------------- ------------- --------
Cash flows from
 (used in)
 operating
 activities:
Net income.......   $  85,550     $     --      $  21,298     $  4,393    $ 25,292     $  (4,615)       $ --      $ 22,035
Adjustments to
 reconcile net
 income to net
 cash from
 operating
 activities:
 Cumulative
  effect of a
  change in
  accounting
  principle......
 Restructuring
  and other
  acquisition
  related costs..
 DCI impairment
  losses.........
 Extraordinary
  item, net......
 Impairment of
  regulatory
  assets.........
 Gains on sales
  of
  subsidiaries...
 Depreciation and
  amortization...     101,152                      36,231          828       4,705           453                    50,296
 Deferred income
  taxes..........      25,755                       2,252        3,654       3,775        (5,419)        (115)      21,471
 Deferred fuel
  expense........
Changes in
 current assets
 and liabilities:
 Accounts
  receivable.....    (245,801)                   (282,040)      (1,066)    (69,282)      164,478                   (26,477)
 Inventories.....       6,053                         230         (983)        110         6,619                        77
 Unrecovered gas
  costs..........
 Purchase and
  origination of
  mortgages......
 Proceeds from
  sale and
  principal
  collections of
  mortgages......
 Accounts
  payable,
  trade..........     118,208      (149,039)      355,535       10,140      54,362      (176,138)                      751
 Accrued interest
  and taxes......      (6,366)                     (5,743)      (4,933)        (85)        3,704          115        1,618
 Commodity
  contract assets
  and
  liabilities....
 Net assets held
  for sale.......
 Other...........       8,525                     (13,672)          (5)         (6)       11,410            1       10,798
                    ---------     ---------     ---------     --------    --------     ---------        -----     --------
 Net cash flows
  from operating
  activities.....      93,076      (149,039)      114,091       12,028      18,871           492            1       80,569
                    ---------     ---------     ---------     --------    --------     ---------        -----     --------
Cash flow from
 (used in)
 investing
 activities:
Plant
 construction and
 other property
 additions.......      (6,003)                     (3,037)        (470)     (1,923)
Acquisition of
 exploration and
 production
 assets..........    (138,329)                    (24,016)     (16,925)    (18,103)                                (78,639)
Loan
 originations....
Repayments of
 loan
 originations....
Sale of
 businesses......         (19)                        (19)
Sale of
 marketable
 securities......
Purchase of debt
 securities......
Acquisition of
 businesses......
Other
 investments.....       6,935                                                                                        6,935
Other............       5,313                      14,399       (3,959)     (4,073)        1,209                    (2,330)
                    ---------     ---------     ---------     --------    --------     ---------        -----     --------
 Net cash flow
  used in
  investing
  activities.....    (132,103)                    (12,673)     (21,354)    (24,099)        1,209                   (74,034)
                    ---------     ---------     ---------     --------    --------     ---------        -----     --------
Cash flow from
 (used in)
 financing
 activities:
Issuance of
 common stock....
Repurchase of
 common stock....
Issuance
 (repayment) of
 short term
 debt............      71,373       159,217       (87,104)       9,293       5,228         1,481                    (1,831)
Issuance of long
 term debt.......
Repayment of long
 term debt.......     (13,908)      (10,178)                                                                        (3,730)
Common dividend
 payments........     (18,600)                    (18,600)
Other............         205                         (29)                                                             234
                    ---------     ---------     ---------     --------    --------     ---------        -----     --------
Net cash flow
 from (used in)
 financing
 activities......      39,070       149,039      (105,733)       9,293       5,228         1,481                    (5,327)
                    ---------     ---------     ---------     --------    --------     ---------        -----     --------
Increase
 (decrease) in
 cash and cash
 equivalents.....          43                      (4,315)         (33)                    3,182            1        1,208
Cash and cash
 equivalents at
 beginning of the
 year............       9,744                       1,450        1,824                        71            1        6,398
                    ---------     ---------     ---------     --------    --------     ---------        -----     --------
Cash and cash
 equivalents at
 end of the
 year............   $   9,787     $     --      $  (2,865)    $  1,791    $    --      $   3,253        $   2     $  7,606
                    =========     =========     =========     ========    ========     =========        =====     ========
                    Dominion
                    San Juan,
                      Inc.
                   (Page  175)
                   -----------
Cash flows from
 (used in)
 operating
 activities:
Net income.......   $ 17,147
Adjustments to
 reconcile net
 income to net
 cash from
 operating
 activities:
 Cumulative
  effect of a
  change in
  accounting
  principle......
 Restructuring
  and other
  acquisition
  related costs..
 DCI impairment
  losses.........
 Extraordinary
  item, net......
 Impairment of
  regulatory
  assets.........
 Gains on sales
  of
  subsidiaries...
 Depreciation and
  amortization...      8,639
 Deferred income
  taxes..........        137
 Deferred fuel
  expense........
Changes in
 current assets
 and liabilities:
 Accounts
  receivable.....    (31,414)
 Inventories.....
 Unrecovered gas
  costs..........
 Purchase and
  origination of
  mortgages......
 Proceeds from
  sale and
  principal
  collections of
  mortgages......
 Accounts
  payable,
  trade..........     22,597
 Accrued interest
  and taxes......     (1,042)
 Commodity
  contract assets
  and
  liabilities....
 Net assets held
  for sale.......
 Other...........         (1)
                   -----------
 Net cash flows
  from operating
  activities.....     16,063
                   -----------
Cash flow from
 (used in)
 investing
 activities:
Plant
 construction and
 other property
 additions.......       (573)
Acquisition of
 exploration and
 production
 assets..........       (646)
Loan
 originations....
Repayments of
 loan
 originations....
Sale of
 businesses......
Sale of
 marketable
 securities......
Purchase of debt
 securities......
Acquisition of
 businesses......
Other
 investments.....
Other............         67
                   -----------
 Net cash flow
  used in
  investing
  activities.....     (1,152)
                   -----------
Cash flow from
 (used in)
 financing
 activities:
Issuance of
 common stock....
Repurchase of
 common stock....
Issuance
 (repayment) of
 short term
 debt............    (14,911)
Issuance of long
 term debt.......
Repayment of long
 term debt.......
Common dividend
 payments........
Other............
                   -----------
Net cash flow
 from (used in)
 financing
 activities......    (14,911)
                   -----------
Increase
 (decrease) in
 cash and cash
 equivalents.....
Cash and cash
 equivalents at
 beginning of the
 year............
                   -----------
Cash and cash
 equivalents at
 end of the
 year............   $    --
                   ===========

-------
* Carthage Energy Services, Inc. is a subsidiary of Dominion Reserves, Inc.

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                                                                                                 Dominion
                                                                                     Dominion   Appalachian
                             Dominion    Consolidating                             Appalachian  Development
                          Reserves, Inc.  Entries and     Dominion      Cypress    Development, Properties
                           Consolidated   Adjustments  Reserves, Inc. Energy, Inc.     Inc.         LLC
                          -------------- ------------- -------------- ------------ ------------ -----------
Current assets:
Cash and cash
 equivalents............    $   (2,865)    $      --     $   (3,871)      $--        $    67     $     --
Accounts receivable:
 Customers (less
  allowance)
 Other..................       444,837      (170,562)       496,278        426        14,608       25,128
Inventories:
 Materials and
  supplies..............
 Fossil fuel............
 Gas stored--current
  portion...............
Investment securities--
 trading................
Mortgage loans held for
 sale...................
Commodity contract
 assets.................
Unrecovered gas costs...
Broker margin deposits..
Prepayments.............
Net assets held for
 sale...................
Other...................         3,017                          534          0           169
                            ----------     ---------     ----------       ----       -------     --------
 Total current assets...       444,989      (170,562)       492,941        426        14,844       25,128
                            ----------     ---------     ----------       ----       -------     --------
Investments:
Loans receivable, net...
Investments in
 affiliates.............         7,357
Available for sale
 securities.............
Nuclear decommissioning
 trust funds............
Investment in real
 estate.................
Other...................       295,073      (267,510)       447,370                      184
                            ----------     ---------     ----------       ----       -------     --------
 Total net investments..       302,430      (267,510)       447,370                      184
                            ----------     ---------     ----------       ----       -------     --------
Property, plant and
 equipment:
Property, plant and
 equipment..............       554,986                       87,973         28         7,865      142,641
Less accumulated
 depreciation, depletion
 and amortization.......       245,417                       23,706         25         1,747       62,588
                            ----------     ---------     ----------       ----       -------     --------
 Property, plant and
  equipment, net........       309,569                       64,267          3         6,118       80,053
                            ----------     ---------     ----------       ----       -------     --------
Deferred charges and
 other assets:
Goodwill, net...........         2,927                                                   750        1,976
Regulatory assets, net..
Prepaid pension costs...
Other, net..............         8,118                        3,883                       10
                            ----------     ---------     ----------       ----       -------     --------
 Total deferred charges
  and other assets......        11,045                        3,883                      760        1,976
                            ----------     ---------     ----------       ----       -------     --------
Total Assets............    $1,068,033     $(438,072)    $1,008,461       $429       $21,906     $107,157
                            ==========     =========     ==========       ====       =======     ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.

                            As of December 31, 2000
                                  (Thousands)

                                                                                                 Dominion
                                                                                     Dominion   Appalachian
                             Dominion    Consolidating                             Appalachian  Development
                          Reserves, Inc.  Entries and     Dominion      Cypress    Development, Properties
                           Consolidated   Adjustments  Reserves, Inc. Energy, Inc.     Inc.         LLC
                          -------------- ------------- -------------- ------------ ------------ -----------
Current liabilities:
Securities due within
 one year...............
Short-term debt.........
Accounts payable,
 trade..................    $  453,142     $(170,561)    $  541,061     $   692      $24,905     $  4,754
Accrued interest........           109                          109
Accrued payroll.........
Accrued taxes...........        (2,336)                       2,856         180          383         (265)
Commodity contract
 liabilities............
Other...................         5,817                                                 1,090
                            ----------     ---------     ----------     -------      -------     --------
 Total current
  liabilities...........       456,732      (170,561)       544,026         872       26,378        4,489
                            ----------     ---------     ----------     -------      -------     --------
Long term debt..........       300,824      (107,061)       204,036       8,157        2,160       68,715
                            ----------     ---------     ----------     -------      -------     --------
Deferred credits and
 other liabilities:
Deferred income taxes...        74,409                       31,697      (2,431)         172       20,634
Deferred investment tax
 credits................
Other...................        15,885                        9,403
                            ----------     ---------     ----------     -------      -------     --------
 Total deferred credits
  and other
  liabilities...........        90,294                       41,100      (2,431)         172       20,634
                            ----------     ---------     ----------     -------      -------     --------
Total liabilities.......       847,850      (277,622)       789,162       6,598       28,710       93,838
                            ----------     ---------     ----------     -------      -------     --------
Minority interest.......           884
Obligated mandatorily
 redeemable preferred
 securities of
 subsidiary trusts......
Preferred stock no
 subject to mandatory
 redemption.............
Common shareholders'
 equity:
Common Stock............                      (2,279)                         0                     2,210
Other paid in capital...        63,154       (64,880)        63,154         853          202        3,648
Accumulated other
 comprehensive income...
Retained earnings.......       156,145       (93,291)       156,145      (7,022)      (7,006)       7,461
                            ----------     ---------     ----------     -------      -------     --------
 Total common
  shareholders' equity..       219,299      (160,450)       219,299      (6,169)      (6,804)      13,319
                            ----------     ---------     ----------     -------      -------     --------
Total Liabilities and
 shareholders' equity...    $1,068,033     $(438,072)    $1,008,461     $   429      $21,906     $107,157
                            ==========     =========     ==========     =======      =======     ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.

                            As of December 31, 2000
                                  (Thousands)

                          Dominion Gas
                           Processing    Dominion   Great Lakes    Dominion      Dominion      Phoenix
                            MI, Inc.     Midwest    Compression, Reserves Gulf   Reserves     Dominion
                           (Page 164)  Energy, Inc.     Inc.      Coast, Inc.  Indiana, Inc. Energy, LLC
                          ------------ ------------ ------------ ------------- ------------- -----------
Current assets:
Cash and cash
 equivalents............    $   728      $    169     $    13       $   --        $   29        $--
Accounts receivable:
 Customers (less
  allowance)............
 Other..................      4,702        64,176       5,206         1,199        3,676
Inventories:
 Materials and
  supplies..............
 Fossil fuel............
 Gas stored--current
  portion...............
Investment securities--
 trading................
Mortgage loans held for
 sale...................
Commodity contract
 assets.................
Unrecovered gas costs...
Broker margin deposits..
Prepayments.............
Net assets held for
 sale...................
Other...................         25         2,159         230             0         (100)
                            -------      --------     -------       -------       ------        ----
 Total current assets...      5,455        66,504       5,449         1,199        3,605
                            -------      --------     -------       -------       ------        ----
Investments:
Loans receivable, net...
Investments in
 affiliates.............      7,357
Available for sale
 securities.............
Nuclear decommissioning
 trust funds............
Investment in real
 estate.................
Other...................        506        62,888                    51,635
                            -------      --------     -------       -------       ------        ----
 Total net investments..      7,863        62,888                    51,635
                            -------      --------     -------       -------       ------        ----
Property, plant and
 equipment:
Property, plant and
 equipment..............     27,356       277,026       8,375         1,137        2,585
Less accumulated
 depreciation, depletion
 and amortization.......     14,316       139,091       2,090         1,125          729
                            -------      --------     -------       -------       ------        ----
 Property, plant and
  equipment, net........     13,040       137,935       6,285            12        1,856
                            -------      --------     -------       -------       ------        ----
Deferred charges and
 other assets:
Goodwill, net...........                                  201
Regulatory assets, net..
Prepaid pension costs...
Other, net..............                    4,225
                            -------      --------     -------       -------       ------        ----
 Total deferred charges
  and other assets......                    4,225         201
                            -------      --------     -------       -------       ------        ----
Total Assets............    $26,358      $271,552     $11,935       $52,846       $5,461        $--
                            =======      ========     =======       =======       ======        ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.

                            As of December 31, 2000
                                  (Thousands)

                          Dominion Gas
                           Processing    Dominion   Great Lakes    Dominion      Dominion      Phoenix
                            MI, Inc.     Midwest    Compression, Reserves Gulf   Reserves     Dominion
                           (Page 165)  Energy, Inc.     Inc.      Coast, Inc.  Indiana, Inc. Energy, LLC
                          ------------ ------------ ------------ ------------- ------------- -----------
Current liabilities:
Securities due within
 one year...............
Short-term debt.........
Accounts payable,
 trade..................    $   944      $ 47,703     $ 2,493       $   798       $   353       $--
Accrued interest........
Accrued payroll.........
Accrued taxes...........       (104)       (2,762)       (151)           29        (2,502)
Commodity contract
 liabilities............
Other...................                    3,560       1,167
                            -------      --------     -------       -------       -------       ----
 Total current
  liabilities...........        840        48,501       3,509           827        (2,149)
                            -------      --------     -------       -------       -------       ----
Long term debt..........     13,330        93,424       3,681                      14,382
                            -------      --------     -------       -------       -------       ----
Deferred credits and
 other liabilities:
Deferred income taxes...      4,149        15,793         892         1,540         1,963
Deferred investment tax
 credits................
Other...................                    6,377                       105
                            -------      --------     -------       -------       -------       ----
 Total deferred credits
  and other
  liabilities...........      4,149        22,170         892         1,645         1,963
                            -------      --------     -------       -------       -------       ----
Total liabilities.......     18,319       164,095       8,082         2,472        14,196
                            -------      --------     -------       -------       -------       ----
Minority interest.......        884
Obligated mandatorily
 redeemable preferred
 securities of
 subsidiary trusts......
Preferred stock no
 subject to mandatory
 redemption.............
Common shareholders'
 equity:
Common Stock............          3            56          10             0
Other paid in capital...          8        37,543          40        21,937           649
Accumulated other
 comprehensive income...
Retained earnings.......      7,144        69,858       3,803        28,437        (9,384)
                            -------      --------     -------       -------       -------       ----
 Total common
  shareholders' equity..      7,155       107,457       3,853        50,374        (8,735)
                            -------      --------     -------       -------       -------       ----
Total liabilities and
 shareholders' equity...    $26,358      $271,552     $11,935       $52,846       $ 5,461       $--
                            =======      ========     =======       =======       =======       ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                                                Dominion
                                                                                    Dominion   Appalachian
                             Dominion    Consolidating                            Appalachian  Development
                          Reserves, Inc.  Entries and    Dominion      Cypress    Development, Properties
                           Consolidated   Adjustments  Reserves, Inc Energy, Inc.     Inc.         LLC
                          -------------- ------------- ------------- ------------ ------------ -----------
Operating Revenue:
Regulated sales.........
 Electric...............
 Gas....................
Nonregulated sales......
 Electric...............
 Gas....................
Gas transportation and
 storage................
Oil and gas production..     $ 81,090      $    --        $ 1,701       $ --        $   --       $22,303
Other...................       14,915       (20,996)       21,130                     1,197
                             --------      --------       -------       -----       -------      -------
 Total..................       96,005       (20,996)       22,831                     1,197       22,303
                             --------      --------       -------       -----       -------      -------
Expenses:
Fuel, net...............
Purchased power
 capacity, net..........
Purchased gas, net......
Liquids, capacity and
 other products
 purchased..............
Restructuring and other
 acquisition related
 costs..................
Other operation and
 maintenance............       45,224                       9,916          60         3,464        5,190
Depreciation, depletion
 and amortization.......       36,348                       6,957           7           560        6,675
Other taxes.............        6,498                         524                       257        1,610
                             --------      --------       -------       -----       -------      -------
 Total..................       88,070                      17,397          67         4,281       13,475
                             --------      --------       -------       -----       -------      -------
 Income from
  Operations............        7,935       (20,996)        5,434         (67)       (3,084)       8,828
Other Income............       13,229        (9,197)       23,892                       185
                             --------      --------       -------       -----       -------      -------
 Income before interest
  and income taxes......       21,164       (30,193)       29,326         (67)       (2,899)       8,828
                             --------      --------       -------       -----       -------      -------
Interest and related
 charges:
Interest charges........       11,807        (9,197)        7,798         524           351        4,303
Preferred dividends and
 distributions of
 subsidiary trusts......
                             --------      --------       -------       -----       -------      -------
 Total..................       11,807        (9,197)        7,798         524           351        4,303
                             --------      --------       -------       -----       -------      -------
 Income before provision
  for income tax,
  minority interest,
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............        9,357       (20,996)       21,528        (591)       (3,250)       4,525
Income taxes............      (12,082)                        228        (207)       (1,119)      (2,141)
Minority interests......          141
                             --------      --------       -------       -----       -------      -------
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............       21,298       (20,996)       21,300        (384)       (2,131)       6,666
Extraordinary item,
 net....................
Cumulative effect of a
 change in accounting
 principle, net.........
                             --------      --------       -------       -----       -------      -------
 Net Income.............     $ 21,298      $(20,996)      $21,300       $(384)      $(2,131)     $ 6,666
                             ========      ========       =======       =====       =======      =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.

                      For the Year Ended December 31, 2000
                                  (Thousands)

                          Dominion Gas
                           Processing    Dominion   Great Lakes    Dominion      Dominion      Phoenix
                            MI, Inc.     Midwest    Compression, Reserves Gulf   Reserves     Dominion
                           (Page 166)  Energy, Inc.     Inc.      Coast, Inc.  Indiana, Inc. Energy, LLC
                          ------------ ------------ ------------ ------------- ------------- -----------
Operating Revenue:
Regulated sales.........
 Electric...............
 Gas....................
Nonregulated sales......
 Electric...............
 Gas....................
Gas transportation and
 storage................
Oil and gas production..     $  --       $56,000       $  --        $   33        $ 1,053       $--
Other...................      6,477          401        5,898                                    808
                             ------      -------       ------       ------        -------       ----
 Total..................      6,477       56,401        5,898           33          1,053        808
                             ------      -------       ------       ------        -------       ----
Expenses:
Fuel, net...............
Purchased power
 capacity, net..........
Purchased gas, net......
Liquids, capacity and
 other products
 purchased..............
Restructuring and other
 acquisition related
 costs..................
Other operation and
 maintenance............      1,545       21,567        3,004           20             68        390
Depreciation, depletion
 and amortization.......      1,440       19,016          716           30            761        186
Other taxes.............                   3,711          342                          24         30
                             ------      -------       ------       ------        -------       ----
 Total..................      2,985       44,294        4,062           50            853        606
                             ------      -------       ------       ------        -------       ----
 Income from
  Operations............      3,492       12,107        1,836          (17)           200        202
Other Income............         31        3,185                     3,336         (8,411)       208
                             ------      -------       ------       ------        -------       ----
 Income before interest
  and income taxes......      3,523       15,292        1,836        3,319         (8,211)       410
                             ------      -------       ------       ------        -------       ----
Interest and related
 charges:
Interest charges........        883        5,786          246           35            960        118
Preferred dividends and
 distributions of
 subsidiary trusts......
                             ------      -------       ------       ------        -------       ----
 Total..................        883        5,786          246           35            960        118
                             ------      -------       ------       ------        -------       ----
 Income before provision
  for income tax,
  minority interest,
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      2,640        9,506        1,590        3,284         (9,171)       292
Income taxes............        875       (8,156)         377        1,149         (3,207)       119
Minority interests......        141
                             ------      -------       ------       ------        -------       ----
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      1,624       17,662        1,213        2,135         (5,964)       173
Extraordinary item, net
Cumulative effect of a
 change in accounting
 principle, net.........
                             ------      -------       ------       ------        -------       ----
 Net Income.............     $1,624      $17,662       $1,213       $2,135        $(5,964)      $173
                             ======      =======       ======       ======        =======       ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                            As of December 31, 2000
                                  (Thousands)

                                                                                                Dominion
                                                                                    Dominion   Appalachian
                            Dominion    Consolidating                             Appalachian  Development
                         Reserves, Inc.  Entries and     Dominion      Cypress    Development, Properties
                          Consolidated   Adjustments  Reserves, Inc. Energy, Inc.     Inc.         LLC
                         -------------- ------------- -------------- ------------ ------------ -----------
Balance at December 31,
 1999...................    $217,638      $(139,626)     $214,216      $(5,784)     $(4,674)     $ 6,654
                            --------      ---------      --------      -------      -------      -------
 Issuance of stock--CNG
  acquisition...........
 Issuance of stock
  through public
  offering..............
 Issuance of stock
  through employee,
  executive loan and
  direct stock purchase
  plans.................
 Stock repurchase and
  retirement............
 Premium income equity
  securities............
 Other common stock
  activity..............                      2,279                                                2,210
 Comprehensive income...      21,298        (20,996)       21,300         (384)      (2,131)       6,666
 Dividends and other
  adjustments...........     (19,637)         2,451       (16,217)          (1)          (1)      (2,211)
                            --------      ---------      --------      -------      -------      -------
Balance at December 31,
 2000...................    $219,299      $(160,450)     $219,299      $(6,169)     $(6,804)     $13,319
                            ========      =========      ========      =======      =======      =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.

                            As of December 31, 2000
                                  (Thousands)

                         Dominion Gas
                          Processing    Dominion   Great Lakes    Dominion      Dominion      Phoenix
                           MI, Inc.     Midwest    Compression, Reserves Gulf   Reserves     Dominion
                          (Page 167)  Energy, Inc.     Inc.      Coast, Inc.  Indiana, Inc. Energy, LLC
                         ------------ ------------ ------------ ------------- ------------- -----------
Balance at December 31,
 1999...................    $5,531      $ 89,795      $2,638       $48,239       $(2,774)     $ 3,423
                            ------      --------      ------       -------       -------      -------
 Issuance of stock--CNG
  acquisition...........
 Issuance of stock
  through public
  offering..............
 Issuance of stock
  through employee,
  executive loan and
  direct stock purchase
  plans.................
 Stock repurchase and
  retirement............
 Premium income equity
  securities............
 Other common stock
  activity..............         3            56          10
 Comprehensive income...     1,624        17,662       1,213         2,135        (5,964)         173
 Dividends and other
  adjustments...........        (3)          (56)         (8)                          3       (3,596)
                            ------      --------      ------       -------       -------      -------
Balance at December 31,
 2000...................    $7,155      $107,457      $3,853       $50,374       $(8,735)     $   --
                            ======      ========      ======       =======       =======      =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.
                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                                    Dominion      Dominion
                            Dominion    Consolidating                             Appalachian   Appalachian
                         Reserves, Inc.  Entries and     Dominion      Cypress    Development,  Development
                          Consolidated   Adjustments  Reserves, Inc. Energy, Inc.     Inc.     Properties LLC
                         -------------- ------------- -------------- ------------ ------------ --------------
Net Income..............    $21,298       $(20,996)      $21,300        $(384)      $(2,131)       $6,666
                            -------       --------       -------        -----       -------        ------
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income............
                            -------       --------       -------        -----       -------        ------
 Unrealized gains
  (losses) on investment
  securities............
 Foreign currency
  translation
  adjustment............
 Minimum pension
  liability adjustment..
                            -------       --------       -------        -----       -------        ------
Other comprehensive
 income (Loss)..........
                            -------       --------       -------        -----       -------        ------
Comprehensive Income....    $21,298       $(20,996)      $21,300        $(384)      $(2,131)       $6,666
                            =======       ========       =======        =====       =======        ======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.
                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                          Dominion
                            Gas                                Dominion
                         Processing   Dominion   Great Lakes   Reserves     Dominion      Phoenix
                          MI, Inc.    Midwest    Compression,    Gulf       Reserves     Dominion
                         (Page 168) Energy, Inc.     Inc.     Coast, Inc. Indiana, Inc. Energy, LLC
                         ---------- ------------ ------------ ----------- ------------- -----------
Net Income..............   $1,624     $17,662       $1,213      $2,135       $(5,964)      $173
                           ------     -------       ------      ------       -------       ----
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income............
                           ------     -------       ------      ------       -------       ----
 Unrealized gains
  (losses) on investment
  securities............
 Foreign currency
  translation
  adjustment............
 Minimum pension
  liability adjustment..
                           ------     -------       ------      ------       -------       ----
Other comprehensive
 income (Loss)..........
                           ------     -------       ------      ------       -------       ----
Comprehensive Income....   $1,624     $17,662       $1,213      $2,135       $(5,964)      $173
                           ======     =======       ======      ======       =======       ====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                                       Dominion
                            Dominion                                       Dominion   Appalachian
                           Reserves,   Consolidating Dominion   Cypress  Appalachian  Development
                              Inc.      Entries and  Reserves,  Energy,  Development, Properties
                          Consolidated  Adjustments    Inc.      Inc.        Inc.         LLC
                          ------------ ------------- ---------  -------  ------------ -----------
Cash flows from (used
 in) operating
 activities:
Net income..............   $  21,298     $ (20,996)  $  21,300  $  (384)   $ (2,131)   $  6,666
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............
 Restructuring and other
  acquisition related
  costs.................
 DCI impairment losses..
 Extraordinary item,
  net...................
 Impairment of
  regulatory assets.....
 Gains on sales of
  subsidiaries..........
 Depreciation and
  amortization..........      36,231                     6,957        7         560       6,675
 Deferred income taxes..       2,252                     3,287   (2,263)        (67)        823
 Deferred fuel expense..
Changes in current
 assets and liabilities:
 Accounts receivable....    (282,040)      152,817    (466,188)      81      34,909       8,927
 Inventories............         230                      (110)
 Unrecovered gas costs..
 Purchase and
  origination of
  mortgages.............
 Proceeds from sale and
  principal collections
  of mortgages..........
 Accounts payable,
  trade.................     355,535      (152,817)    536,792      280     (27,829)    (29,151)
 Accrued interest and
  taxes.................      (5,743)                   (3,143)   2,256         307      (1,398)
 Commodity contract
  assets and
  liabilities...........
 Net assets held for
  sale..................
 Other..................     (13,672)       20,996     (25,888)                 (61)
                           ---------     ---------   ---------  -------    --------    --------
 Net cash flows from
  operating activities..     114,091                    73,007      (23)      5,688      (7,458)
                           ---------     ---------   ---------  -------    --------    --------
Cash flow from (used in)
 investing activities:
Plant construction and
 other property
 additions..............      (3,037)                                        (1,282)
Acquisition of
 exploration and
 production assets......     (24,016)                  (13,973)                (506)     (6,795)
Loan originations.......
Repayments of loan
 originations...........
Sale of businesses......         (19)
Sale of marketable
 securities.............
Purchase of debt
 securities.............
Acquisition of
 businesses.............
Other investments.......
Other ..................      14,399                    11,318                1,658
                           ---------     ---------   ---------  -------    --------    --------
 Net cash flow used in
  investing activities..     (12,673)                   (2,655)                (130)     (6,795)
                           ---------     ---------   ---------  -------    --------    --------
Cash flow from (used in)
 financing activities:
Issuance of common
 stock..................
Repurchase of common
 stock..................
Issuance (repayment) of
 short term debt........     (87,104)                  (56,572)      23      (5,724)     14,253
Issuance of long term
 debt...................
Repayment of long term
 debt...................
Common dividend
 payments...............     (18,600)                  (18,600)
Other...................         (29)
                           ---------     ---------   ---------  -------    --------    --------
Net cash flow from (used
 in) financing
 activities.............    (105,733)                  (75,172)      23      (5,724)     14,253
                           ---------     ---------   ---------  -------    --------    --------
Increase (decrease) in
 cash and cash
 equivalents............      (4,315)                   (4,820)                (166)
Cash and cash
 equivalents at
 beginning of the year..       1,450                       949                  233
                           ---------     ---------   ---------  -------    --------    --------
Cash and cash
 equivalents at end of
 the year...............   $  (2,865)    $     --    $  (3,871) $   --     $     67    $    --
                           =========     =========   =========  =======    ========    ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION RESERVES, INC.
               CONSOLIDATING STATEMENT OF CASH FLOWS--(Continued)
                      For The Year Ended December 31, 2000
                                  (Thousands)

                           Dominion
                             Gas     Dominion                Dominion   Dominion  Phoenix
                          Processing Midwest   Great Lakes   Reserves   Reserves  Dominion
                           MI, Inc.  Energy,   Compression, Gulf Coast, Indiana,  Energy,
                          (Page 169)   Inc.        Inc.        Inc.       Inc.      LLC
                          ---------- --------  ------------ ----------- --------  --------
Cash flows from (used
 in) operating
 activities:
Net income..............   $ 1,624   $ 17,662    $ 1,213      $ 2,135   $(5,964)  $    173
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............
 Restructuring and other
  acquisition related
  costs.................
 DCI impairment losses..
 Extraordinary item,
  net...................
 Impairment of
  regulatory assets.....
 Gains on sales of
  subsidiaries..........
 Depreciation and
  amortization..........     1,320     18,938        392           30     1,163        189
 Deferred income taxes..       369     (1,940)       255        1,383       406         (1)
 Deferred fuel expense..
Changes in current
 assets and liabilities:
 Accounts receivable....    (1,527)     6,741     (1,568)        (393)   (3,008)   (12,831)
 Inventories............               (1,549)       104                              1785
 Unrecovered gas costs..
 Purchase and
  origination of
  mortgages.............
 Proceeds from sale and
  principal collections
  of mortgages..........
 Accounts payable,
  trade.................       613     (5,579)       (75)         215       163     32,923
 Accrued interest and
  taxes.................       (95)      (915)       (82)        (276)   (2,515)       118
 Commodity contract
  assets and
  liabilities...........
 Net assets held for
  sale..................
 Other..................       519        539        444            2    10,189    (20,412)
                           -------   --------    -------      -------   -------   --------
 Net cash flows from
  operating activities..     2,823     33,897        683        3,096       434      1,944
                           -------   --------    -------      -------   -------   --------
Cash flow from (used in)
 investing activities:
Plant construction and
 other property
 additions..............       (80)    (2,272)       594                      3
Acquisition of
 exploration and
 production assets......               (2,492)      (247)                    (3)
Loan originations.......
Repayments of loan
 originations...........
Sale of businesses......                                                               (19)
Sale of marketable
 securities.............
Purchase of debt
 securities.............
Acquisition of
 businesses.............
Other investments.......
Other ..................       (67)     2,622                               (59)    (1,073)
                           -------   --------    -------      -------   -------   --------
 Net cash flow used in
  investing activities..      (147)    (2,142)       347                    (59)    (1,092)
                           -------   --------    -------      -------   -------   --------
Cash flow from (used in)
 financing activities:
Issuance of common
 stock..................
Repurchase of common
 stock..................
Issuance (repayment) of
 short term debt........    (2,136)   (31,606)    (1,002)      (3,096)     (375)      (869)
Issuance of long term
 debt...................
Repayment of long term
 debt...................
Common dividend
 payments...............
Other...................                             (29)
                           -------   --------    -------      -------   -------   --------
Net cash flow from (used
 in) financing
 activities.............    (2,136)   (31,606)    (1,031)      (3,096)     (375)      (869)
                           -------   --------    -------      -------   -------   --------
Increase (decrease) in
 cash and cash
 equivalents............       540        149         (1)                              (17)
Cash and cash
 equivalents at
 beginning of the year..       188         19         15                     29         17
                           -------   --------    -------      -------   -------   --------
Cash and cash
 equivalents at end of
 the year...............   $   728   $    168    $    14      $   --    $    29   $    --
                           =======   ========    =======      =======   =======   ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION GAS PROCESSING MI, INC.

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                                Dominion Gas
                                 Processing  Consolidating Dominion Gas
                                  MI, Inc.    Entries and   Processing  Frederic
                                Consolidated  Adjustments    MI, Inc.   HOF, LP
                                ------------ ------------- ------------ --------
Current assets:
Cash and cash equivalents.....    $   728      $    --       $   --     $   728
Accounts receivable:
 Customers (less allowance)...
 Other........................      4,702                      3,541      1,161
Inventories:
 Materials and supplies.......
 Fossil fuel..................
 Gas stored--current portion..
Investment securities--
 trading......................
Mortgage loans held for sale..
Commodity contract assets.....
Unrecovered gas costs.........
Broker margin deposits........
Prepayments...................
Net assets held for sale......
Other.........................         25                                    25
                                  -------      --------      -------    -------
 Total current assets.........      5,455                      3,541      1,914
                                  -------      --------      -------    -------
Investments:
Loans receivable, net.........
Investments in affiliates.....      7,357                      7,357
Available for sale
 securities...................
Nuclear decommissioning trust
 funds........................
Investment in real estate.....
Other.........................        506       (13,857)      14,363
                                  -------      --------      -------    -------
 Total net investments........      7,863       (13,857)      21,720
                                  -------      --------      -------    -------
Property, plant and equipment:
Property, plant and
 equipment....................     27,356                                27,356
Less accumulated depreciation,
 depletion and amortization...     14,316                                14,316
                                  -------      --------      -------    -------
 Property, plant and
  equipment, net..............     13,040                                13,040
                                  -------      --------      -------    -------
Deferred charges and other
 assets:
Goodwill, net.................
Regulatory assets, net........
Prepaid pension costs.........
Other, net....................
                                  -------      --------      -------    -------
 Total deferred charges and
  other assets
                                  -------      --------      -------    -------
Total Assets..................    $26,358      $(13,857)     $25,261    $14,954
                                  =======      ========      =======    =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION GAS PROCESSING MI, INC.

                            As of December 31, 2000
                                  (Thousands)

                               Dominion Gas
                                Processing  Consolidating Dominion Gas
                                 MI, Inc.    Entries and   Processing  Frederic
                               Consolidated  Adjustments    MI, Inc.   HOF, LP
                               ------------ ------------- ------------ --------
Current liabilities:
Securities due within one
 year.........................
Short-term debt...............
Accounts payable, trade.......   $   944      $    --       $   731    $   213
Accrued interest..............
Accrued payroll...............
Accrued taxes.................      (104)                      (104)
Commodity contract
 liabilities..................
Other.........................
                                 -------      --------      -------    -------
 Total current liabilities....       840                        627        213
                                 -------      --------      -------    -------
Long term debt................    13,330                     13,330
                                 -------      --------      -------    -------
Deferred credits and other
 liabilities:
Deferred income taxes.........     4,149                      4,149
Deferred investment tax
 credits......................
Other.........................
                                 -------      --------      -------    -------
 Total deferred credits and
  other liabilities...........     4,149                      4,149          0
                                 -------      --------      -------    -------
Total Liabilities.............    18,319                     18,106        213
                                 -------      --------      -------    -------
Minority interest.............       884           884
Obligated mandatorily
 redeemable preferred
 securities of subsidiary
 trusts.......................
Preferred stock no subject to
 mandatory redemption.........
Common shareholders' equity:
Common Stock..................         3       (12,391)           3     12,391
Other paid in capital.........         8                          8
Accumulated other
 comprehensive income.........
Retained earnings.............     7,144        (2,350)       7,144      2,350
                                 -------      --------      -------    -------
 Total common shareholders'
  equity......................     7,155       (14,741)       7,155     14,741
                                 -------      --------      -------    -------
Total Liabilities and
 shareholders' equity.........   $26,358      $(13,857)     $25,261    $14,954
                                 =======      ========      =======    =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION GAS PROCESSING MI, INC.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                Dominion Gas
                                 Processing  Consolidating Dominion Gas
                                  MI, Inc.    Entries and   Processing  Frederic
                                Consolidated  Adjustments    MI, Inc.   HOF, LP
                                ------------ ------------- ------------ --------
Operating Revenue:
Regulated sales...............
 Electric.....................
 Gas..........................
Nonregulated sales............
 Electric.....................
 Gas..........................
Gas transportation and
 storage......................
Oil and gas production........
Other.........................     $6,477       $(2,209)      $3,382     $5,304
                                   ------       -------       ------     ------
 Total........................      6,477        (2,209)       3,382      5,304
                                   ------       -------       ------     ------
Expenses:
Fuel, net.....................
Purchased power capacity,
 net..........................
Purchased gas, net............
Liquids, capacity and other
 products purchased...........
Restructuring and other
 acquisition related costs....
Other operation and
 maintenance..................      1,545                                 1,545
Depreciation, depletion and
 amortization.................      1,440                                 1,440
Other taxes...................
                                   ------       -------       ------     ------
 Total........................      2,985                                 2,985
                                   ------       -------       ------     ------
 Income from Operations.......      3,492        (2,209)       3,382      2,319
Other Income..................         31                                    31
                                   ------       -------       ------     ------
 Income before interest and
  income taxes................      3,523        (2,209)       3,382      2,350
                                   ------       -------       ------     ------
Interest and related charges:
Interest charges..............        883                        883
Preferred dividends and
 distributions of subsidiary
 trusts.......................
                                   ------       -------       ------     ------
 Total........................        883                        883
                                   ------       -------       ------     ------
 Income before provision for
  income tax, minority
  interest, extraordinary item
  and cumulative effect of a
  change in accounting
  principle...................      2,640        (2,209)       2,499      2,350
Income taxes..................        875                        875
Minority interests............        141           141
                                   ------       -------       ------     ------
 Income before extraordinary
  item and cumulative effect
  of a change in accounting
  principle...................      1,624        (2,350)       1,624      2,350
Extraordinary item, net.......
Cumulative effect of a change
 in accounting principle,
 net..........................
                                   ------       -------       ------     ------
 Net Income...................     $1,624       $(2,350)      $1,624     $2,350
                                   ======       =======       ======     ======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION GAS PROCESSING MI, INC.

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                          Consolidating Balance Sheet
                            As of December 31, 2000

                                Dominion Gas
                                 Processing  Consolidating Dominion Gas
                                  MI, Inc.    Entries and   Processing  Frederic
                                Consolidated  Adjustments    MI, Inc.   HOF, LP
                                ------------ ------------- ------------ --------
Balance at December 31, 1999..     $5,531      $(15,526)      $5,531    $15,526
                                   ------      --------       ------    -------
  Issuance of stock--CNG
   acquisition................
  Issuance of stock through
   public offering............
  Issuance of stock through
   employee, executive loan
   and direct stock purchase
   plans......................
  Stock repurchase and
   retirement.................
  Premium income equity
   securities.................
  Other common stock
   activity...................          3       (12,391)           3     12,391
  Comprehensive income........      1,624        (2,350)       1,624      2,350
  Dividends and other
   adjustments................         (3)       15,526           (3)   (15,526)
                                   ------      --------       ------    -------
Balance at December 31, 2000..     $7,155      $(14,741)      $7,155    $14,741
                                   ======      ========       ======    =======




The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION GAS PROCESSING MI, INC.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                               Dominion Gas
                                Processing  Consolidating Dominion Gas
                                 MI, Inc.    Entries and   Processing  Frederic
                               Consolidated  Adjustments    MI, Inc.   HOF, LP
                               ------------ ------------- ------------ --------
Net Income....................    $1,624       $(2,350)      $1,624     $2,350
                                  ------       -------       ------     ------
Other comprehensive income,
 net of tax:
 Unrealized holding gains
  (losses) on investment
  securities..................
 Less: reclassification
  adjustment for gains
  (losses) realized in net
  income......................
                                  ------       -------       ------     ------
 Unrealized gains (losses) on
  investment securities.......
 Foreign currency translation
  adjustment..................
 Minimum pension liability
  adjustment..................
                                  ------       -------       ------     ------
Other comprehensive income
 (Loss).......................
                                  ------       -------       ------     ------
Comprehensive Income..........    $1,624       $(2,350)      $1,624     $2,350
                                  ======       =======       ======     ======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                        DOMINION GAS PROCESSING MI, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000

                                 Dominion Gas                Dominion
                                  Processing  Consolidating    Gas
                                   MI, Inc.    Entries and  Processing Frederic
                                 Consolidated  Adjustments   MI, Inc.  HOF, LP
                                 ------------ ------------- ---------- --------
Cash flows from (used in)
 operating activities:
Net income.....................    $ 1,624       $(2,350)    $ 1,624   $ 2,350
Adjustments to reconcile net
 income to net cash from
 operating activities:
 Cumulative effect of a change
  in accounting principle......
 Restructuring and other
  acquisition related costs....
 DCI impairment losses.........
 Extraordinary item, net.......
 Impairment of regulatory
  assets.......................
 Gains on sales of
  subsidiaries.................
 Depreciation and
  amortization.................      1,320                               1,320
 Deferred income taxes.........        369                       369
 Deferred fuel expense.........
Changes in current assets and
 liabilities:
 Accounts receivable...........     (1,527)                   (1,596)       69
 Inventories...................
 Unrecovered gas costs.........
 Purchase and origination of
  mortgages....................
 Proceeds from sale and
  principal collections of
  mortgages....................
 Accounts payable, trade.......        613                       528        85
 Accrued interest and taxes....        (95)                      (95)
 Commodity contract assets and
  liabilities..................
 Net assets held for sale......
 Other.........................        519         2,350       1,306    (3,137)
                                   -------       -------     -------   -------
 Net cash flows from operating
  activities...................      2,823                     2,136       687
Cash flow from (used in)
 investing activities:
Plant construction and other
 property additions............        (80)                                (80)
Acquisition of exploration and
 production assets.............
Loan originations..............
Repayments of loan
 originations..................
Sale of businesses.............
Sale of marketable securities..
Purchase of debt securities....
Acquisition of businesses......
Other investments..............
Other..........................        (67)                                (67)
                                   -------       -------     -------   -------
 Net cash flow used in
  investing activities.........       (147)                               (147)
Cash flow from (used in)
 financing activities:
Issuance of common stock.......
Repurchase of common stock.....
Issuance (repayment) of short
 term debt.....................     (2,136)                   (2,136)
Issuance of long term debt.....
Repayment of long term debt....
Common dividend payments.......
 Other.........................
                                   -------       -------     -------   -------
Net cash flow from (used in)
 financing activities..........     (2,136)                   (2,136)
Increase (decrease) in cash and
 cash equivalents..............        540                                 540
Cash and cash equivalents at
 beginning of the year.........        188                                 188
                                   -------       -------     -------   -------
Cash and cash equivalents at
 end of the year...............    $   728       $   --      $   --    $   728
                                   =======       =======     =======   =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION SAN JUAN, INC.

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                           Dominion San Consolidating
                            Juan, Inc.   Entries and  Dominion San   San Juan
                           Consolidated  Adjustments   Juan, Inc.  Partners, LLC
                           ------------ ------------- ------------ -------------
Current assets:
Cash and cash
 equivalents.............
Accounts receivable:
 Customers (less
  allowance).............
 Other...................    $ 51,430     $    --       $   --       $ 51,430
Inventories:
 Materials and supplies..
 Fossil fuel.............
 Gas stored--current
  portion................
Investment securities--
 trading.................
Mortgage loans held for
 sale....................
Commodity contract
 assets..................
Unrecovered gas costs....
Broker margin deposits...
Prepayments..............
Net assets held for
 sale....................
Other....................
                             --------     --------      -------      --------
 Total current assets....      51,430                                  51,430
                             --------     --------      -------      --------
Investments:
Loans receivable, net....
Investments in
 affiliates..............
Available for sale
 securities..............
Nuclear decommissioning
 trust funds.............
Investment in real
 estate..................
Other....................           0      (74,048)      74,048
                             --------     --------      -------      --------
 Total net investments...           0      (74,048)      74,048
                             --------     --------      -------      --------
Property, plant and
 equipment:
Property, plant and
 equipment...............     124,315                                 124,315
Less accumulated
 depreciation, depletion
 and amortization........      23,928                                  23,928
                             --------     --------      -------      --------
 Property, plant and
  equipment, net.........     100,387                                 100,387
                             --------     --------      -------      --------
Deferred charges and
 other assets:
Goodwill, net............
Regulatory assets, net...
Prepaid pension costs....
Other, net...............          70                                      70
                             --------     --------      -------      --------
 Total deferred charges
  and other assets.......          70                                      70
                             --------     --------      -------      --------
Total Assets.............    $151,887     $(74,048)     $74,048      $151,887
                             ========     ========      =======      ========

    The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION SAN JUAN, INC.

                            As of December 31, 2000
                                  (Thousands)

                               Dominion San Consolidating              San Juan
                                Juan, Inc.   Entries and  Dominion San Partners,
                               Consolidated  Adjustments   Juan, Inc.     LLC
                               ------------ ------------- ------------ ---------
Current liabilities:
Securities due within one
 year........................
Short-term debt..............
Accounts payable, trade......    $ 26,573     $    --       $   --     $ 26,573
Accrued interest.............
Accrued payroll..............
Accrued taxes................       1,312                                 1,312
Commodity contract
 liabilities.................
Other........................
                                 --------     --------      -------    --------
 Total current liabilities...      27,885                                27,885
                                 --------     --------      -------    --------
Long term debt...............      49,283                                49,283
                                 --------     --------      -------    --------
Deferred credits and other
 liabilities:
Deferred income taxes........         671                                   671
Deferred investment tax
 credits.....................
Other........................
                                 --------     --------      -------    --------
 Total deferred credits and
  other liabilities..........         671                                   671
                                 --------     --------      -------    --------
Total Liabilities............      77,839                                77,839
                                 --------     --------      -------    --------
Minority interest............
Obligated mandatorily
 redeemable preferred
 securities of subsidiary
 trusts......................
Preferred stock no subject to
 mandatory redemption........
Common shareholders' equity:
Common Stock.................
Other paid in capital........      49,122      (49,122)      49,122      49,122
Accumulated other
 comprehensive income........
Retained earnings............      24,926      (24,926)      24,926      24,926
                                 --------     --------      -------    --------
 Total common shareholders'
  equity.....................      74,048      (74,048)      74,048      74,048
                                 --------     --------      -------    --------
Total Liabilities and
 shareholders' equity........    $151,887     $(74,048)     $74,048    $151,887
                                 ========     ========      =======    ========


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION SAN JUAN, INC.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                              Dominion San Consolidating              San Juan
                               Juan, Inc.   Entries and  Dominion San Partners,
                              Consolidated  Adjustments   Juan, Inc.     LLC
                              ------------ ------------- ------------ ---------
Operating Revenue:
Regulated sales
 Electric...................
 Gas........................
Nonregulated sales
 Electric...................
 Gas........................
Gas transportation and
 storage....................
Oil and gas production......    $ 30,424     $    --       $   --     $ 30,424
Other.......................                  (17,146)      17,146
                                --------     --------      -------    --------
 Total......................      30,424      (17,146)      17,146      30,424
                                --------     --------      -------    --------
Expenses:
Fuel, net...................
Purchased power capacity,
 net........................
Purchased gas, net..........
Liquids, capacity and other
 products purchased.........
Restructuring and other
 acquisition related costs..
Other operation and
 maintenance................       7,909                                 7,909
Depreciation, depletion and
 amortization...............       9,162                                 9,162
Other taxes.................       2,980                                 2,980
                                --------     --------      -------    --------
 Total......................      20,051                                20,051
                                --------     --------      -------    --------
 Income from Operations.....      10,373      (17,146)      17,146      10,373
Other Income................
                                --------     --------      -------    --------
 Income before interest and
  income taxes..............      10,373      (17,146)      17,146      10,373
                                --------     --------      -------    --------
Interest and related
 charges:
Interest charges............       3,432                                 3,432
Preferred dividends and
 distributions of subsidiary
 trusts.....................
                                --------     --------      -------    --------
 Total......................       3,432                                 3,432
                                --------     --------      -------    --------
 Income before provision for
  income tax, minority
  interest, extraordinary
  item and cumulative effect
  of a change in accounting
  principle.................       6,941      (17,146)      17,146       6,941
Income taxes................     (10,206)                              (10,206)
Minority interests..........
                                --------     --------      -------    --------
 Income before extraordinary
  item and cumulative effect
  of a change in accounting
  principle.................      17,147      (17,146)      17,146      17,147
Extraordinary item, net.....
Cumulative effect of a
 change in accounting
 principle, net.............
                                --------     --------      -------    --------
 Net Income.................    $ 17,147     $(17,146)     $17,146    $ 17,147
                                ========     ========      =======    ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION SAN JUAN, INC.

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                            As of December 31, 2000
                                  (Thousands)

                              Dominion San Consolidating              San Juan
                               Juan, Inc.   Entries and  Dominion San Partners,
                              Consolidated  Adjustments   Juan, Inc.     LLC
                              ------------ ------------- ------------ ---------
Balance at December 31,
 1999........................   $56,902      $(56,902)     $56,902     $56,902
                                -------      --------      -------     -------
  Issuance of stock--CNG
   acquisition...............
  Issuance of stock through
   public offering...........
  Issuance of stock through
   employee, executive loan
   and direct stock purchase
   plans.....................
  Stock repurchase and
   retirement................
  Premium income equity
   securities................
  Other common stock
   activity..................
  Comprehensive income.......    17,147                                 17,147
  Dividends and other
   adjustments...............        (1)      (17,146)      17,146          (1)
                                -------      --------      -------     -------
Balance at December 31,
 2000........................   $74,048      $(74,048)     $74,048     $74,048
                                =======      ========      =======     =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION SAN JUAN, INC.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                  (Thousands)

                            Dominion    Consolidating
                         San Juan, Inc.  Entries and     Dominion      San Juan
                          Consolidated   Adjustments  San Juan, Inc. Partners, LLC
                         -------------- ------------- -------------- -------------
Net Income..............    $17,147       $(17,146)      $17,146        $17,147
                            -------       --------       -------        -------
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income............
                            -------       --------       -------        -------
 Unrealized gains
  (losses) on investment
  securities............
 Foreign currency
  translation
  adjustment............
 Minimum pension
  liability adjustment..
                            -------       --------       -------        -------
Other comprehensive
 income (Loss)..........
                            -------       --------       -------        -------
Comprehensive Income....    $17,147       $(17,146)      $17,146        $17,147
                            =======       ========       =======        =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                            DOMINION SAN JUAN, INC.

                     CONSOLIDATING STATEMENTS OF CASH FLOW
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                 Dominion San Consolidating Dominion  San Juan
                                  Juan, Inc.   Entries and  San Juan, Partners,
                                 Consolidated  Adjustments    Inc.       LLC
                                 ------------ ------------- --------- ---------
Cash flows from (used in)
 operating activities:
Net income.....................    $ 17,147     $(17,146)    $17,146  $ 17,147
Adjustments to reconcile net
 income to net cash from
 operating activities:
 Cumulative effect of a change
  in accounting principle......
 Restructuring and other
  acquisition related costs....
 DCI impairment losses.........
 Extraordinary item, net.......
 Impairment of regulatory
  assets.......................
 Gains on sales of
  subsidiaries.................
 Depreciation and
  amortization.................       8,639                              8,639
 Deferred income taxes.........         137                                137
 Deferred fuel expense.........
Changes in current assets and
 liabilities:
 Accounts receivable...........     (31,414)                           (31,414)
 Inventories...................
 Unrecovered gas costs.........
 Purchase and origination of
  mortgages....................
 Proceeds from sale and
  principal collections of
  mortgages....................
 Accounts payable, trade.......      22,597                             22,597
 Accrued interest and taxes....      (1,042)                            (1,042)
 Commodity contract assets and
  liabilities..................
 Net assets held for sale......
 Other.........................          (1)                                (1)
                                   --------     --------     -------  --------
 Net cash flows from operating
  activities...................      16,063      (17,146)     17,146    16,063
                                   --------     --------     -------  --------
Cash flow from (used in)
 investing activities:
Plant construction and other
 property additions............        (573)                              (573)
Acquisition of exploration and
 production assets.............        (646)                              (646)
Loan originations..............
Repayments of loan
 originations..................
Sale of businesses.............
Sale of marketable securities..
Purchase of debt securities....
Acquisition of businesses......
Other investments..............
Other..........................          67                                 67
                                   --------     --------     -------  --------
 Net cash flow used in
  investing activities.........      (1,152)                            (1,152)
                                   --------     --------     -------  --------
Cash flow from (used in)
 financing activities:
Issuance of common stock.......
Repurchase of common stock.....
Issuance (repayment) of short
 term debt.....................     (14,911)                           (14,911)
Issuance of long term debt.....
Repayment of long term debt....
Common dividend payments.......
Other..........................
                                   --------     --------     -------  --------
Net cash flow from (used in)
 financing activities..........     (14,911)                           (14,911)
                                   --------     --------     -------  --------
Increase (decrease) in cash and
 cash equivalents..............                  (17,146)     17,146
Cash and cash equivalents at
 beginning of the year.........
                                   --------     --------     -------  --------
Cash and cash equivalents at
 end of the year...............    $    --      $(17,146)    $17,146  $    --
                                   ========     ========     =======  ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         DOMINION ENERGY CANADA LIMITED

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                                  Dominion
                                Energy Canada Consolidating Domcan East  Domcan
                                   Limited     Entries and    Alberta   Boundary
                                Consolidated   Adjustments     Ltd.      Corp.
                                ------------- ------------- ----------- --------
Current assets:
Cash and cash equivalents.....    $  7,606        $--        $  5,759   $  1,847
Accounts receivable:
 Customers (less allowance)...
 Other........................      40,896                     30,632     10,264
Inventories:
 Materials and supplies.......
 Fossil fuel..................
 Gas stored--current portion..
Investment securities--
 trading......................
Mortgage loans held for sale..
Commodity contract assets.....
Unrecovered gas costs.........
Broker margin deposits........
Prepayments...................
Net assets held for sale......
Other.........................       5,346                      2,869      2,477
                                  --------        ----       --------   --------
 Total current assets.........      53,848                     39,260     14,588
                                  --------        ----       --------   --------
Investments:
Loans receivable, net.........
Investments in affiliates.....      14,208                     14,208
Available for sale
 securities...................
Nuclear decommissioning trust
 funds........................
Investment in real estate.....
Other.........................          24                         24
                                  --------        ----       --------   --------
 Total net investments........      14,232                     14,232
                                  --------        ----       --------   --------
Property, plant and equipment:
Property, plant and
 equipment....................     578,476                    240,904    337,572
Less accumulated depreciation,
 depletion and amortization...      89,834                     45,640     44,194
                                  --------        ----       --------   --------
 Property, plant and
  equipment, net..............     488,642                    195,264    293,378
                                  --------        ----       --------   --------
Deferred charges and other
 assets:
Goodwill, net.................
Regulatory assets, net........
Prepaid pension costs.........
Other, net....................       5,783                      3,343      2,440
                                  --------        ----       --------   --------
 Total deferred charges and
  other assets................       5,783                      3,343      2,440
                                  --------        ----       --------   --------
Total Assets..................    $562,505        $--        $252,099   $310,406
                                  ========        ====       ========   ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         DOMINION ENERGY CANADA LIMITED

                            As of December 31, 2000
                                  (Thousands)

                                 Dominion
                               Energy Canada Consolidating Domcan East  Domcan
                                  Limited     Entries and    Alberta   Boundary
                               Consolidated   Adjustments     Ltd.      Corp.
                               ------------- ------------- ----------- --------
Current liabilities:
Securities due within one
 year........................
Short-term debt..............    $  2,502        $ --       $    --    $  2,502
Accounts payable, trade......       7,478                      1,467      6,011
Accrued interest.............
Accrued payroll..............
Accrued taxes................       2,332                      1,704        628
Commodity contract
 liabilities.................
Other........................      37,566                     11,129     26,437
                                 --------        -----      --------   --------
 Total current liabilities...      49,878                     14,300     35,578
                                 --------        -----      --------   --------
Long term debt...............     382,323                    163,143    219,180
                                 --------        -----      --------   --------
Deferred credits and other
 liabilities:
Deferred income taxes........      13,412                     48,980    (35,568)
Deferred investment tax
 credits.....................
Other........................       9,579                      4,687      4,892
                                 --------        -----      --------   --------
 Total deferred credits and
  other liabilities..........      22,991                     53,667    (30,676)
                                 --------        -----      --------   --------
Total Liabilities............     455,192                    231,110    224,082
                                 --------        -----      --------   --------
Minority interest............
Obligated mandatorily
 redeemable preferred
 securities of subsidiary
 trusts......................
Preferred stock no subject to
 mandatory redemption........
Common shareholders' equity:
Common Stock.................
Other paid in capital........      92,207                     14,521     77,686
Accumulated other
 comprehensive income........      (9,971)                    (1,228)    (8,743)
Retained earnings............      25,077                      7,696     17,381
                                 --------        -----      --------   --------
 Total common shareholders'
  equity.....................     107,313                     20,989     86,324
                                 --------        -----      --------   --------
Total Liabilities and
 shareholders' equity........    $562,505        $ --       $252,099   $310,406
                                 ========        =====      ========   ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         DOMINION ENERGY CANADA LIMITED

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                  Dominion
                                   Energy
                                   Canada    Consolidating Domcan East  Domcan
                                  Limited     Entries and    Alberta   Boundary
                                Consolidated  Adjustments     Ltd.      Corp.
                                ------------ ------------- ----------- --------
Operating Revenue:
Regulated sales...............
 Electric.....................
 Gas..........................
Nonregulated sales............
 Electric.....................
 Gas..........................
Gas transportation and
 storage......................
Oil and gas production........    $146,304       $--         $56,471   $89,833
Other.........................      32,496                    13,174    19,322
                                  --------       ----        -------   -------
 Total........................     178,800                    69,645   109,155
                                  --------       ----        -------   -------
Expenses:
Fuel, net.....................
Purchased power capacity,
 net..........................
Purchased gas, net............
Liquids, capacity and other
 products purchased...........
Restructuring and other
 acquisition related costs....
Other operation and
 maintenance..................      47,961                    15,699    32,262
Depreciation, depletion and
 amortization.................      50,294                    19,893    30,401
Other taxes...................       4,205                     2,318     1,887
                                  --------       ----        -------   -------
 Total........................     102,460                    37,910    64,550
                                  --------       ----        -------   -------
 Income from Operations.......      76,340                    31,735    44,605
Other Income..................      (5,744)                     (798)   (4,946)
                                  --------       ----        -------   -------
 Income before interest and
  income taxes................      70,596                    30,937    39,659
                                  --------       ----        -------   -------
Interest and related charges:
Interest charges..............      27,042                    10,124    16,918
Preferred dividends and
 distributions of subsidiary
 trusts.......................
                                  --------       ----        -------   -------
 Total........................      27,042                    10,124    16,918
                                  --------       ----        -------   -------
 Income before provision for
  income tax, minority
  interest, extraordinary item
  and cumulative effect of a
  change in accounting
  principle...................      43,554                    20,813    22,741
Income taxes..................      21,519                     9,497    12,022
Minority interests............
                                  --------       ----        -------   -------
 Income before extraordinary
  item and cumulative effect
  of a change in accounting
  principle...................      22,035                    11,316    10,719
Extraordinary item, net.......
Cumulative effect of a change
 in accounting principle,
 net..........................
                                  --------       ----        -------   -------
 Net Income...................    $ 22,035       $--         $11,316   $10,719
                                  ========       ====        =======   =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         DOMINION ENERGY CANADA LIMITED

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                            As of December 31, 2000
                                  (Thousands)

                                  Dominion
                                   Energy
                                   Canada    Consolidating Domcan East  Domcan
                                  Limited     Entries and    Alberta   Boundary
                                Consolidated  Adjustments     Ltd.      Corp.
                                ------------ ------------- ----------- --------
Balance at December 31, 1999...   $ 92,991       $--         $13,142   $79,849
                                  --------       ----        -------   -------
  Issuance of stock--CNG
   acquisition.................
  Issuance of stock through
   public offering.............
  Issuance of stock through
   employee, executive loan and
   direct stock purchase
   plans.......................
  Stock repurchase and
   retirement..................
  Premium income equity
   securities..................
  Other common stock activity..
  Comprehensive income.........     15,295                    11,794     3,501
  Dividends and other
   adjustments.................       (973)                   (3,947)    2,974
                                  --------       ----        -------   -------
Balance at December 31, 2000...   $107,313       $--         $20,989   $86,324
                                  ========       ====        =======   =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         DOMINION ENERGY CANADA LIMITED

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                 Dominion
                                  Energy
                                  Canada    Consolidating               Domcan
                                 Limited     Entries and  Domcan East  Boundary
                               Consolidated  Adjustments  Alberta Ltd.  Corp.
                               ------------ ------------- ------------ --------
Net Income....................   $22,035        $ --        $11,316    $10,719
                                 -------        -----       -------    -------
Other comprehensive income,
 net of tax:
 Unrealized holding gains
  (losses) on investment
  securities..................
 Less: reclassification
  adjustment for gains
  (losses) realized in net
  income......................
                                 -------        -----       -------    -------
 Unrealized gains (losses) on
  investment securities.......
 Foreign currency translation
  adjustment..................    (6,740)                       478     (7,218)
                                 -------        -----       -------    -------
 Minimum pension liability
  adjustment..................
Other comprehensive income
 (Loss).......................    (6,740)                       478     (7,218)
                                 -------        -----       -------    -------
Comprehensive Income..........   $15,295        $ --        $11,794    $ 3,501
                                 =======        =====       =======    =======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         DOMINION ENERGY CANADA LIMITED

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                  Dominion
                                   Energy
                                   Canada    Consolidating Domcan East  Domcan
                                  Limited     Entries and    Alberta   Boundary
                                Consolidated  Adjustments     Ltd.      Corp.
                                ------------ ------------- ----------- --------
Cash flows from (used in)
 operating activities:
Net income....................    $ 22,035       $--        $ 11,316   $ 10,719
Adjustments to reconcile net
 income to net cash from
 operating activities:
 Cumulative effect of a change
  in accounting principle.....
 Restructuring and other
  acquisition related costs...
 DCI impairment losses........
 Extraordinary item, net......
 Impairment of regulatory
  assets......................
 Gains on sales of
  subsidiaries................
 Depreciation and
  amortization................      50,296                    19,898     30,398
 Deferred income taxes........      21,471                     9,408     12,063
 Deferred fuel expense........
Changes in current assets and
 liabilities:
 Accounts receivable..........     (26,477)                   (7,334)   (19,143)
 Inventories..................          77                      (245)       322
 Unrecovered gas costs........
 Purchase and origination of
  mortgages...................
 Proceeds from sale and
  principal collections of
  mortgages...................
 Accounts payable, trade......         751                       219        532
 Accrued interest and taxes...       1,618                       185      1,433
 Commodity contract assets and
  liabilities.................
 Net assets held for sale.....
 Other........................      10,798                    (5,846)    16,644
                                  --------       ----       --------   --------
 Net cash flows from operating
  activities..................      80,569                    27,601     52,968
                                  --------       ----       --------   --------
Cash flow from (used in)
 investing activities:
Plant construction and other
 property additions...........
Acquisition of exploration and
 production assets............     (78,639)                  (18,151)   (60,488)
Loan originations.............
Repayments of loan
 originations.................
Sale of businesses............
Sale of marketable
 securities...................
Purchase of debt securities...
Acquisition of businesses.....
Other investments.............       6,935                     6,935
Other.........................      (2,330)                   (2,134)      (196)
                                  --------       ----       --------   --------
 Net cash flow used in
  investing activities........     (74,034)                  (13,350)   (60,684)
                                  --------       ----       --------   --------
Cash flow from (used in)
 financing activities:
Issuance of common stock......
Repurchase of common stock....
Issuance (repayment) of short
 term debt....................      (1,831)                  (11,054)     9,223
Issuance of long term debt....
Repayment of long term debt...      (3,730)                     (278)    (3,452)
Common dividend payments......
Other.........................         234                       234
                                  --------       ----       --------   --------
Net cash flow from (used in)
 financing activities.........      (5,327)                  (11,098)     5,771
                                  --------       ----       --------   --------
Increase (decrease) in cash
 and cash equivalents.........       1,208                     3,153     (1,945)
Cash and cash equivalents at
 beginning of the year........       6,398                     2,606      3,792
                                  --------       ----       --------   --------
Cash and cash equivalents at
 end of the year..............    $  7,606       $--        $  5,759   $  1,847
                                  ========       ====       ========   ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      VIRGINIA ELECTRIC AND POWER COMPANY

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                                         Consolidating              Virginia   Virginia Power
                          Virginia Power  Entries and   Virginia   Power Fuel  Services, Inc.      VP Capital
                           Consolidated   Adjustments     Power    Corporation   (Page 188)   VPSC  Trust I
                          -------------- ------------- ----------- ----------- -------------- ---- ----------
Current assets:
Cash and cash
 equivalents............   $   140,749     $     --    $   137,957   $     1     $    2,791   $--   $    --
Accounts receivable:
 Customers (less
  allowance)............     1,133,802                     910,315                  223,487
 Other..................       117,416      (454,182)      359,113                   73,280          139,205
Inventories:
 Materials and
  supplies..............       128,688                     128,688
 Fossil fuel............       101,972                      36,547                   65,425
Gas stored--current
 portion................
Investment securities--
 trading................
Mortgage loans held for
 sale...................
Commodity contract
 assets.................     1,046,569                     403,206                  643,363
Unrecovered gas costs...
Broker margin deposits..         2,991                      42,398                  (39,407)
Prepayments.............        18,665                      17,860                      805
Net assets held for
 sale...................
Other...................       141,989                     138,025                    3,964
                           -----------     ---------   -----------   -------     ----------   ----  --------
 Total current assets...     2,832,841      (454,182)    2,174,109         1        973,708          139,205
                           -----------     ---------   -----------   -------     ----------   ----  --------
Investments:
Loans receivable, net...
Investments in
 affiliates.............                     (28,067)       28,067
Available for sale
 securities.............
Nuclear decommissioning
 trust funds............       851,453                     851,453
Investment in real
 estate.................
Other...................        62,216                      38,984                   23,232
                           -----------     ---------   -----------   -------     ----------   ----  --------
 Total net investments..       913,669       (28,067)      918,504                   23,232
                           -----------     ---------   -----------   -------     ----------   ----  --------
Property, plant and
 equipment:
Property, plant and
 equipment..............    16,949,522                  16,910,087    34,537          4,898
Less accumulated
 depreciation, depletion
 and amortization.......     7,784,352                   7,784,189                      163
                           -----------     ---------   -----------   -------     ----------   ----  --------
 Property, plant and
  equipment, net........     9,165,170                   9,125,898    34,537          4,735
                           -----------     ---------   -----------   -------     ----------   ----  --------
Deferred charges and
 other assets:
Goodwill, net...........
Regulatory assets, net..       235,172                     235,172
Prepaid pension costs...        14,733                      14,733
Other, net..............       169,274                     104,573                   64,701
                           -----------     ---------   -----------   -------     ----------   ----  --------
 Total deferred charges
  and other assets......       419,179                     354,478                   64,701
                           -----------     ---------   -----------   -------     ----------   ----  --------
Total Assets............   $13,330,859     $(482,249)  $12,572,989   $34,538     $1,066,376   $--   $139,205
                           ===========     =========   ===========   =======     ==========   ====  ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      VIRGINIA ELECTRIC AND POWER COMPANY

                            As of December 31, 2000
                                  (Thousands)

                                       Virginia   Consolidating              Virginia   Virginia Power         VP
                                        Power      Entries and   Virginia   Power Fuel  Services, Inc.      Capital
                                     Consolidated  Adjustments     Power    Corporation   (Page 189)   VPSC Trust I
                                     ------------ ------------- ----------- ----------- -------------- ---- --------
Current liabilities:
 Securities due within one year..... $   240,650    $     --    $   240,650   $   --      $      --    $--  $    --
 Short-term debt....................     713,810                    713,810
 Accounts payable, trade............   1,004,175     (454,182)    1,040,610    34,537        383,210
 Accrued interest...................      93,851                     93,851
 Accrued payroll....................      88,308                     87,237                    1,071
 Accrued taxes......................      60,219                     56,069                    4,150
 Commodity contract liabilities.....     993,352                    394,868                  598,484
 Other..............................     155,169                    155,741                     (602)             30
                                     -----------    ---------   -----------   -------     ----------   ---- --------
 Total current liabilities..........   3,349,534     (454,182)    2,782,836    34,537        986,313              30
                                     -----------    ---------   -----------   -------     ----------   ---- --------
 Long term debt.....................   3,561,674                  3,561,674
                                     -----------    ---------   -----------   -------     ----------   ---- --------
Deferred credits and other
 liabilities:
 Deferred income taxes..............   1,494,188                  1,492,496                    1,692
 Deferred investment tax credits....     129,580                    129,580
 Other..............................     302,849                    248,369                   54,480
                                     -----------    ---------   -----------   -------     ----------   ---- --------
 Total deferred credits and other
 liabilities........................   1,926,617                  1,870,445                   56,172
                                     -----------    ---------   -----------   -------     ----------   ---- --------
 Total Liabilities..................   8,837,825     (454,182)    8,214,955    34,537      1,042,485              30
                                     -----------    ---------   -----------   -------     ----------   ---- --------
 Minority interest..................
 Obligated mandatorily redeemable
  preferred securities of subsidiary
  trusts............................     135,000                                                             135,000
 Preferred stock no subject to
  mandatory redemption..............     509,014                    509,014
Common shareholders' equity:
 Common Stock.......................   2,737,407      (37,618)    2,737,407         1         33,442           4,175
 Other paid in capital..............      16,274                     16,274
 Accumulated other comprehensive
 income.............................
 Retained earnings..................   1,095,339        9,551     1,095,339                   (9,551)
                                     -----------    ---------   -----------   -------     ----------   ---- --------
 Total common shareholders'
  equity............................   3,849,020      (28,067)    3,849,020         1         23,891           4,175
                                     -----------    ---------   -----------   -------     ----------   ---- --------
 Total Liabilities and shareholders'
  equity............................ $13,330,859    $(482,249)  $12,572,989   $34,538     $1,066,376   $--  $139,205
                                     ===========    =========   ===========   =======     ==========   ==== ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      VIRGINIA ELECTRIC AND POWER COMPANY

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                              Virginia
                                                                               Power
                            Virginia   Consolidating              Virginia   Services,             VP
                             Power      Entries and   Virginia   Power Fuel     Inc.            Capital
                          Consolidated  Adjustments    Power     Corporation (Page 190)  VPSC   Trust I
                          ------------ ------------- ----------  ----------- ---------- ------  --------
Operating Revenue:
Regulated sales
 Electric...............   $4,492,022     $  --      $4,492,017     $--       $     5   $  --   $    --
 Gas....................
Nonregulated sales
 Electric...............
 Gas....................
Gas transportation and
 storage................
Oil and gas production..
Other...................      298,671                   291,095                 4,029    3,547
                           ----------     ------     ----------     ----      -------   ------  --------
 Total..................    4,790,693                 4,783,112                 4,034    3,547
                           ----------     ------     ----------     ----      -------   ------  --------
Expenses:
Fuel, net...............    1,103,577                 1,103,582                   (5)
Purchased power
 capacity, net..........      740,108                   740,108
Purchased gas, net......
Liquids, capacity and
 other products
 purchased..............
Restructuring and other
 acquisition related
 costs..................       71,226                    71,226
Other operation and
 maintenance............      956,720                   953,040                12,574    1,974   (10,868)
Depreciation, depletion
 and amortization.......      557,513                   556,992                   162      359
Other taxes.............      275,194                   274,917                   222       55
                           ----------     ------     ----------     ----      -------   ------  --------
 Total..................    3,704,338                 3,699,865                12,953    2,388   (10,868)
                           ----------     ------     ----------     ----      -------   ------  --------
 Income from
  Operations............    1,086,355                 1,083,247                (8,919)   1,159    10,868
Other Income............       47,044      5,634         41,482                   725     (797)
                           ----------     ------     ----------     ----      -------   ------  --------
 Income before interest
  and income taxes......    1,133,399      5,634      1,124,729                (8,194)     362    10,868
                           ----------     ------     ----------     ----      -------   ------  --------
Interest and related
 charges:
Interest charges........      285,118                   285,118
Preferred dividends and
 distributions of
 subsidiary trusts......       46,816                    35,948                                   10,868
                           ----------     ------     ----------     ----      -------   ------  --------
 Total..................      331,934                   321,066                                   10,868
                           ----------     ------     ----------     ----      -------   ------  --------
 Income before provision
  for income tax,
  minority interest,
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      801,465      5,634        803,663                (8,194)     362
Income taxes............      279,683                   281,881                (2,324)     126
                           ----------     ------     ----------     ----      -------   ------  --------
Minority interests......
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............      521,782      5,634        521,782                (5,870)     236
Extraordinary item, net
 Cumulative effect of a
 change in accounting
 principle, net.........      (20,757)                  (20,757)
                           ----------     ------     ----------     ----      -------   ------  --------
 Net Income.............   $  542,539     $5,634     $  542,539     $--       $(5,870)  $  236  $    --
                           ==========     ======     ==========     ====      =======   ======  ========

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      VIRGINIA ELECTRIC AND POWER COMPANY

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                            As of December 31, 2000
                                  (Thousands)

                                        Consolidating              Virginia   Virginia Power
                         Virginia Power  Entries and   Virginia   Power Fuel  Services, Inc.          VP Capital
                          Consolidated   Adjustments    Power     Corporation   (Page 191)    VPSC     Trust I
                         -------------- ------------- ----------  ----------- -------------- -------  ----------
Balance at December 31,
 1999...................   $3,742,352     $(54,393)   $3,771,414      $ 1        $ 8,819     $12,336    $4,175
                           ----------     --------    ----------      ---        -------     -------    ------
 Issuance of stock--CNG
  acquisition...........
 Issuance of stock
  through public
  offering..............
 Issuance of stock
  through employee,
  executive loan
 and direct stock
  purchase plans........
 Stock repurchase and
  retirement............
 Premium income equity
  securities............
 Other common stock
  activity..............                   (18,626)                               22,442      (3,816)
 Comprehensive income...      542,539        5,634       542,539                  (5,870)        236
 Dividends and other
  adjustments...........     (435,871)      39,318      (464,933)                 (1,500)     (8,756)
                           ----------     --------    ----------      ---        -------     -------    ------
Balance at December 31,
 2000...................   $3,849,020     $(28,067)   $3,849,020      $ 1        $23,891     $   --     $4,175
                           ==========     ========    ==========      ===        =======     =======    ======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      VIRGINIA ELECTRIC AND POWER COMPANY

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                        Consolidating           Virginia   Virginia Power
                         Virginia Power  Entries and  Virginia Power Fuel  Services, Inc.      VP Capital
                          Consolidated   Adjustments   Power   Corporation   (Page 192)   VPSC  Trust I
                         -------------- ------------- -------- ----------- -------------- ---- ----------
Net Income..............    $542,539       $5,634     $542,539    $--         $(5,870)    $236    $--
                            --------       ------     --------    ----        -------     ----    ----
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income............
                            --------       ------     --------    ----        -------     ----    ----
 Unrealized gains
  (losses) on investment
  securities............
 Foreign currency
  translation
  adjustment............
 Minimum pension
  liability adjustment..
                            --------       ------     --------    ----        -------     ----    ----
Other comprehensive
 income (Loss)..........
                            --------       ------     --------    ----        -------     ----    ----
Comprehensive Income....    $542,539       $5,634     $542,539    $--         $(5,870)    $236    $--
                            ========       ======     ========    ====        =======     ====    ====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                      VIRGINIA ELECTRIC AND POWER COMPANY

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                         Consolidating              Virginia   Virginia Power
                          Virginia Power  Entries and   Virginia   Power Fuel  Services, Inc.          VP Capital
                           Consolidated   Adjustments    Power     Corporation   (Page 193)    VPSC     Trust I
                          -------------- ------------- ----------  ----------- -------------- -------  ----------
Cash flows from (used
 in) operating
 activities:
Net income..............    $  542,539     $  5,634    $  542,539    $   --       $ (5,870)   $   236     $--
Adjustments to reconcile
 net income to net cash
 from operating
 activities:
 Cumulative effect of a
  change in accounting
  principle.............       (20,757)     (20,757)
 Restructuring and other
  acquisition related
  costs.................        57,679       57,679
 DCI impairment losses..
 Extraordinary item,
  net...................
 Impairment of
  regulatory assets.....
 Gains on sales of
  subsidiaries..........
 Depreciation and
  amortization..........       637,087                    636,566                      162        359
 Deferred income taxes..        27,198      (11,142)       40,869                   (2,257)      (272)
 Deferred fuel expense..       (32,578)                   (40,975)                   8,397
Changes in current
 assets and liabilities:
 Accounts receivable....      (524,061)      (3,800)     (314,048)                (209,727)     3,514
 Inventories............         3,502         (553)        3,608                     (124)       571
 Unrecovered gas costs..
 Purchase and
  origination of
  mortgages.............
 Proceeds from sale and
  principal collections
  of mortgages..........
 Accounts payable,
  trade.................       488,472       18,448       246,016       (119)      228,782     (4,655)
 Accrued interest and
  taxes.................         4,913           45         1,654                    3,223         (9)
 Commodity contract
  assets and
  liabilities...........       (32,447)                    18,944                  (51,391)
 Net assets held for
  sale..................
 Other..................       (81,802)     (24,040)      (86,557)    (6,315)       35,713       (603)
                            ----------     --------    ----------    -------      --------    -------     ----
 Net cash flows from
  operating activities..     1,069,745       21,514     1,048,616     (6,434)        6,908       (859)
                            ----------     --------    ----------    -------      --------    -------     ----
Cash flow from (used in)
 investing activities:
Plant construction and
 other property
 additions..............      (734,485)     (33,765)     (702,256)     6,434        (4,898)
Acquisition of
 exploration and
 production assets......
Loan originations.......
Repayments of loan
 originations...........
Sale of businesses......
Sale of marketable
 securities.............
Purchase of debt
 securities.............
Acquisition of
 businesses.............
Other investments.......       (47,608)      34,097       (81,705)
Other...................           269         (200)       23,473                  (23,204)       200
                            ----------     --------    ----------    -------      --------    -------     ----
 Net cash flow used in
  investing activities..      (781,824)         132      (760,488)     6,434       (28,102)       200
                            ----------     --------    ----------    -------      --------    -------     ----
Cash flow from (used in)
 financing activities:
Issuance of common
 stock..................
Repurchase of common
 stock..................
Issuance (repayment) of
 short term debt........       335,831                    335,831
Issuance of long term
 debt...................       250,000                    250,000
Repayment of long term
 debt...................      (375,500)                  (375,500)
Common dividend
 payments...............      (407,911)       1,500      (407,911)                  (1,500)
Other...................       (11,337)     (23,146)      (10,634)                  22,443
                            ----------     --------    ----------    -------      --------    -------     ----
Net cash flow from (used
 in) financing
 activities.............      (208,917)     (21,646)     (208,214)                  20,943
                            ----------     --------    ----------    -------      --------    -------     ----
Increase (decrease) in
 cash and cash
 equivalents............        79,004                     79,914                     (251)      (659)
Cash and cash
 equivalents at
 beginning of the year..        61,745                     58,043          1         3,042        659
                            ----------     --------    ----------    -------      --------    -------     ----
Cash and cash
 equivalents at end of
 the year...............    $  140,749     $    --     $  137,957    $     1      $  2,791    $   --      $--
                            ==========     ========    ==========    =======      ========    =======     ====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         VIRGINIA POWER SERVICES, INC.

                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2000
                                  (Thousands)

                                                                                      Virginia
                                                                            Virginia   Power    Virginia
                                                       Virginia              Power    Services   Power
                          Virginia Power Consolidating   Power               Energy    Energy   Nuclear     VP
                          Services, Inc.  Entries and  Services, Evantage, Marketing,  Corp,    Services Property,
                           Consolidated   Adjustments    Inc.      Inc.       Inc.      Inc.    Company    Inc.
                          -------------- ------------- --------- --------- ---------- --------  -------- ---------
Current assets:
Cash and cash
 equivalents............    $    2,791     $     --    $     83   $ 2,459   $      1  $      7   $  241   $  --
Accounts receivable:
 Customers (less
  allowance)............       223,487                              2,281    206,736    14,042      428
 Other..................        73,280      (121,132)    88,354     7,228     47,748    50,871      211
Inventories:
 Materials and
  supplies..............
 Fossil fuel............        65,425                                        18,559    46,866
 Gas stored--current
  portion...............
Investment securities--
 trading................
Mortgage loans held for
 sale...................
Commodity contract
 assets.................       643,363                                       620,351    23,012
Unrecovered gas costs...
Broker margin deposits..       (39,407)                                      (38,780)     (627)
Prepayments.............           805                                           240       622      (57)
Net assets held for
 sale...................
Other...................         3,964                       11                   63     3,843       47
                            ----------     ---------   --------   -------   --------  --------   ------   ------
 Total current assets...       973,708      (121,132)    88,448    11,968    854,918   138,636      870
                            ----------     ---------   --------   -------   --------  --------   ------   ------
Investments:
Loans receivable, net...
Investments in
 affiliates.............                     (23,749)    23,749
Available for sale
 securities.............
Nuclear decommissioning
 trust funds............
Investment in real
 estate.................
Other...................        23,232                             23,140                            92
                            ----------     ---------   --------   -------   --------  --------   ------   ------
 Total net investments..        23,232       (23,749)    23,749    23,140                            92
                            ----------     ---------   --------   -------   --------  --------   ------   ------
Property, plant and
 equipment:
Property, plant and
 equipment..............         4,898                                                                     4,898
Less accumulated
 depreciation, depletion
 and amortization.......           163                                                                       163
                            ----------     ---------   --------   -------   --------  --------   ------   ------
 Property, plant and
  equipment, net........         4,735                                                                     4,735
                            ----------     ---------   --------   -------   --------  --------   ------   ------
Deferred charges and
 other assets:
Goodwill, net...........
Regulatory assets, net..
Prepaid pension costs...
Other, net..............        64,701                             13,714     46,256     4,639       91        1
                            ----------     ---------   --------   -------   --------  --------   ------   ------
 Total deferred charges
  and other assets......        64,701                             13,714     46,256     4,639       91        1
                            ----------     ---------   --------   -------   --------  --------   ------   ------
Total Assets............    $1,066,376     $(144,881)  $112,197   $48,822   $901,174  $143,275   $1,053   $4,736
                            ==========     =========   ========   =======   ========  ========   ======   ======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         VIRGINIA POWER SERVICES, INC.

                            As of December 31, 2000
                                  (Thousands)

                                                                                       Virginia
                                                                             Virginia   Power    Virginia
                                                       Virginia               Power    Services   Power
                          Virginia Power Consolidating   Power                Energy    Energy   Nuclear     VP
                          Services, Inc.  Entries and  Services,  Evantage, Marketing,  Corp,    Services Property,
                           Consolidated   Adjustments    Inc.       Inc.       Inc.      Inc.    Company    Inc.
                          -------------- ------------- ---------  --------- ---------- --------  -------- ---------
Current liabilities:
 Securities due within
  one year..............
 Short-term debt........
 Accounts payable,
  trade.................    $  383,210     $(120,405)  $ 88,349    $20,539   $272,491  $119,559   $2,669   $    8
 Accrued interest.......
 Accrued payroll........         1,071                                            939                132
 Accrued taxes..........         4,150                      (43)       (93)     3,423       714      218      (69)
 Commodity contract
  liabilities...........       598,484                                        575,307    23,177
 Other..................          (602)         (727)                   36         34                 55
                            ----------     ---------   --------    -------   --------  --------   ------   ------
 Total current
  liabilities...........       986,313      (121,132)    88,306     20,482    852,194   143,450    3,074      (61)
                            ----------     ---------   --------    -------   --------  --------   ------   ------
 Long term debt.........
                            ----------     ---------   --------    -------   --------  --------   ------   ------
Deferred credits and
 other liabilities:
 Deferred income taxes..         1,692                                          1,449       231        2       10
 Deferred investment tax
  credits...............
 Other..................        54,480                              11,060     38,010     5,295      115
                            ----------     ---------   --------    -------   --------  --------   ------   ------
 Total deferred credits
  and other
  liabilities...........        56,172                              11,060     39,459     5,526      117       10
                            ----------     ---------   --------    -------   --------  --------   ------   ------
 Total Liabilities......     1,042,485      (121,132)    88,306     31,542    891,653   148,976    3,191      (51)
                            ----------     ---------   --------    -------   --------  --------   ------   ------
 Minority interest......
 Obligated mandatorily
  redeemable preferred
  securities of
  subsidiary trusts.....
 Preferred stock not
  subject to mandatory
  redemption............
Common shareholders'
 equity:
 Common Stock...........        33,442       (33,194)    33,442     17,545     10,000         1      750    4,898
 Other paid in capital..
 Accumulated other
  comprehensive income..
 Retained earnings......        (9,551)        9,445     (9,551)      (265)      (479)   (5,702)  (2,888)    (111)
                            ----------     ---------   --------    -------   --------  --------   ------   ------
 Total common
  shareholders'
  equity................        23,891       (23,749)    23,891     17,280      9,521    (5,701)  (2,138)   4,787
                            ----------     ---------   --------    -------   --------  --------   ------   ------
 Total Liabilities and
  shareholders' equity..    $1,066,376     $(144,881)  $112,197    $48,822   $901,174  $143,275   $1,053   $4,736
                            ==========     =========   ========    =======   ========  ========   ======   ======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         VIRGINIA POWER SERVICES, INC.

                         CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2000
                                  (Thousands)

                            Virginia                                      Virginia   Virginia  Virginia
                             Power                   Virginia              Power      Power     Power
                           Services,   Consolidating   Power               Energy    Services  Nuclear      VP
                              Inc.      Entries and  Services, Evantage, Marketing,   Energy   Services  Property,
                          Consolidated  Adjustments    Inc.      Inc.       Inc.    Corp, Inc. Company     Inc.
                          ------------ ------------- --------- --------- ---------- ---------- --------  ---------
Operating Revenue:
Regulated sales
 Electric...............    $     5       $  --       $   --    $    5    $   --     $   --    $   --      $ --
 Gas....................
Nonregulated sales
 Electric...............
 Gas....................
Gas transportation and
 storage................
Oil and gas production..
Other...................      4,029                                774     12,272     (9,522)      505
                            -------       ------      -------   ------    -------    -------   -------     -----
 Total..................      4,034                                779     12,272     (9,522)      505
                            -------       ------      -------   ------    -------    -------   -------     -----
Expenses:
Fuel, net...............         (5)                               (59)                   54
Purchased power
 capacity, net..........
Purchased gas, net......
Liquids, capacity and
 other products
 purchased..............
Restructuring and other
 acquisition related
 costs..................
Other operation and
 maintenance............     12,574                        95    1,830      8,340       (111)    2,412         8
Depreciation, depletion
 and amortization.......        162                                                                          162
Other taxes.............        222                                  4        171                   47
                            -------       ------      -------   ------    -------    -------   -------     -----
 Total..................     12,953                        95    1,775      8,511        (57)    2,459       170
                            -------       ------      -------   ------    -------    -------   -------     -----
 Income from
  Operations............     (8,919)                      (95)    (996)     3,761     (9,465)   (1,954)     (170)
Other Income............        725        5,809       (5,808)     587         94         16        27
                            -------       ------      -------   ------    -------    -------   -------     -----
 Income before interest
  and income taxes......     (8,194)       5,809       (5,903)    (409)     3,855     (9,449)   (1,927)     (170)
                            -------       ------      -------   ------    -------    -------   -------     -----
Interest and related
 charges:
Interest charges........
Preferred dividends and
 distributions of
 subsidiary trusts......
                            -------       ------      -------   ------    -------    -------   -------     -----
 Total..................
                            -------       ------      -------   ------    -------    -------   -------     -----
 Income before provision
  for income tax,
  minority interest,
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............     (8,194)       5,809       (5,903)    (409)     3,855     (9,449)   (1,927)     (170)
Income taxes............     (2,324)                      (33)    (144)     2,309     (3,732)     (665)      (59)
                            -------       ------      -------   ------    -------    -------   -------     -----
Minority interests......
 Income before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............     (5,870)       5,809       (5,870)    (265)     1,546     (5,717)   (1,262)     (111)
Extraordinary item,
 net....................
Cumulative effect of a
 change in accounting
 principle, net.........
                            -------       ------      -------   ------    -------    -------   -------     -----
 Net Income.............    $(5,870)      $5,809      $(5,870)  $ (265)   $ 1,546    $(5,717)  $(1,262)    $(111)
                            =======       ======      =======   ======    =======    =======   =======     =====

The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         VIRGINIA POWER SERVICES, INC.

             CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                            As of December 31, 2000
                                  (Thousands)

                                                                                Virginia   Virginia  Virginia
                                                                                 Power      Power     Power
                         Virginia Power Consolidating                            Energy    Services  Nuclear      VP
                         Services, Inc.  Entries and  Virginia Power Evantage, Marketing,   Energy   Services  Property,
                          Consolidated   Adjustments  Services, Inc.   Inc.       Inc.    Corp, Inc. Company     Inc.
                         -------------- ------------- -------------- --------- ---------- ---------- --------  ---------
Balance at December 31,
 1999...................    $ 8,819       $    --        $   204      $   --    $ 9,475    $    16   $  (876)   $  --
                            -------       --------       -------      -------   -------    -------   -------    ------
 Issuance of stock--CNG
  acquisition...........
 Issuance of stock
  through public
  offering..............
 Issuance of stock
  through employee,
  executive loan and
  direct stock purchase
  plans.................
 Stock repurchase and
  retirement............
 Premium income equity
  securities............
 Other common stock
  activity..............     22,442        (33,194)       33,193       17,545                                    4,898
 Comprehensive income...     (5,870)         5,809        (5,870)        (265)    1,546     (5,717)   (1,262)     (111)
 Dividends and other
  adjustments...........     (1,500)         3,636        (3,636)                (1,500)
                            -------       --------       -------      -------   -------    -------   -------    ------
Balance at December 31,
 2000...................    $23,891       $(23,749)      $23,891      $17,280   $ 9,521    $(5,701)  $(2,138)   $4,787
                            =======       ========       =======      =======   =======    =======   =======    ======


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         VIRGINIA POWER SERVICES, INC.

                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                                     Virginia
                                                                           Virginia   Power    Virginia
                                                      Virginia              Power    Services   Power
                         Virginia Power Consolidating   Power               Energy    Energy   Nuclear      VP
                         Services, Inc.  Entries and  Services, Evantage, Marketing,  Corp,    Services  Property,
                          Consolidated   Adjustments    Inc.      Inc.       Inc.      Inc.    Company     Inc.
                         -------------- ------------- --------- --------- ---------- --------  --------  ---------
Net Income..............    $(5,870)       $5,809      $(5,870)   $(265)    $1,546   $(5,717)  $(1,262)    $(111)
                            -------        ------      -------    -----     ------   -------   -------     -----
Other comprehensive
 income, net of tax:
 Unrealized holding
  gains (losses) on
  investment
  securities............
 Less: reclassification
  adjustment for gains
  (losses) realized in
  net income............
                            -------        ------      -------    -----     ------   -------   -------     -----
 Unrealized gains
  (losses) on investment
  securities............
 Foreign currency
  translation
  adjustment............
 Minimum pension
  liability adjustment..
                            -------        ------      -------    -----     ------   -------   -------     -----
Other comprehensive
 income (Loss)..........
                            -------        ------      -------    -----     ------   -------   -------     -----
Comprehensive Income....    $(5,870)       $5,809      $(5,870)   $(265)    $1,546   $(5,717)  $(1,262)    $(111)
                            =======        ======      =======    =====     ======   =======   =======     =====


The Notes to the Consolidated Financial Statements are an integral part of this statement.

                         VIRGINIA POWER SERVICES, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                  (Thousands)

                                                                                Virginia    Virginia  Virginia
                                                                                 Power       Power     Power
                        Virginia Power Consolidating                             Energy     Services  Nuclear      VP
                        Services, Inc.  Entries and  Virginia Power Evantage,  Marketing,    Energy   Services  Property,
                         Consolidated   Adjustments  Services, Inc.   Inc.        Inc.     Corp, Inc. Company     Inc.
                        -------------- ------------- -------------- ---------  ----------  ---------- --------  ---------
Cash flows from (used
 in) operating
 activities:
Net income.............   $  (5,870)     $  5,809       $ (5,870)   $   (265)  $   1,546    $ (5,717) $(1,262)   $  (111)
Adjustments to
 reconcile net income
 to net cash from
 operating activities:
 Cumulative effect of a
  change in accounting
  principle............
 Restructuring and
  other acquisition
  related costs........
 DCI impairment
  losses...............
 Extraordinary item,
  net..................
 Impairment of
  regulatory assets....
 Gains on sales of
  subsidiaries.........
 Depreciation and
  amortization.........         162                                                                                  162
 Deferred income
  taxes................      (2,257)                                               1,420      (3,612)     (75)        10
 Deferred fuel
  expense..............       8,397                                                            8,397
Changes in current
 assets and
 liabilities:
 Accounts receivable...    (209,727)                         158       7,830    (180,395)    (38,103)     783
 Inventories...........        (124)                                              (1,700)      1,576
 Unrecovered gas
  costs................
 Purchase and
  origination of
  mortgages............
 Proceeds from sale and
  principal collections
  of mortgages.........
 Accounts payable,
  trade................     228,782                            9       3,200     193,427      32,114       24          8
 Accrued interest and
  taxes................       3,223                          (39)        (93)      1,514       1,410      499        (68)
 Commodity contract
  assets and
  liabilities..........     (51,391)                                             (51,391)
 Net assets held for
  sale.................
 Other.................      35,713                            5      (2,618)     37,080       1,142      105         (1)
                          ---------      --------       --------    --------   ---------    --------  -------    -------
 Net cash flows from
  operating
  activities...........       6,908         5,809         (5,737)      8,054       1,501      (2,793)      74
                          ---------      --------       --------    --------   ---------    --------  -------    -------
Cash flow from (used
 in) investing
 activities:
 Plant construction and
  other property
  additions............      (4,898)                                                                              (4,898)
 Acquisition of
  exploration and
  production assets....
 Loan originations.....
 Repayments of loan
  originations.........
 Sale of businesses....
 Sale of marketable
  securities...........
 Purchase of debt
  securities...........
 Acquisition of
  businesses...........
 Other investments.....                    15,134        (15,134)
 Other.................     (23,204)                                 (23,140)                             (64)
                          ---------      --------       --------    --------   ---------    --------  -------    -------
 Net cash flow used in
  investing
  activities...........     (28,102)       15,134        (15,134)    (23,140)                             (64)    (4,898)
                          ---------      --------       --------    --------   ---------    --------  -------    -------
Cash flow from (used
 in) financing
 activities:
 Issuance of common
  stock................
 Repurchase of common
  stock................
 Issuance (repayment)
  of short term debt...
 Issuance of long term
  debt.................
 Repayment of long term
  debt.................
 Common dividend
  payments.............      (1,500)        1,500         (1,500)                 (1,500)
 Other.................      22,443       (22,443)        22,443      17,545                                       4,898
                          ---------      --------       --------    --------   ---------    --------  -------    -------
Net cash flow from
 (used in) financing
 activities............      20,943       (20,943)        20,943      17,545      (1,500)                          4,898
                          ---------      --------       --------    --------   ---------    --------  -------    -------
Increase (decrease) in
 cash and cash
 equivalents...........        (251)                          72       2,459           1      (2,793)      10
Cash and cash
 equivalents at
 beginning of the
 year..................       3,042                           11                               2,800      231
                          ---------      --------       --------    --------   ---------    --------  -------    -------
Cash and cash
 equivalents at end of
 the year..............   $   2,791      $    --        $     83    $  2,459   $       1    $      7  $   241    $   --
                          =========      ========       ========    ========   =========    ========  =======    =======

The Notes to the Consolidated Financial Statements are an integral part of this statement.

Exhibits

 SEC
 Exhibit
 Reference Description of Exhibit
 --------- ----------------------
 A.        1. Dominion Resources, Inc. Annual Report on Form 10-K is hereby incorporated by reference (File No. 1-8489).
           2. Virginia Electric and Power Company Annual Report on Form 10-K is
              hereby incorporated by reference (1-2255)
           3. Consolidated Natural Gas Company Annual Report on Form 10-K is
              hereby incorporated by reference (1-3196).

 B.        1. A copy of the charter, as amended, and copy of the by-laws, as amended, of Dominion Resources, Inc. and each subsidiary company thereof, unless otherwise indicated on the list filed herewith, are incorporated by reference to previous filings with the Commission, as shown on such list.

 C.        1. The indentures of Dominion Resources, Inc. are hereby
              incorporated by reference to previously filed material as indicated on the list (filed herewith).
           2. Purchase and Sale Agreement, dated August 7, 2000, by and among
              Northeast Nuclear Energy Company, et al and Dominion Resources,
              Inc. (Exhibit 10(iii), Form 10-Q for the quarter ended June 30,
              2000, File No. 1-8489, incorporated by reference). This transaction involving the purchase of Millstone Nuclear Power
              Station was completed effective March 31, 2001.

 D.        Tax Allocation Agreement (filed herewith)

 E. Pursuant to Rule 16(c) under the Public Utility Holding Company Act of 1935, the annual report of the Iroquois Gas Transmission System, L.P., for the year ended December 31, 2000, is filed herewith as Exhibit E.

 F.        Schedules supporting items of this report:
           1. ITEM 1--Schedule of Investments (filed herewith)
           2. ITEM 2--Schedule of Acquisitions, Redemptions, or Retirements of
              Systems Securities (filed herewith)
           3. ITEM 5--Investment in Securities of Nonsystem Companies (filed herewith on Form SE)
           4. ITEM 6--Dominion Resources, Inc. 2001 Proxy Statement, dated
              March 16, 2001 is hereby incorporated by reference.
           5. ITEM 10--Schedule of utility plant and related depreciation accounts, together with schedules of other property or investments (filed herewith on Form SE)
           6. Consent of Deloitte and Touche LLP (filed herewith)

 G.        Financial Data Schedules are no longer applicable.

 H.        1. Organization charts showing the relationship of the exempt wholesale generators in which the system holds and interest to other system companies, is filed herewith as Attachment H-1 through H-3.
           2. Organization chart showing the relationship of the foreign utility companies in which the system holds an interest to other system companies, are filed herewith as Attachment H-4.

 I. Financial statements of the exempt wholesale generators and foreign utility company are filed herewith as Attachments I-1 through I-4.

                                   SIGNATURE

   The registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935, such company being a registered holding company.

                                                  DOMINION RESOURCES, INC.
                                              _________________________________
                                                        (Registrant)

                                                  /s/ Steven A. Rogers
                                          By: _________________________________
                                                      Steven A. Rogers
                                               Vice President, Controller and
                                                Principal Accounting Officer
May 1, 2001